      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 6, 1998

                                                      REGISTRATION NO. 333-49065
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                             ---------------------

                                AMENDMENT NO. 4

                                       TO
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                     RAINTREE RESORTS INTERNATIONAL, INC.+
                   CR RESORTS CAPITAL, S. DE R. L. DE C. V.*
             (Exact name of registrant as specified in its charter)

NEVADA                                                 6552                                76-0549149
  (State or other jurisdiction of          (Primary Standard Industrial                 (I.R.S. Employer
  incorporation or organization)            Classification Code Number)              Identification Number)

                        10000 MEMORIAL DRIVE, SUITE 480
                              HOUSTON, TEXAS 77024
                                 (713) 613-2800
   (Address, including zip code, and telephone number including area code of registrants' principal executive offices)

                                DOUGLAS Y. BECH
                                    CHAIRMAN
                        10000 MEMORIAL DRIVE, SUITE 480
                              HOUSTON, TEXAS 77024
                                 (713) 613-2800
(Name, address, including zip code, and telephone number, including area code of agent for service)

                                   Copies to:

                                JULIEN R. SMYTHE
                   AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
                        1900 PENNZOIL PLACE, SOUTH TOWER
                              711 LOUISIANA STREET
                              HOUSTON, TEXAS 77002
                                 (713) 220-5800

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable following the effectiveness of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

=============================================================================================================================
   TITLE OF EACH CLASS OF                                PROPOSED MAXIMUM        PROPOSED MAXIMUM
      SECURITIES TO BE             AMOUNT TO BE           OFFERING PRICE        AGGREGATE OFFERING    AMOUNT OF REGISTRATION
         REGISTERED                 REGISTERED              PER UNIT(1)              PRICE(1)                   FEE
-----------------------------------------------------------------------------------------------------------------------------
  100,000 Redeemable Senior
     Notes, Series B, due
     2004...................       $100,000,000                100%                $100,000,000             $29,500.00

================================================================================

(1) Estimated solely for the purpose of calculating the registration fee.
                             ---------------------
(+) Raintree Resorts International, Inc. changed its name from Club Regina
    Resorts, Inc. on May 12, 1998.
(*) CR Resorts Capital, S. de R.L. de C.V., a subsidiary of Raintree Resorts
    International, Inc., is a co-registrant, formed under the laws of the United Mexican States (Mexican tax identification number CRC970811E5A).

     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                      RAINTREE RESORTS INTERNATIONAL, INC.

                             CROSS REFERENCE SHEET

             BETWEEN ITEMS IN PART I OF THE REGISTRATION STATEMENT
               (FORM S-4) AND PROSPECTUS PURSUANT TO ITEM 501(B)

                         ITEM OF FORM S-4                            LOCATION IN PROSPECTUS
                         ----------------                            ----------------------
                      A.  INFORMATION ABOUT THE TRANSACTION
   1.  Forepart of Registration Statement and Outside Front
         Cover Page of Prospectus..........................  Facing Page of the Registration
                                                               Statement; Cross Reference Sheet;
                                                               Outside Front Cover Page of
                                                               Prospectus
   2.  Inside Front and Outside Back Cover Pages of
         Prospectus........................................  Inside Front Cover Page of Prospectus;
                                                               Available Information; Outside Back
                                                               Cover Page of Prospectus
   3.  Risk Factors, Ratio of Earnings to Fixed Charges and
         Other Information.................................  Summary Historical Financial Data;
                                                               Summary Pro Forma Financial Data;
                                                               Prospectus Summary; Risk Factors
   4.  Terms of the Transaction............................  Outside Front Cover Page of Prospectus;
                                                               Prospectus Summary; Risk Factors; The
                                                               Private Placement; Use of Proceeds;
                                                               The Exchange Offer; Description of
                                                               Notes; Transfer Restrictions on
                                                               Outstanding Notes; Plan of
                                                               Distribution
   5.  Pro Forma Financial Information.....................  Unaudited Pro Forma Financial Data
   6.  Material Contracts with the Company Being
         Acquired..........................................  *
   7.  Additional Information Required for Reoffering by
         Persons and Parties Deemed to be Underwriters.....  *
   8.  Interest of Named Experts and Counsel...............  Legal Matters
   9.  Disclosure of Commission Position on Indemnification
         for Securities Act Liabilities....................  *

                       B.  INFORMATION ABOUT THE REGISTRANT
  10.  Information with Respect to S-3 Registrants.........  *
  11.  Incorporation of Certain Information by Reference...  *
  12.  Information with Respect to S-2 or S-3
         Registrants.......................................  *

                         ITEM OF FORM S-4                            LOCATION IN PROSPECTUS
                         ----------------                            ----------------------
  13.  Incorporation of Certain Information by Reference...  *
  14.  Information with Respect to Registrants Other than
         S-2 or S-3 Registrants............................  Outside Front Cover Page; Available
                                                               Information; Prospectus Summary; Risk
                                                               Factors; Private Placement; Use of
                                                               Proceeds; Capitalization; Unaudited
                                                               Pro Forma Financial Data; Selected
                                                               Combined Historical Financial Data;
                                                               Management's Discussion and Analysis
                                                               of Financial Condition and Results of
                                                               Operations; Business; Financial
                                                               Statements.

   C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED
  15.  Information with Respect to S-3 Companies...........  *
  16.  Information with Respect to S-2 or S-3 Companies....  *
  17.  Information with Respect to Companies other than S-2
         or S-3 Companies..................................  *
  18.  Information if Proxies, Consents or Authorizations
         are to be Solicited...............................  *
  19.  Information if Proxies, Consents or Authorizations
         are not to be Solicited in an Exchange Offer......  *


---------------

* Not applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED JULY 6, 1998


PROSPECTUS

                                  $100,000,000

                      RAINTREE RESORTS INTERNATIONAL, INC.
                    CR RESORTS CAPITAL, S. DE R. L. DE C. V.

                               OFFER TO EXCHANGE
                 13% REDEEMABLE SENIOR NOTES DUE 2004, SERIES B
       FOR ALL OUTSTANDING 13% REDEEMABLE SENIOR NOTES DUE 2004, SERIES A
        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME,
               ON                         , 1998, UNLESS EXTENDED
                            ------------------------
     Raintree Resorts International, Inc., a Nevada corporation, (formerly Club Regina Resorts, Inc., "RRI US"), and CR Resorts Capital, S. de R. L. de C. V., a Mexican Sociedad de Responsabilidad Limitada de Capital Variable and an indirect wholly-owned subsidiary of RRI US ("CR Mexico" and together with RRI US, the "Issuers") hereby offer, upon the terms and conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal," and together with this Prospectus, the "Exchange Offer"), as required in accordance with the Indenture (as defined) and the Registration Rights Agreement (as defined), to exchange $1,000 principal amount of its 13% Redeemable Senior Notes due 2004, Series B (the "Registered Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined herein) of which this Prospectus constitutes a part, for each $1,000 principal amount of its outstanding 13% Redeemable Senior Notes due 2004, Series A (the "Outstanding Notes"), of which $100.0 million principal amount is outstanding. The form and terms of the Registered Notes are identical in all material respects to the form and terms of the Outstanding Notes except for certain transfer restrictions and registration rights relating to the Outstanding Notes. The Registered Notes will evidence the same debt as the Outstanding Notes and will be issued under and be entitled to the benefits of the Indenture (as defined herein). The Registered Notes and the Outstanding Notes are collectively referred to herein as the "Notes."

     As required by the Indenture and the Registration Rights Agreement, the Issuers will accept for exchange any and all Outstanding Notes that are validly tendered on or prior to 5:00 p.m., New York City time, on the date the Exchange
Offer expires, which will be             , 1998, unless the Exchange Offer is
extended. See "The Exchange Offer -- Expiration Date; Extensions; Amendment." Tenders of Outstanding Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date (as defined herein), unless previously accepted for exchange. The Exchange Offer is not conditioned upon any minimum principal amount of Outstanding Notes being tendered for exchange. However, the Exchange Offer is subject to certain conditions which may be waived by the Issuers and to the terms and provisions of the Registration Rights Agreement (as defined herein). Outstanding Notes may be tendered only in denominations of $1,000 principal amount and integral multiples thereof. The Issuers have agreed to pay the expenses of the Exchange Offer. See "The Exchange Offer."

     The Registered Notes will bear interest at the rate of 13% per annum, payable semi-annually on June 1 and December 1 of each year, commencing June 1, 1998. Holders of Registered Notes of record on May 15, 1998 will receive interest on June 1, 1998 from the date of issuance of the Registered Notes, plus an amount equal to the accrued interest on the Outstanding Notes from the date of issuance of the Outstanding Notes, December 5, 1997, to the date of exchange thereof. Interest on the Outstanding Notes accepted for exchange will cease to accrue upon issuance of the Registered Notes. The Notes will be redeemable at the option of

                         (cover continued on next page)
                            ------------------------
          SEE "RISK FACTORS" COMMENCING ON PAGE 20 FOR A DISCUSSION OF
  CERTAIN MATTERS THAT SHOULD BE CONSIDERED IN EVALUATING AN INVESTMENT IN THE
                                     NOTES.
                            ------------------------
            , 1998

(Continued from cover page)

the Issuers, in whole or in part, on or after December 1, 2000, at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages (as defined), if any, to the date of redemption. Notwithstanding the foregoing, at any time prior to December 1, 2000, the Issuers may redeem up to 35% of the original principal amount of the Notes at the redemption price of 113% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, through the date of redemption, with the net cash proceeds of a Public Equity Offering (as defined); provided, that at least $65.0 million in aggregate principal amount of the Notes remain outstanding immediately thereafter. Upon the occurrence of a Change of Control, the Issuers are required to offer to repurchase all of the outstanding Notes at 101% of the principal amount thereof, together with accrued and unpaid interest and Liquidated Damages, if any, to the date of repurchase. See "Description of Notes."

     The Notes are senior obligations of the Issuers and rank senior in right of payment to all subordinated Indebtedness (as defined) of the Issuers, and pari passu in right of payment with all existing and future unsecured senior Indebtedness of the Issuers. Substantially all of the operations of RRI US are conducted through its subsidiaries (other than CR Mexico) (the "Operating Subsidiaries") and, therefore, the Issuers are dependent upon the cash flow of the Operating Subsidiaries to meet their obligations, including their obligations under the Notes. The Notes are effectively subordinated to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of RRI US's Operating Subsidiaries. At December 31, 1997, the total amount of Indebtedness and other obligations of the Operating Subsidiaries that effectively ranked senior in right of payment to the obligations of the Issuers under the Notes was approximately $4.6 million.

     The Outstanding Notes were sold by the Issuers on December 5, 1997 to the Initial Purchaser (as defined herein) in a transaction not registered under the Securities Act in reliance upon Section 4(2) of the Securities Act. The Outstanding Notes were thereupon offered and sold by the Initial Purchaser only to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) and to a limited number of institutional "accredited investors" (as defined in Rule 501(a)(1),(2),(3) or (7) under the Securities Act), each of whom agreed to comply with certain transfer restrictions and other conditions. Accordingly, the Outstanding Notes may not be offered, resold or otherwise transferred unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The Registered Notes are being offered hereunder to satisfy the obligations of the Issuers under the Registration Rights Agreement entered into with the Initial Purchaser in connection with the offering of the Outstanding Notes. See "The Exchange Offer," "Description of Notes," and "Registration Rights; Additional Interest."

     Based on no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission" or "SEC") to third parties, including Exxon Capital Holdings Corporation, SEC No-Action Letter (available April 13,
1989), Morgan Stanley & Co. Inc., SEC No-Action Letter (available June 5, 1991) (the "Morgan Stanley Letter") and Mary Kay Cosmetics, Inc., SEC No-Action Letter (available June 5, 1991), the Issuers believe that the Registered Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by the respective holders thereof (other than a "Restricted Holder," being (i) a broker-dealer who purchased Outstanding Notes exchanged for such Registered Notes directly from the Issuers to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Issuers within the meaning of Rule 405 under the Securities
Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Registered Notes are acquired in the ordinary course of such holder's business and such holder is not participating in, and has no arrangement with any person to participate in, the distribution (within the meaning of the Securities Act) of such Registered Notes. Eligible holders wishing to accept the Exchange Offer must represent to the Issuers that such conditions have been met. Holders who tender Outstanding Notes in the Exchange Offer with the intention to participate in a distribution of the Registered Notes may not rely upon the Morgan Stanley Letter or similar no-action letters. See "The Exchange Offer -- General." Each broker-dealer that receives Registered Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Registered Notes. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations). This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Registered Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Issuers have agreed that they will make this Prospectus and any amendment or supplement to this Prospectus available to any broker-dealer for use in connection with any such resale for up to 180 days after consummation of the Exchange Offer. See "Plan of Distribution."

     The Issuers will not receive any proceeds from the Exchange Offer which is being performed to satisfy the Issuers' obligations under the Indenture and the Registration Rights Agreement.

     The Registered Notes will constitute a subsequent issue of securities, pursuant to the Indenture and the Registration Rights Agreement and as described in the Offering Circular, with no established trading market, and there can be no assurance as to the liquidity of any markets that may develop for the Registered Notes or as to the ability of or price at which the holders of Registered Notes would be able to sell their Registered Notes. Future trading prices of the Registered Notes will depend on many factors, including, among others, prevailing interest rates, the Issuers' operating results and the market for similar securities. The Issuers do not intend to apply for listing of the Registered Notes on any securities exchange. Jefferies & Company, Inc. (the "Initial Purchaser") has informed the Issuers that it currently intends to make a market for the Registered Notes. However, it is not so obligated, and any such market making may be discontinued at any time without notice. Accordingly, no assurance can be given that an active public or other market will develop for the Registered Notes or as to the liquidity of or the trading market for the Registered Notes.


     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE ISSUERS ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OUTSTANDING NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.


                             ---------------------

                             AVAILABLE INFORMATION

     The Issuers have filed with the Commission a Registration Statement on Form S-4 under the Securities Act of 1933 (the "Securities Act"), for the registration of the Registered Notes offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in the financial statement schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. For further information, please see the Registration Statement, including the financial statement schedules and exhibits filed as a part thereof. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, please see the exhibit for a more complete description of the matter involved and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits thereto that the Issuers have filed with the Commission may be inspected and copied at the public reference facilities the Commission maintains at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's following regional offices: Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained by mail from the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition the Commission maintains a site on the World Wide Web that contains reports, proxy and information statements and other information filed electronically by the Company with the Commission which can be accessed over the Internet at http://www.sec.gov.

     As a result of this Exchange Offer the Issuers will be subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As long as the Issuers are subject to such periodic reporting and informational requirements, the Issuers will furnish all reports and other information required thereby to the Commission and pursuant to the Indenture will furnish copies of such reports and other information to the Trustee.

     The Issuers have agreed that, whether or not they are required to do so by the rules and regulations of the Commission, for so long as any of the Notes remain outstanding, the Issuers will furnish to the Holders of Notes (excluding exhibits, which will be available upon request) and file with the Commission (unless the Commission will not accept such a filing) (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants, and
(ii) all reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports. In addition, for so long as any of the Notes remain outstanding, the Company has agreed to make available, upon request, to any prospective purchaser of the Notes and beneficial owner of the Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act. Information may be obtained from the Company at 10,000 Memorial Drive, Suite 480, Houston, Texas 77024 (telephone number: (713) 613-2800), Attention: George D. Stroesenreuther.


     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE ISSUERS OR THE EXCHANGE AGENT. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, OR BOTH TOGETHER, NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE ISSUERS SINCE THE DATE HEREOF. NEITHER THIS PROSPECTUS NOR THE ACCOMPANYING LETTER OF TRANSMITTAL, OR BOTH TOGETHER, CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH

OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                ENFORCEABILITY OF CIVIL OR CRIMINAL LIABILITIES

     CR Mexico is a limited liability corporation with variable capital (sociedad de responsabilidad limitada de capital variable) organized under the laws of the United Mexican States ("Mexico"). One of its directors and officers resides in Mexico, and all or a substantial portion of the assets of this person and of CR Mexico and RRI US are in Mexico. The laws of Mexico require service of process to be made personally upon CR Mexico or any process agent duly appointed by CR Mexico in order for a foreign judgment to be enforceable by a Mexican court. Because service of process by mail does not constitute personal service under the laws of Mexico, if for the purpose of proceedings outside Mexico, service of process is made by mail, a final judgment issued in connection with such proceedings may not be enforced by the courts of Mexico. Enforceability is also subject to the satisfaction of certain other specific requirements. As a result, it may not be possible for investors to effect service of process within the United States upon such Mexican director or to enforce against him, or against CR Mexico in United States courts, judgments predicated upon the civil or criminal liability provisions of the federal securities laws of the Untied States. CR Mexico has been advised by its Mexican counsel, Santamarina y Steta, S.C., that there is doubt as to the enforceability, in original actions in Mexican courts, of civil or criminal liabilities predicated solely on the U.S. federal securities laws and as to the enforceability in Mexican courts of judgments of U.S. courts obtained in actions predicated upon the civil or criminal liability provisions of the U.S. federal securities laws if such laws are deemed to contravene Mexican laws, international treaties to which Mexico is a party, public policy of Mexico or generally accepted principles of international laws.

     In any proceedings brought before the courts of Mexico (including proceedings for the enforcement of a foreign judgment), Mexican courts would apply Mexican procedural laws, including laws, statutes of limitations and expiration (prescripcion). A Spanish translation of any documents originally executed in any other language would be required to be prepared by a court-approved translator, and approved by the court once the defendant had been given an opportunity to be heard with respect to the accuracy of any such translation, and proceedings would thereafter be based upon the translated documents.

     Covenants of CR Mexico, which purport or may purport to (i) bind it on matters reserved by Mexican law to shareholders or partners, (ii) bind shareholders or partners to vote or refrain from voting their shares or equity interests, or (iii) bind CR Mexico on matters relating to its ability to transfer, convey, sell or otherwise dispose of or encumber any of its assets to any person, are not enforceable in Mexico through specific performance.

     ON NOVEMBER 27, 1997, THE NOTES WERE REGISTERED (THE "NOTE REGISTRATION") BY THE COMISION NACIONAL BANCARIA Y DE VALORES (THE MEXICAN NATIONAL BANKING AND SECURITIES COMMISSION OR THE "CNBV") WITH THE SPECIAL SECTION OF THE NATIONAL REGISTRY OF SECURITIES AND INTERMEDIARIES MAINTAINED BY THE CNBV (THE "RNVI"). REGISTRATION OF THE NOTES WITH THE RNVI DOES NOT IMPLY ANY CERTIFICATION AS TO THE INVESTMENT QUALITY OF THE NOTES OR AS TO THE SOLVENCY OF EITHER ISSUER OR THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN. THE NOTES MAY NOT BE PUBLICLY OFFERED OR SOLD IN MEXICO.

                                    SUMMARY


     The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Except as otherwise noted, (i) all information in this Prospectus gives effect to the Purchase Transactions (as defined), the Offering of the Outstanding Notes and the application of the proceeds thereof, (ii) all references to the "Company" are to Raintree Resorts International, Inc. formerly Club Regina Resorts, Inc., and its subsidiaries and to the vacation ownership segment of the predecessor business (the "Predecessor Business") that the Company purchased in the Purchase Transactions, (iii) all references to "RRI US" are to Raintree Resorts International, Inc. and references to "CR Mexico" are to CR Resorts Capital, S. de R. L. de C. V., (iv) all references to "pesos" or "Ps." are to the lawful currency in Mexico and all references to "dollars" or "$" are to U.S. dollars, and (v) all references to the "Operating Subsidiaries" are to RRI US's direct and indirect subsidiaries, excluding CR Mexico. Club Regina Resorts, Inc., changed its name to Raintree Resorts International, Inc. on May 12, 1998.


                                  THE COMPANY


     The Company sells vacation ownership interests in and operates three luxury vacation ownership resorts on prime beachfront sites at three of Mexico's most popular beach destinations: Cancun, Puerto Vallarta and Los Cabos (the "Regina Resorts"). The Company markets and sells the right to use, but not title to a deeded interest in, a fully-furnished vacation residence for one week each year or in alternating years ("Vacation Intervals") in the resorts which generally entitle the owner of a Vacation Interval ("Member"), to use a fully-furnished vacation residence typically for one week each year until 2047. In March 1998, the Company increased the term of its Vacation Intervals from 30 years to 50 years. At each location, the Regina Resorts share common facilities with, and are adjacent to, "five-star" Westin Regina Hotels (the "Westin Hotels"). Starwood Lodging Corporation (together with its subsidiaries, "Starwood") indirectly owns the Westin Hotels, which are managed by Westin Resorts & Hotels ("Westin"). The Regina Resorts and the Westin Hotels are collectively referred to as the "Combined Resorts." The Company intends to use the Regina Resorts, which contain 402 one- and two-bedroom vacation ownership units, as its flagship platform for expansion through future acquisitions and internal growth in the United States, Canada, Mexico and elsewhere. The Company is primarily focused on the "luxury" level of the vacation ownership market, which is characterized by elegant accommodations and personal service.


     As part of the Mexican government's economic development program, Bancomer S.A., Institucion de Banca Multiple, Grupo Financiero ("Bancomer"), the second largest bank in Mexico (which was owned by the Mexican government until 1991), developed the Combined Resorts between 1991 and 1996 as its luxury flagships for tourism development. The vacation ownership units within the Regina Resorts were developed to appeal to the most sophisticated segments of the vacation ownership market throughout the world. In recognition of this fact, the Regina Resorts have been awarded the "Gold Crown" resort designation by Resort Condominiums International, Inc. ("RCI"), RCI's highest designation. According to RCI, the Regina Resorts have consistently obtained among the highest rankings of guest satisfaction among RCI members on all counts not only in Mexico but also in the world.

     The Company believes that its Vacation Interval business is particularly attractive in the vacation ownership market in terms of appeal to more affluent customers and profitability, because of the close association with and availability of high quality, luxury resort amenities of a "five star" hotel (such as restaurants and bars, maid and room service, recreational facilities, health clubs and spas, and other luxury amenities) at the Regina Resorts and because of the Company's flexible "floating time," "floating unit," and "floating location" program. Under this program, each Member is entitled to stay at any of the Regina Resorts currently operated by the Company. In addition, depending on the type of Vacation Interval purchased, the program gives a Member the flexibility to: (i) elect the time of year to vacation at the Regina Resorts, (ii) stay at the Regina Resorts at different times during a single year by dividing such Member's week-long Vacation Interval into more than one segment, (iii) increase the number of weeks that such Member is entitled to stay at the Regina Resorts by dividing such Member's unit into smaller units, and (iv) buy an annual or bi-annual Vacation Interval. The price of a Vacation Interval ranges from $27,000 for a two-bedroom "Holiday" annual interval to $8,000 for a studio "Prime" annual interval. Members also benefit from the Company's participation in the vacation interval exchange network operated by RCI, the world's largest vacation interval exchange organization with more than two million vacation interval owners as members. Membership in RCI entitles Members, subject to availability, to exchange their Vacation Intervals for occupancy at any of the approximately 3,100 other resorts participating in the RCI network. The Company believes that the combination of these attributes makes its vacation ownership product one of the more innovative vacation ownership concepts in the world-wide vacation ownership market. The Company intends to grow into other vacation ownership markets utilizing whenever possible the close association with "five-star" hotels and the floating time, unit, and location opportunities for its Members.

     The Company's principal operations currently consist of (i) marketing and selling Vacation Intervals, (ii) operating the Regina Resorts, for which it receives an annual service fee from each Member, and (iii) providing financing for the purchase of Vacation Intervals. In 1997, the Company sold approximately 4,200 Vacation Intervals, producing $53.9 million in Vacation Interval sales revenue. The Company had an unsold inventory as of March 31, 1998 of approximately 11,349 (approximately 5,051 annual and 6,298 biannual) Vacation Intervals, and the Company has plans to develop approximately 20,000 Vacation Intervals on land it has contracted to purchase that is adjacent to the Regina Resort in Los Cabos, Mexico, at a new resort to be developed on land it owns in Cozumel, Mexico, and at the Villa Vera Hotel and Racquet Club in Acapulco, Mexico, the acquisition of which is expected to be completed in the third quarter of 1998. For the twelve months ended December 31, 1997, the Company provided financing for approximately 70% of its buyers (or approximately 75% of its Vacation Interval sales revenue). For such period, cash sales plus down payments on financed sales represented approximately 46% of Vacation Interval sales revenue. Assuming an average sales rate of 4,000 Vacation Intervals per year, the Company anticipates that the existing Regina Resorts will provide sufficient inventory for approximately three years of Vacation Interval sales and that the planned development at resort property development sites in Cozumel, Los Cabos and Acapulco will provide approximately five additional years of inventory.

     The Company believes that it has some of the most innovative marketing programs in the vacation ownership industry. In addition to lead generation points in airports or shopping centers, independently or in association with other businesses such as auto rental companies and restaurants, the Company operates "theme locations" which provide the Company with an innovative, alternative marketing venue. These are retail businesses with a strong contemporary appeal to affluent tourists, offering products associated with ecological consciousness, wildlife, conservation and local culture, while at the same time promoting the Regina Resorts and inviting customers to attend sales presentations. A share of the profits of these stores is contributed to causes related to the stores' themes. The Company also markets and sells Vacation Intervals at off-site centers in eleven cities in Mexico. And finally, the Company's access to guests staying at the Westin Hotels provides it with a steady source of high quality sales leads for potential Members. These guests are particularly attractive to the Company because they generally are from high income households and, based on the Company's past experience, have lower default rates. In 1997, approximately 16% of Vacation Interval sales were made to persons frequenting the Westin Hotels, approximately 51% of Vacation Interval sales were made at the Regina Resorts to non-hotel patrons (with approximately 9.5% of total sales being made to theme store visitors), and the remaining 33% of the Vacation Intervals were sold at off-site sales offices.

     The Company has historically provided financing for approximately 70% of Vacation Interval buyers. Buyers who finance through the Company are required to make a down payment of at least 15% of the Vacation Interval's sales price and to pay the balance of the purchase price over a period of one to seven years. For the twelve months ended December 31, 1997, the average down payment on a financed Vacation Interval was approximately 28% of its purchase price. The Company believes its high percentage of U.S., Canadian and other non-Mexican Members (currently, approximately 56%) reduces the impact of downturns in the Mexican economy both on sales of Vacation Intervals and on the collectibility of Vacation Interval contract receivables ("Vacation Interval Receivables"). In addition, the Company is able to mitigate the effects of Mexican inflation on Vacation Interval Receivables payable by Mexican citizens because most of those

Vacation Interval Receivables are payable in an obligation denominated in pesos which is adjusted for Mexican inflation (Unidades de Inversion or "UDI's"). At December 31, 1997, the Company had a portfolio of approximately 5,500 loans to Vacation Interval buyers amounting to approximately $43.0 million in outstanding principal amount, and the Vacation Interval Receivables had a weighted average maturity of approximately five years. As of March 31, 1998 approximately (i) 64% of all of the Vacation Interval Receivables were U.S. dollar denominated and had a weighted average interest rate of 12.9%, (ii) 31% of all Vacation Interval Receivables were denominated in UDIs and had a weighted average interest rate of 8%, and (iii) 5% of all Vacation Interval Receivables were denominated in pesos and had a weighted average interest rate of 20%.

                               BUSINESS STRATEGY

     The Company's long-term growth strategy is to develop a world-wide brand name vacation ownership club, providing its Members with vacation opportunities of consistent quality and luxury and the amenities generally associated with "five-star" hotels in destination resort or tourist locations. Accordingly, the Company plans to acquire and develop other vacation ownership resorts or vacation ownership clubs in other locations in the Western Hemisphere, as well as other parts of the world that appeal to the luxury segment of the market. Among other things, in the near-term, the Company's strategy includes:

     - Mexican Expansion. The Company intends to capitalize on its management's expertise in Mexico by implementing currently available expansion opportunities as well as acquisition opportunities. This will include expanding the existing Regina Resort in Los Cabos by approximately 20 units and developing a Regina Resort at the Company's property in Cozumel containing approximately 220 units, for an aggregate of 10,192 annual and 5,720 biannual Vacation Intervals. Furthermore, the Company is evaluating opportunities to purchase additional inventory in Cancun and selected other top resort destinations in Mexico. Finally, the Company anticipates completion of the acquisition of the land and facilities of the Villa Vera Hotel & Racquet Club in Acapulco (the "Villa Vera") for $4.5 million in the third quarter of 1998. The Villa Vera, consisting of 74 hotel units, suites and villas, is planned to be converted into 57 units consisting of 20 hotel rooms, 34 one-bedroom suites and villas and three two-bedroom villas. The Company estimates this conversion will cost approximately $2.0 million. Also, included in this conversion, the Company plans to build eight two-bedroom suites on land within the property. Upon completion of this conversion, the Company's inventory of Vacation Intervals should increase by approximately 4,000.

     - International Expansion. The Company intends to add vacation ownership resort locations in areas other than Mexico. Initially, the Company intends to focus on adding a resort or resorts in mountain regions, such as the western United States and Canada, that will cater to snowskiing in the winter and golf, hiking, fishing and similar activities in the summer as well as provide the availability of amenities of a "five-star" hotel. The Company also plans to add vacation ownership clubs in urban destinations, such as New York City, San Francisco, London and other popular business and tourist locations worldwide, which would provide Members with the opportunity to enjoy the many attractions that such large cities have to offer.

     - Marketing and Sales. The Company intends to continue upgrading its marketing efforts by opening more theme stores, consolidating its telemarketing operations, and enhancing its marketing and sales hardware and software. The Company plans to accelerate the implementation of its "universal salesman" program by which potential Members work with only one employee of the Company from first contact with the Company through the sale of the Vacation Interval. Furthermore, the Company intends to establish sales offices in other locations in Mexico and the rest of the Western Hemisphere. Finally, the Company intends to further exploit its current Member base to (i) determine the best locations and strategic relationships with "five-star" quality hotel operators to expand its operations, (ii) provide referrals for potential new Members, (iii) sell additional Vacation Intervals to such Members, and (iv) sell additional days or weeks to such Members and their guests at both preferential and standby rates.

     - Improving Operating Margins. The Company believes that its current administrative and marketing infrastructure in Mexico is sufficient to support its growth plans in Mexico over the next several years. Accordingly, the Company expects to reduce its general and administrative costs as a percentage of revenues. Additionally, the Company plans to seek ways to reduce its borrowing costs as it grows.

     The Company intends initially to fund its business strategy through the use of a portion of the proceeds of the Offering and cash flow from operations.

                        THE VACATION OWNERSHIP INDUSTRY

     The Company believes the luxury segment is the fastest growing and most stable segment of the vacation ownership market. Management believes that vacation ownership sales to this high-end segment, in terms of both units and dollars, tend to fluctuate less with the general economy than does the industry as a whole. On a broader level, the entry of major lodging and hospitality companies, such as Marriott, Disney, Hilton, Hyatt, Four Seasons, Intercontinental, and Westin (each as defined herein), into vacation ownership operations in the past decade is a strong contributing influence to the growth and stability of the industry.

     First introduced in Europe in the mid-1960's, vacation ownership has been one of the fastest growing segments of the hospitality industry over the past two decades. According to the American Resort Development Association, a private industry organization ("ARDA"), during the fifteen-year period ending in 1994 (the most recent year for which worldwide ARDA statistics are available), worldwide vacation ownership sales volume for the vacation ownership industry increased from approximately $490 million in 1980 to approximately $4.8 billion in 1994. In addition, according to Interval International, the number of vacation ownership resorts worldwide has grown from 1,550 in 1985 to an estimated 5,000 in 1996. This growth rate does not reflect the addition of units within existing resorts. The Company expects the vacation ownership industry to continue growing as consumer awareness of the attractiveness of vacation ownership as a vacation alternative increases.

                           THE PURCHASE TRANSACTIONS


     On December 20, 1996, the Company and Bancomer executed a definitive purchase agreement pursuant to which the Company agreed to purchase the Regina Resorts for approximately $121.5 million, subject to certain price adjustments, and the Westin Hotels for approximately $110 million. On May 9, 1997, the Company agreed to sell the Westin Hotels (subject to a 20% retained interest) and 20% of RRI US's common stock to Starwood Capital Group, L.L.C. ("Starwood Capital") for an aggregate of approximately $133.5 million. Starwood Capital is a private investment partnership controlled by Barry Sternlicht, Chairman of Starwood, and therefore affiliated with Starwood, but is not a subsidiary of Starwood. On May 20, 1997, the agreement with Starwood Capital was superseded by two separate agreements between RRI US and Starwood Capital on the one hand, and RRI US and Starwood on the other. Pursuant to one of these agreements, RRI US agreed to sell the interest in the Westin Hotels to Starwood, instead of Starwood Capital, for $132.75 million. Pursuant to the May 20, 1997 agreement with Starwood Capital, RRI US agreed to lend $750,000 to the Company in return for promissory notes and warrants having no exercise price to purchase 20% of the capital stock of the Company. On August 18, 1997, the Company consummated these transactions. The consummation of these transactions involved a series of substantially contemporaneous transactions (the "Purchase Transactions"), which included: (i) Bancomer's segregation of each Combined Resort into two condominium units with related common areas so that after the closing of the Purchase Transactions the Regina Resorts and Westin Hotels would be able to be owned by separate companies, (ii) the transfer of the condominium units with respect to the Regina Resorts into three separate trusts, under which the Company now has the right to use the condominium units at the Regina Resorts for 50 years and a former subsidiary of CR Mexico has the right to use the condominium units at the Regina Resorts after the expiration of such 50-year period (the "Remainder Rights) which subsidiary the Company has disposed of (the "Remainder Interest Disposition") (see "Description of Notes -- Remainder Interest Disposition"), (iii) the borrowing of approximately $83.0 million (the "Bancomer Loan") from Bancomer, (iv) the Company's purchase of the ownership rights to the Regina Resorts and the Westin Hotels and related operations for approximately $219.0 million ($231.5 million less price adjustments of approximately $12.5 million) from Bancomer, (v) the separation of the Combined Resorts and related operations into separate legal entities, (vi) the sale by the Company of the Westin Hotels to an indirect wholly-owned subsidiary of Starwood, (vii) the issuance of 20% of RRI US's outstanding common stock to an affiliate of Starwood Capital ("GLLC"), and
(viii) the Company's retention of an interest in the cash flows of the Westin Hotels through an asset management agreement (the "Asset Management Agreement") entitling the Company to 20% of the net cash flow (including proceeds from sales of the Westin Hotels), after certain preferential returns to Starwood, of the Westin Hotels.



     In connection with the Purchase Transactions, the Company and Starwood entered into various operating agreements (the "Operating Agreements") related to the joint operation and ownership of certain common facilities at the Combined Resorts as well as certain matters related to the conduct of vacation ownership sales and marketing activities, the rental of excess Regina Resort vacation ownership units by Starwood, the rental of available Westin Hotel rooms by the Company, the continued use of hotel facilities and amenities by Members, the management of the Westin Hotels and other related matters. The Company believes that these Operating Agreements will allow it to provide its Members with high quality amenities and services at prices lower to the Company than if the Company were to arrange for such amenities and services on a separate basis.


     The Company is also performing certain administrative services for Starwood in Mexico until August 18, 1998. In addition, the Company is continuing to provide certain asset management services to Bancomer with respect to other hotel, resort and marina facilities owned or controlled by Bancomer. Although the revenues from these activities are not material, the Company believes that the continued relationship with Bancomer is beneficial. For a more complete description of the Purchase Transactions and the Remainder Interest Disposition, see "Business -- Description of Purchase Transactions," "Risk Factors -- Risk of New Venture and Recent Acquisition; Lack of Prior Operating History" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Introduction."

                                 RECENT EVENTS

     The Company has executed a letter of intent with Bancomer to acquire the land and facilities of the Villa Vera Hotel & Racquet Club in Acapulco (the "Villa Vera") for $4.5 million. This acquisition is expected to close in the third quarter of 1998. The Villa Vera, consisting of 74 hotel units, suites and villas, is planned to be converted into 57 units consisting of 20 hotel rooms, 34 one-bedroom suites and villas and three two-bedroom villas. The Company estimates this conversion will cost approximately $2.0 million. Also, included in this conversion, the Company plans to build eight two-bedroom suites on land within the property. Upon completion of this conversion, the Company's inventory of Vacation Intervals should increase by approximately 4,000. The Villa Vera has been operating on a limited basis during the year ended December 31, 1997 and its unaudited revenues and net loss for 1997 were approximately $400,000 and $400,000 respectively.

     During 1997, amendments to Mexico's value added tax laws were enacted which subject sales of vacation intervals such as those sold by the Company to a value added tax of approximately 10% in Cancun and Los Cabos and 15% in Puerto Vallarta. To counteract the imposition of this value added tax on sales of Vacation Intervals, the Company has raised its prices, but by less than the amount of such tax, thereby placing downward pressure on the Company's margins. The Company will benefit, however, from the fact that the Company is now able to recover substantially all of the Value Added Tax paid as part of the marketing efforts to sell the Vacation Intervals. The Company believes that, because of these changes in the tax law, it will be able to reduce foreign tax expenses equivalent to six percent of the revenue from the sale of Vacation Intervals.

     The Company has been informed that it is subject to an "asset tax" in Mexico which creates an annual liability of approximately $1.2 million. The "asset tax" is in essence a minimum tax charged to corporations which will then reduce future regular corporate income tax liability during a defined period, either three years carryback or 10 years carryforward. The asset tax, in general, is assessed currently at 1.8% of net assets as defined under Mexican tax laws. The Company believes that it will be subject to the asset tax due to its acquired net operating loss carryforward, which reduces its regular corporate income tax liability. Accordingly, the Company has increased its annual pro forma adjustment to include these additional taxes.

     On June 30, 1998, the Company made a $10,000 payment to reacquire the Remainder Company from a charitable institution by voiding the original contribution and then assigned the related proportional beneficial interests in the Remainder Interests to the purchasers of all Vacation Intervals from August 19, 1997 through June 30, 1998.


     The Company's executive offices are located at 10000 Memorial Drive, Suite 480, Houston, Texas 77024, and its telephone number is (713) 613-2800.

                                   STRUCTURE

     The following chart shows generally the corporate structure of the Company and its relationship with the Westin Hotels and Starwood.

                           CORPORATE STRUCTURE CHART
---------------


(1) Starwood and RRI US and its Operating Subsidiaries have executed Operating Agreements providing for the day-to-day operating relationship between the Westin Hotels and the Regina Resorts. In addition, Starwood and the Company have entered into an Asset Management Agreement pursuant to which the Company is entitled to 20% of the net cash flow (as defined in such agreement) of the Westin Hotels in excess of certain priority returns to Starwood. See "Business -- Description of Purchase Transactions -- Description of Starwood Agreements."


(2) The Westin Hotels are managed by Westin.

(3) RRI US operates its business in Mexico through a series of direct and indirect holding company subsidiaries and indirect wholly-owned operating subsidiaries. The Company established the Operating Subsidiaries, one at each of Cancun, Puerto Vallarta and Los Cabos, to conduct day-to-day operations under Mexico's legal and tax systems which hold Vacation Interval Receivables and are parties to the Trust Agreements. See
    "Business -- Description of Purchase Transactions -- Description of Trusts." CR Mexico is an indirect wholly-owned subsidiary organized under Mexican law and a co-issuer with RRI US of the Notes which the Company established to act as a finance subsidiary. Under the Indenture, CR Mexico is required to maintain promissory notes with respect to any funds transferred from CR Mexico to any other subsidiaries of RRI US. See "Use of Proceeds" and "Description of Notes -- Certain Covenants."

                                  RISK FACTORS

     An investment in the Notes involves a high degree of risk including risks relating to (i) doing business in Mexico, (ii) the fact the Company purchased the Regina Resorts relatively recently, (iii) the potential inability of the Company to execute its growth strategy, (iv) potential default under the Company's Vacation Interval Receivables, (v) the Company's substantially leveraged position, and (vi) certain other matters. For a discussion of these and certain other matters that should be considered by prospective investors in connection with the Exchange Offer, see "Risk Factors."

                             SUMMARY OPERATING DATA

     The following tables set forth certain information regarding the Company's operations, including resort location, inauguration date, resort size, the number of current and planned units at the Company's resort locations, the Vacation Interval inventory, and the number and average price of Vacation Intervals sold for the years ending December 31, 1995, 1996 and 1997. See "Business -- The Company" and "Business -- The Resorts." There can be no assurance that the Company's planned expansion will occur within the time currently established for such expansion or that the number of Vacation Intervals added to the Company's inventory from such development will equal the estimates set forth below. See "Risk Factors -- Development and Construction Risks."

                                  RESORT DATA

                                                                  COMBINED             UNITS(2)
                                                     DATE          RESORT         ------------------
               RESORT AND LOCATION                  OPENED    PROPERTY SIZE(1)    CURRENT    PLANNED
               -------------------                  ------    ----------------    -------    -------
Los Cabos(3)......................................   1/94            15             130         20
Puerto Vallarta...................................   6/92            21             203
Cancun............................................   3/91            11              69
Cozumel...........................................                   54                        220
Acapulco(4).......................................                    8                         65
                                                                                    ---        ---
          Total...................................                                  402        240

---------------

(1) Acres.

(2) A unit is an apartment in which a Member using his or her Vacation Interval stays. Units may be studios, or may contain one or two bedrooms and a common room with a kitchen.

(3) The Company has executed a letter of intent to acquire land adjacent to the Regina Resort at Los Cabos upon which the planned units would be built and plans to purchase additional land in that area upon which it would build additional units.

(4) The Company has signed a letter of intent to purchase the Villa Vera in Acapulco, Mexico which purchase is expected to close in the third quarter of 1998.

                          VACATION INTERVAL INVENTORY

                                    AS OF MARCH 31, 1998                                    PLANNED
                       ----------------------------------------------   ------------------------------------------------
                          2         1                  1                   2         1                  2          1
                       BEDROOM   BEDROOM   STUDIO   BEDROOM             BEDROOM   BEDROOM   STUDIO   BEDROOM    BEDROOM
     SEASONS(1)        ANNUAL    ANNUAL    ANNUAL   BIANNUAL   TOTAL    ANNUAL    ANNUAL    ANNUAL   BIANNUAL   BIANNUAL
     ----------        -------   -------   ------   --------   ------   -------   -------   ------   --------   --------
Holiday..............      41     1,170                         1,211      377     1,050      100
Prime................     304       407     603      5,803      7,117    2,168     3,854    1,181      165       4,161
Select...............     791     2,747       3        697      4,238    1,275     2,329      753                2,069
                        -----     -----     ---      -----     ------    -----     -----    -----      ---       -----
       Total.........   1,136     4,324     606      6,500     12,566    3,820     7,233    2,034      165       6,230

                            PLANNED
                       -----------------

                        STUDIO
     SEASONS(1)        BIANNUAL   TOTAL
     ----------        --------   ------
Holiday..............              1,527
Prime................    300      11,829
Select...............              6,426
                         ---      ------
       Total.........    300      19,782

---------------

(1) Vacation Intervals are sold for any one of three "seasons," Holiday, Prime and Select, corresponding to varying levels of seasonal demand. See "Business -- The Company -- The Product."

                     VACATION INTERVALS SOLD/AVERAGE PRICE

                                             YEAR ENDED DECEMBER 31,
                              ------------------------------------------------------   THREE MONTHS ENDED
                                    1995               1996             1997(1)          MARCH 31, 1998
                              ----------------   ----------------   ----------------   ------------------
                              # SOLD    PRICE    # SOLD    PRICE    # SOLD    PRICE    # SOLD     PRICE
                              ------   -------   ------   -------   ------   -------   -------   --------
2 bedroom annual............    840    $12,008   1,003    $16,663     514    $17,324      139     18,440
1 bedroom annual............    942      9,568   1,214     12,514   2,478     12,871      788     11,894
Biannual & studio...........  1,014      5,862     582      9,210   1,261      8,331      290      7,812
                              -----    -------   -----    -------   -----    -------   ------    -------
         Total sold/average
           price............  2,796    $ 8,957   2,799    $13,313   4,253    $12,063    1,217    $11,607

---------------

(1) Includes Vacation Intervals sold by the Predecessor Business and the Company for the period.

                   THE PRIVATE PLACEMENT AND USE OF PROCEEDS

     The Issuers sold the Outstanding Notes on December 5, 1997 to the Initial Purchaser, reflected in the offering circular dated December 5, 1997 (the "Offering Circular") and the Initial Purchaser thereupon offered and sold them only to certain qualified buyers. The $96 million of net proceeds the Issuers received in connection with the sale of the Outstanding Notes, and warrants (the "Warrants") to purchase an aggregate of 1,869,962 shares of RRI US's $.001 par value common stock, ("Common Stock"), as described in the Offering Circular, were used as follows: (i) approximately $83.0 million to repay indebtedness owed to Bancomer under the Bancomer Loan, (ii) approximately $7.5 million was reserved for the first stage of development of a new resort at Cozumel and for the development of additional units at Los Cabos and at other areas, (iv) approximately $1.2 million to repay debt owed to affiliates (the "Affiliate Debt") which the Company incurred in connection with the Purchase Transactions, and (v) the remainder for working capital, certain advisory fees and other general corporate purposes. See "Use of Proceeds." The Warrants have an exercise price of $.01 per share, and are exercisable at any time prior to the maturity date of the Notes. The Warrants are not being registered in the Exchange Offer, but are subject to a registration rights agreement. See "Private Placement," "Capitalization" and "Description of Capital Stock and Warrants."

                               THE EXCHANGE OFFER

     The Exchange Offer, the consummation of which is required by the Indenture and Registration Rights Agreement (as defined herein) and described in the Offering Circular, relates to the exchange of up to $100,000,000 principal amount of Registered Notes for up to $100,000,000 principal amount of Outstanding Notes. The form and terms of the Registered Notes are identical in all material respects to the form and terms of the Outstanding Notes except that the Registered Notes have been registered under the Securities Act and will not contain certain transfer restrictions and hence are not entitled to registration rights with respect to the Registered Notes. The Registered Notes will evidence the same debt as the Outstanding Notes and will be issued under and be entitled to the benefits of the Indenture governing the Outstanding Notes. See "Description of Notes."

The Exchange Offer.........  The registration rights agreement (the
                             "Registration Rights Agreement"), by and among the Issuers and Initial Purchaser, provided that (i) the Issuers will file a registration statement (the "Exchange Offer Registration Statement") with the Commission on or prior to the March 31, 1998, (ii) the Issuers will use their best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to May 31, 1998, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Issuers will commence the Exchange Offer and use their best efforts to issue on or prior to 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, Registered Notes in exchange for all Outstanding Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file a registration statement (the "Shelf Registration Statement"), the Issuers will use their best efforts to file the Shelf Registration Statement with the Commission on or prior to 30 days after such filing obligation arises (provided that the Issuers shall not be obligated to file such Shelf Registration Statement earlier than March 31, 1998) and to cause the Shelf Registration Statement to be declared effective by the Commission on or prior to 90 days after such obligation arises. If the Issuers fail to satisfy these registration obligations, they will be required to pay liquidated damages ("Liquidated Damages") to the Holders of the Notes under certain circumstances. Each $1,000 principal amount of Registered Notes will be issued in exchange for each $1,000 principal amount of outstanding Outstanding Notes. As of the date hereof, $100,000,000 principal amount of Outstanding Notes are issued and outstanding. The Issuers will issue the Registered Notes to tendering holders of Outstanding Notes on or promptly after the Expiration Date.

Resale.....................  The Issuers believe that the Registered Notes issued pursuant to the Exchange Offer generally will be freely transferable by the holders thereof without registration or any prospectus delivery requirement under the Securities Act. See "The Exchange Offer -- General."

                             The Outstanding Notes were not registered under the Securities Act and unless so registered may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. See "Transfer Restrictions on the Outstanding Notes."

Expiration Date............  5:00 p.m., New York City time, on             ,
                             1998, unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date to which the Exchange Offer is extended. See "The Exchange Offer -- Expiration
                             Date; Extensions; Amendments."

Procedures for Tendering
  Outstanding Notes........  Each Holder of Outstanding Notes wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Outstanding Notes to be exchanged and any other required documentation to the Exchange Agent at the address set forth herein and therein or effect a tender of Outstanding Notes pursuant to the procedures for book-entry transfer as provided for herein. See "The Exchange Offer -- Procedures for Tendering."

Special Procedures for
Beneficial Holders.........  Any beneficial holder whose Outstanding Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on beneficial holder's behalf. If such beneficial holder wishes to tender directly, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering the Outstanding Notes, either make appropriate arrangements to register ownership of the Outstanding Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time. See "The Exchange
                             Offer -- Procedures for Tendering."

Guaranteed Delivery
Procedure..................  Holders of Outstanding Notes who wish to tender their Outstanding Notes and whose Outstanding Notes are not immediately available or who cannot deliver their Outstanding Notes and a properly completed Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date, or who cannot complete the procedure for book-entry transfer on a timely basis, must tender their Outstanding Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Guaranteed Delivery Procedures."

Withdrawal Rights..........  Tenders of Outstanding Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date, unless previously accepted for exchange. See "The Exchange Offer -- Withdrawal of Tenders."

Termination of the Exchange
  Offer....................  The Company may terminate the Exchange Offer if it determines that the Exchange Offer violates any applicable law or interpretation of the staff of the SEC. Holders of Outstanding Notes have certain rights against the Issuers under the Registration Rights Agreement should the Issuers fail to consummate the Exchange Offer. See "The Exchange Offer -- Termination" and "Description of the
                             Notes -- Registration Rights; Additional Interest."

Acceptance of Outstanding
Notes and Delivery of
  Registered Notes.........  Subject to certain conditions (as summarized above in "Termination of the Exchange Offer" and described more fully in "The Exchange
                             Offer -- Termination"), the Company will accept for exchange any and all Outstanding Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The Registered Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange
                             Offer -- General."

Exchange Agent.............  IBJ Schroder Bank & Trust Company is serving as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. The mailing address of the Exchange Agent is: IBJ Schroder Bank & Trust Company, P. O. Box 84, Bowling Green Station, New York, New York 10274-0084, Attention Reorganization Operations Department; and hand and overnight delivery: IBJ Schroder Bank & Trust Company, One State Street, New York, New York 10004, Attention:
                             Securities Processing Window, Subcellar One,
                             (SC-1). For information with respect to the Exchange Offer, the telephone number for the Exchange Agent is (212) 858-2103 and the facsimile number for the Exchange Agent is (212) 858-2611. See "The Exchange Offer -- Exchange Agent."

Use of Proceeds............  There will be no cash proceeds payable to the
                             Company from the issuance of the Registered Notes pursuant to the Exchange Offer. See "Use of Proceeds." For a discussion of the use of the net proceeds received by the Company from the sale of the Outstanding Notes, see "Private Placement."

Transfer Restrictions......  The Securities may not be publicly issued, offered or sold in Mexico.

                                   THE NOTES

Issuers....................  Raintree Resorts International, Inc. ("RRI US") and
                             CR Resorts Capital, S. de R.L. de C.V. ("CR
                             Mexico") are co-issuers of the Notes. CR Mexico is an indirect wholly-owned subsidiary of RRI US, the sole assets of which are approximately $97 million of unsecured promissory notes of some of the Operating Subsidiaries. The Operating Subsidiaries are indirect wholly-owned Mexican subsidiaries of RRI US and hold substantially all of the Company's operating assets. CR Mexico was established to conduct certain of the Company's financing operations in Mexico. The issuance of the Notes was made through RRI US and CR Mexico (rather than through RRI US as sole issuer) so that the Notes may be registered with the Comision Nacional Bancaria y de Valores (the "CNBV") on the Registro Nacional de Valores e Entermediarios (the "RNVI") allowing the Company to attempt to take advantage of the Reduced Rate (as defined) of Mexican withholding taxes. See "Taxation -- Mexican Tax Considerations."

Notes Outstanding..........  $100 million principal amount of 13% Redeemable
                             Senior Notes due 2004.

Maturity...................  December 1, 2004.

Interest Rate and Payment
  Dates....................  The Notes bear interest at the rate of 13% per annum. Interest has accrued from the Issue Date and will be payable semi-annually on June 1 and December 1 of each year, commencing on June 1, 1998.

                             Holders of the Exchange Notes of record on May 15, 1998 will receive interest on June 1, 1998 from the date of issuance of the Exchange Notes, plus an amount equal to the accrued interests on the Outstanding Notes from the date of issuance of the Outstanding Notes, December 5, 1997, to the date of exchange thereof. Consequently, assuming the Exchange Offer is consummated prior to the record date in respect of the June 1, 1998 interest payment for the Outstanding Notes, holders who exchange their Outstanding Notes for Exchange Notes will receive the same interest payment on June 1, 1998 that they would have received had they not accepted the Exchange Offer. Interest on the Outstanding Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes. See "The Exchange Offer -- Interest on the Exchange Notes."

Optional Redemption........  The Notes are redeemable at the option of the
                             Issuers, in whole or in part, on or after December 1, 2000, at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages (as defined), if any, to the date of redemption. Notwithstanding the foregoing, at any time prior to December 1, 2000, the Issuers may redeem up to 35% of the original principal amount of the Notes at the redemption price of 113% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, through the date of redemption, with net cash proceeds of a Public Equity Offering (as defined); provided, that at least $65.0 million in aggregate principal amount of the Notes remain outstanding immediately thereafter.

Change of Control..........  Upon the occurrence of a Change of Control (as defined), the Issuers will be required to offer to repurchase all of the outstanding Notes at 101% of the principal amount thereof, together with accrued and unpaid interest and Liquidated Damages, if any, to the date of repurchase.

Ranking....................  The Notes are general unsecured obligations of the
                             Issuers. The Notes are pari passu in right of payment with all existing and future unsecured senior Indebtedness (as defined) of the Issuers and senior in right of payment to all future subordinated Indebtedness of the Issuers. However, the Notes are effectively junior to all present and future secured Indebtedness of the Issuers to the extent of the assets securing such

                             Indebtedness. Substantially all of the operations of RRI US are conducted through the Operating Subsidiaries and, therefore, the Issuers are dependent upon the cash flow of the Operating Subsidiaries to meet their obligations, including their obligations under the Notes. The Notes are effectively subordinated to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company's Operating Subsidiaries.

Covenants..................  The indenture pursuant to which the Notes were issued (the "Indenture") contains certain covenants that, among other things, limit the ability of the Issuers to incur additional Indebtedness and issue preferred stock, pay dividends or make other distributions, repurchase Equity Interests (as defined) or subordinated Indebtedness, create certain liens, enter into certain transactions with affiliates, sell assets of the Issuers, issue or sell Equity Interests of RRI US's subsidiaries, or enter into certain mergers and consolidations. In addition, under certain circumstances, the Issuers are required to offer to purchase Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, with the proceeds of certain Asset Sales (as defined). See "Description of Notes -- Certain Covenants."

Additional Amounts.........  Any payments in respect of the Notes will be made free and clear of and without any withholding or deduction for or on account of any present or future taxes, duties, levies, imposts, assessments or other governmental charges of whatever nature imposed or levied by or on behalf of Mexico or any subdivision thereof or by any authority or agency therein or thereof having power to tax ("Taxes"), unless such Taxes are required by law, rule or regulation or by the interpretation or administration thereof to be withheld or deducted, in which case, subject to certain exceptions, the Issuers will pay such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by holders (the "Holders") of the Notes (including Additional Amounts) after such withholding or deduction will not be less than the amount that would have been received in the absence of such withholding or deduction. See "Description of Notes -- Additional Amounts."

Governing Law..............  The Notes and the Indenture are governed by the laws of the State of New York.

                   SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA

     The summary pro forma financial data for the year ended December 31, 1997 have been derived from the audited historical financial statements of the Predecessor Business for the period from January 1, 1997 through August 18, 1997 and the audited historical financial statements of the Company for the period from August 18, 1997 through December 31, 1997. The pro forma financial data do not purport to (i) represent what the Company's results of operations would have been had the Offering, the Purchase Transactions and the Remainder Interest Disposition occurred on the assumed dates or (ii) project the Company's results of operations for any future period. These data should be read in conjunction with "Business -- Description of Purchase Transactions," "Selected Combined Historical Financial Data," "Other Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the financial statements of the Company and the Predecessor Business together with the notes thereto included elsewhere herein.

       1997 PRO FORMA INCOME STATEMENT FOR THE VACATION OWNERSHIP SEGMENT
                                   UNAUDITED

                                                              VACATION OWNERSHIP SEGMENT
                                                              OF THE PREDECESSOR BUSINESS
                                                              ---------------------------                     YEAR
                                                              SEVEN AND  1/2 MONTHS ENDED    PRO FORMA       ENDED
                                                 COMPANY'S          AUGUST 18, 1997         ADJUSTMENTS   DECEMBER 31,
                                                  RESULTS     ---------------------------    INCREASE         1997
                                                FOR 1997(1)           HISTORICAL            (DECREASE)     PRO FORMA
                                                -----------   ---------------------------   ----------    ------------
                                                                        (DOLLARS IN THOUSANDS)
PRO FORMA INCOME STATEMENT DATA:
Revenues --
  Vacation Interval sales.....................    $18,513               $ 2,476               $29,006(2)    $49,995
  Interest income on Vacation Interval
    Receivables...............................        995                 3,277                (1,084)(3)     3,183
  Service fees and rental of vacant units.....      4,089                 7,021                              11,110
  Other revenues..............................      1,957                 1,329                   458(4)      3,744
                                                  -------               -------                             -------
Total revenues................................     25,554                14,103                              68,032
                                                  -------               -------                             -------
Operating expenses --
  Vacation Interval cost of sales.............      4,941                                       6,475 (2)(5    11,416
  Advertising, sales and marketing............      6,368                 5,311                 5,100(2)     16,779
  Maintenance and energy......................      1,846                 4,669                               6,515
  Provision for uncollectible accounts........      2,349                                       2,611(6)      4,960
  Depreciation and amortization...............         61                                          50(7)        110
  General and administrative..................      6,394                 4,504                 1,333(8)     12,231
                                                  -------               -------                             -------
Total operating expenses......................     21,959                14,484                              52,011
                                                  -------               -------                             -------
Operating income (loss) from continuing
  operations..................................      3,595                  (381)                             16,020
  Non-cash interest expense...................        551                                       1,921(9)      2,472
  Cash interest expense.......................      3,726                 2,827                 7,021(9)     13,574
  Exchange and translation loss, net..........        992                    74                (1,089)(3)       (23)
                                                  -------               -------                             -------
Income (loss) from continuing operations
  before provision for taxes..................     (1,674)               (3,282)                                 (3)
  Mexican taxes...............................      1,662                 1,756                 1,820(10)     5,238
                                                  -------               -------                             -------
Net income (loss) from continuing operations
  before preferred dividends..................     (3,336)               (5,038)                             (5,241)
Preferred dividends...........................        232                                         387(11)       619
                                                  -------               -------                             -------
Net income (loss) from continuing operations
  to common stockholders......................    $(3,568)              $(5,038)                            $(5,860)
                                                  =======               =======                             =======
OTHER PRO FORMA FINANCIAL DATA:
  Pro forma EBITDA(12)........................    $ 6,232               $  (455)              $11,198       $16,153
  Ratio of earnings to fixed charges(13)......         --               $    --                                  --
  Deficit of earnings before Taxes to fixed
    charges...................................    $ 1,674               $ 3,282                             $     3

---------------

  (1) Reflects the results of operations of the Company for the period from August 18, 1997 through December 31, 1997, and excludes the results of operations of the Predecessor Business for the period January 1, 1997 through August 18, 1997 and the results of operations of the discontinued hotel operations.

  (2) On August 18, 1997, in the Purchase Transactions, the Company acquired the Combined Resorts, and the hotel portion of the Combined Resorts was sold to Starwood. The pro forma income statement data give effect to the Offering and application of the estimated net proceeds therefrom, the Purchase Transactions, the Remainder Interest Disposition and certain stockholder investments as if such transactions had occurred as of January 1, 1997. In particular, gives effect to the pro forma recognition of revenue using the full accrual method of accounting, by which all revenue and associated direct expense is accrued at the time of sale, instead of the lease method, by which revenue and associated direct expense were recognized over 30 years.

  (3) Reclassifies an adjustment related to UDI Receivables from Other Income to Exchange and Translation (Gain) Loss.

  (4) Adjusts other income for the effect of a management services contract with Starwood.

  (5) Records the cost of the acquired inventory of Vacation Intervals to be sold (as determined through an initial allocation of the acquisition purchase price) and the related charge-off of these inventory costs as Vacation Interval cost of sales.

  (6) Provision for uncollectible accounts related to the revenues recognized under the full accrual method for revenue recognition. Historically the Predecessor Business recorded no provision for uncollectible accounts in the first few years after the Vacation Contracts were executed because only 1/30 of the Contract was recognized as revenues under the Company's lease accounting method and the down payments received normally assumed that all recognized revenues had been collected.

  (7) Reflects depreciation of office furniture and equipment, not held for sale as Vacation Intervals, assuming ten-year lives.

  (8) Assumes increased expense of $1.8 million on an annual basis to provide for the estimated additional cost of corporate staff, office and overhead which the Company expects to incur as an independent corporate entity based on estimates by the Company of its expected net corporate operations.

  (9) Non-cash and cash interest expense represents total interest expense and includes (i) non-cash interest expense of approximately $1.14 million representing annual amortization of debt issuance costs, (ii) approximately $0.57 million of annual withholding taxes, and (iii) non-cash interest expenses of approximately $1.33 million representing annual amortization of original issue discount of the Notes, as a portion of the issue price of the Units offered hereby that has been allocated to the Warrants. Does not include the pro forma net effect of interest income which would have been earned on excess cash. On a pro forma basis the Company believes it would have earned at least 5% interest income on excess cash (approximately $0.7 million interest income for the twelve months ended December 31, 1997).

 (10) Reflects an estimate of the Mexican taxes (VAT and asset taxes) that would have been incurred if the pro forma results had been obtained and the Company's currently existing legal structure had been in place during the periods presented.

 (11) Represents dividends payable on Class A Preferred Stock of RRI US. See "Business -- Description of Purchase Transactions -- Description of Class A Preferred Stock."

 (12) EBITDA represents net income before interest expense, preferred dividends, taxes, depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA should not be construed as a substitute for income from operations, net income or cash flows from operating activities in analyzing the Company's operating performance, financial position and cash flows. The EBITDA measure presented herein may not be comparable to EBITDA as presented by other companies and is not the same as "Consolidated Cash Flow" under the Indenture. See "Description of Notes -- Certain Definitions."

      The following table reconciles pro forma EBITDA to pro forma net income
      (loss) applicable to common stockholders for the year ended December 31, 1997 (dollars in thousands):

      Pro forma net income (loss) applicable to common
        stockholders..............................................  $(5,860)
      Non-cash interest expense...................................    2,472
      Cash interest expense.......................................   13,574
      Mexican taxes...............................................    5,238
      Depreciation and amortization...............................      110
      Preferred dividends.........................................      619
                                                                    -------
      Pro forma EBITDA............................................  $16,153
                                                                    =======


 (13) The ratio of earnings to fixed charges has been computed by dividing earnings before Mexican taxes plus fixed charges by fixed charges. Fixed charges consist of interest and preferred stock dividends. Fixed charges exceed earnings before Mexican taxes by approximately $3.3 million for the historical seven and a half months ended August 18, 1997. Fixed charges exceed earnings before Mexican taxes by $1.7 million for the Company's results for 1997.

     Income Statements for the Company and Proforma Income Statement for the Predecessor Business for the three months ended March 31, 1998 and 1997.

                                                                                   PRO FORMA
                                                                                   RESULTS OF
                                                                 COMPANY'S        PREDECESSOR
                                                                HISTORICAL        BUSINESS FOR
                                                              RESULTS FOR THE         THE
                                                               THREE MONTHS       THREE MONTHS
                                                                   ENDED             ENDED
                                                                 MARCH 31,         MARCH 31,
                                                                   1998             1997(1)
                                                              ---------------     ------------
                                                                         (UNAUDITED)
                                                                    (THOUSANDS OF DOLLARS)
REVENUES:
  Vacation interval sales...................................      $14,126           $14,150
  Interest income on vacation interval receivables..........        1,193               739
  Rental and service fee income.............................        2,493             3,843
  Other income..............................................          900               467
                                                                  -------           -------
          TOTAL REVENUES....................................       18,712            19,199
                                                                  -------           -------
COST AND OPERATING EXPENSES:
  Cost of vacation interval sales...........................        3,147             3,045
  Provision for doubtful accounts...........................        1,224             1,291
  Advertising, sales and marketing..........................        4,615             4,420
  Maintenance and energy....................................        1,782             1,620
  Depreciation..............................................           80                19
  General and administrative................................        3,130             2,603
                                                                  -------           -------
          TOTAL COST AND OPERATING EXPENSES.................       13,978            12,998
                                                                  -------           -------
OPERATING INCOME BEFORE NON-OPERATING EXPENSES..............        4,734             6,201
                                                                  -------           -------
NON-OPERATING EXPENSES:
  Interest Expense -- Cash..................................        3,003             3,393
  Interest Expense -- Non cash..............................          333               333
  Amortization of deferred loan cost........................          285               285
  Foreign exchange (gains) losses...........................          150              (616)
                                                                  -------           -------
          TOTAL NON-OPERATING EXPENSES......................        3,771             3,395
                                                                  -------           -------
NET INCOME (LOSS) BEFORE TAXES..............................          963             2,806
                                                                  -------           -------
TAXES:
  US taxes..................................................           --                --
  Mexican taxes.............................................          297             1,021
                                                                  -------           -------
          TOTAL TAXES.......................................          297             1,021
                                                                  -------           -------
NET INCOME..................................................      $   666           $ 1,785
                                                                  =======           =======

---------------

(1) The pro forma statement of income for the three months ended March 31, 1997 includes the same pro forma adjustments as described in notes to the 1997 Pro Forma Income Statement for the Vacation Ownership Segment. See
    "-- Management's Discussion and Analysis of Financial Condition and Results of Operations."

                     SUMMARY COMBINED HISTORICAL FINANCIAL DATA

     The summary combined historical financial data presented below reflect the combined historical income statement data of the Predecessor Business. The historical income statement data presented below were derived from the combined historical financial statements of the Predecessor Business prepared in accordance with U.S. GAAP. These data include the use of the lease method of accounting for the vacation ownership sales margins reported by the Combined Resorts, because the Predecessor Business owned the Remainder Interest.

     Because the Company has disposed of the Remainder Interest, the Company will use the full accrual method of accounting on a going-forward basis from August 18, 1997. Accordingly, the Company has also presented elsewhere in this Prospectus Unaudited Pro Forma Financial Data of the vacation ownership segment of the Predecessor Business which eliminates the effect of the lease method of accounting and instead recognizes vacation ownership revenues and related direct costs of sales in the period that the sales agreement was executed (and reflect other pro forma adjustments as discussed in the related notes thereto). See "Unaudited Pro Forma Financial Data."

     The following summary combined financial data for the years ended December 31, 1995 and 1996 are derived from the audited consolidated financial statements of the Predecessor Business. The summary combined financial data for the year ended December 31, 1997 have been derived from the consolidated financial statements of the Predecessor Business for the period January 1, 1997 through August 18, 1997 and the consolidated financial statements of the Company for the period from August 18, 1997 through December 31, 1997.

     These data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations,"
"Business -- Description of Purchase Transactions" and the financial statements of the Company and the Predecessor Business and the notes thereto included elsewhere in this Prospectus.

          HISTORICAL INCOME STATEMENT DATA OF THE PREDECESSOR BUSINESS

[CAPTION]

                                                                                  SEVEN AND ONE-HALF MONTHS
                                                       YEAR ENDED DECEMBER 31,        ENDED AUGUST 18,
                                                      -------------------------   -------------------------
                                                         1995          1996                 1997
                                                      -----------   -----------   -------------------------
                                                                     (DOLLARS IN THOUSANDS)
HISTORICAL INCOME STATEMENT DATA:
Vacation ownership revenues:
  Vacation Interval sales...........................   $  25,034      $37,263              $31,479
    Less amounts deferred(2)........................     (24,461)     (36,435)             (30,653)
    Plus amounts recognized(2)......................       1,131        2,039                1,650
  Interest income on Vacation Interval
    Receivables.....................................       1,839        3,294                3,277
  Rental of vacant units............................       2,043        2,898                4,560
  Service fee income................................       2,062        2,599                2,461
  Other revenues....................................         690          760                1,329
                                                       ---------      -------              -------
Total vacation ownership
  revenues..........................................       8,338       12,418               14,103
Other operating expenses:
  Commissions paid..................................       4,919        7,108                5,512
    Less amounts deferred(2)........................      (4,824)      (5,807)              (5,413)
    Plus amounts recognized(2)......................         178          303                  313
  Advertising, sales and marketing..................       4,128        3,829                4,899
  Maintenance and energy............................       3,183        3,798                4,669
  Depreciation and amortization(3)..................           0            0                    0
  General and administrative........................       6,637        5,400                4,504
                                                       ---------      -------              -------
Total operating expenses............................      14,221       14,631               14,484
                                                       ---------      -------              -------
Operating (loss) from continuing operations.........      (5,883)      (2,213)                (381)
  Interest expense..................................       3,884        3,108                2,827
  Exchange and translation loss, net................       2,464         (351)                  74
                                                       ---------      -------              -------
(Loss) before provision for taxes from continuing
  operations........................................     (12,231)      (4,970)              (3,282)
  Mexican taxes.....................................       3,356        3,312                1,756
                                                       ---------      -------              -------
Net (loss) from continuing operations...............   $ (15,587)     $(8,282)             $(5,038)
                                                       =========      =======              =======
OTHER HISTORICAL FINANCIAL DATA:
  EBITDA(4).........................................   $  (8,347)     $(1,862)             $  (455)
  Deficit of earnings to fixed charges(5)...........       9,767        5,321              $ 3,282
  Net cash provided by (used in):
  Operating activities..............................        (615)       7,364                9,237
  Investing activities..............................       4,489       (2,565)                (849)
  Financing activities..............................      (3,216)      (4,508)              (9,273)

---------------

(1) These financial data were derived from the Combined Historical Financial Statements of the Predecessor Business which were prepared in accordance with U.S. GAAP. See the Historical Combined Financial Statements of the Predecessor Business. The operating results of the hotel segment were reported as discontinued operations and, accordingly are not included in this presentation.

(2) Because the Company originally acquired perpetual ownership of the Regina Resorts and sells 30 to 50 year memberships to its customers, the historical financial information has been prepared by using the lease method of accounting as required by U.S. GAAP, which required the Predecessor Business to recognize annually only 1/30th of cumulative vacation ownership revenues, net of cumulative provisions for doubtful accounts and cumulative commission expenses. For periods after August 18, 1997 financial data are presented using the full accrual method of accounting rather than the lease method of accounting. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company's Historical Consolidated Statement of Operations for the year ended December 31, 1997 includes the operations of the Regina Resorts only for the period August 19, 1997 through December 31, 1997. Pro forma unaudited Statements of Operations, which combine the operations of the Predecessor Businesses for the period January 1, 1997 through August 18, 1997, using the full accrual method of accounting, with the Company's 1997 historical results are presented elsewhere herein in order to provide pro forma operating data for the full year ended December 31, 1997.

(3) Depreciation was not recognized by the Predecessor Business during the periods presented because the prior owner had recorded a significant impairment loss in 1994 and the assets of the Combined Resorts were held for sale from then until their sale on August 18, 1997.

(4) EBITDA represents net income before interest expense, taxes, depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA should not be construed as a substitute for income from operations, net income or cash flows from operating activities in analyzing the Company's operating performance, financial position and cash flows. The EBITDA measure presented herein may not be comparable to EBITDA as presented by other companies and is not the same as "Consolidated Cash Flow" under the Indenture. See "Description of Notes -- Certain Definitions."

        The following table reconciles historical EBITDA to historical net income (loss) reported for the vacation ownership segment:

                                                                                             SEVEN AND
                                                                                             ONE-HALF
                                                                                              MONTHS
                                                               YEARS ENDED DECEMBER 31,        ENDED
                                                              --------------------------    AUGUST 18,
                                                                 1995           1996           1997
                                                              -----------    -----------    -----------
                                                                       (DOLLARS IN THOUSANDS)
Net income (loss)...........................................   $(15,587)       $(8,282)       $(5,038)
Interest expense............................................      3,884          3,108          2,827
Mexican taxes...............................................      3,356          3,312          1,756
Depreciation and amortization(3)............................          0              0              0
                                                               --------        -------        -------
EBITDA(4)...................................................   $ (8,347)       $(1,862)       $  (455)
                                                               ========        =======        =======

(5) The ratio of earnings to fixed charges has been computed by dividing earnings from continuing operations before Mexican taxes plus fixed charges by fixed charges. Fixed charges consist of interest, amortization of debt issue costs and original issue discount and preferred stock dividends. Fixed charges exceed net income (loss) from continuing operations before Mexican taxes and fixed charges by approximately $12.2 million, $5.0 million and $3.3 million for the years ended December 31, 1995 and 1996 and the seven and one-half months ended August 18, 1997, respectively.

                    SUMMARY HISTORICAL INCOME STATEMENT DATA

                                                 VACATION OWNERSHIP SEGMENT OF
                                                      PREDECESSOR BUSINESS                 COMPANY
                                                --------------------------------   ------------------------
                                                                      SEVEN AND                     THREE
                                                    YEARS ENDED       1/2 MONTHS       YEAR        MONTHS
                                                   DECEMBER 31,         ENDED         ENDED         ENDED
                                                -------------------   AUGUST 18,   DECEMBER 31,   MARCH 31,
                                                  1995       1996        1997        1997(1)        1998
                                                --------   --------   ----------   ------------   ---------
                                                                  (DOLLARS IN THOUSANDS)
Vacation ownership revenues:
  Vacation intervals sales....................  $ 25,034   $ 37,263    $31,479       $ 18,513     $ 14,126
    Less amounts deferred.....................   (24,461)   (36,435)   (30,653)
    Plus amounts recognized...................     1,131      2,039      1,650
  Interest income on Vacation Interval
    Receivables...............................     1,839      3,294      3,277            995        1,193
  Rental of vacant units......................     4,105      5,497      7,021          5,129        2,493
  Service fee income..........................
  Other revenues..............................       690        760      1,329            917          900
                                                --------   --------    -------       --------     --------
Total vacation ownership revenues.............     8,338     12,418     14,103         25,554       18,712
                                                --------   --------    -------       --------     --------
Operating expenses:
  Cost of vacation intervals sales............                                          4,941        3,147
  Provision for doubtful accounts.............                                          2,349        1,224
  Commissions paid............................     4,919      7,108      5,512          3,865        2,795
    Less amounts deferred.....................    (4,824)    (5,807)    (5,413)
    Plus amounts recognized...................       178        303        313
  Advertising, sales and marketing............     4,128      3,829      4,899          2,503        1,820
  Maintenance and energy......................     3,183      3,798      4,669          1,846        1,782
  Depreciation and amortization...............                                            612          365
  General and administrative..................     6,637      5,400      4,504          6,394        3,130
                                                --------   --------    -------       --------     --------
Total operating expenses......................    14,221     14,631     14,484         22,510       14,263
                                                --------   --------    -------       --------     --------
Operating (loss) income from continuing
  operations..................................    (5,883)    (2,213)      (381)         3,044        4,449
  Interest expense............................     3,884      3,108      2,827          3,726        3,336
  Exchange and translation loss...............     2,464       (351)        74            992          150
                                                --------   --------    -------       --------     --------
Income (loss) before provision for Mexican
  taxes from continuing operations............   (12,231)    (4,970)    (3,282)        (1,674)         963
  Provision for Mexican taxes.................     3,356      3,312      1,756          1,662          297
                                                --------   --------    -------       --------     --------
Net income (loss) from continuing
  operations..................................  $(15,587)  $ (8,282)   $(5,038)      $ (3,336)    $    666
                                                ========   ========    =======       ========     ========

---------------

(1) Commences August 18, 1997, the date on which the Company acquired the Vacation Ownership Segment of the Predecessor Business.

                   HISTORICAL CONSOLIDATED BALANCE SHEET DATA

                                                                  BALANCE SHEET DATA
                                                              --------------------------
                                                               MARCH 31,    DECEMBER 31,
                                                                 1998           1997
                                                              -----------   ------------
                                                              (UNAUDITED)
                                                                (DOLLARS IN THOUSANDS)
Cash and temporary investments..............................   $ 10,775       $  8,995
Vacation ownership and trade receivables....................     47,756         39,952
Land, office furniture and equipment........................     15,287         13,798
Total assets................................................    124,993        116,864
Long-term debt, net of unamortized original issue
  discount..................................................     91,113         90,780
Stockholders' investment....................................     13,718         13,052

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act, and Section 21E of the Exchange Act which represent the Issuers' expectations and beliefs concerning future events that involve risks and uncertainties, including those associated with the effects of national and regional economic conditions. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Discussions containing such forward-looking statements may be found in the material set forth under "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Unaudited Pro Forma Financial Statements," "Business" and "Description of Notes," as well as elsewhere herein. Actual results may differ materially from those projected in the forward-looking statements. Although the Issuers believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this Prospectus will prove to be accurate. Important factors that could cause actual results to differ materially from the Issuers' expectations are disclosed in this Prospectus. Considering the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Issuers or any other person that the objectives and plans of the Issuers will be achieved. The reader should note that initial public offerings are excluded from Section 27A of the Securities Act and Section 21E of the Exchange Act.

                                  RISK FACTORS

     Prior to making an investment decision, prospective investors in the Registered Notes offered hereby should carefully consider all the information herein and, in particular, the following risk factors.

     ADVERSE MEXICAN ECONOMIC CONDITIONS AND GOVERNMENT POLICIES. The following information was derived in part from the Form 18-K, as amended, filed by the United Mexican States with the Commission on June 20, 1997.

     Because each Regina Resort is located in Mexico and a significant percentage of the owners of Vacation Intervals are Mexican nationals (approximately 44% as of December 31, 1997), the Company's financial condition and results of operations are greatly affected by the strength of the Mexican economy.

     During the late 1980s and early 1990s, as a result of Mexican government initiatives and the attendant increase in foreign investment, Mexico's growth rate increased, the inflation rate was reduced significantly and the U.S. dollar/peso exchange rate was relatively stable. During 1994, however, Mexico experienced an economic crisis caused in part by a series of internal disruptions and political events, including a large current account deficit (8.0% of gross domestic product in 1994), reduced level of domestic savings (15% of gross domestic product in 1994), civil unrest in the southern state of Chiapas, the assassination of two prominent political figures and significant devaluation of the peso. These events undermined the confidence of investors in Mexico during 1994 and, combined with an increase in interest rates, led to a substantial outflow of capital. The weaker value of the peso relative to the dollar increased the cost, in peso terms, of imported goods and services, and thereby increased the rate of inflation in Mexico to 52.0% in 1995 (as compared to 7.1% in 1994). To the extent that employers adjusted wages upward to compensate for the decline in purchasing power resulting from the devaluation of the peso, and then adjusted prices to reflect increased wage costs, additional inflationary pressures arose. The devaluation of the peso also led to a lack of confidence on the part of investors in Mexico's ability to repay its short-term obligations and, consequently, a reluctance of investors to reinvest in Mexico's maturing government bonds. As a result, Mexico experienced a liquidity crisis closely linked to the $29.2 billion of short-term government bonds (Tesobonos) outstanding at the end of 1994 and maturing in 1995.

     Since 1995, the Mexican government has instituted programs which seek to
(i) stabilize the exchange rate and maintain the current floating rate exchange policy, (ii) stabilize the Mexican banking sector, (iii) establish tax incentives for business to increase productivity and employment, (iv) increase exports, (v) reform the pension system to encourage private domestic savings,
(vi) control inflation by decreasing
public spending and implementing a restrictive monetary policy, (vii) increase private sector investment through privatization of transportation and telecommunications and (viii) increase public-sector revenues, in part through increases in the general rate of the value-added tax for certain goods and services from 10% to 15% (except for certain "free zones" such as Cancun, Cozumel and Los Cabos, where the rate continues to be 10%), increases in prices of fuel oil, natural gas and electricity and increases in the minimum wage. In addition, the Mexican government sought to minimize inflation by promoting the gradual implementation of price increases.

     Economic conditions in Mexico improved somewhat in 1996, with gross domestic product in 1996 5.1% higher than gross domestic product in 1995, and interest rates on 28-day Cetes declining to an average of 31.4% (from an average of 48.4% in 1995). According to preliminary figures, in the first quarter of 1997, gross domestic product increased by 5.1% as compared to the same period in 1996. On January 15, 1997, the Mexican government repaid the remaining balance that it borrowed on the line of credit extended by the United States and Canada. There can be no assurance that the economic plan of the Mexican government will achieve its stated goals or the improvement of the Mexican economy in 1996 will continue in future periods.

     The future performance of the Mexican economy may be adversely affected by political instability in Mexico. On August 28, 1996, a little-known group calling itself the Ejercito Popular Revolucionario (the Popular Revolutionary Army, or "EPR") initiated attacks in various parts of Mexico, concentrating on military and police targets, and since that date has claimed responsibility for a number of other attacks and has been involved in direct skirmishes with Mexican government troops. Although the extent of popular support enjoyed by the EPR is not known, and none of the attacks occurred within 600 miles of any of the Regina Resorts, the attacks adversely affected Mexico's foreign exchange and securities markets. No assurance can be given that attacks in the future by the EPR or any other insurgent group will not have a similar, or worse, effect on such markets.

     The Mexican government has exercised, and continues to exercise, significant influence over the Mexican economy. Accordingly, Mexican governmental actions could have a significant effect on companies with Mexican operations (including the Company), market conditions, prices and returns on securities of companies with significant Mexican operations (including those of the Company). On July 6, 1997, national elections were held in Mexico in which parties opposed to the ruling Institutional Revolutionary Party ("PRI") increased their representation in the Mexican legislature and captured the mayoralty of Mexico City and the governorship of several states of Mexico. Although the term of President Ernesto Zedillo, a member of the PRI, is scheduled to continue until the year 2000, there can be no assurance that the increased political power of parties opposed to the PRI will not result in a change in Mexico's economic policies or the ability of President Zedillo to implement plans or agreements similar to those referred to above. Any change in Mexico's economic policies could have a material adverse effect on the Company's business, results of operations, financial condition, ability to obtain financing and prospects.

     Future declines in the gross domestic product of Mexico, continued high rates of inflation in Mexico or other adverse social, political or economic developments in or affecting Mexico or other emerging market countries could have a generally adverse effect on the Mexican economy, which could result in a material adverse effect on the Company's business, results of operations, financial condition, ability to obtain financing and prospects and on the market price of the Issuers' securities. Finally, Mexican securities such as the Notes are, to varying degrees, influenced by economic and market conditions in other emerging market countries. Although economic conditions are different in each country, investors' reactions to developments in one country may have effects on the securities of issuers in other countries, including Mexico. There can be no assurance that the trading price of the Notes or the Issuers' ability to meet their obligations under the Notes would not be adversely affected by events elsewhere, especially in emerging market countries.

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Currency Fluctuations" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     ADVERSE CONSEQUENCES AND FLUCTUATIONS IN EXCHANGE RATES AND INFLATION. The value of the peso has been subject to significant fluctuations with respect to the U.S. dollar in the past and may be subject to significant fluctuations in the future. The value of the peso declined by 60.8% against the U.S. dollar, from Ps.3.33 at December 31, 1993 to Ps.5.00 at December 31, 1994. Significant fluctuations in the value of the peso in short time periods included a major decline in March 1994 (following the assassination of a leading candidate in Mexico's presidential elections) of that year and a decline by 42.9% from December 19, 1994 to December 31, 1994. See "-- Adverse Mexican Economic Conditions and Government Policies." Between January 1, 1995 and March 31, 1996, the Mexican peso depreciated an additional 50.8% to Ps.7.54 per U.S. dollar and fluctuated from a high, relative to the U.S. dollar, of Ps.5.00 to a low, relative to the U.S. dollar, of Ps.8.14. From March 31, 1996 to September 30, 1996, the peso/U.S. dollar exchange rate was relatively stable, although the peso did depreciate from Ps.7.55 per U.S. dollar at September 30, 1996 to Ps.8.06 per U.S. dollar at December 30, 1997. At March 20, 1998, the peso/U.S. dollar exchange rate was Ps.8.55 per U.S. dollar. No assurance can be given that the peso will not further depreciate in value relative to the U.S. dollar in the future. See "Exchange Rates" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Currency Fluctuations."

     The Mexican economy has suffered balance of payment deficits and shortages in foreign exchange reserves. While the Mexican government does not currently restrict the ability of Mexican or foreign persons or entities to convert pesos to U.S. dollars, no assurance can be given that the Mexican government will not institute a restrictive exchange control policy in the future. Any such restrictive exchange control policy could adversely affect the Issuers' ability to convert dividends or other payments received in pesos into U.S. dollars for purposes of making payments to the Holders of the Notes, and could also have a material adverse effect on the Company's business and financial condition.

     In addition, the Company denominates many of its Vacation Interval Receivables in UDIs. See "Business -- The Company -- Customer Financing." Although the Company believes that its UDI program protects it from peso inflation, it does not insulate the Company from foreign currency risk, and there can be no assurance that the rate of return on the Company's UDI denominated loans will not be adversely affected by a change in dollar/peso exchange rates.

     RISK OF NEW VENTURE AND RECENT ACQUISITION; LACK OF PRIOR OPERATING HISTORY. The Company was organized in August 1996 by Raintree Capital Company, LLC ("Raintree"). Raintree is a merchant banking firm formed in 1994 to consolidate highly fragmented industries. The Company started operations as of the closing of the Purchase Transactions on August 18, 1997. Prior to such closing, the Combined Resorts were under common ownership of Bancomer, but the Regina Resorts were operated separately from the Westin Hotels. There can be no assurance that the Company will be able to operate the Regina Resorts on a profitable basis or that the Regina Resorts can be operated as effectively under separate ownership from the Westin Hotels as they were operated while Bancomer owned the Regina Resorts and the Westin Hotels.

     In connection with the Purchase Transactions, it was determined that there were certain irregularities in title to the Combined Resort at Cancun and that certain formalities were required to be taken with respect to the deeds to the Company's property at Cozumel. With respect to the Combined Resort at Cancun, the property boundary does not connect to form a closed figure. The Company has received confirmation of this from the Fondo Nacional de Fomento al Turismo ("Fonatur"), the Mexican governmental public trust which established the tourist center in Cancun and the public trust from which Bancomer had purchased the Combined Resort in Cancun. Fonatur informed the Company and Bancomer that such title irregularity was inadvertent and agreed to execute corresponding correction deeds. In addition, Bancomer agreed with the Company to indemnify the Company for the potential liability created by such irregularity. The Company, Fonatur and Bancomer are currently working to correct such irregularity, and the Company does not expect the correction to cause a material impact on the Company. An internationally recognized title insurance company has issued a commitment to issue a title insurance policy with respect to the Combined Resort at Cancun upon the filing of such correction deeds. With respect to the Company's land in Cozumel, such land was held in trust in common with another owner. The Company has separated the trust such that the Company owns all of the beneficial interest with respect to such land. The Company is currently formalizing the withdrawal of the land from the trust so that it holds title directly. The Company does not expect the correction and formalization of these matters to have a material impact, if any, on its business although there can be no assurance that this will be the case. See "Business -- Description of Purchase Transactions -- Description of Stock Purchase Agreement."


     A portion of the Company's management group, located in both Houston, Texas and Mexico City, Mexico has been assembled only recently, and there can be no assurance that the management group will be able to operate the Regina Resorts or implement the Company's acquisition and internal growth strategy effectively. Prior to the acquisition of the Regina Resorts, the Predecessor Business was owned and operated by Bancomer. The Company's President and COO, John McCarthy, was the chief executive officer (or managing director) of this business for Bancomer and has been in the vacation ownership business for over 16 years. In addition, Mario Muro, the Company's Senior Vice President -- Chief Operating Officer/Mexico and in charge of sales and marketing, was in charge of sales, reporting to Mr. McCarthy. The existing principal operating personnel at the predecessor company were all retained by the principal operating subsidiaries of the Company and with the exception of the finance director, continue in the employ of the Company. The Company has added additional senior executive personnel, primarily in Houston, i.e. Messrs. Bech, Brewton, Stroesenreuther and Tucker, and Mr. Ripol in Mexico City, to provide the necessary management resources to pursue an active acquisition and development strategy in the United States and Canada as well as to provide the necessary direction and management including financial and executive oversight for the Mexico operations to respond to the requirements of the existing stakeholders in the Company.


     The combined historical financial results of the vacation ownership segment of the Predecessor Business cover periods when it was not under control or management of the Company and, therefore, may not be indicative of the Company's future financial or operating results. The prospects for the Company's success must be considered in light of the risks, expenses and difficulties often encountered in the establishment of a new business in a continually evolving industry characterized by an increasing number of market competitors. See "Business -- Business Strategy" and "Management."

     DEVELOPMENT AND CONSTRUCTION RISKS. The Company intends to construct, redevelop, convert and expand additional resorts. There can be no assurance that the Company will complete the expansion plans set forth in "Business -- The Resorts" and "Business -- Business Strategy" or undertake to develop other resorts or complete such development if undertaken. Risks associated with the Company's development, construction and redevelopment/conversion activities may include the risks that: (i) acquisition and/or development opportunities may be abandoned; (ii) construction costs of a property may exceed original estimates, possibly making the resort uneconomical or unprofitable; (iii) sales of Vacation Intervals at a newly completed property may be insufficient to make the property profitable; (iv) financing may not be available on favorable terms for the development of, or the continued sales of Vacation Intervals at, a property; and
(v) construction may not be completed on schedule, resulting in decreased revenues and increased interest expense. In addition, the Company's construction activities will typically be performed by third-party contractors, the timing, quality and completion of which the Company will be unable to control. Furthermore, construction claims may be asserted against the Company for construction defects and such claims may give rise to liabilities. New development activities, regardless of whether they are ultimately successful, typically require a substantial portion of management's time and attention. Development activities are also subject to risks relating to the Company's inability to: (i) obtain, or avoid delays in obtaining, all necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations, (ii) coordinate construction activities with the process of obtaining such permits and authorizations, and (iii) obtain the financing necessary to complete the necessary acquisition, construction, and/or conversion work. In addition, local laws may impose liability on property developers with respect to construction defects discovered, or repairs made by future owners of such property. Pursuant to such laws, future owners may recover from the Company amounts in connection with any repairs made to the developed property. Finally, to the extent the Company elects to develop properties adjacent to luxury hotels to provide Members with service offered to guests of such hotels, the Company will need to negotiate the terms by which such hotels would provide services to the Company and the Members. There can be no assurance that the Company will be able to negotiate such terms on a basis that is favorable to the Company, including negotiations for its planned developments in Los Cabos and Cozumel, if at all. See "-- Risk of New Venture and Recent Acquisition; Lack of Prior Operating History,"

"Business -- Business Strategy," and "Management's Discussion and Analysis of Financing Condition and Results of Operations."

     ACQUISITION STRATEGY RISKS. The Company intends to grow primarily through the development and acquisition of additional resorts, including locations outside of Mexico. The Company's future growth and financial success will depend upon a number of factors, including its ability to identify attractive resort acquisition opportunities, consummate the acquisitions of such resorts on favorable terms, convert such resorts to use as vacation ownership resorts and profitably sell Vacation Intervals at such resorts. In addition, to the extent the Company acquires and develops resorts outside of Mexico, the Company's management will face the challenge of conducting operations in countries where the Company has not previously operated. Increased competition for acquisition candidates may develop, in which event there may be fewer acquisition opportunities available to the Company as well as higher acquisition prices. There can be no assurance that the Company will be able to finance, identify, acquire or profitably manage additional businesses, or successfully integrate acquired businesses, if any, into the Company without substantial costs, delays or other operational or financial problems. Further, acquisitions involve a number of special risks, including (i) possible adverse effects on the Company's operating results, (ii) diversion of management's attention, (iii) lack of local market knowledge and experience, (iv) inability to hire, train and retain key acquired personnel, (v) inability to secure sufficient marketing relationships with local hospitality, retail and tourist attraction operators, (vi) risks associated with unanticipated events or liabilities, and (vii) amortization of acquired intangible assets, some or all of which could have a material adverse effect on the Company's business, financial condition and results of operations. Customer dissatisfaction or performance problems at a single acquired company could have an adverse effect on the reputation of the Company and render ineffective the Company's sales and marketing initiatives. In addition, there can be no assurance that the Company or other businesses acquired in the future will achieve anticipated revenues and earnings. See "Business -- Business Strategy."

     CUSTOMER FINANCING RISKS. The Company offers financing to the buyers of Vacation Intervals who make a down payment of at least 15% of the purchase price of each Vacation Interval. This financing generally bears interest at fixed rates and is effectively collateralized by the purchased Vacation Interval. To obtain future financing, the Company may seek to enter into agreements with lenders pursuant to which the Company would pledge, as collateral, its Vacation Interval Receivables from the financing that the Company offers its customers. There can be no assurance that any such financing will be available on terms that are acceptable to the Company or otherwise. Moreover, if, in connection with any such financing, the Company is required to sell its Vacation Interval Receivables to lenders, discounts from the face value of such receivables may be required by such lenders. At March 31, 1998, the Company had a portfolio of approximately 5,846 Vacation Interval Receivables amounting to approximately $45.2 million in outstanding principal amount. At December 31, 1997, the Vacation Interval Receivables had a weighted average maturity of approximately five years. At March 31, 1998, approximately (i) 64% of all of the Vacation Interval Receivables were U.S. dollar denominated and had a weighted average interest rate of 12.9%, (ii) 31% of all Vacation Interval Receivables were denominated in UDIs, an obligation denominated in pesos which is adjusted for Mexican inflation, and had a weighted average interest rate of 8%, and (iii) 5% of all Vacation Interval Receivables were denominated in Mexican pesos and had a weighted average interest rate of 20%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     CUSTOMER DEFAULT RISKS. The Company bears the risk of defaults by buyers who financed the purchase of their Vacation Intervals. If a Member defaults on a Vacation Interval Receivable, the Company generally will terminate the underlying conditional sale agreement and return the promissory note with respect thereto to the customer. In connection with the Company terminating such sale agreements, the relatively substantial associated marketing costs other than certain sales commissions will not be recovered by the Company, and they must be incurred again after the Vacation Interval has been returned to the Company's inventory for resale (commissions paid in connection with the sale of Vacation Intervals may be recoverable from the Company's sales personnel and from independent contractors upon default in accordance with contractual arrangements with the Company, depending upon the amount of time that has elapsed between the sale and the default and the number of payments made prior to such default). Although the Company in many cases may have recourse against buyers of Vacation Intervals, sales personnel and independent contractors for the purchase price paid and for commissions paid, respectively, no assurance can be given that the Vacation Interval purchase price or any commissions will be fully or partially recovered in the event of buyer defaults on Vacation Interval Receivables. See "Business -- The
Company -- Customer Financing."

     REGULATION OF MARKETING AND SALES OF VACATION INTERVALS; OTHER LAWS. In March 1998, the Company became subject to Mexican "timeshare" laws and regulations. The Company does not believe that becoming subject to such laws and regulations has had a material adverse effect on its business. The Company's marketing and sales of Vacation Intervals and other operations are subject to other regulations under Mexican law. Other laws, such as real estate licensure; travel agent licensure; anti-fraud laws; telemarketing laws; price, gift and sweepstakes laws; and labor laws, also affect the Company's business. The Company believes that it is in material compliance with all laws and regulations to which it is currently subject. However, no assurance can be given that the Company is in fact in compliance with all applicable laws and regulations.

     During 1997 amendments to Mexico's value added tax laws were enacted which subject sales of vacation intervals such at those sold by the Company to a value added tax of approximately 10% in Cancun and Los Cabos and 15% in Puerto Vallarta. To counteract the imposition of this value added tax on sales of Vacation Intervals, the Company has raised its prices, but by less than the amount of such tax, thereby placing downward pressure on the Company's margins.

     In addition, the Company's operations are subject to a number of other Mexican and U.S. federal, state and local laws, regulations and taxation regimes. The Company believes that it is currently in material compliance with all such laws, regulations and regimes; however, there can be no assurance that such laws, regulations and regimes may not change, that interpretations with respect thereto may not be modified, or that the Company is in fact in compliance with all such laws, regulations and regimes. Any failure to comply with applicable laws, regulations or taxation regimes could have a material adverse effect on the Company. See "Business -- Governmental Regulation."

     EXPANSION AND REGULATION OF COMPANY'S BUSINESS OUTSIDE OF MEXICO. The Company may expand its business, including Vacation Interval marketing and sales and acquisition and development of additional resorts outside of Mexico. See "Business -- Business Strategy -- Future Acquisitions." These activities would be subject to extensive regulation by the applicable jurisdictions in which its resort properties were located and in which Vacation Intervals were marketed and sold. While the Company will use its best efforts to be in material compliance with all foreign laws and regulations to which it may become subject, no assurance can be given that the cost of qualifying under vacation interval ownership regulations and other regulations in any jurisdiction in which the Company desires to conduct sales and operate its business would not be significant. Any failure to comply with applicable laws or regulations could have a material adverse effect on the Company. See also "-- Regulation of Marketing and Sales of Vacation Intervals; Other Laws."

     REQUIRED COOPERATION WITH STARWOOD. Because the Combined Resorts share numerous facilities, the Company and Starwood are required to cooperate in operating the Combined Resorts. Accordingly, the Company and Starwood and Westin will be required to cooperate in the provision of such services because the Regina Resorts and the Westin Hotels rely on certain common and shared facilities to provide required services to Members and hotel guests, respectively. To effect such cooperation, the Company and Starwood have entered into the Operating Agreements by which their relationship is governed. In addition, the Company, Starwood and Westin have commenced monthly meetings of operational personnel to coordinate their activities. Although the Company believes that its relations with Starwood and Westin are good, there can be no assurance that operating issues will not arise that could affect such relationship or that if a third party were to succeed to the interests of Starwood or Westin that the same level of cooperation between the Company and any such successor would continue. See "Business -- Description of Purchase Transactions." In connection with the Purchase Transactions, Starwood agreed to rent certain of the Company's units for use as hotel rooms. Because under the Operating Agreements the Company, subject to certain exceptions, is not able to rent its rooms to transient guests other than through Starwood, the Company bears the risk that it may have unused rooms for which it would not receive any revenue. The Company believes that as it sells its existing inventory, consequences of an adverse effect due to such risk will decrease. See
"Business -- Description of Purchase Transactions -- Description of Operating Agreements."

     SEASONALITY. In general, the Mexican vacation ownership industry tends to follow seasonal buying patterns with peak sales occurring during the peak travel/tourism seasons, usually December through April and July through August. The timing of these purchases, however, may be affected by weather conditions and general or local economic conditions. Seasonal influences may also affect the Company's earnings in a manner that could limit the ability of the Company to fund its capital and debt service requirements, including making payments of interest on the Notes, during off-peak seasons. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonality."

     GENERAL ECONOMIC CONDITIONS; CONCENTRATION IN VACATION OWNERSHIP
INDUSTRY. Any downturn in economic conditions or any price increases (e.g., airfares) related to the travel and tourism industry could depress discretionary consumer spending and have a material adverse effect on the Company's business. Any such economic conditions, including recessions, may also adversely affect the future availability of attractive financing for the Company or its customers and may materially adversely affect the Company's business, financial condition and results of operations. Furthermore, adverse changes in general economic conditions may adversely affect the collectibility of the Vacation Interval Receivables. Because the Company's operations are conducted almost entirely within the vacation ownership industry, any adverse changes affecting the vacation ownership industry such as an oversupply of vacation ownership units, a reduction in demand for vacation ownership units, changes in travel and vacation patterns, changes in governmental regulations of the vacation ownership industry and increases in construction costs or taxes, as well as negative publicity, could have a material adverse effect on the Company's operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     SALES VOLUME RISKS. The Company depends on sales leads generated from guests of the Westin Hotels, other local offices and off-site offices. With respect to off-site offices, as the number of potential customers in the geographic area of a sales office who have attended a sales presentation increases, the Company may have increasing difficulty in attracting additional potential customers to a sales presentation at that office, and it may become increasingly difficult for the Company to maintain current sales levels at its existing sales offices. Accordingly, the Company anticipates that a substantial portion of its future sales growth will depend on opening additional off-site sales offices which may be subject to local taxes and compliance with additional registration and other requirements. There can be no assurance, however, that sales from existing or new off-site sales offices will meet the Company's expectations. If the Company does not open additional sales offices or if existing or new sales offices do not perform as expected, the Company's business, results of operations and financial condition could be materially adversely affected. See "Business -- The Company -- Sales and Marketing."

     GEOGRAPHIC CONCENTRATION IN MEXICO; CONCENTRATION OF CUSTOMERS IN NORTH AMERICA. The Company currently sells Vacation Intervals only in Mexico, and at December 31, 1997 approximately 44% of Members reside in Mexico. The Company intends to continue to sell Vacation Intervals in Mexico and to initiate registration to permit sales in selected locations in the United States. Since all of the Company's sales offices are currently located in Mexico, any economic downturn in Mexico could have a disproportionate material adverse effect on the Company's business, results of operations and financial condition. See
"-- Adverse Mexican Economic Conditions and Economic Policies." In addition, at September 30, 1997, approximately 48% and 5% of the Company's Members resided in the United States and Canada, respectively, and, as a result, the Company may be vulnerable to downturns in the U.S. and Canadian economies as well. See "Business -- The Company."

     COMPETITION. The Company is subject to significant competition from other entities engaged in the business of resort development, sales and operation, including vacation interval ownership, condominiums, hotels and motels. Some of the world's most recognized lodging, hospitality and entertainment companies have begun to develop and sell vacation intervals in resort properties. Major companies that now operate or are developing or planning to develop vacation ownership resorts include Marriott International, Inc., The Walt Disney Company, Hilton Hotels Corporation, Hyatt Corporation, Four Seasons Hotels & Resorts, Inc., Intercontinental Hotels and Resorts, Inc., and Westin. In addition, other publicly-traded companies in the vacation ownership industry, such as Signature Resorts, Inc., Fairfield Communities, Inc., Vistana, Inc., Trendwest Resorts, Inc. and SilverLeaf, Inc., currently compete, or may compete, with the Company. Many of these entities possess significantly greater financial, marketing and other resources than those of the Company. Management believes that recent and potential future consolidation in the vacation interval industry will increase industry competition. See "Business -- Competition."

     VACATION INTERVAL EXCHANGE NETWORKS. The attractiveness of Vacation Interval ownership is enhanced significantly by the availability of exchange networks that allow Members to exchange in a particular year the occupancy right in their Vacation Interval for an occupancy right in another participating network resort. According to the ARDA, buyers cited the ability to exchange a vacation interval as a primary reason for purchasing a vacation interval. Several companies, including RCI, provide broad-based vacation interval exchange services, and the Regina Resorts are currently qualified for participation in the RCI exchange network. However, no assurance can be given that the Company will continue to be able to qualify the Regina Resorts, or will be able to qualify its future resorts, for participation in the RCI network or any other exchange network. Moreover, if such exchange networks cease to function effectively, or if the Company's resorts are not accepted as exchanges for other desirable resorts, the Company's Vacation Interval sales could be materially adversely effected. See "Business -- The Company -- Participation in Vacation Interval Exchange Networks."

     RESALE MARKET FOR VACATION INTERVALS. The Company sells Vacation Intervals to buyers for leisure and not for investment purposes. The Company believes that the market for resale of Vacation Intervals by Members is limited, and that any resales of Vacation Intervals are typically at prices substantially less than the original purchase price. These factors may make ownership of Vacation Intervals less attractive to prospective buyers, and attempts by Members to resell their Vacation Intervals will compete with sales of Vacation Intervals by the Company. In addition, the market price of Vacation Intervals sold by the Company or by its competitors in the market could be depressed by a substantial number of Vacation Intervals offered for resale. See "Business -- The
Company -- Participation in Vacation Interval Exchange Networks."

     POTENTIAL APPLICABILITY OF FEDERAL SECURITIES LAWS TO THE SALE OF VACATION INTERVALS. Because the Company does not sell Vacation Intervals in the United States such sales are not subject to the Securities Act. However, to the extent the Company does so in the future, the Vacation Intervals may be deemed to be a security as defined in Section 2(l) of the Securities Act. If the Vacation Intervals were determined to be a security for such purpose, their sale would require registration under the Securities Act. If a sale of the Vacation Intervals in the United States were to be found to have violated the registration provisions of the Securities Act, purchasers of the Vacation Intervals would have the right to rescind their purchases of Vacation Intervals. The Company intends to seek the advice of counsel prior to selling Vacation Intervals in the United States as to whether such intervals would be securities within the meaning of the Securities Act.

     POSSIBLE ENVIRONMENTAL LIABILITIES. The Company's activities are subject to Mexican environmental laws and regulations, which consist mostly of the Mexican General Law of Ecological Balance and Environmental Protection ("Ley General del Equilibrio Ecologico y la Proteccion del Ambiente") and the regulations enacted thereunder. Under such laws and regulations, the Regina Resorts are subject to the regulatory jurisdiction of the Mexican Ministry of the Environment, Natural Resources and Fishing ("Secretaria del Medio Ambiente, Recursos Naturales y Pesca"), which has broad discretion in executing its statutory mandate. Although as a result of environmental due diligence (including a review of "Phase I" environmental reports) completed in connection with the Purchase Transactions, the Company believes it is in compliance in all material respects with all applicable environmental laws and regulations to which the Regina Resorts are subject, no assurance can be given that the Regina Resorts will not be subject to inspections, sanctions, fines, or temporary or definitive suspensions that could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Government
Regulation -- Environmental Matters."

     INDEPENDENT CONTRACTORS. A portion of the Company's sales force has been comprised of independent contractors. From time to time, Mexican federal and state authorities have asserted that independent contractors are employees, rather than independent contractors. If, as a result of any such assertion the Company were required to pay for and administer added benefits and taxes related to the time such persons have been classified as independent contractors, the Company's operating costs would increase. See "Business -- Employees and Independent Contractors."

     NATURAL DISASTERS; UNINSURED LOSS. The Regina Resorts may be subject to hurricanes, earthquakes and adverse weather patterns such as "El Nino" and damages as a result thereof. Although the Company carries what it believes to be adequate and customary insurance, there are certain types of losses for which the Company does not have insurance coverage because they are either uninsurable or not economically insurable such as expropriation and wars. Should the unlikely event of an uninsured loss or a loss in excess of insured limits occur, the Company could lose its capital invested in a resort, as well as the anticipated future revenues from such resort and would continue to be obligated on any mortgage indebtedness or other obligations related to the property. Any such loss could have a material adverse effect on the Company. See "-- Adverse Mexican Economic Conditions and Government Policies" and "Business -- Insurance; Legal Proceedings."

     DEPENDENCE ON KEY PERSONNEL. The Company's success depends to a large extent upon the experience and abilities of John McCarthy, the Company's President. The loss of the services of Mr. McCarthy could have a material adverse effect on the Company's business, results of operations and financial condition. The Company has entered into a three-year employment agreement which renews for one year terms at the end of each term with Mr. McCarthy. The Company's success is also dependent upon its ability to attract and retain qualified development, acquisition, marketing, management, administrative and sales personnel for which there is keen competition. In addition, the cost of retaining such key personnel could escalate over time. There can be no assurance that the Company will be successful in attracting and retaining such personnel. See "Management -- Officers and Directors" and "Management -- Employment Agreements."

     LIMITED INVENTORY. The Company believes that its remaining inventory of Vacation Intervals at the Regina Resorts will provide it with sufficient cash flow to fund its capital and debt service requirements for approximately three years assuming a sales rate of 4,000 Vacation Intervals per year. There can be no assurance that the Company will be able to implement its internal growth and acquisition strategy successfully and thereby increase its inventory of Vacation Intervals. If the Company is unable to acquire or develop additional inventory, the Company's ability to fund its capital and debt service requirements will be materially impaired. See "Business -- Business Strategy."

     REAL ESTATE INVESTMENT RISKS. The Company is subject to varying degrees of risk incident to the ownership of real estate. Income of the Company may be adversely affected by adverse changes in zoning laws, ongoing need for capital improvements, changes in real estate tax rates and other operating expenses, and other factors beyond the control of the Company.

     LEVERAGE; NET CAPITAL INVESTMENT; RECENT LOSSES. The Company has substantial indebtedness and debt service obligations. As of March 31, 1998, the Company's total consolidated indebtedness was $111.3 million, its consolidated total assets were $125.0 million, and its stockholders' equity was $13.7 million. In addition, subject to the restrictions under the Indenture, the Issuers and their subsidiaries may incur additional indebtedness from time to time. See "Summary -- The Offering," "Description of Other Debt," "Use of Proceeds," "Capitalization," and "Description of Notes -- Certain Covenants."

     The level of the Company's indebtedness could have important consequences to the Holders, including: (i) a substantial portion of the Company's cash flow from operations will have to be dedicated to debt service and will not be available for other purposes; (ii) the Company's ability to obtain additional debt financing in the future for working capital, capital expenditures, research and development or acquisitions may be limited; and (iii) the Company's level of indebtedness could increase its vulnerability to general adverse economic and industry conditions and limit its flexibility to react to changes in its operating environment and in economic conditions generally. In addition, the Indenture contains financial and other restrictive covenants that limit the ability of the Issuers and the Operating Subsidiaries to, among other things, borrow additional funds. Failure by the Issuers to comply with such covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on the Company.

     To the extent that cash flow from operations is insufficient to cover the Company's fixed charges and fund the Company's capital expenditure requirements, the Company, to pay such expenses, may use the remaining net proceeds, if any, from the Offering, may obtain funds from additional borrowings, if permitted, and may seek to sell a portion of its business or other assets, engage in sale/leaseback transactions, raise additional equity capital and/or acquire other businesses that would provide additional positive cash flow. No assurance can be given as to the availability or accessibility of sufficient financing from these or other similar transactions, or that these or other similar transactions could be accomplished on terms favorable to the Company.

     The ability of the Issuers to pay principal, interest or Liquidated Damages, if any, on the Notes and to meet their other debt service obligations will depend on the future operating performance and financial results of the Company, which will be subject in part to factors beyond the Company's control, such as prevailing economic conditions and financial, business, and other factors. For the years ended December 31, 1995, 1996 and 1997, the Company's vacation ownership segment of the Predecessor Business realized a net loss applicable to common stockholders (giving pro forma effect to the separation of the vacation ownership business and the hotel business) of approximately $13.1 million, $8.6 million and $3.6 million, respectively. There can be no assurance that the Company's business will generate sufficient cash flow from operations or that anticipated revenue growth and operating improvements will be realized in an amount sufficient to enable the Issuers to service their indebtedness, including the Notes, or to fund the Company's other liquidity needs. The Indenture contains certain restrictive covenants, including, but not limited to, limitations on the Company's ability to incur debt, issue preferred stock and effect asset dispositions. The highly leveraged position of the Company and the restrictive covenants contained in the Indenture could significantly limit its ability to withstand competitive pressures or adverse economic conditions, make acquisitions, or take advantage of business opportunities that may arise. See "Description of Notes."

     RANKING OF THE NOTES. The Notes are effectively subordinated to all secured senior indebtedness of the Issuers, to the extent of the assets which secure such indebtedness. Upon any distribution or payment of the assets of the Issuers in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, holders of secured indebtedness will have a prior claim to the assets of the Issuers that constitute their collateral. Holders will participate ratably with all holders of unsecured indebtedness of the Issuers that is deemed to be of the same class as the Notes, and potentially with all other general creditors of the Issuers, based upon the respective amounts owed to each holder or creditor, in the remaining assets of the Issuers. In any of the foregoing events, there can be no assurance that there would be sufficient assets to pay amounts due on the Notes. As a result, Holders may receive less, ratably, than holders of secured indebtedness. The Indenture permits the Company to incur additional indebtedness, including secured indebtedness of RRI US's Operating Subsidiaries, subject to certain limitations. See "-- Fraudulent Transfer and Bankruptcy Considerations" and "Description of Notes -- Certain Covenants."

     HOLDING COMPANY STRUCTURE; DEPENDENCE ON SUBSIDIARIES; LIMITATIONS ON ACCESS TO CASH FLOW OF THE SUBSIDIARIES. RRI US is structured as a holding company which owns all of the capital stock of Canarias Future, SRL ("Canarias") which, in turn, holds the equity interests, directly and indirectly, of the Company's Operating Subsidiaries and CR Mexico. RRI US's current operations are conducted exclusively through its Operating Subsidiaries, and its only significant asset is the capital stock of Canarias which, in turn, owns, directly and indirectly, the capital stock of the other Operating Subsidiaries and CR Mexico. As a holding company, RRI US is dependent on dividends or other intercompany transfers of funds from its Operating Subsidiaries to meet its debt service and other liquidity needs. CR Mexico is a wholly-owned subsidiary of Canarias. CR Mexico's major asset is approximately $97.3 million of intercompany notes owed to it by the Company's Operating Subsidiaries, which subsidiaries are not direct or indirect subsidiaries of CR Mexico. Under the terms of the Indenture, such indebtedness is required to be assumed by other Operating Subsidiaries of the Company, which subsidiaries are also not direct or indirect subsidiaries of CR Mexico. CR Mexico is therefore dependent (and will continue to be dependent) on interest payments under such intercompany obligations to meet its debt service and other liquidity needs. The Notes are obligations exclusively of the Issuers and are not guaranteed by any of the Issuers' Operating Subsidiaries. Consequently, the Issuers' cash flow and ability to service their debt, including the Notes, are dependent upon the earnings of the Operating Subsidiaries and the distribution of those earnings to RRI US, or upon loans, advances or other payments made by the Operating Subsidiaries to the Issuers. The Notes are effectively subordinated to all

Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Operating Subsidiaries. Furthermore, the terms of the permitted indebtedness and other agreements of RRI US's subsidiaries may have the effect of limiting the ability of RRI US's subsidiaries to pay dividends or other payments to either Issuer. See "Description of Notes -- Certain Covenants." At December 31, 1997, the total amount of Indebtedness and other obligations of the Operating Subsidiaries that effectively ranked senior in right of payment to the obligations of the Issuers under the Notes was approximately $4.6 million.


     RISK OF LIABILITY FOR MEXICAN WITHHOLDING TAXES. Pursuant to the Indenture, subject to certain exceptions, the Issuers are required to pay any withholding taxes required to be paid to the Mexican government. Under the Mexican tax law, the base rate of withholding tax is 15% of the amount of interest paid on the Notes. That amount may be reduced to 4.9% (the "Reduced Rate") of the amount of interest paid to non resident holders of Notes in two circumstances. First, under Mexican Administrative Rule 3.32.9 (the "Reduced Rate Rule"), payments of interest made on securities such as the Notes to non-residents of Mexico, regardless of the place of residence or the tax regime applicable to said non-resident ultimate beneficiary of the interest, will be subject to withholding taxes imposed at the Reduced Rate if (i) such securities are registered in the Mexican National Registry of Securities and Intermediaries and copies of approval of such registration and other information in the offering of such securities are provided to the Ministry of Finance and Public Credit, (ii) the issuer timely files with the Ministry of Finance and Public Credit (the "MFPC") information relating to the offering of such securities, (iii) the issuer quarterly files with the MFPC information regarding interest paid in the immediately preceding quarter, representing that no party related to the issuer (as such terms are detailed in the Reduced Rate Rule), jointly or individually, directly or indirectly, is the effective beneficiary of more than 5% of the aggregate amount of each such interest payment, and (iv) the issuer maintains records which evidence compliance with item (iii) above. Second, under the "Current Tax Regulations," the Reduced Rate also applies with respect to holders not residing in Mexico if (i) the Notes were registered with the Special Section of the Mexican National Registry, (ii) the non-resident holders reside in a country with which Mexico has executed a tax treaty for the avoidance of double taxation, and (iii) the non-resident holder provides CR Mexico with (x) a residence certificate issued by the corresponding tax authority of the country of such holder, or (y) a certification of such tax authority confirming that such non-resident holder has filed an income tax return for the immediately preceding fiscal year under the applicable regulations of the corresponding country of each such holder. Finally, under the income tax treaty between the United States and Mexico (the "Tax Treaty"), the Mexican withholding tax rate applicable to interest payments on the Notes made to U.S. Holders which are eligible for the benefits under the Tax Treaty, generally will be limited to either (i) 15% generally or (ii) 10% (4.9% beginning January 1, 1999) if the Notes are considered to be "regularly and substantially traded on a recognized securities market" within the meaning of the Tax Treaty.



     Upon the effectiveness of the Registration Statement, CR Mexico intends to file with the Ministry of Finance and Public Credit (the "MFPC") to avail itself of the Reduced Rate Rule. In this instance the determination as to whether the filing will have been made under the MFPC's rules and regulations will be within the interpretive powers of the MFPC and therefore there can be no assurance that the MFPC will accept such filing. If the MFPC rejects such filing, absent the availability of other reduced rates or exemptions, CR Mexico will be liable for a withholding tax of 15% of the interest payments made on the Notes. If the MFPC rejects CR Mexico's filing, CR Mexico would attempt to avail itself of the Current Tax Regulations which would require an additional administrative burden on the Noteholders (for which they are responsible) and on CR Mexico. To the extent Noteholders are not residents for tax purposes of a country which has signed a tax treaty with Mexico, CR Mexico would be liable for the 15% withholding tax with respect to the Notes held by such persons. See "Description of Notes -- Additional Amounts" and "Taxation."


     FRAUDULENT TRANSFER AND BANKRUPTCY CONSIDERATIONS. The obligations of each Issuer under the Indenture may be subject to review under applicable fraudulent transfer or similar laws in the event of the bankruptcy or other financial difficulty of an Issuer. In the United States, under such laws, if a court in a lawsuit by an unpaid creditor or representative of creditors of any such person, such as a trustee in bankruptcy or any such person as debtor-in-possession, were to find that at the time such person incurred its obligations, it

(i) received less than fair consideration or reasonably equivalent value therefor; and (ii) either (a) was insolvent, (b) was rendered insolvent by such guarantee or pledge, (c) was engaged in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital, or (d) intended to incur or believed that it would incur debts beyond its ability to pay such debts as they matured, such court could void such obligations under its guarantee and/or the security interest in its assets and direct the return of any amounts paid with respect thereto. Moreover, regardless of the factors identified in the foregoing clauses (i) and (ii), a court could take such action if it found that the guarantee was entered into or the security interest granted with actual intent to hinder, delay, or defraud creditors. The measure of insolvency for purposes of the foregoing will vary depending on the law of the jurisdiction being applied. Generally, however, an entity would be considered insolvent if the sum of its debts (including contingent or unliquidated debts) is greater than all of its property at a fair valuation or if the present fair salable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts as they become absolute and matured.

     The enforceability of the rights and obligations of CR Mexico under the Indenture may be subject to limitations imposed by bankruptcy, insolvency, liquidation, suspension of payments, moratorium, or similar laws relating to or affecting the enforcement of creditors' rights generally. In any bankruptcy proceeding initiated in Mexico pursuant to the laws of Mexico, labor claims, claims of tax authorities for unpaid taxes, social security quota, workers' housing fund quota, and retirement fund quota will have priority over claims of the Holders of the Notes.

     PAYMENT OF JUDGMENTS IN PESOS; CURRENCY CONVERSIONS IN BANKRUPTCY. If proceedings are brought in Mexico seeking to enforce obligations of CR Mexico under the Notes, CR Mexico may not be required to discharge such obligations in a currency other than Mexican currency. Under the Mexican Monetary Law ("Ley Monetaria de los Estados Unidos Mexicanos"), an obligation in a currency other than Mexican currency, which is payable in Mexico, may be satisfied in Mexican currency at the rate of exchange in effect on the date on which payment is made. This rate is currently determined by Banco de Mexico every business banking day in Mexico and published the following business banking day in the Diario Oficial de la Federacion. Upon declaration of bankruptcy or suspension of payments of CR Mexico in Mexico, the obligations of CR Mexico under the Notes (i) would be converted into pesos at the exchange rate prevailing at the time of such declaration, and payment would occur at the time claims of the unsecured creditors of CR Mexico are satisfied, (ii) would be dependent upon the outcome of the bankruptcy proceedings, and (iii) would not be adjusted to consider depreciation of the peso against the U.S. dollar occurring after such declaration of bankruptcy. To the extent there is a deficiency in the amount paid to Holders in a Mexican bankruptcy, RRI US would still be liable for any such deficiency.

     CERTAIN UNITED STATES TAX CONSIDERATIONS. The Notes were issued with original issue discount for U.S. federal income tax purposes in an amount equal to the excess of the principal amount due at maturity on the Notes over their deemed "issue price" (as described in "Taxation -- United States Federal Income Taxation Considerations -- Allocation of Purchase Price Among Notes and Warrants" and "Taxation -- United States Federal Income Taxation
Considerations -- Original Issue Discount"). Each U.S. Holder of a Note is required to include in taxable income for any particular taxable year a portion of such original issue discount in advance of the receipt of the cash to which such original issue discount is attributable. For additional information regarding the original issue discount associated with the Notes, as well as certain other federal income tax considerations relevant to the purchase, ownership and disposition of the Notes, Warrants and Warrant Shares, see "Taxation -- United States Federal Income Taxation Considerations."

     POTENTIAL INABILITY TO FUND A CHANGE OF CONTROL OFFER. Upon a Change of Control, the Issuers will be required to offer to repurchase all outstanding Notes at 101% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the date of repurchase. However, there can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required repurchases of Notes tendered and it is likely that restrictions in the proposed credit facilities with Bancomer or otherwise will allow the Issuers to make such required repurchases. Notwithstanding these provisions, the Issuers could enter into certain transactions, including certain recapitalizations, that would not constitute a Change of Control but would increase the amount of debt outstanding at such time. See "Description of Notes -- Repurchase at the Option of Holders."

                                 EXCHANGE RATES

     Effective January 1, 1993, the Mexican peso replaced its former currency (also called the "peso") at a rate of one new peso per one thousand old pesos. During the transition period from January 1, 1993 through December 31, 1995, the new currency was referred to as the "nuevo peso," and from January 1, 1996 is referred to as the "peso." All amounts set forth herein in Mexican currency are stated in pesos, even if such amounts relate to a period before January 1, 1996, with respect to which the amounts are restated herein to reflect the value of the new currency relative to the old.

     From November 11, 1991 to December 21, 1994, Banco de Mexico maintained a policy pursuant to which the peso-U.S. dollar exchange rate was kept within a range prescribed by the Mexican government through intervention in the foreign exchange market. Within a specified band, Banco de Mexico generally intervened to reduce day-to-day fluctuations in the exchange rate. From November 11, 1991 through October 20, 1992, the upper limit of the prescribed range, expressed in terms of pesos per U.S. dollar, rose by Ps.0.0002 per day, equivalent to a maximum devaluation of the peso with respect to the U.S. dollar of approximately 2.4% per year. From October 20, 1992 until December 19, 1994, the upper limit of the prescribed band increased by Ps.0.0004 per day, equivalent to a maximum devaluation of the peso of approximately 4.5% per year. On December 20, 1994, the Mexican government increased the ceiling of the trading band by Ps.0.53, equivalent to an effective devaluation of the peso of 15.3%.

     On December 21, 1994, the Mexican government announced its decision to suspend intervention by Banco de Mexico and to allow the peso to float freely against the U.S. dollar. By December 31, 1994, the exchange rate was Ps.5.00 per U.S. dollar, as compared to Ps.3.47 per U.S. dollar on December 19, 1994 (a devaluation of the peso of approximately 42.4%). The peso was highly volatile throughout 1995, fluctuating between Ps.5.00 and Ps.8.20 per U.S. dollar. The Mexican government has indicated that the band will not be reinstated and that the exchange rate will be permitted to fluctuate according to supply and demand. There can be no assurance that the Mexican government will maintain its current policies with regard to the peso or that the peso will not further depreciate or appreciate significantly in the future. See "Risk Factors -- Exchange Rates."

     The following table sets forth, for the periods indicated, the high, low, average and period-end free market rate for the purchase and sale of U.S. dollars (presented in each case as the average between such purchase and sale rates), expressed in pesos per U.S. dollar.

                                                              FREE MARKET RATE
                                                    ------------------------------------
                                                                                  PERIOD
             YEAR ENDED DECEMBER 31,                HIGH    LOW     AVERAGE(1)     END
             -----------------------                ----    ----    ----------    ------
1992..............................................  3.12    3.08       3.10         3.12
1993..............................................  3.33    3.12       3.17         3.33
1994..............................................  5.75    3.11       3.39         5.00
1995..............................................  8.05    5.27       6.42         7.69
1996..............................................  8.05    7.33       7.61         7.88
1997..............................................  8.43    7.71       8.07         8.08
1998 (through March 31)...........................  8.67    8.04       8.41         8.52

---------------

(1) Average exchange rates represent the annual average of the daily free exchange rates.

Source: Banco de Mexico until November 5, 1993, with the free market rate representing the average of the buy and sell rates on the relevant dates. Commencing November 8, 1993, the free market rate is the Noon Buying Rate for Mexican pesos reported by the Federal Reserve of the United States.

                               PRIVATE PLACEMENT

     The Issuers sold the Outstanding Notes on December 5, 1997 to the Initial Purchaser and the Initial Purchaser thereupon offered and sold them only to certain qualified buyers. The $96 million of net proceeds the Issuers received in connection with the sale of the Outstanding Notes and Warrants were used as follows: (i) approximately $83.0 million to repay indebtedness owed to Bancomer under the Bancomer Loan, (ii) approximately $7.5 million was reserved for the first stage of development of a new resort at Cozumel and for the development of additional units at Los Cabos and at other areas, (iv) approximately $1.2 million to repay debt owed to affiliates (the "Affiliate Debt") which the Company incurred in connection with the Purchase Transactions, and (v) the remainder for working capital, certain advisory fees and other general corporate purposes. See "Use of Proceeds." The Warrants have an exercise price of $.01 per share, and are exercisable at any time prior to the maturity date of the Notes. The Warrants are not being registered in the Exchange Offer, but are subject to a registration rights agreement. See "Capitalization" and "Description of Capital Stock and Warrants."

                                USE OF PROCEEDS

     The Company will not receive any cash proceeds from the issuance of the Registered Notes offered hereby. In consideration for issuing the Registered Notes as contemplated in this Prospectus, the Company will receive in exchange a like principal amount of Outstanding Notes, the terms of which are identical in all material respects to the Registered Notes. The Outstanding Notes surrendered in exchange for the Registered Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Registered Notes will not result in any change in capitalization of the Company. The Exchange Offer is being implemented to satisfy the Issuers obligations under the Registration Rights Agreement and the Indenture and for the fulfillment of the Offering as described in the Offering Circular.

                                 CAPITALIZATION

     The following table sets forth the current maturities of long-term obligations and capitalization as of March 31, 1998 of RRI US. See "Selected Combined Historical Financial Data." This table should be read in conjunction with "Unaudited Pro Forma Financial Data" and Audited Consolidated Financial Statements of the Company as of December 31, 1997 and the related notes thereto included elsewhere in this Prospectus.

                                                                      AS OF
                                                                    MARCH 31,
                                                                       1998
                                                              ----------------------
                                                                   (UNAUDITED)

                                                              (DOLLARS IN THOUSANDS)
Bank loans under lines of credit............................         $  1,000(1)
Current maturities of long-term obligations.................               --
Long term obligations, less current maturities..............          100,000
Less -- original issue discount.............................           (8,887)
                                                                     --------
          Total debt, net of original issue discount........           92,113
Stockholders' investment:
  Preferred Stock: $.001 par value, 5,000,000 shares
     authorized; 37,500 shares issued and outstanding.......               --
  Common Stock; $.001 par value, 45,000,000 shares
     authorized; 10,701,000 shares issued and outstanding...               11
  Warrants to purchase 1,869,962 shares of Common Stock for
     $.01 per share.........................................            9,331(2)
  Additional paid-in capital................................            7,046
  Accumulated deficit.......................................           (2,670)
                                                                     --------
          Total stockholders' investment....................           13,718(2)
                                                                     --------
          Total capitalization..............................         $105,831
                                                                     ========

---------------

(1) The Company has received approval (subject to negotiations of final documentation) from Bancomer for the extension of a four year line of credit of $20.0 million. It is contemplated that this line of credit will require an upfront nominal fee and is to be secured by a portion of the Vacation Interval Receivables of CR Resorts Puerto Vallarta both present and future (which at March 31, 1998, represented substantially all of the Company's Vacation Interval Receivables). The Company has also received approval (subject to negotiations of final documentation) from Bancomer for an additional $6.0 million loan. These funds are required to be used to complete the purchase of the Villa Vera and for the cost of converting 74 hotel units, suites and villas, into 57 units consisting of 20 hotel rooms, 34 one-bedroom suites and villas and three two-bedroom villas. This loan will be secured by a mortgage trust on the Villa Vera property and will be guaranteed by CR Resorts Puerto Vallarta. This will require a nominal fee to be paid to the bank before any funds may be borrowed. For a further description of these proposed credit facilities, see "Management's Discussion and Analysis of Financial Conditions and Results of
    Operations -- Liquidity and Capital Resources."

(2) Reflects the allocation of a portion of the net offering proceeds to the Warrants to purchase 1,869,962 shares of Common Stock for $.01 per share based on the Company's estimate of the fair value of the Warrants on the issue date of $9.3 million (increased by an allocable portion of the Offering expenses). Such amount is treated as original issue discount. In addition, in connection with the Offering, RRI US issued the Initial Purchaser Warrants to the Initial Purchaser. The number of shares of Common Stock to be issued upon exercise of the Initial Purchaser Warrants is determined pursuant to a formula which currently results in the Initial Purchaser having a warrant to purchase 571,429 shares of Common Stock with an exercise price of $7.00 per share.

                       UNAUDITED PRO FORMA FINANCIAL DATA

     The Summary Pro Forma financial data for the year ended December 31, 1997 have been derived from the audited historical financial statements of the Predecessor Business for the period from January 1, 1997 through August 18, 1997 and the audited historical financial statements of the Company for the period from August 19, 1997 through December 31, 1997. The pro forma financial data do not purport to (i) represent what the Company's results of operations would have been had the Offering, the Purchase Transactions and the Remainder Interest Disposition occurred on the assumed dates or (ii) project the Company's results of operations for any future period. These data should be read in conjunction with "Business -- Description of Purchase Transactions," "Selected Combined Historical Financial Data," "Other Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the financial statements of the Company and the Predecessor Business together with the notes thereto included elsewhere herein.

                          PRO FORMA INCOME STATEMENTS
                                   UNAUDITED

                                                              VACATION OWNERSHIP SEGMENT
                                                              OF THE PREDECESSOR BUSINESS
                                                              ---------------------------                     YEAR
                                                              SEVEN AND  1/2 MONTHS ENDED    PRO FORMA       ENDED
                                                 COMPANY'S          AUGUST 18, 1997         ADJUSTMENTS   DECEMBER 31,
                                                  RESULTS     ---------------------------    INCREASE         1997
                                                FOR 1997(1)           HISTORICAL            (DECREASE)     PRO FORMA
                                                -----------   ---------------------------   ----------    ------------
                                                                        (DOLLARS IN THOUSANDS)
PRO FORMA INCOME STATEMENT DATA:
Revenues --
  Vacation Interval sales.....................    $18,513               $ 2,476               $29,006(2)    $49,995
  Interest income on Vacation Interval
    Receivables...............................        995                 3,277                (1,084)        3,183
  Service fees and rental of vacant units.....      4,089                 7,021                              11,110
  Other revenues..............................      1,957                 1,329                   458         3,744
                                                  -------               -------                             -------
Total revenues................................     25,554                14,103                              68,032
                                                  -------               -------                             -------
Operating expenses --
  Vacation Interval cost of sales.............      4,941                                       6,475(3)     11,416
  Advertising, sales and marketing............      6,368                 5,311                 5,100(2)     16,779
  Maintenance and energy......................      1,846                 4,669                               6,515
  Provision for uncollectible accounts........      2,349                                       2,611(4)      4,960
  Depreciation and amortization...............         61                                          49(6)        110
  General and administrative..................      6,394                 4,504                 1,333(5)     12,231
                                                  -------               -------                             -------
Total operating expenses......................     21,959                14,484                              52,011
                                                  -------               -------                             -------
Operating income (loss) from continuing
  operations..................................      3,595                  (381)                             16,021
  Non-cash interest expense...................        551                                       1,921(7)      2,472
  Cash interest expense.......................      3,726                 2,827                 7,021(7)     13,574
  Exchange and translation loss, net..........        992                    74                (1,089)          (22)
                                                  -------               -------                             -------
Loss before provision for taxes...............     (1,674)               (3,282)                                 (3)
  Mexican taxes...............................      1,662                 1,756                  1820(8)      5,238
                                                  -------               -------                             -------
Net loss from continuing operations before
  preferred dividends.........................     (3,336)               (5,038)                             (5,241)
Preferred dividends...........................        232                                         387(9)        619
                                                  -------               -------                             -------
Net loss applicable to common stockholders....    $(3,568)              $(5,038)                            $(5,860)
                                                  =======               =======                             =======
OTHER PRO FORMA FINANCIAL DATA:
  Pro forma EBITDA(10)........................    $ 6,232               $  (455)               11,198       $16,153
  Ratio of earnings to fixed charges(11)......         --                    --                                  --

---------------

 (1) Reflects the results of operations of the Company for the twelve months ended December 31, 1997 including for the period from August 18, 1997 through December 31, 1997, and does not include results of operations of the Predecessor Business. The Company had no vacation ownership operations prior to August 18, 1997.

 (2) On August 18, 1997, in the Purchase Transactions, the Company acquired the Combined Resorts, and the hotel portion of the Combined Resorts was sold to Starwood. The pro forma income statement data give effect to the Offering and application of the estimated net proceeds therefrom, the Purchase Transactions, the Remainder Interest Disposition and certain stockholder investments as if such transactions had occurred as of January 1, 1997. In particular, gives effect to the pro forma recognition of revenue using the full accrual method of accounting, by which all revenue and associated direct expense is accrued at the time of sale, instead of the lease accounting method, by which revenue and associated direct expense were recognized over 30 years.

 (3) Records the cost of the acquired inventory of Vacation Intervals to be sold for the period January 1, 1997 through August 18, 1997 (as determined through an initial allocation of the acquisition purchase price) and the related charge-off of these inventory costs as Vacation Interval cost of sales.

 (4) Provision for uncollectible accounts related to the revenues recognized under the full accrual method for revenue recognition for the period January 1, 1997 through August 18, 1997.

 (5) Assumes increased expense of $1.5 million on an annual basis to provide for the estimated additional cost of corporate staff, office and overhead which the Company expects to incur as an independent corporate entity.

 (6) Reflects depreciation of office furniture and equipment, not held for sale as Vacation Intervals, assuming ten-year lives.

 (7) Non-cash and cash interest expense represents total interest expense and includes (i) non-cash interest expense of approximately $1.16 million representing annual amortization of debt issuance costs, (ii) approximately $0.65 million of annual withholding taxes, and (iii) non-cash interest expenses of approximately $1.12 million representing annual amortization of original issue discount of the Notes, as a portion of the issue price of the Units offered hereby that has been allocated to the Warrants. Does not include the pro forma net effect of interest income which would have been earned on excess cash. On a pro forma basis the Company believes it would have earned at least 5% interest income on excess cash (approximately $0.7 million interest income for the twelve months ended December 31, 1997).

 (8) Reflects an estimate of the Mexican taxes that would have been incurred if the pro forma results had been obtained and the Company's currently existing legal structure had been in place during the periods presented.

 (9) Represents dividends payable on Class A Preferred Stock of CR US. See "Business -- Description of Purchase Transactions -- Description of Class A Preferred Stock."

(10) EBITDA represents net income before interest expense, preferred dividends, taxes, depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA should not be construed as a substitute for income from operations, net income or cash flows from operating activities in analyzing the Company's operating performance, financial position and cash flows. The EBITDA measure presented herein may not be comparable to EBITDA as presented by other companies and is not the same as "Consolidated Cash Flow" under the Indenture. See "Description of Notes -- Certain Definitions."

The following table reconciles pro forma EBITDA to pro forma net income (loss) applicable to common stockholders for the year ended December 31, 1997 (dollars in thousands):

     Pro forma net loss applicable to common stockholders........  $(5,860)
     Non-cash interest expense...................................    2,472
     Cash interest expense.......................................   13,574
     Mexican taxes...............................................    5,238
     Depreciation and amortization...............................      110
     Preferred dividends.........................................      619
                                                                   -------
     Pro forma EBITDA............................................  $16,153
                                                                   =======

(11) The ratio of earnings to fixed charges has been computed by dividing earnings before taxes plus fixed charges by fixed charges. Fixed charges consist of interest, amortization of debt issue costs and original issue discount and preferred stock dividends. Fixed charges exceed earnings before taxes and fixed charges by approximately $3.3 million for the historical seven and one-half months ended August 18, 1997 ($1.7 million pro forma).

                  SELECTED COMBINED HISTORICAL FINANCIAL DATA

     The selected combined historical financial data presented below reflect (i) the combined historical income statement data of the Predecessor Business and
(ii) the historical financial data of the vacation ownership segment of the Predecessor Business. The historical income statement data presented below were derived from the combined historical financial statements of the Predecessor Business and prepared in accordance with U.S. GAAP. These data include the use of the lease accounting method for the vacation ownership sales margins reported by the Combined Resorts, because the Remainder Interest was owned by the Predecessor Business.

     The Company uses the full accrual method of accounting since the date it purchased the vacation ownership segment of the Predecessor Business. Accordingly, the Company has also presented elsewhere in this Prospectus Unaudited Pro Forma Financial Data of the vacation ownership segment of the Predecessor Business which eliminates the effect of the lease accounting method and instead recognizes vacation ownership revenues and related direct costs of sales in the period that the sales agreement was executed (and reflect other pro forma adjustments as discussed in the related notes thereto). See "Unaudited Pro Forma Financial Data."

     The following selected combined financial data for the years ended December 31, 1995 and 1996 are derived from the audited consolidated financial statements of the Predecessor Business. The Selected Combined Financial Data for the year ended December 31, 1997 have been derived from the consolidated financial statements of the Predecessor Business for the period January 1, 1997 through August 18, 1997 and the consolidated financial statements of the Company for the period from August 18, 1997 through December 31, 1997.

     These data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations,"
"Business -- Description of Purchase Transactions" and the financial statements of the Company and the Predecessor Business and the notes thereto included elsewhere in this Prospectus.

          HISTORICAL INCOME STATEMENT DATA OF THE PREDECESSOR BUSINESS

                                                                                               SEVEN AND
                                                                                            ONE-HALF MONTHS
                                                              (2)YEAR ENDED DECEMBER 31,    ENDED AUGUST 18,
                                                              --------------------------    ----------------
                                                                 1995           1996              1997
                                                              -----------    -----------    ----------------
                                                                          (DOLLARS IN THOUSANDS)
HISTORICAL INCOME STATEMENT DATA:
Vacation ownership revenues:
  Vacation Interval sales...................................   $ 25,034        $37,263          $31,479
    Less amounts deferred(4)................................    (24,461)       (36,435)         (30,653)
    Plus amounts recognized(4)..............................      1,131          2,039            1,650
  Interest income on Vacation Interval Receivables..........      1,839          3,294            3,277
  Rental of vacant units....................................      2,043          2,898            4,560
  Service fee income........................................      2,062          2,599            2,461
  Other revenues............................................        690            760            1,329
                                                               --------        -------          -------
Total vacation ownership
  revenues..................................................      8,338         12,418           14,103
Total hotel revenues less direct hotel expenses.............
Other operating expenses:
  Commissions paid..........................................      4,919          7,108            5,512
    Less amounts deferred(4)................................     (4,824)        (5,807)          (5,413)
    Plus amounts recognized(4)..............................        178            303              313
  Advertising, sales and marketing..........................      4,128          3,829            4,899
  Maintenance and energy....................................      3,183          3,798            4,669
  Depreciation and amortization(3)..........................          0              0                0
  General and administrative................................      6,637          5,400            4,504
                                                               --------        -------          -------
Total operating expenses....................................     14,221         14,631           14,484
                                                               --------        -------          -------
Operating loss from continuing operations...................     (5,883)        (2,213)            (381)
  Interest expense..........................................      3,884          3,108            2,827
  Exchange and translation loss, net........................      2,464           (351)              74
                                                               --------        -------          -------
Loss before provision for taxes.............................    (12,231)        (4,970)          (3,282)
  Mexican taxes.............................................      3,356          3,312            1,756
                                                               --------        -------          -------
Net loss from continuing operations.........................   $(15,587)       $(8,282)         $(5,038)
                                                               ========        =======          =======
OTHER HISTORICAL FINANCIAL DATA:
  EBITDA(4).................................................   $ (8,434)       $(1,862)         $  (455)
  Ratio of earnings to fixed charges(5).....................

---------------


(1) These financial data were derived from the Combined Historical Financial Statements of the Predecessor Business which were prepared in accordance with U.S. GAAP. See the Historical Combined Financial Statements of the Predecessor Business. The historical vacation ownership segment information was prepared by identifying the direct vacation ownership revenues and expenses and allocating the hotel and vacation ownership shared expenses based on the relative number of total rooms at the beginning of each period. The operating results of the hotel segment were reported as discontinued operations and accordingly, are not included in this presentation.


(2) Because the Company acquired perpetual ownership of the Regina Resorts and sells a 30 to 50 year memberships to its customers, the historical financial information has been prepared by using the lease accounting method as required by U.S. GAAP, which required the Predecessor Business to recognize annually only 1/30th of cumulative vacation ownership revenues, net of cumulative provisions for doubtful accounts and cumulative commission expenses. For periods after August 18, 1997 financial data are presented using the full accrual method of accounting rather than the lease accounting method. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(3) Depreciation was not recognized by the Predecessor Business during the periods presented because the prior owner had recorded a significant impairment loss in 1994 and the assets of the Combined Resorts were held for sale from then until their sale on August 18, 1997. The Company's Historical Consolidated Statement of Operations for the year ended December 31, 1997 includes the operations of the purchased Club Regina Resorts only for the period August 19, 1997 through December 31, 1997. Pro forma unaudited Statements of Operations, which combine the operations of the Predecessor Businesses for the period January 1, 1997 through August 18, 1997, using the full accrual method of accounting on a pro forma basis, with the Company's 1997 historical results are presented elsewhere herein in order to provide pro forma operating data for the full year ended December 31, 1997.

(4) EBITDA represents net income before interest expense, taxes, depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA should not be construed as a substitute for income from operations, net income or cash flows from operating activities in analyzing the Company's operating performance, financial position and cash flows. The EBITDA measure presented herein may not be comparable to EBITDA as presented by other companies and is not the same as "Consolidated Cash Flow" under the Indenture. See "Description of Notes -- Certain Definitions."

        The following table reconciles historical EBITDA to historical net income (loss) reported for the vacation ownership segment:

                                                                                             SEVEN AND
                                                                                             ONE-HALF
                                                                                              MONTHS
                                                               YEARS ENDED DECEMBER 31,        ENDED
                                                              --------------------------    AUGUST 18,
                                                                 1995           1996           1997
                                                              -----------    -----------    -----------
                                                                       (DOLLARS IN THOUSANDS)
Net income (loss)...........................................   $(15,587)       $(8,282)       $(5,038)
Interest expense............................................      3,884          3,108          2,827
Mexican taxes...............................................      3,356          3,312          1,756
Depreciation and amortization(4)............................          0              0              0
                                                               --------        -------        -------
EBITDA......................................................   $ (8,347)       $(18,62)       $  (455)
                                                               ========        =======        =======

(5) The ratio of earnings to fixed charges has been computed by dividing earnings before Mexican tax plus fixed charges by fixed charges. Fixed charges consist of interest and preferred stock dividends. Fixed charges exceed net income (loss) by approximately $12.2 million, $5.0 million and $3.3 million for the years ended December 31, 1996 and 1995 and the seven and one-half months ended August 18, 1997, respectively.

                           HISTORICAL FINANCIAL DATA


                                     VACATION OWNERSHIP SEGMENT OF PREDECESSOR BUSINESS             COMPANY
                                   ------------------------------------------------------   ------------------------
                                                                               SEVEN AND                     THREE
                                                                               1/2 MONTHS       YEAR        MONTHS
                                                                                 ENDED         ENDED         ENDED
                                                                               AUGUST 18,   DECEMBER 31,   MARCH 31,
                                     1993       1994       1995       1996        1997        1997(2)        1998
                                   --------   --------   --------   --------   ----------   ------------   ---------
                                       (UNAUDITED)                                                         (UNAUDITED)
Vacation ownership revenues:
  Vacation intervals sales.......  $  6,329   $ 24,500   $ 25,034   $ 37,263    $31,479       $ 18,513     $ 14,126
    Less amounts deferred........    (6,277)   (24,064)   (24,461)   (36,435)   (30,653)
    Plus amounts recognized......                  196      1,131      2,039      1,650
  Interest income on Vacation
    Interval Receivables.........       197      1,042      1,839      3,294      3,277            995        1,193
  Rental and service fee
    income.......................       546      1,313      4,105      5,497      7,021          5,129        2,493
  Other revenues.................     1,521      2,631        690        760      1,329            917          900
                                   --------   --------   --------   --------    -------       --------     --------
Total vacation ownership
  revenues.......................     2,316      5,618      8,338     12,418     14,103         25,554       18,712
                                   --------   --------   --------   --------    -------       --------     --------
  Cost of vacation intervals
    sales........................                                                                4,941        3,147
  Provision for uncollectible
    accounts.....................                                                                2,349        1,224
  Advertising, sales and
    marketing....................     8,618     15,523      4,401      5,433      5,311          6,368        4,615
  Maintenance and energy.........     1,493      3,969      3,183      3,798      4,669          1,846        1,782
  Depreciation and
    amortization.................     7,733     10,118          0          0          0            612          365
  General and administrative.....     9,049     15,688      6,637      5,400      4,504          6,394        3,130
                                   --------   --------   --------   --------    -------       --------     --------
Total operating expenses.........    26,893     45,298     14,221     14,631     14,484(1)      22,510       14,263
                                   --------   --------   --------   --------    -------       --------     --------
Operating income (loss) from
  continuing operations..........   (24,577)   (39,680)    (5,883)    (2,213)      (381)         3,044        4,449
  Interest expense...............                           3,884      3,108      2,827          3,726        3,336
  Exchange and translation loss,
    net..........................       381      4,266      2,464       (351)        74            992          150
                                   --------   --------   --------   --------    -------       --------     --------
(Loss) income from continuing
  operations before provision for
  Mexican taxes..................   (24,958)   (43,946)   (12,231)    (4,970)    (3,282)        (1,674)         963
  Provision for Mexican taxes....     2,414      5,881      3,356      3,312      1,756          1,662          297
                                   --------   --------   --------   --------    -------       --------     --------
Net (loss) income from continuing
  operations.....................  $(27,372)  $(49,827)  $(15,587)  $ (8,282)   $(5,038)      $ (3,336)    $    666
                                   ========   ========   ========   ========    =======       ========     ========

---------------

(1) The activity level and related operating expenses increased significantly in 1997 from the 1996 levels. The historical financial data of the Predecessor Business for the seven and 1/2 months ended August 18, 1997 are prepared on a comparable basis with the 1996 data, however the data presented for the Company are not comparable to prior periods because the full accrual method of revenue recognition was used and cost of sales provisions have been recognized by the Company for all periods subsequent to August 18, 1997.

(2) Reflects the results of operations of the Company for the twelve months ended December 31, 1997 including for the period from August 18, 1997 through December 31, 1997, and does not include results of operations of the Predecessor Business. The Company had no vacation ownership operations prior to August 18, 1997.

     The following table presents a summary of vacation ownership sales and expense activity levels without adjusting for the impact of either deferred revenues and or deferred expenses.

     The Company believes that this analysis is helpful to understand the changes in the aggregate activity levels between 1996 and 1997 (in thousands of dollars):

                                    1996                 1997                   ANNUAL AMOUNTS OF
                                   -------   -----------------------------   ------------------------
                                              SEVEN       FOUR                             PERCENTAGE
                                             AND  1/2   AND  1/2              INCREASE      INCREASE
                                              MONTHS     MONTHS     TOTAL    (DECREASE)    (DECREASE)
                                             --------   --------   -------   ----------    ----------
Revenue activity:
Vacation Interval sales..........  $37,263   $31,479    $18,513    $49,992    $12,729(A)      34.2%
Interest Income on Vacation
  Interval Receivables, rental
  and service fee income, and
  other revenues.................    9,551    11,627      7,041     18,668      9,117(A)      95.5%
                                   =======   =======    =======    =======    =======        =====
          Total..................   46,814    43,106     25,554     68,660     21,846(A)      46.7%
                                   =======   =======    =======    =======    =======        =====
Operating Expenses Incurred:
  Cost of Vacation Interval
     sales.......................  $    --   $    --    $ 4,941    $ 4,941    $ 4,941(B)
  Provision for doubtful
     accounts....................       --        --      2,349      2,349      2,349(C)
  Commissions, advertising, sales
     and marketing expenses......   10,937    10,411      6,368     16,779      5,842(D)      53.4%
  Maintenance and energy.........    3,798     4,669      1,846      6,515      2,717(E)      71.5%
  Depreciation...................        0         0        612        612        612(B)
  General and administrative.....    5,400     4,504      6,394     10,898      5,498(F)     101.8%
                                   -------   -------    -------    -------    -------
          Total Operating
            Expenses incurred....  $20,135   $19,584    $22,510    $42,094    $21,959
                                   =======   =======    =======    =======    =======

---------------

Notes regarding the above analysis:

(A) Total revenue activities increased an average of 46.7% during 1997. This was the result of an increase of 34.2% in the 1997 Vacation Interval sales and an increase of 95.5% for all other revenues.

(B) The Predecessor Business did not recognize depreciation after the prior owner recorded a sizable asset impairment loss in 1994. For periods prior to the acquisition, the annual depreciation would have been the equivalent of cost of Vacation Interval sales since the Predecessor Business owned the Remainder Interests in the vacation ownership facilities. After the August 18, 1997 acquisition, the Company began recognizing cost of sales based on its allocation of its purchase price to unsold inventory of Vacation Intervals and related memberships. For the period August 19, through December 31, 1997 costs of sales was $4.9 million as compared to zero in the periods prior to August 19, 1997.

(C) The Predecessor Business did not record any provision for uncollectable accounts because most of its revenues were deferred, however the Company made a full provision for its uncollectable accounts because revenues after August 19, 1997 are fully recognized each period. The estimated uncollectable accounts during the period August 19, through December 31, 1997 was $2.3 million. Accordingly the 1996 and 1997 historical financial data is not comparable.

(D) The 53.4% annual increase during 1997 in commissions, advertising sales, and marketing expenses reflects the marketing investments made during 1997 to increase the marketing programs which resulted in the 34.2% increase in Vacation Interval sales.

(E) Maintenance and energy increased 71.5% during 1997 because (i) an additional 110 vacation ownership units were completed at the Los Cabos location in late 1996, (ii) occupancy in the vacation ownership facilities increased significantly due to the substantial growth in the average number of members as well as the increased number of transient guests using the facilities in 1997, and (iii) inflationary increases in these expense elements.

(F) General and administrative expense in 1997 increased 101.8% over 1996. These expense elements increased significantly because (i) growth in the administrative organization was necessary to manage and control the Company which was experiencing overall revenue growth of 46.7% (ii) added costs of personnel that were dedicated to provide services to Starwood's hotel operation which enabled the Company to earn other income fees after August 18, 1997 (prior to August 19, 1997 the cost of these persons had been allocated directly to the discontinued hotel segment) and (iii) the administrative expense of the Company's newly formed Corporate group of approximately $1.0 million for the period August 19th through December 31, 1997 represented an increase because these functions did not exist during 1996 within the Predecessor Businesses.

                   HISTORICAL CONSOLIDATED BALANCE SHEET DATA

                                                                                       BALANCE
                                                                   BALANCE           SHEET DATA
                                                                 SHEET DATA        AT DECEMBER 31,
                                                              AT MARCH 31, 1998         1997
                                                              -----------------    ---------------
                                                                 (UNAUDITED)
                                                                     (DOLLARS IN THOUSANDS)
Cash and temporary investments..............................      $ 10,775            $  8,995
Vacation ownership and trade receivables....................        47,756              39,952
Land, office furniture and equipment........................        15,287              14,198
Total assets................................................       124,993             116,864
Long-term debt, net of unamortized original issue
  discount..................................................        91,113              90,780
Stockholders' investment....................................        13,718              13,052

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the "Unaudited Pro Forma Financial Data" and the "Selected Combined Historical Financial Data" and related notes thereto appearing elsewhere in this Prospectus.

INTRODUCTION

     RRI US was organized in August 1996 to seek acquisition opportunities within the vacation ownership industry. On August 18, 1997, the Company acquired the Regina Resorts. The Company generates revenue from the sale and financing of Vacation Intervals which generally entitle the Member to use a fully-furnished vacation residence typically for one week annually for 30 years (50 years for memberships purchased after March 13, 1998). The Company generates additional revenues from the service fees it collects from Members and earns revenues from Starwood relating to the rental of certain vacant vacation ownership units. The Company's operating expenses consist primarily of sales and marketing expenses, Vacation Interval cost of sales, maintenance, energy and general and administrative expenses. General and administrative expenses consist primarily of compensation and related benefits, office leases, communications, customer service and professional fees. On a pro forma basis the Company anticipates that it will normally incur an additional expense of approximately $1.8 million per year for the estimated cost of corporate staff, office and overhead which the Company expects to incur as an independent corporate entity.


     In connection with the Purchase Transactions, the Company placed the property underlying each Regina Resort into three separate trusts. See
"Business -- Description of Purchase Transactions -- Description of Trusts." At August 18, 1997, under the applicable original trust agreements, the Operating Subsidiaries had the right to use the Regina Resorts for 30 years until August 18, 2027. A subsidiary of CR Mexico owned rights (the "Remainder Interests") pursuant to which it had the right to use the Regina Resorts as of after August 18, 2027. Subsequent to August 18, 1997 these trust agreements were amended to extend the rights which the Company held to use to the Regina Resorts for an additional 20 years. Because at August 18, 1997 the Company owned a perpetual interest in the Regina Resorts but sold 30-year Memberships, U.S. GAAP required the Company to use lease accounting for the recognition of sales. Under these circumstances, lease accounting would have required the Company to recognize vacation ownership revenues, provisions for doubtful accounts and commission expenses in equal amounts over 30 years instead of recognizing such revenues and expenses in the period that the sale of a Vacation Interval is made. Additionally, the Company would have been required to depreciate its resort assets. In accordance with the Indenture, RRI US effected the disposition of the Remainder Interests as of December 31, 1997 by making a charitable contribution of all of the outstanding stock of the subsidiary holding only the Remainder Interests to a charitable institution. Accordingly the Company has used the full accrual method of accounting for periods after August 18, 1997. The Company did not receive any consideration in connection with the Remainder Interest disposition. An expense of $10,000 was recorded in connection with the contribution which was equal to the carrying value of the residual on the date of contribution.


     The Vacation Interval sold by the Predecessor Business and by the Company until March 13, 1998 was a right to use a vacation ownership unit for a period of 30 years. The 30 year period was initially selected because Mexican law allowed properties to be placed into trust for a maximum of 30 years. Subsequently the Mexican law was changed to allow a trust period of 50 years. On March 13, 1998 the Company increased its prices by approximately 9% because it began selling the 50 year Vacation Interval. The 30 year Vacation Intervals which had been sold prior to March 13, 1998 were not extended to 50 years. The Company intends to offer a 20 year extension to the 30 year Vacation Interval owners.


     The Company uses a membership as its means of transferring a Vacation Interval rather than a deeded interest because Mexican real property law does not have effective mechanisms to allow non-Mexicans to own real property directly in certain areas for certain purposes. Accordingly, the Company does not sell deeded interests. Mexican law allows Mexican corporations wholly owned by foreign corporations to own land within the forbidden zone. Accordingly, the Vacation Interval was sold through a right to use which until recently could not exceed 30 years. In connection with the Remainder Interest Disposition, the Company extended the term of its Vacation Interval to 50 years.


     At March 31, 1998 the Company had an inventory of 11,349 Vacation Intervals. Accordingly, the Company believes its existing inventory will provide it with approximately 3 years of product. The Company plans to increase its Vacation Interval inventory through development of additional properties and making acquisitions in the short term, by (i) purchasing the Villa Vera; (ii) acquiring additional land for development in Los Cabos; (iii) developing its land in Cozumel; and (iv) making acquisitions in Mexico, the United States and Canada, and in the long term, by making acquisitions elsewhere in the world.


     In the Purchase Transactions the Company retained an interest in the net cash flow of the Westin Hotels subject to a priority return to Starwood of approximately $18.5 million per year. After December 31, 2000 this amount will decrease pursuant to a formula. The Company expects to receive minimal, if any, revenue from the Asset Management Agreement over the next three years. The Company also is entitled to 20% of the net sale proceeds of the Westin Hotels subject to the priority return to Starwood upon a sale.


     The following discussion relates to the financial condition and results of operations of the Company and the vacation ownership segment of the Predecessor Business giving pro forma effect to the adoption of the full accrual method of accounting as discussed above. In addition, the discussion below for the 1997 period is based on the "Unaudited Pro Forma Financial Data" contained elsewhere in this Prospectus, which apply the full accrual method of accounting, rather than the lease method of accounting and various other pro forma adjustments which were used to develop the financial information included in "Selected Combined Historical Financial Data." The pro forma data discussed below do not purport to represent what the Company's results of operations would have been had the Purchase Transactions, the Offering, the Remainder Interest Disposition and certain stockholder investments occurred on the assumed dates. See "Description of Notes -- Certain Covenants," "Unaudited Pro Forma Financial Data," and "Selected Combined Historical Financial Data."

RESULTS OF OPERATIONS

  Comparison of the Company's historical results of operations for the three months ended March 31, 1998 to the pro forma results of operation of the Predecessor Business for the three months ended March 31, 1997.

                       UNAUDITED STATEMENT OF OPERATIONS
        (FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997 (PRO FORMA))
                             (DOLLARS IN THOUSANDS)


                                                                                    PRO FORMA
                                                                COMPANY'S           RESULTS OF
                                                               HISTORICAL          PREDECESSOR
                                                             RESULTS FOR THE     BUSINESS FOR THE
                                                              THREE MONTHS         THREE MONTHS
                                                                  ENDED               ENDED
                                                                MARCH 31,           MARCH 31,
                                                                  1998                 1997
                                                             ---------------     ----------------
REVENUES:
  Vacation interval sales..................................      $14,126             $14,150
  Interest income on vacation interval receivables.........        1,193                 739
  Rental and service fee income............................        2,493               3,843
  Other income.............................................          900                 467
                                                                 -------             -------
          TOTAL REVENUES...................................       18,712              19,199
COST AND OPERATING EXPENSES:
  Cost of vacation interval sales..........................        3,147               3,045
  Provision for doubtful accounts..........................        1,224               1,291
  Advertising, sales and marketing.........................        4,615               4,420
  Maintenance and energy...................................        1,782               1,620
  Depreciation and amortization............................           80                  19
  General and administrative...............................        3,130               2,603
                                                                 -------             -------
          TOTAL COST AND OPERATING EXPENSES................       13,978              12,998

OPERATING INCOME BEFORE NON-OPERATING EXPENSES.............        4,734               6,201

NON-OPERATING EXPENSES:
  Interest Expense -- Cash.................................        3,003               3,393
  Interest Expense -- Non cash.............................          333                 333
  Amortization of deferred loan cost.......................          285                 285
  Foreign exchange (gains) losses, net.....................          150                (616)
                                                                 -------             -------
          TOTAL NON-OPERATING EXPENSES.....................        3,771               3,395

NET INCOME (LOSS) BEFORE TAXES.............................          963               2,806

TAXES:
  US taxes.................................................           --                  --
  Mexican taxes............................................          297               1,021
                                                                 -------             -------
          TOTAL TAXES......................................          297               1,021
                                                                 -------             -------

NET INCOME.................................................      $   666             $ 1,785
                                                                 =======             =======

                                                                 THREE MONTHS ENDED
                                                                      MARCH 31,
                                                              -------------------------
                                                              HISTORICAL     PRO FORMA
                                                               RESULTS       RESULTS IN
                                                                 1998           1997
                                                              ----------     ----------
INCOME STATEMENT DATA AS A PERCENTAGE OF TOTAL REVENUES
Vacation Interval sales.....................................       75.5%          73.7%
Interest income.............................................        6.4%           3.8%
Service fee and rental income...............................       13.3%          20.0%
Other income................................................        4.8%           2.5%
Total vacation ownership revenues...........................      100.0%         100.0%

INCOME STATEMENT DATA AS A PERCENTAGE OF VACATION INTERVAL
  SALES
Vacation Interval cost of sales.............................       22.3%          21.5%
Advertising, sales and marketing expenses...................       32.7           31.2%
General and administrative expenses.........................       22.1           18.4%
Maintenance and energy expenses.............................       12.6           11.4%
Provision for doubtful accounts.............................        8.6            9.1%

     Total revenue decreased approximately $0.5 million, or 2.5%, from approximately $19.2 million for the three months ended March 31, 1997 to approximately $18.7 million for the three months ended March 31, 1998. This decrease was primarily due to a 35.1% decrease in rental and service fee income partially offset by increases in interest income on vacation interval receivables and other income.

     Vacation interval sales were unchanged at approximately $14.1 million for the three months ended March 31, 1998 and March 31, 1997. Value added tax (VAT) laws in Mexico were amended in late 1997 to require that the Company collect VAT on the sale of vacation intervals and remit to the Mexican government the VAT collected. While the VAT collected on sales after December 31, 1997 represents an additional cost to the member, VAT is not recognized as revenue by the Company. As discussed below the Company responded to these changes in the VAT laws by reducing prices approximately 9% effective January 1, 1998. These changes in the VAT laws did, however, have a favorable impact on the Company's results by eliminating the Company's VAT tax expense which had been, prior to January 1, 1998, charged to Mexican taxes. VAT of approximately $2.0 million was collected in conjunction with the sale of $14.1 million in Vacation Interval sales for the three months ended March 31, 1998. The Company estimates that pro forma Vacation Interval sales for the three months ended March 31, 1997 would have been reduced by approximately $1.8 million had the amended VAT law been in effect during that period and had the reduced prices that were effective January 1, 1998 been in effect.

     The number of net Vacation Intervals sold increased by 100, or 9%, from 1,117 for the three months ended March 31, 1997 to 1,217 for the three months ended March 31, 1998. The number of Vacation Intervals sold in the first quarter of 1998 was negatively impacted by a reduction in tourism in each of the resort destinations where the Regina Resorts are located (and fewer tourists to Mexico overall) due to milder winter months in the U.S. and Canada as compared to the prior year period.

     The average price per interval sold decreased $1,061 per interval, or 8.4%, from $12,668 for the three months ended March 31, 1997 to $11,607 for the three months ended March 31, 1998. The decrease in average price was the direct result of the Company's belief that the entire cost of the amended VAT law could not be passed on to the consumer. Therefore, the Company lowered prices by approximately 9% to partially offset the average VAT collected on Vacation Interval sales of 14.45% for the first quarter of 1998. Average total charge per interval (Vacation Interval sales plus VAT tax collected from customers) increased $616 per interval, or 4.9%, from $12,668 (not subject to VAT) for the three months ended March 31, 1997 to $13,284 (Vacation Interval sales plus VAT) for the three months ended March 31, 1998. The increase in average total charge per interval was due also in part to a reduction in the proportion of alternating year (biannual) Vacation Intervals sold which have lower average price than annual intervals.

     Rental and service fee income decreased approximately $1.3 million, or 35.1%, from approximately $3.8 million for the three months ended March 31, 1997 to approximately $2.5 million for the three months ended March 31, 1998. The decrease was due in part to the rental of 114 units to Westin (60 units in Puerto Vallarta and 54 units in Los Cabos) for a one year term commencing September 1, 1997 for $1.25 million (or $312,500 per quarter) or at an average rate lower than that experienced by the Company during the first quarter of 1997. The rate negotiated with Starwood for the 114 rooms would have been higher except that a one time fee of $1.25 million was also negotiated with Starwood ($312,500 in the first quarter of 1998). This fee was recognized in other income. Rental and service fee income also was negatively impacted by the fact that the negotiated agreement with Starwood precludes the Company from renting the remaining unsold units to transient vacationers other than Club Regina members and their guests and guests secured through marketing and promotional programs. Finally, increased usage by a larger owner base resulted in fewer unsold units available for rental to guests of members or use in marketing promotions.

     Interest income increased approximately $0.5 million, or 61.4%, from approximately $0.7 million for the three months ended March 31, 1997 to approximately $1.2 million for the three months ended March 31, 1998. The increase is due mainly to greater receivables balance which grew from approximately $32.9 million at March 31, 1997 to approximately $47.8 million at March 31, 1998.

     Other income increased approximately $0.4 million, or 92.7%, from approximately $0.5 million for the three months ended March 31, 1997 to approximately $0.9 million for the three months ended March 31, 1998. The increase is due to: (1) the $312,500 fee charged to Starwood, (2) $273,000 of interest income on investments as a result of investing excess cash from the issuance of the Company's Senior Notes in temporary investments, and (3) $140,000 charged to Bancomer for certain consulting and asset management services provided in 1998. Apart from these three items, other income was lower due to reduced revenues from the theme locations.

     Operating costs increased approximately $1.0 million, or 7.1%, from approximately $13.0 million for the three months ended March 31, 1997 to approximately $14.0 million for the three months ended March 31, 1998. As a percentage of total revenues operating costs increased from 67.6% for the three months ended March 31, 1997 to 74.3% for the three months ended March 31, 1998. Total operating costs as a percentage of total revenues were negatively impacted by the reductions in revenue impacted by the amended VAT laws described previously.

     Vacation Interval cost of sales increased approximately $0.1 million, or 3.4%, from approximately $3.0 million for the three months ended March 31, 1997 to approximately $3.1 million for the three months ended March 31, 1998. As a percentage of Vacation Interval sales, Vacation Interval cost of sales increased from 21.5% for the three months ended March 31, 1997 to 22.3% for the three months ended March 31, 1998.

     Provision for doubtful accounts decreased approximately $0.1 million, or 5.2%, from approximately $1.3 million for the three months ended March 31, 1997 to approximately $1.2 million for the three month period ended March 31, 1998. The decrease was made because fewer receivables were generated in the first quarter of 1998 as compared to the first quarter of 1997 due to higher down payments in the first quarter of 1998 compared to the first quarter of 1997.

     Advertising, sales and marketing expense increased approximately $0.2 million, or 4.4%, from approximately $4.4 million for the three months ended March 31, 1997 to approximately $4.6 million for the three months ended March 31, 1998. As a percentage of Vacation Interval sales, advertising, sales and marketing expense increased from 31.2% for the three months ended March 31, 1997 to 32.7% for the three months ended March 31, 1998. The increase is due, in part, to approximately $165,000 of costs associated with the opening of three new off-site sales locations in Mexico.

     Maintenance and energy expense increased approximately $0.2 million, or 10.0%, from approximately $1.6 million for the three months ended March 31, 1997 to approximately $1.8 million for the three months ended March 31, 1998. As a percent of total revenue, maintenance and energy expense increased from 8.4% for the three months ended March 31, 1997 to 9.5% for the three months ended March 31, 1998. The increase in maintenance and energy expenses is due to higher overall occupancy in the Vacation Interval units for the three months ended March 31, 1998 compared to the three months ended March 31, 1997.

     General and administrative expenses increased approximately $0.5 million, or 20.3%, from approximately $2.6 million for the three months ended March 31, 1997 to approximately $3.1 million for the three months ended March 31, 1998. As a percentage of total revenue, general and administrative costs increased from 13.6% for the three months ended March 31, 1997 to 16.7% for the three months ended March 31, 1998. The increase in general and administrative expenses was due to: (1) approximately $144,000 increase in compensation for certain key executives as well as an increase in the number of executive personnel and other administrative personnel in Mexico to support an active development program and an administrative operation independent of the prior owner, (2) approximately $140,000 in non-capitalized expenses associated with moving the offices in Mexico City to a new location, (3) approximately $60,000 in executive recruitment and temporary personnel or consultants, and (4) increased legal and accounting fees and expenses.

     Interest expense decreased by approximately $0.4 million, or 11.5%, from approximately $3.4 million for the three months ended March 31, 1997 to approximately $3.0 million for the three months ended March 31, 1998. The decrease is due to the capitalization of interest expense associated with the Cozumel development.

     Non cash interest expense and amortization of deferred loan cost are expenses associated with the issuance of the $100 million senior notes that are being amortized over the seven year life of the loan and each was unchanged at approximately $0.3 million in each period.

     Depreciation expense increased approximately $61,000 from approximately $19,000 for the three months ended March 31, 1997 to approximately $80,000 for the three months ended March 31, 1998. The increase is due to leasehold improvements associated with additional theme locations and computer system upgrades.

     Foreign exchange losses increased from a gain of approximately $0.6 million for the three months ended March 31, 1997 to a loss of approximately $0.2 million for the three months ended March 31, 1998. The Company experiences foreign exchange gains and loses depending on fluctuations in the Mexican peso to U.S. dollar exchange rate and the rate of inflation in Mexico. The impact of these fluctuations is mitigated by that portion of the Company's receivables denominated in UDI's, a Mexican currency tied to the peso and indexed monthly for inflation.

     Mexican taxes decreased approximately $0.7 million, or 70.9%, from approximately $1.0 million for the three months ended March 31, 1997 to approximately $0.3 million for the three months ended March 31, 1998. Mexican taxes in the first quarter of 1997 include approximately $0.3 million of IMPAC (asset) taxes and approximately $0.7 million of VAT paid on goods and services procured by the Company. In the first quarter of 1998, the Company recorded no net VAT taxes due to the amended VAT law which requires the Company to collect VAT from its customers and allows it to be reimbursed for the VAT that the Company paid on goods and services procured. Mexican taxes in the first quarter of 1998 include only IMPAC (asset) taxes of approximately $0.3 million.

  Comparison of the historical twelve months ended December 31, 1997 to the historical twelve months ended December 31, 1996.

     The comparison of these two years is difficult because the Company's accounting principals subsequent to August 18, 1997 for the following revenue and expense elements were not comparable with the accounting principals used to develop the historical operating data for the Predecessor Business:

     - Vacation Interval revenues -- Prior to August 19, 1997 the Company recognized Vacation Interval revenues using operating lease accounting, thus deferring substantially all revenues until future periods. Starting August 19, 1997 the Company recognizes all Vacation Interval revenues under the full accrual method of profit recognition.
     - Cost of Vacation Interval revenues -- Prior to August 19, 1997 the Company did not record Vacation Interval cost of sales. Instead, the value of the assets was depreciated over the assets' useful life. Starting August 19, 1997, the Company amortizes a portion of the book value of the cost of unsold

       Vacation Intervals with each sale of a Vacation Ownership interval using the relative sales value method.
     - Provision for doubtful accounts -- Prior to August 19, 1997 the Company recognized no receivables because virtually all revenues were deferred. Therefore, no provision for bad debts was required. Starting August 19, 1997 the Company did recognize receivables consistent with full revenue recognition accounting and the corresponding provision to bad debts.
     - Commission expenses -- Similar to Vacation Interval revenues, a substantial portion of commission expenses representing direct selling expenses were deferred prior to August 19, 1997. Starting August 19, 1997 all commissions were recognized consistent with full revenue recognition accounting.
     - Depreciation -- Prior to August 19, 1997, no depreciation was recognized because Bancomer had committed to selling the assets and had therefore classified the assets as assets to be disposed of in accordance with the provisions of FASB 121, "Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed Of."

     Because of these accounting differences the annual changes between 1996 and 1997 are caused, in part, by the changes in the accounting principals used after August 18, 1997.

     Total recognized revenues increased approximately $27.2 million, or 219.4%, from approximately $12.4 million for the twelve months ended December 31, 1996, to approximately $39.6 million for the twelve months ended December 31, 1997. This increase was primarily due to a 632.1% increase in recognized Vacation Interval revenues, a 29.7% increase in interest income, a 121.0% increase in rental and service fee income, and a 195.5% increase in other revenues. Recognized vacation interval revenues grew approximately $18.1 million, or 632.1%, from approximately $2.9 million for the twelve months ended December 31, 1996, to approximately $21.0 million for the twelve months ended December 31, 1997. The actual number of Vacation Intervals sold increased 51.9% from 2,799 for the twelve months ended December 31, 1996 to 4,253 for the same period in 1997. Management attributes the increase in the number of Vacation Intervals sold to improved marketing efforts, stronger demand and the introduction of the lower cost biannual product. Interest income grew 29.7% primarily due to a corresponding increase in Vacation Interval Receivables, which increased from $31.7 million at December 31, 1996 to approximately $44.0 million at December 31, 1997. Rental and service fee income increased approximately $6.7 million, or 121.0%, for the twelve months ended December 31, 1997 over the same period in 1996. Rental income increased due to an overall increase in vacation ownership units which were available to the Company to rent because of the late 1996 completion of an expansion of units at the Los Cabos location, and because of improved rental market demand in 1997. Service fee income increased as a result of the overall increase in the number of Members during the 1997 period. Other revenues increased approximately $1.5 million, or 195.5%, from approximately $0.8 million in 1996 to approximately $2.2 million in 1997, due to the additional revenues provided by retail business of the Company's theme stores.

     The Predecessor Business did not recognize depreciation after the prior owner classified the assets as assets to be disposed of. After the August 18, 1997 acquisition, the Company began recognizing cost of sales based on its allocation of its purchase price of unsold inventory of Vacation Intervals using the relative sales value method. For the period August 19, through December 31, 1997 costs of sales were approximately $4.9 million as compared to zero in the periods prior to August 19, 1997.

     The Predecessor Business did not record any provision for uncollectible accounts because most of its revenues were deferred, however the Company made a full provision for its estimated uncollectible accounts because revenues after August 18, 1997 are fully recognized each period. The estimated uncollectible accounts during the period August 19, through December 31, 1997 was approximately $2.3 million. Accordingly, the 1996 and 1997 historical financial data is not comparable as to provisions for uncollectible accounts.

     The amount of recognized commission expenses increased approximately $2.7 million in 1997 because after August 18, 1997 the Company began recognizing the full amount of each commission paid in order to match this cost element with the recognized "full accrual" Vacation interval sales. In periods prior to August 18, 1997 the Predecessor Business recognized both Vacation interval revenues and the related commission expense over 30 years. Advertising, sales and marketing expenses increased approximately

$3.6 million in 1997, reflecting the increased investment in marketing programs which enabled the business to achieve the 51.9% growth in the number of Vacation Intervals sold during 1997. Maintenance and energy expenses increased approximately $2.7 million in 1997 because of the increased usage of the vacation ownership facilities by an increasing number of members, the increased usage for rental purposes and because of the effects of inflation.

     General and administrative expenses increased approximately $5.5 million, or 101.8%, from approximately $5.4 million for 1996, to approximately $10.9 million in 1997. These expense elements increased significantly because (i) growth in the administrative organization was necessary to manage and control the Company which was experiencing significant overall revenue growth (ii) costs of personnel that were dedicated to provide administrative support services to Starwood's hotel operation which enabled the Company to earn service fees after August 18, 1997 (prior to August 19, 1997 the cost of these persons had been allocated directly to the discontinued hotel segment) and (iii) the administrative expense of the Company's newly formed corporate group of approximately $1.0 million for the period August 19th through December 31, 1997 represented an increase because these functions did not exist during 1996 within the Predecessor Businesses.

     Historical interest expense increased approximately $3.4 million in 1996 due to increased average borrowings.

     Mexican taxes were reported at the same level for 1996 and 1997 and represent asset taxes (an alternative minimum income tax) and value added taxes. The net exchange loss of approximately $1.1 million during 1997 resulted because of the decline in the peso exchange rate relative to U.S. dollar. In 1996 the Predecessor Business reported a small exchange gain.

     As a result of the changes in historical revenues and expenses discussed above, the net loss increased approximately $0.1 million, from a loss of approximately $8.3 million in 1996 to a loss of approximately $8.4 million in 1997.

     In order to provide additional analysis of the changes in the operational activity levels during 1997 and 1996 the following supplemental data is provided for these years. The table below presents a summary of vacation ownership sales and expense activity levels without adjusting for the impact of either deferred revenues and or deferred expenses.

     The Company believes that this analysis is helpful to understand the changes in the aggregate activity levels between 1996 and 1997 (in thousands of dollars):

                                    1996                 1997                   ANNUAL AMOUNTS OF
                                   -------   -----------------------------   ------------------------
                                              SEVEN       FOUR                             PERCENTAGE
                                             AND  1/2   AND  1/2              INCREASE      INCREASE
                                              MONTHS     MONTHS     TOTAL    (DECREASE)    (DECREASE)
                                             --------   --------   -------   ----------    ----------
Revenue activity:
Vacation Interval sales..........  $37,263   $31,479    $18,513    $49,992    $12,729(A)      34.2%
Interest Income on Vacation
  Interval Receivables, rental
  and service fee income, and
  other revenues.................    9,551    11,627      7,041     18,668      9,117(A)      95.5%
                                   =======   =======    =======    =======    =======        =====
          Total revenues
            generated............   46,814    43,106     25,554     68,660     21,846(A)      46.7%
                                   =======   =======    =======    =======    =======        =====
Operating Expenses Incurred:
  Cost of Vacation Interval
     sales.......................  $    --   $    --    $ 4,941    $ 4,941    $ 4,941(B)
  Provision for doubtful
     accounts....................       --        --      2,349      2,349      2,349(C)
  Commissions, advertising, sales
     and marketing expenses......   10,937    10,411      6,368     16,779      5,842(D)      53.4%
  Maintenance and energy.........    3,798     4,669      1,846      6,515      2,717(E)      71.5%
  Depreciation...................        0         0        612        612        612(B)
  General and administrative.....    5,400     4,504      6,394     10,898      5,498(F)     101.8%
                                   -------   -------    -------    -------    -------
          Total Operating
            Expenses incurred....  $20,135   $19,584    $22,510    $42,094    $21,959
                                   =======   =======    =======    =======    =======

---------------

Notes regarding the above analysis:

(A) Total revenue activities increased an average of 46.7% during 1997. This was the result of an increase of 34.2% in the 1997 Vacation Interval sales and an increase of 95.5% for all other revenues.

(B) The Predecessor Business did not recognize depreciation after the prior owner recorded a sizable asset impairment loss in 1994. For periods prior to the acquisition, the annual depreciation would have been the equivalent of cost of Vacation Interval sales since the Predecessor Business owned the Remainder Interests in the vacation ownership facilities. After the August 18, 1997 acquisition, the Company began recognizing cost of sales based on its allocation of its purchase price to unsold inventory of Vacation Intervals and related memberships. For the period August 19, through December 31, 1997 costs of sales was $4.9 million as compared to zero in the periods prior to August 19, 1997.

(C) The Predecessor Business did not record any provision for uncollectable accounts because most of its revenues were deferred, however the Company made a full provision for its uncollectable accounts because revenues after August 19, 1997 are fully recognized each period. The estimated uncollectable accounts during the period August 19, through December 31, 1997 was $2.3 million. Accordingly the 1996 and 1997 historical financial data is not comparable.

(D) The 53.4% annual increase during 1997 in commissions, advertising sales, and marketing expenses reflects the marketing investments made during 1997 to increase the marketing program activity levels which resulted in the 34.2% increase in Vacation Interval sales.

(E) Maintenance and energy increased 71.5% during 1997 because (i) an additional 110 vacation ownership units were completed at the Los Cabos location in late 1996, (ii) occupancy in the vacation ownership facilities increased significantly due to the substantial growth in the average number of members as well as the increased number of transient guests using the facilities in 1997, and (iii) inflationary increases in these expense elements.

(F) General and administrative expense in 1997 increased 101.8% over 1996. These expense elements increased significantly because (i) growth in the administrative organization was necessary to manage and control the Company which was experiencing overall revenue growth of 46.7% (ii) added costs of personnel that were dedicated to provide services to Starwood's hotel operation which enabled the Company to earn other income fees after August 18, 1997 (prior to August 19, 1997 the cost of these persons had been allocated directly to the discontinued hotel segment) and (iii) the administrative expense of the Company's newly formed Corporate group of approximately $1.0 million for the period August 19th through December 31, 1997 represented an increase because these functions did not exist during 1996 within the Predecessor Businesses.

  Comparison of the historical year ended December 31, 1996 to the historical year ended December 31, 1995.

     This historical comparison is developed using the same accounting principals for both 1996 and 1995. Total recognized revenue increased approximately $4.1 million, or 48.9%, from approximately $8.3 million for the year ended December 31, 1995, to approximately $12.4 million for the year ended December 31, 1996. This increase was primarily due to a 68.3% increase in recognized Vacation Interval revenues, a 79.1% increase in interest income, a 33.9% increase in rental and service fee income, and a 10.1% increase in rental and other revenues. The recognized vacation interval revenues increased approximately $1.2 million in 1996 due to the recognition of the pro rata share of sales to date through December 31, 1996. The number of Vacation Intervals sold was nearly the same at 2,796 for the year ended December 31, 1995 and 2,799 for the year ended December 31, 1996. The increase in interest income was due to the growth in the level of Vacation Interval Receivables outstanding from approximately $25.9 million in 1995 to approximately $31.7 million in 1996. Rental and service fee income increased approximately $1.4 million, or 33.9%, from approximately $4.1 million for the year ended December 31, 1995, to approximately $5.5 million for the year ended December 31, 1996. Rental income increased due to an increase in available vacation ownership units resulting from the expansion of units at the Los Cabos location during the latter half of 1996 and service fee income increased because of the overall increase in the average number of Members during 1996.

     Commission expenses increased $1.3 million or 487.5% in 1996 largely due to unusually high cancellations for which all commissions were recognized immediately upon cancellation and not deferred. Advertising, sales and marketing costs decreased 7.2% during the year ended December 31, 1996 because of start up costs incurred in 1995 related to several new marketing programs. The 19.3% increases in maintenance and energy expenses during 1996 resulted from increases in the number of Members using the vacation ownership facilities during 1996 and inflation.

     General and administrative expenses decreased 18.6%, from approximately $6.6 million for the year ended December 31, 1995, to approximately $5.4 million for the year ended December 31, 1996. The reduction in general administrative expenses in 1996 was due to cost cutting measures taken by management and because the 1995 expense levels included certain one time expenses related to management activities regarding the attempts to sell the Predecessor Business.

     Interest-expense on a historical basis decreased approximately $0.8 million in 1996 because the debt levels were decreased when the prior owner restructured the Company's debt levels through additional equity contributions.

     Provision for Mexican taxes were stable in 1996 and 1995 at approximately $3.3 million.

     As a result of the changes in recognized historical revenues and expenses discussed above, net loss from continuing operations decreased to approximately $8.2 million in 1996 from a loss of approximately $15.6 million in 1995.

LIQUIDITY AND CAPITAL RESOURCES

     The Company generates cash for operations from the sale of Vacation Intervals, payments on the Vacation Interval Receivables, rental of unsold Vacation Interval units to Starwood, and the receipt of service fees charged to Members. With respect to the sale of Vacation Intervals, the Company generates cash from all-cash purchases and the receipt of down payments on financed Vacation Intervals.

     The Company generates cash from financing Vacation Interval sales based on principal payments and the interest charged on Vacation Interval Receivables. At March 31, 1998, the Company had a portfolio of approximately 5,846 Vacation Interval Receivables with an aggregate principal amount of $45.2 million, and a weighted average maturity of approximately five years. At such date, approximately (i) 64% of all of the Vacation Interval Receivables were U.S. dollar denominated and had a weighted average interest rate of 12.9%, (ii) 31% of all Vacation Interval Receivables were denominated in UDIs, an obligation denominated in pesos which is adjusted for Mexican inflation, and had a weighted average interest rate of 8%, and (iii) 5% of all Vacation Interval Receivables were denominated in pesos and had a weighted average interest rate of 20%.

     The Company intends to pursue a growth-oriented strategy. From time to time, the Company may acquire, among other things, additional vacation ownership properties, resorts and completed vacation ownership units, land upon which additional vacation ownership resorts may be built (which may require capital expenditures by the Company) and/or other operations in the vacation ownership industry. The Company is evaluating certain resort asset acquisition or development opportunities, but it currently has no contracts or capital commitments relating to any potential acquisitions or developments other than the agreement to acquire and make certain conversions to the Villa Vera. In addition the Company is evaluating several strategic partnership opportunities, but it likewise has no agreements relating to any such potential strategic partnership opportunities.

     The Company has received approval (subject to negotiation of final documentation) from Bancomer for the extension of a four year line of credit of $20.0 million. It is contemplated that this line of credit will (i) bear interest at 11.5%, (ii) require an upfront fee of approximately 1.5% of amounts drawn under the line of credit, and (iii) be secured by a portion of the Vacation Interval Receivables of CR Resorts Puerto Vallarta both current and future (which at March 31, 1998, represented substantially all of the Company's Vacation Interval Receivables).

     The Company has also received approval (subject to negotiation of final documentation) from Bancomer for the extension of an acquisition and improvement loan of $6.0 million. These funds will be used to complete the purchase of the Villa Vera and for the costs of converting 62 units into vacation ownership units. It is contemplated that this line of credit will (i) bear interest at 11.5%, (ii) require an upfront fee of approximately $90,000, (iii) be secured by a security trust on the Villa Vera property, and (iv) will be guaranteed by CR Resorts Puerto Vallarta.


     The Company believes that its current financial position is sufficient to meet the Company's working capital requirements, including interest payments under the Senior Notes, and capital expenditure needs for the near future. In addition, management believes that the Company's current financial position plus borrowings to be available under the proposed $20 million line of credit with Bancomer will satisfy its currently planned capital expenditure budget including pre-development activities in Los Cabos and Cozumel.

     To finance its growth strategy, in addition to accessing the lines of credit with Bancomer, the Company may from time to time consider issuing debt, equity or other securities, entering into traditional construction financing or credit agreements, entering into joint venture or development agreements with respect to its undeveloped property, or factoring its Vacation Interval Receivables. The Company is highly leveraged and under the Indenture there are limitations on the Company's ability to borrow funds. Accordingly, there can be no assurance that the Company will be able to use debt to finance any expansion plans beyond its plans to finance its currently planned activities. See "Risk Factors -- Leverage; Net Capital Deficiency; Recent Losses."

     The Company believes that its properties are adequately covered by insurance. See "Business -- Insurance; Legal Proceedings."

SEASONALITY

     The Mexican vacation ownership industry in general tends to follow seasonal buying patterns with peak sales occurring during the peak travel/tourism seasons, usually December through April and July and August. Seasonal influences also affect the Company's earnings so that net income and cash receipts from customer initial down payments are typically higher in the first and fourth calendar quarters. American tourists tend to vacation in the destinations where the Regina Resorts are located in the December through April season while Mexican tourists tend to travel to these destinations more frequently during the summer months.

IMPACT OF YEAR 2000


     The Company uses Resort Computer Corporation's (a division of RRI) ("RCC") software to manage all of its vacation ownership operations. In contrast with traditional software run on mainframe systems, the RCC software was developed in the late 1980's, and has been Year 2000 compliant since 1994. Additionally, the Company has initiated discussions with all significant suppliers including the Westin Hotels. No significant Year 2000 issues have been identified.


     The Company believes that there are no significant Year 2000 issues and that this conclusion is based on a comprehensive study of this issue. Accordingly, management has concluded that no significant costs will be incurred to address this issue.

CURRENCY FLUCTUATIONS

     Since December 1994, Mexico has experienced difficult economic conditions, including significant devaluation and volatility of the peso with respect to the U.S. dollar, reduced economic activity, higher inflation, and high interest rates and is considered a highly inflationary economy for purposes of applying SFAS 52, since the three year cumulative rate of inflation for the year ended December 31, 1996 exceeded 100%. Effective January 1, 1997 Mexico is considered a highly inflationary economy for purposes of applying SFAS 52. See "Risk Factors -- Adverse Mexican Economic Conditions and Government Policies." The financial statements of the Company as well as the Predecessor Business have been prepared for all periods using the U.S. dollar as the functional currency for purposes of applying SFAS 52 because the debts have been and continue to be payable in US Dollars and prices have been generally established in US Dollars. The Company has not recognized deferred tax assets or liabilities resulting from changes in exchange rates or indexing for tax purposes. The effects of the Mexican economic crisis on the Company have been tempered because a significant portion of the Company's revenues is in US dollars. The principal effects are summarized below.

     Effect of Devaluation and Inflation on Revenues, Costs, Operating Margins and Vacation Interval Receivables. Because the Company sells certain of its Vacation Intervals for U.S. dollars and adjusts the price of Vacation Intervals sold for pesos to keep the revenue from such sales constant in dollar terms, historically the Company's revenue from customers who purchase Vacation Intervals without financing them has not been affected by devaluations and inflation of the peso. Approximately 70% of the Company's customers elect to finance their purchase of Vacation Intervals through the Company. Approximately 31% of the Vacation Interval Receivables are denominated in UDIs. The effect of such receivables being denominated in UDIs is to insulate the Company from effects of peso inflation over extended time periods with respect to those receivables. However, the Company is not insulated from the effect of changes in the dollar/peso exchange rate with respect to those receivables. Accordingly, to the extent the rate of Mexican inflation exceeds the rate of devaluation of the peso during any period, the Company's rate of return in constant dollar terms on UDI denominated Vacation Interval Receivables will increase during such period. Conversely, to the extent the rate of peso inflation is less than the rate of devaluation of the peso, the Company's rate of return in constant dollar terms on UDI denominated Vacation Interval Receivables will decrease during such period. See "Risk Factors -- Customer Financing Risks," "Risk
Factors -- Customer Default Risks," and "Business -- The Company -- Customer Financing."

     Because only 5% of the Vacation Interval Receivables are denominated in pesos, the effect of inflation and deflation of the peso on the Company's Vacation Interval Receivables and the Company is immaterial.

     When the rate of devaluation of the peso in any fiscal period exceeds the rate of inflation of the peso for such period, the cost of the Company's other transactions (such as labor expenses and general and administrative expense in Mexico) denominated in pesos will decrease when translated into constant dollars. During 1995, the effects of the sharply lower value of the peso against the U.S. dollar decreased the Company's general and administrative costs compared to prior fiscal periods. In contrast, in fiscal periods when the rate of inflation exceeds the rate of devaluation, as occurred during most of 1994 until the onset of the crisis, and again during most of 1995 and 1996, peso denominated expenses increase when translated into constant dollars.

                                    BUSINESS


     The Company sells vacation ownership interests in and operates three luxury vacation ownership resorts on prime beachfront sites at three of Mexico's most popular beach destinations: Cancun, Puerto Vallarta and Los Cabos (the "Regina Resorts"). The Company markets and sells the right to use, but not title to a deeded interest in, a fully-furnished vacation residence for one week each year or in alternating years ("Vacation Intervals") in the resorts which generally entitle the owner of a Vacation Interval ("Member"), to use a fully-furnished vacation residence typically for one week each year until 2046. In March 1998, the Company increased the term of its Vacation Intervals from 30 years to 50 years. At each location, the Regina Resorts share common facilities with, and are adjacent to, "five-star" Westin Regina Hotels (the "Westin Hotels"). Starwood Lodging Corporation ("Starwood") indirectly owns the Westin Hotels, which are managed by Westin Resorts & Hotels ("Westin"). The Regina Resorts and the Westin Hotels are collectively referred to as the "Combined Resorts." The Company intends to use the Regina Resorts, which contain 402 one- and two-bedroom vacation ownership units, as its flagship platform for expansion through future acquisitions and internal growth in the United States, Canada, Mexico and elsewhere. The Company is primarily focused on the "luxury" level of the vacation ownership market, which is characterized by elegant accommodations and personal service.


     As part of the Mexican government's economic development program, Bancomer, the second largest bank in Mexico (which was owned by the Mexican government until 1991), developed the Combined Resorts between 1991 and 1996 as its luxury flagships for tourism development. The vacation ownership units within the Regina Resorts were developed to appeal to the most sophisticated segments of the market for vacation ownership properties throughout the world. In recognition of this fact, the Regina Resorts have been awarded RCI's highest designation as "Gold Crown" resorts. Furthermore, according to RCI, the Regina Resorts have consistently obtained among the highest rankings of guest satisfaction among RCI members on all counts not only in Mexico but also in the world.

     The Company's principal operations currently consist of (i) marketing and selling Vacation Intervals, (ii) operating the Regina Resorts, for which it receives an annual service fee from each Member, and (iii) providing financing for the purchase of Vacation Intervals. In 1997, the Company sold approximately 4,200 Vacation Intervals, producing $53.9 million in Vacation Interval sales revenue. The Company had unsold inventory as of March 31, 1998 of approximately 11,349 (approximately 5,051 annual and 6,298 biannual) Vacation Intervals, and the Company has plans to develop an aggregate of approximately 20,000 Vacation Intervals at the Villa Vera, the acquisition of which is to be completed in the third quarter of 1998, in Acapulco, Mexico, on land it plans to purchase that is adjacent to the Regina Resort in Los Cabos, Mexico and at a new resort to be developed in Cozumel, Mexico. For the twelve months ended December 31, 1997, the Company provided financing for approximately 70% of its buyers (or approximately 75% of its Vacation Interval sales revenue). For such period, cash sales plus down payments on financed sales represented approximately 46% of Vacation Interval sales revenue. During 1997, the total Vacation Intervals sold was 4,253. For the year ended December 31, 1997, the Regina Resorts had a weighted average percent occupied of 55.6% by Owners and 32.1% by Rental guests for a total of 87.7% occupied. Assuming an average sales rate of 4,000 Vacation Intervals per year, the Company anticipates that the existing Regina Resorts will provide sufficient inventory for approximately three years of Vacation Interval sales and that the planned development at its resort property development sites in Cozumel and Los Cabos will provide approximately four additional years of inventory.

                                  THE COMPANY

     The Product. The Company offers each customer who purchases a Vacation Interval the flexibility to use a specific type of unit, during any week within a specific seasonal category, in any of the Regina Resorts at Cancun, Puerto Vallarta and Los Cabos. During the year ended December 31, 1997, a Vacation Interval ranged in price from approximately $8,000 for a studio unit with a maximum occupancy of two, $6,000 to $17,500 for a one-bedroom unit with a maximum occupancy of four, to approximately $13,000 to $27,000 for a two-bedroom unit with a maximum occupancy of six. Each one- and two-bedroom unit contains a separate living room and kitchen area. Vacation Intervals can be purchased for any one of three seasons: Holiday, Prime and Select. Holiday Vacation Intervals allow Members to use the Regina Resorts during any time of the year including the five weeks of highest demand. Prime Vacation Intervals allow Members to use the Regina Resorts during any time of the year except the five weeks of highest demand, while Select Vacation Intervals allow Members to use the Regina Resorts during 17 weeks of traditionally lower demand. Vacation Intervals are sold under the Company's flexible "floating time," "floating unit," and "floating location" program. This program allows a Member to use his or her Vacation Interval at any time during the season to which it relates, or any less expensive season. Furthermore, Members may divide their Vacation Intervals into three split-week segments and thereby spend a portion of a week at a resort at one time and the other two portions at the same or other resorts at other times. Finally, Members with Vacation Intervals representing one- and two-bedroom units can divide their Vacation Intervals and use a single module within any such unit over two weeks. For example, under this program, subject to availability, a Member that purchased a two-bedroom unit could divide that unit into six different split week stays (three in one-bedroom accommodations and three in studio accommodations) over the year. Members who are at least 55 years of age have the option, subject to availability, to accelerate the use of their Vacation Interval up to one extra week during the "Prime" season or two extra weeks during the "Select" season so long as such Members pay an additional service fee for each year that is accelerated.


     Currently the Company sells a 50-year contractual right to use Vacation Interval units. This right includes the right to participate either in (i) an extension of the contractual right to use if practicable under Mexican law or
(ii) the proceeds from the sale of the Regina Resorts in 2047. From March 13, 1998 through June 30, 1998, the Company sold a 50-year contractual right to use Vacation Interval units. Until March 13, 1998, purchasers of Memberships, with the corresponding rights to use the Vacation Intervals, were formally issued a share (a "Class B Share") of Class B Common Stock of Club Regina, S.A. de C.V. ("Club Regina Mexico") a subsidiary of the Company. The Company retains voting control of Club Regina Mexico by virtue of its ownership of all of the outstanding shares of Class A Common Stock which represent voting control of Club Regina Mexico under its charter. Club Regina Mexico has contractual arrangements with the subsidiaries of the Company that operate the Regina Resorts and, through those arrangements, by paying his or her annual service fee, each Member purchasing before such date holding a Class B Share has the right to stay at the Regina Resorts operated by those subsidiaries under the circumstances described above. Prior to using the Class B Share as a means to sell Vacation Intervals, the Company used a different means for evidencing Vacation Intervals which approximately 15% of current Vacation Interval owners continue to hold.


     Sales and Marketing. As a leading developer and operator of vacation ownership resorts in Mexico, the Company believes that it has acquired extensive skill and expertise in developing, managing and operating vacation ownership resorts and in marketing Vacation Intervals. The Company sells Vacation Intervals through both on-site sales personnel at each of its resorts and at sales offices in 11 major Mexican cities. A variety of marketing programs are employed to generate prospects for these sales efforts, which include presentations to Westin Hotel guests, as well as overnight mini-vacation packages, certificate programs, theme stores, travel agencies, telemarketing, owner referrals and various destination-specific local marketing efforts. Additionally, incentive premiums are offered to guests to encourage resort tours, in the form of entertainment tickets, hotel stays, gift certificates or free meals. The Company's sales process is tailored to each prospective buyer based upon the marketing program that brought the prospective buyer to the resort for a sales presentation. Prospective target customers are identified through various means of profiling.

     Approximately 67% of all Vacation Interval sales are made from leads generated locally in the Los Cabos, Cancun and Puerto Vallarta areas. Approximately one third of such sales, or 16% of total sales, are made to guests of the Westin Hotels. Programs directed to these guests have been consistently successful both in the number of prospects generated and in the closing rate, due to the direct experience of such guests with the quality of the installations and the likelihood that such guests, who typically belong to high income households, will prequalify to purchase Vacation Intervals. Also these guests have historically lower default rates on Vacation Interval Receivables.

     The remainder of local sales, or 51% of total sales, are made through Company-owned theme stores, travel agencies and ground operators and other lead generation points located in airports or shopping centers, independently or in association with other businesses such as auto rental companies and restaurants. The Company's theme stores, which generate leads resulting in approximately 9.5% of its total sales, are retail businesses with a strong contemporary appeal to affluent tourists, offering products associated with ecological consciousness, wildlife, conservation and local culture, while at the same time promoting the resort and inviting customers to attend sales presentations. A share of these stores' profits is contributed to causes related to the stores' themes. There are theme locations in Los Cabos, Puerto Vallarta, and Cancun. The Company also operates travel agencies in Los Cabos, Cancun and Puerto Vallarta which provide traditional travel services to Westin Hotel guests and potential members and also encourage their customers to attend a Company presentation. Under the Company's ground operator program, the Company provides local transport and other services in each of Los Cabos, Puerto Vallarta and Cancun to visitors of many different resorts in these destinations and encourages those visitors to attend a Company presentation. In Los Cabos, prospects are also generated through the offer of "day passes" allowing tourists lodged elsewhere in the city to spend the day at the Combined Resort, using its recreational and public facilities like any guest.

     Approximately 34% of all Vacation Intervals are sold through off-site sales centers in 11 of Mexico's largest urban centers. The proportion of off-site sales is gradually increasing, reflecting the growing prestige of the Regina Resorts, the increased efficacy of the Company's off-site marketing and sales techniques, and gradual improvement in the Mexican economy. Off-site sales programs center on sales offices in eight of Mexico's largest cities: Mexico City, Guadalajara, Monterrey, Morelia, Hermosillo, Torreon, Leon and Tijuana. Using sophisticated data base -- based marketing approaches including telemarketing, qualified prospects are offered mini-vacations, fly-in and drive-in programs as a method to introduce the benefits of membership and the Regina Resorts to potential Members. Members are also contacted for referrals. Most recently, the "universal salesman" program has been instituted whereby potential Members are contacted by one representative of the Company, who is the potential Member's only contact with the Company through closing of the purchase. The Company believes that this program solves a significant problem in traditional vacation ownership marketing approaches which is the lack of continuity in a customer's relationship with the seller.

     Finally, the Company believes that one of its best marketing resources is its current Members. Accordingly, the Company directs programs at these Members to encourage them to recommend Company Memberships. These programs include a points-based program by which Members who refer potential Members to the Company are given awards, and its bonus week program whereby every new buyer is given a week to give to a friend or relative. The Company also markets upgrades, either in the size of the unit to which the Member has access or the time of year the Member may use that unit. Finally, the Company markets the opportunity to stay at the resort for additional days or weeks to Members as well as the right to rent additional units for guests accompanying the Member to the resort.

     Because the Company permits Vacation Interval purchasers to cancel their purchases within five days of purchase, all successful sales presentations conclude with a careful verification of the customer's understanding of his rights and obligations, and of the benefits of the product, by a non-sales staff member. See "Risk Factors -- Sales Volume Risks."

     Customer Financing. The Company has historically provided financing for approximately 70% of its Vacation Interval buyers and approximately 30% of all Vacation Interval buyers either pay cash at or within 60 days of closing. Buyers who finance through the Company are required to make a down payment of at least 15% of the Vacation Interval's sales price and pay the balance of the purchase price over a period of one to seven years. For the year ended December 31, 1997, the average down payment on a financed Vacation Interval was approximately 28% of its purchase price. At December 31, 1997, the Company had a portfolio of approximately 5,500 Vacation Interval Receivables amounting to approximately $43.0 million in outstanding principal amount, as compared to 3,750 Vacation Interval Receivables amounting to approximately $29.0 million in outstanding principal amount at December 31, 1996. At December 31, 1997, the outstanding loans had a weighted average maturity of approximately five years. At March 31, 1998, approximately (i) 64% of all of the Vacation Interval Receivables were U.S. dollar denominated and had a weighted average interest rate of interest of 12.9%, (ii) 31% of all Vacation Interval Receivables were denominated in UDIs and had a weighted average interest rate of 8%, and (iii) 5% of all Vacation Interval Receivables were denominated in pesos and had a weighted average interest rate of 20%. Because approximately 57% of Vacation Intervals have been sold to U.S. citizens, Canadians and other foreigners and approximately 64% of all Vacation Interval Receivables are U.S. dollar denominated, the Company believes its foreign exchange risk with respect to the Mexican economy is mitigated.

     Due to its ownership of Vacation Interval Receivables, the Company bears the risk of purchaser default. The Company's practice has been to continue to accrue interest on its loans to purchasers of Vacation collectible, at which point it expenses the interest accrued on such loan, terminates the underlying conditional sale agreement and returns the Vacation Interval to the Company's inventory for resale. The Company closely monitors its loan accounts and determines whether to foreclose on a case-by-case basis. As of December 31, 1997, approximately 3.5% of the Company's Vacation Interval Receivables were more than 60 days overdue. At that date, approximately 2.2% of the principal amount of the Company's outstanding Vacation Interval Receivables were more than 120 days past due. See "Risk Factors -- Customer Financing Risks" and "Risk Factors -- Risk of Customer Defaults."

     Approximately 32%, or $14.5 million, of the Company's Vacation Interval Receivables at December 31, 1997 were denominated in UDIs. The UDI (Unidad de Inversion, or Unit of Investment) is an obligation denominated in pesos which is adjusted for Mexican inflation. The value of the UDI is tied to the Consumer Price Index of Mexico (Indice Nacional de Precios al Consumidor). The proceeds of loans denominated in UDI's are paid to a borrower in pesos at the applicable UDI-peso conversion ratio on the day of the loan. Payments of both principal and interest to the lender are made in pesos. The amount of payments in pesos to be made as of any date depend on the applicability of the UDI-peso conversion ratio at that date. The effect of denominating Vacation Interval Receivables in UDIs is to protect the Company from inflation in Mexico, but not from variations in the exchange rate between the peso and the U.S. dollar. An additional effect is that when Mexican inflation is high, that inflation rate is effectively added to the Company's Vacation Interval Receivable income, thereby increasing the Company's Mexican peso revenue. Conversely, if the Mexican inflation rate should decline, Vacation Interval Receivable interest rates would decline. At December 31, 1997, UDI denominated Vacation Intervals carried an interest rate of approximately 8%. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Currency Fluctuations" and "Risk
Factors -- Customer Financing Risks."

     Room Rental Operations. To generate additional revenue at the Los Cabos and Puerto Vallarta Regina Resorts, the Company rents excess inventory to Starwood for use as hotel rooms. The Company has entered into a lease agreement with Starwood, whereby Club Regina has leased 54 rooms at Los Cabos and 60 rooms at Puerto Vallarta to Starwood. This lease runs for one year from August 18, 1997 and provides for payment of $1.2 million. The Operating Agreements between the Company and Starwood with respect to Los Cabos and Puerto Vallarta provide that the parties will negotiate to enter into a new lease with respect to units constituting excess inventory for the period commencing August 18, 1998. There can be no assurance that such a lease will be negotiated, or if negotiated, will be on favorable terms. In addition, the Company can, subject to significant limitations set forth in the Operating Agreement, rent unsold units that are not covered by the lease arrangement with Starwood to Members and guests as well as, under limited circumstances, third parties. In addition to providing the Company with supplemental revenue, the Company believes its room-rental operations provide it with a good source of lead generation for the sale of Vacation Intervals. As the Company sells its existing inventory of Vacation Intervals, it will have fewer rooms to rent to Starwood or to other parties. See
"-- Description of Purchase Transactions -- Description of Operating Agreements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Participation in Vacation Interval Exchange Networks. The Company believes that its Vacation Intervals are made more attractive by the Company's participation in interval exchange networks operated by RCI. This is particularly true because the Regina Resorts have been rated "Gold Crown" by RCI, thus giving Members superior interval exchange opportunities. In a 1995 study sponsored by the Alliance for Timeshare Excellence and ARDA, the exchange opportunity was cited by purchasers of Vacation Intervals as one of the most significant factors in determining whether to purchase a vacation ownership interval. This is particularly true given most vacation interval owners' propensity to travel. According to RCI, its members in the United States engage in an average of 25.7 personal travel days per year and an average of 6.2 domestic trips per year with an average duration of 4.2 days. Membership in RCI allows the Company's customers to exchange one or more years of their Vacation Interval for an occupancy right in another participating resort, based upon availability and the payment of a variable exchange fee. A Member may exchange his Vacation Interval for an occupancy right in another participating resort by listing his Vacation Interval as available with the exchange organization and by requesting occupancy at another participating resort, indicating the particular resort or geographic area to which the Member desires to travel, the size of the unit desired and the period during which occupancy is desired. RCI assigns a rating to each listed interval, based upon a number of factors, including the location and size of the unit, the quality of the resort and the period during which the interval is available, and attempts to satisfy the exchange request by providing an occupancy right in another interval with a similar rating. If RCI is unable to meet the member's initial request, it suggests alternative resorts based on availability.

     Founded in 1974, RCI has grown to be the world's largest interval exchange organization, with a total of more than 3,100 participating resort facilities and over two million members worldwide. During 1995, RCI processed over 2.0 million interval exchanges. The cost of the annual membership fee in RCI, which typically is at the option and expense of the interval owner, ranges from $74 to $90 per year depending on the country of residence. In the past, Vacation Intervals have been exchanged for intervals at other highly-rated member resorts. According to RCI, during 1996, approximately 98% of exchange requests of all RCI Members were fulfilled. See "Risk Factors -- Vacation Interval Exchange Networks."

     Other Operations. The Company provides Bancomer with certain asset management services for its hotel, resort and marina facilities. Although the Company receives minimal revenue with respect to these services, it believes that the continued relationship with Bancomer is beneficial.

BUSINESS STRATEGY

     The Company's long-term growth strategy is to develop a world-wide brand name vacation ownership club, providing its Members with vacation opportunities of consistent quality and luxury and the amenities generally associated with "five-star" hotels in destination resort or tourist locations. Accordingly, the Company plans to acquire and develop other vacation ownership resorts or vacation ownership clubs in other locations in the Western Hemisphere, as well as other parts of the world that appeal to the luxury segment of the market. Among other things, in the near-term, the Company's strategy includes:

     - Mexican Expansion. The Company intends to capitalize on its management's expertise in Mexico by implementing currently available expansion opportunities as well as acquisition opportunities. This will include expanding the existing Regina Resort in Los Cabos by approximately 20 units and developing a Regina Resort at the Company's property in Cozumel containing approximately 220 units, for an aggregate of 10,192 annual and 5,720 biannual Vacation Intervals. Furthermore, the Company is evaluating opportunities to purchase additional inventory in Cancun and selected other top resort destinations in Mexico. Finally, the Company anticipates completion of the acquisition of the land and facilities of the Villa Vera for $4.5 million in the third quarter of 1998. The Villa Vera, consisting of 74 hotel units, suites and villas is planned to be converted into 57 units consisting of 20 hotel rooms, 34 one-bedroom suites and villas and three two-bedroom villas. The Company estimates this conversion will cost approximately $2.0 million. Also, included in this conversion, the Company plans to build eight two-bedroom suites on land within the property. Upon completion of this conversion, the Company's inventory of Vacation Intervals should increase by approximately 4,000.

     - International Expansion. The Company intends to add vacation ownership resort locations in areas other than Mexico. Initially, the Company intends to focus on adding a resort or resorts in mountain regions, such as the western United States and Canada, that will cater to snowskiing in the winter and golf, hiking, fishing and similar activities in the summer as well as provide the availability of amenities of a "five-star" hotel. The Company also plans to add vacation ownership clubs in urban destinations, such as New York City, San Francisco, London and other popular business and tourist locations worldwide, which would provide Members with the opportunity to enjoy the many attractions that such large cities have to offer.

     - Marketing and Sales. The Company intends to continue upgrading its marketing efforts by opening more theme stores, consolidating its telemarketing operations, and enhancing its marketing and sales hardware and software. The Company plans to accelerate the implementation of its "universal salesman" program by which potential Members work with only one employee of the Company from first contact with the Company through the sale of the Vacation Interval. Furthermore, the Company intends to establish sales offices in other locations in Mexico and the rest of the Western Hemisphere. Finally, the Company intends to further exploit its current Member base to (i) determine the best locations and strategic relationships with "five-star" quality hotel operators to expand its operations, (ii) provide referrals for potential new Members, (iii) sell additional Vacation Intervals to such Members, and (iv) sell additional days or weeks to such Members and their guests at both preferential and standby rates.

     - Improving Operating Margins. The Company believes that its current administrative and marketing infrastructure in Mexico is sufficient to support its growth plans in Mexico over the next several years. Accordingly, the Company expects to reduce its general and administrative costs as a percentage of revenues. Additionally, the Company plans to seek ways to reduce its borrowing costs as it grows.

     The Company intends initially to fund its business strategy through the use of a portion of the proceeds of the Offering and cash flow from operations.

     Development. The Company intends to develop additional units on land it intends to purchase adjacent to the Los Cabos Regina Resort and owns in Cozumel. In Los Cabos, the Company intends to develop 20 additional units contiguous to the existing vacation ownership units. At Cozumel, the Company intends to develop an entirely new resort which is planned to include 220 vacation ownership units. In addition, the Company intends to structure an arrangement similar to that at the Combined Resorts by which a third party would develop an adjacent hotel accessible to Members. See "-- Description of Purchase Transactions," "Risk Factors -- Development and Construction Risks" and "Risk Factors -- Risk of New Venture and Recent Acquisition; Lack of Prior Operating History."

     Finally, in the third quarter of 1998 the Company expects to complete the above-described acquisition of the Villa Vera which is expected to increase the Company's inventory by approximately 4,000 Vacation Intervals.

     Future Acquisitions. In addition to its development plans on the Company's land acquired in the Purchase Transactions, the Company intends to expand its business by acquiring resorts in other attractive resort destinations and is in the process of evaluating strategic acquisitions in a variety of locations. Such future acquisition and development of resorts could have a substantial and material impact on the Company's operations and prospects. The Company currently is evaluating possible acquisitions of resorts and development opportunities in Mexico, Canada and the United States. The Company has not entered into any definitive acquisition agreement with respect to any such resort or development opportunity, and there can be no assurance that such an agreement will be negotiated or that any such acquisition will be consummated. In addition, the Company has also explored the acquisition of existing management companies, vacation ownership developers and marketers, loan portfolios or other industry-related operations or assets in the fragmented vacation ownership development, marketing, finance and management industry. There can be no assurance that the Company will be able to implement its acquisition strategy effectively. See "Risk Factors -- Acquisition Strategy Risks."

THE VACATION OWNERSHIP INDUSTRY

     The Worldwide Market. The resort component of the leisure industry is primarily served by two separate alternatives for overnight accommodations: commercial lodging establishments and vacation ownership resorts. Commercial lodging consists of hotels and motels in which a room is rented on a nightly, weekly or monthly basis for the duration of the visit and is supplemented by rentals of privately-owned condominium units or homes. For many vacationers, particularly those with families, a lengthy stay at a quality commercial lodging establishment can be very expensive, and the space provided to the guest relative to the cost can be uneconomical. In addition, room rates and availability at such establishments are subject to change periodically. Vacation ownership presents an economical alternative to commercial lodging for vacationers.

     First introduced in Europe in the mid-1960s, vacation ownership has been one of the fastest growing segments of the hospitality industry over the past two decades. RCI has estimated that, world-wide, approximately 10 million tourists travel to vacation ownership resorts each year, spending approximately 20 million roomnights in lodging accommodations. These tourists are part of an estimated three million plus families who own at least one vacation ownership week. According to the ARDA, during the fifteen-year period ending in 1994 (the most recent year for which worldwide ARDA statistics are available), worldwide sales volume for the vacation ownership industry increased from approximately $490 million to approximately $4.8 billion, and the industry has had a 17% compounded annual growth rate over the last 15 years. Based on industry data, the Company believes that the total vacation interval sales volume for the vacation ownership industry exceeded approximately $6.0 billion in 1996. In addition, according to Interval International, the number of vacation ownership resorts worldwide has grown from 1,550 in 1985 to an estimated 5,000 in 1996, an annualized increase of 11.2%. This growth rate does not reflect the addition of units within existing resorts. Also, according to ARDA, in 1995 revenues of vacation ownership companies with annual sales in excess of $20 million grew 28% to $1.33 billion whereas the entire industry grew 16%.

     The Company believes that the following factors have contributed to the increased acceptance of vacation ownership among the general public and the substantial growth of the vacation ownership industry over the past 15 years:

   - increased consumer confidence resulting from consumer protection regulation of the industry and the entrance of brand name national lodging companies to the industry;

   - increased flexibility of ownership due to the growth of exchange organizations such as RCI;

   - improvement in the quality of the facilities and the management of vacation ownership resorts;

   - increased consumer awareness of the value and benefits of vacation ownership, including the cost savings relative to other lodging alternatives; and

   - increased availability of financing for purchasers of intervals.

     The vacation ownership industry traditionally has been highly fragmented with a large number of local and regional resort developers and operators, each with small resort portfolios generally of differing quality. The Company believes that one of the most significant factors contributing to the current success of the industry is the entry into the market of some of the world's major lodging, hospitality and entertainment companies. These major companies include Marriott, Disney, Hilton, Hyatt, Four Seasons and Intercontinental, as well as Westin. Unlike the Company, however, the vacation ownership operations of each of Marriott, Disney, Hilton, Hyatt, Four Seasons and Intercontinental comprise only a small portion of such companies' overall operations. See "Risk Factors -- Competition."

     The Mexican Market. During the last two decades, the Mexican government, both directly and through government entities such as Bancomer, prior to its privatization, promoted the growth of the tourism industry. Through the Fondo Nacional de Fomento al Turismo, the Mexican government established tourist centers in numerous locations, including Cancun and Cabo San Lucas. Mexico has increased its hotel and other lodging capacity from approximately 132,700 rooms in 1970 to an estimated 374,031 in 1996.

     Tourism is Mexico's second largest contributor of foreign exchange. During 1996, revenues from international travelers (including both tourists and visitors who enter and leave the country on the same day) totaled approximately $6.9 billion, a 12.2% increase from 1995. The number of overnight tourists in 1996, approximately 9.0 million, was 15.6% higher than the level for 1995, while the average expenditure per tourist decreased by 1.6%. The Company believes that resort lodging investment will continue to be favored by the Mexican government because tourism is a rapid and efficient generator of jobs, foreign exchange income and regional economic development. Since Mexican public policy toward resort lodging investment has been consistent for over 20 years, the sector has been relatively stable even during major shocks in the Mexican economic and political landscape.

     Based on industry sources, the Company believes that Mexico ranks third in the world, following the United States and the combined countries of Europe, in the number of viable vacation ownership developments, the number of owners in those projects, and the number of in-country citizens owning vacation ownership intervals. Vacation interval ownership appeared very early in Mexico, at the end of 1972. By 1980, several dozen vacation interval ownership sales programs had been planned or initiated. Commencing in the mid-1980s, the Company believes that approximately 20 to 30 new programs entered the market every year. According to RCI, by the end of 1995, an estimated 372 vacation interval ownership projects were operating in Mexico.

     According to RCI, tourists visiting Mexico from abroad and upper-middle-income Mexican families have accepted vacation ownership, buying an average of almost 100,000 intervals per year between 1991 and 1995. Of the vacation intervals with respect to Mexican vacation interval ownership resorts sold since 1990, Mexicans purchased approximately 55% and non-Mexicans purchased approximately 45%. However, certain Mexican resorts, including the Regina Resorts, have a higher percentage of non-Mexican owners. The percentage of the Company's on-site sales at the applicable Regina Resort to non-Mexicans, primarily Americans, were as follows: Cancun -- 75.5%, Los Cabos -- 97.4% and Puerto Vallarta -- 76%.

     The demographics of Mexican and U.S. owners of vacation intervals are similar. According to industry sources, U.S. owners of Mexican vacation intervals are slightly older and more affluent than the average while Mexican owners are younger and have larger families than U.S. owners. The Company believes based on industry surveys, that owner satisfaction in Mexico is comparable to that reported in the rest of the world. According to ARDA, 75.3% of all U.S. vacation ownership owners stated that they were satisfied or very satisfied with their purchase.

     Mexico, like most other countries, experienced past problems related to aggressive vacation ownership sales practices and under-financed or poorly planned vacation ownership developments. Utilizing the experience of other countries, professional Mexican vacation ownership industry participants joined forces in 1987 to create AMDETUR. AMDETUR, whose code of ethics and many of whose statutes are modeled on those of ARDA, has actively promoted the professionalization of the vacation ownership industry and policed the activities of the industry. AMDETUR is believed to have significant influence in the vacation ownership sector and in the tourism and travel industry in general. The Company is an active member of AMDETUR and ARDA. John McCarthy, the Company's President, has served as president and is currently serving as secretary of AMDETUR while Mario Muro, the Company's Senior Vice
President -- Operations, Sales, Marketing and Chief Operating Officer/Mexico currently serves as AMDETUR's president. See "Management."

     AMDETUR has worked closely with the Mexican government in the formulation of the laws and regulations governing vacation ownership. In Mexico, vacation ownership is positioned legally as part of the hospitality business rather than as real estate. Regulatory emphasis is on operational quality as well as on sales. Mexican governmental regulation of the vacation ownership industry is less comprehensive than in the United States. The Company believes that it is in compliance with such regulations. See "Risk Factors -- Regulation of Marketing and Sales of Vacation Intervals; Other Laws."

     The Consumer. According to information compiled by ARDA for the year ended December 31, 1994 for U.S. consumers, the prime market for vacation intervals is customers in the 40-55 year age range who are reaching the peak of their earning power and are rapidly gaining more leisure time. The median age of an interval buyer at the time of purchase is 46. The median annual household income of current interval owners in the United States is approximately $63,000, with approximately 35% of all interval owners having annual household income greater than $75,000 and approximately 17% of such owners having annual household income greater than $100,000. Despite the growth in the vacation ownership industry, as of December 31, 1994, interval ownership has achieved only an approximate 3.0% market penetration among United States households with income above $35,000 per year and 3.8% market penetration among United States households with income above $50,000 per year.

     According to the ARDA study, the three primary reasons cited by consumers in the United States for purchasing a vacation interval are (i) the ability to exchange the interval for accommodations at other resorts through exchange networks such as RCI (cited by approximately 82% of purchasers), (ii) the ability to save money on future vacation costs (cited by 61% of purchasers) and
(iii) the quality and appeal of the resort at which they purchased an interval (cited by approximately 54% of purchasers). According to the ARDA study, vacation interval buyers have a high rate of repeat purchases: approximately 41% of all interval owners owning more than one interval represent approximately 65% of the industry inventory and approximately 51% of all owners who bought their first interval before 1985 have since purchased a second interval. In addition, customer satisfaction increases with length of ownership, age, income, multiple location ownership and accessibility to interval exchange networks.

     The Company believes it is well positioned to take advantage of these demographic trends because of the quality of its resorts and locations and because its program allows buyers to exchange intervals at the Company's resorts and the Company's membership in RCI.

THE RESORTS

     The Regina Resort at Cancun. Inaugurated in March 1991, the Regina Resort at Cancun is a design of the architect Ricardo Legorreta, is on an 11-acre site at Punta Nizuc and is the first landmark tourists see after arriving in the Cancun hotel zone from the airport. The Combined Resort consists of eight buildings and all rooms offer views of either the Caribbean or the Nichupte Lagoon. The total accommodations in the Regina Resort in Cancun consist of 56 one bedroom and 13 two bedroom units.

     The vacation ownership units are in a self-contained section of three buildings. This area has its own bar, snack bar, multi-purpose recreation room, delicatessen, swimming pool and jacuzzi. Of the total of 69 apartments, 56 are one-bedroom, two-bath units with a maximum occupancy of four, and 13 have two bedrooms and three baths, with a maximum occupancy of six people. The units all have fully equipped kitchens, with stoves, dishwashers, microwave ovens, terraces with small jacuzzis, televisions in both the living room and bedrooms, and other decorations and furnishings of a home.

     Amenities include restaurants and bars, five swimming pools, four whirlpools, two lighted tennis courts, a fitness center, a business center and several lobby shops including a boutique, a beauty salon and a sundries shop with magazines, books, tobacco goods and similar items. Members have priority access to a nearby Robert Trent Jones, Jr. 18-hole golf course. Additionally, there are 14,000 square feet of meeting, conference and banquet facilities in modular design permitting highly varied configurations. The Westin Hotel, open to Members, contains a ballroom (1,200 person capacity), and 11 multi-purpose meeting rooms.

     The Regina Resort at Puerto Vallarta. The Regina Resort at Puerto Vallarta was inaugurated in June 1992 on a 21-acre site in the Marina Vallarta master-planned resort in Puerto Vallarta. Architect Javier Sordo Madaleno designed the Combined Resort within the framework of Puerto Vallarta's architectural tradition. The total accommodations in the Regina Resort in Puerto Vallarta consist of 161 one bedroom and 42 two bedroom vacation ownership units. All of these facilities are distributed along an 875-foot beach facing the Pacific Ocean.

     The 203 Regina Resort units are distributed among the seven buildings in the complex. All have views of either the beach or the marina. Of the total, 161 are one-bedroom, two-bath units with a maximum occupancy of four; and 42 have two bedrooms and three baths, with a maximum occupancy of six. Each unit has a fully equipped kitchen (including stove, dishwasher, microwave oven) and its own jacuzzi on a private terrace. Furnishings and decorations are consistent with the quality of the complex and the idea of a Regina Resort vacation home. In the Regina Resort area there is a bar, snack bar, multi-purpose recreational room and delicatessen.

     Other amenities include five restaurants and bars, four swimming pools, three lighted tennis courts, a fitness center, a business center and shops. The surrounding Marina Vallarta community includes an 18-hole golf course, a marina with specialty shopping, and a separate large shopping center.

     The Regina Resort at Los Cabos. The Combined Resort at Los Cabos was completed in January 1994 under the direction of architect Javier Sordo Madaleno on a 15-acre site on the beach where the Pacific Ocean meets the Sea of Cortez. The two buildings of the Westin Hotel feature a curvilinear design connecting two hills. Inspired in color and form by the surrounding desert, this eight story structure was constructed in native red stone. Bright, bold accents of hot pink, yellow and green highlight the garden oasis of tropical foliage. The 130 Regina Resort apartments are housed in neighboring two-story structures.

     The 130 Regina Resort vacation ownership units have been distributed in small buildings over the hilly topography to offer views of the beach and ocean. Of the total, 104 are one-bedroom, two-bath units with a maximum occupancy of four; and 26 have two bedrooms and three baths, with a maximum occupancy of six people. Each unit has a fully equipped kitchenette and its own jacuzzi on a private balcony. Amenities include four restaurants and bars, three swimming pools, two lighted tennis courts, a fitness center, a business center and shops. There are four championship golf courses in the area, designed by Pete Dye, Robert Trent Jones, Jr., and Jack Nicklaus. Nearby, Cabo San Lucas has a marina with specialty shopping.

     As part of the use of proceeds from the Offering, the Company intends to construct for approximately $4.0 million 20 more two-bedroom units, for 1,040 annual Vacation Intervals, on a property the Company intends to purchase adjacent to the Regina Resort at Los Cabos. There can be no assurance that such development will occur within the time contemplated therefore or that the number of Vacation Intervals added to the Company's inventory from such development will equal what is presently contemplated. See "Risk Factors -- Development and Construction Risks" and "Risk Factors -- Risk of New Venture and Recent Acquisition; Lack of Prior Operating History."

     Planned Regina Resort at Cozumel. The Company intends to build a 220 unit vacation ownership resort on the Company's 54-acre property in Cozumel. For the Company to provide the services to Members that they currently receive, the Company intends to also arrange for the development of a hotel at such location. The Company either intends to enter into an agreement with a hotel owner to develop such a hotel, or, if necessary, the Company will develop such hotel itself. There can be no assurance that such development will occur within the time contemplated or that the number of Vacation Intervals added to the Company's inventory from such development will equal what is presently contemplated. See "Risk Factors -- Development Risks."

     Regina Resort at Acapulco. The Company anticipates completion of the acquisition of the land and facilities of the Villa Vera for $4.5 million in the third quarter of 1998. The Villa Vera, consisting of 74 hotel units, suites and villas, is planned to be converted into 57 units consisting of 20 hotel rooms, 34 one-bedroom suites and villas and three two-bedroom villas. The Company estimates this conversion will cost approximately $2.5 million. Also, included in this conversion, the Company plans to build eight two-bedroom suites on land within the property. Upon completion of this conversion, the Company's inventory of Vacation Intervals should increase by approximately 4,000.

DESCRIPTION OF PURCHASE TRANSACTIONS

     On December 20, 1996, the Company and Bancomer executed a definitive purchase agreement pursuant to which the Company agreed to purchase the Regina Resorts for approximately $121.5 million, subject to certain price adjustments, and the Westin Hotels for approximately $110 million. In May 1997, the Company agreed to sell the Westin Hotels and 20% of RRI US's common stock to Starwood Capital Group, L.L.C. ("Starwood Capital") for an aggregate of approximately $133.5 million. On August 18, 1997, the Company consummated these transactions. The consummation of these transactions involved a series of substantially contemporaneous transactions (the "Purchase Transactions"), which included: (i) Bancomer's segregation of each Combined Resort into two condominium units with related common areas so that after the closing of the Purchase Transactions the Regina Resorts and Westin Hotels would be able to be owned by separate companies, (ii) the transfer of the condominium units with respect to the Regina Resorts into three separate trusts, under which the Company now has the right to use the condominium units at the Regina Resorts for 50 years and a former subsidiary of CR Mexico has the right to use the condominium units at the Regina Resorts after the expiration of such 50-year period (the "Remainder Rights) which subsidiary the Company has disposed of (the "Remainder Interest Disposition") (see "Description of
Notes -- Remainder Interest Disposition"), (iii) the borrowing of approximately $83.0 million (the "Bancomer Loan") from Bancomer, (iv) the Company's purchase of the ownership rights to the Regina Resorts and the Westin Hotels and related operations for approximately $219.0 million ($231.5 million less price adjustments of approximately $12.5 million) from Bancomer, (v) the separation of the Combined Resorts and related operations into separate legal entities, (vi) the sale by the Company of the Westin Hotels to an indirect wholly-owned subsidiary of Starwood, (vii) the issuance of 20% of RRI US's outstanding common stock to an affiliate of Starwood Capital ("GLLC"), and (viii) the Company's retention of an interest in the cash flows of the Westin Hotels through the Asset Management Agreement which entitles the Company to 20% of the net cash flow (including proceeds from sales of the Westin Hotels), after certain preferential returns to Starwood, of the Westin Hotels.


     In connection with the Purchase Transactions, the Company and an affiliate of Starwood have entered into the Operating Agreements related to the joint operation and ownership of certain common facilities at the Combined Resorts as well as certain matters related to the conduct of vacation interval sales and marketing activities, the rental of vacation interval units by Starwood, the rental of Westin Hotel rooms by the Company from Starwood, the continued use of hotel facilities and amenities by Members, the management of the Westin Hotels and other related matters. The Company believes that these Operating Agreements allow it to provide its Members with high quality amenities and services at prices lower than if the Company were to arrange for such amenities and services on a separate basis.

     Description of Stock Purchase Agreement. Pursuant to a Second Amended and Restated Stock Purchase Agreement (the "Stock Purchase Agreement"), dated August 18, 1997 (amending and restating a purchase agreement originally executed on December 20, 1996), the Company purchased all of the stock of the entities owning the Combined Resorts for approximately $219.0 million, after giving effect to approximately $12.5 million in purchase price adjustments. This agreement contains customary representations and warranties and indemnification provisions including an indemnity subject to certain limitations, from Bancomer for breaches of the representations and warranties and all liabilities arising from operations of the business prior to the closing date. For a description of certain contingencies arising in connection with the Stock Purchase Agreement, see "Risk Factors -- Risk of New Venture and Recent Acquisition; Lack of Prior Operating History."

     In connection with the Purchase Transactions the Company engaged in customary diligence with respect to the Predecessor Business and the Combined Resorts. Such diligence included an extensive review of various title and other real estate matters at the Combined Resorts. In connection with such diligence, the Company decided to purchase title insurance with respect to the Combined Resorts, a precaution that the Company believes is typically not taken in Mexico. Accordingly, the Company has purchased title insurance for the Puerto Vallarta and Los Cabos Regina Resorts.

     Prior to the closing of the transactions contemplated by the Stock Purchase Agreement, it was determined that the metes and bounds indicated on the recorded title to the Combined Resort at Cancun did not connect to form a closed figure. Prior to the closing, the Company and Bancomer contacted the Fondo Nacional de Fomento al Turismo ("Fonatur"), the Mexican governmental public trust which established the tourist center in Cancun and the public trust from which Bancomer had purchased the site of the Combined Resort at Cancun. Fonatur informed the Company and Bancomer that such title irregularity was inadvertent and agreed to execute corresponding correction deeds. In addition, Bancomer agreed with the Company to indemnify the Company for the potential liability created by such irregularity. The Company, Fonatur and Bancomer are currently working to correct such irregularity, and the Company does not expect the correction to cause a material impact on the Company. With respect to the Company's land in Cozumel, such land was held in trust in common with another owner. The Company has separated the trust such that the Company owns all of the beneficial interests with respect to such land. The Company is currently formalizing the withdrawal of the land from the trust so that it holds the title directly. An internationally recognized title insurance company has issued a commitment to issue a title insurance policy with respect to the Combined Resort at Cancun and the property in Cozumel upon the filing of such correction deeds. See "Risk Factors -- Risk of New Venture and Recent Acquisition; Lack of Prior Operating History."

     Finally, the Company is considering the purchase for approximately $250,000, of certain land adjacent to the Regina Resort at Los Cabos for the development of 20 additional vacation ownership units. If the Company purchases such land it intends to formalize and record title and purchase title insurance with respect to such land. See "Business -- The Resorts," "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     Description of Starwood Agreements. On May 9, 1997, RRI US entered into an agreement (the "Original Agreement") with Starwood Capital pursuant to which Starwood Capital agreed to purchase an 80% interest in the Westin Hotels (which were to be acquired by RRI US from Bancomer under the Stock Purchase Agreement) (while the Company would purchase a 20% interest in the Westin Hotels subject to a preferential return to Starwood Capital) and warrants (having no exercise price) to purchase 20% of the capital stock of RRI US for an aggregate of $133.5 million. This structure was effected so that both RRI US and Starwood Capital would have an economic interest in each other's business (i.e. the vacation ownership business of the Regina Resorts, on the one hand, and the Westin Hotels, on the other). Starwood Capital agreed to accept the warrants to purchase the 20% common stock interest in RRI US without preemptive rights or other material economic restrictions thereby allowing Starwood Capital to participate in RRI US's expansion plans. At the same time, Starwood Capital limited the Company's participation solely to the three Westin Hotels. Accordingly, Starwood Capital's position with respect to the Company was to be as an owner of a 20% interest, subject to dilution, of an ongoing business with expansion plans while RRI US would have a 20% interest, which was not subject to dilution, in the Westin Hotels only.



     On May 20, 1997, the Original Agreement was superseded by two separate agreements between RRI US and Starwood Capital on the one hand, and RRI US and Starwood on the other. Pursuant to one of these agreements, RRI US agreed to sell an 80% preferred interest in the Westin Hotels to Starwood, instead of Starwood Capital, for $132.75 million. Between May 1997 and August 18, 1997, the Company and Starwood agreed to convert the interest the Company was to purchase in the Westin Hotels to a retained interest in the cash flows of the Westin Hotels through the Asset Management Agreement. In connection with the sale of Westin Hotels to Starwood, the Company made certain representations and warranties to Starwood. The Company and Starwood have entered into an agreement by which Starwood receives the benefit of Bancomer's representations and warranties to the Company (with respect to the Westin Hotels) under the Stock Purchase Agreement.



     Pursuant to the May 20, 1997 agreement with Starwood Capital, RRI US issued warrants having no exercise price, to sell 20% of its capital stock to Starwood Capital and provided that the difference between balance of the original purchase price and the price to be paid by Starwood, or $750,000, was loaned at that time to RRI US by Starwood Capital. The sale of the warrants was a component of the lending arrangement with Starwood Capital and was not in any way linked to (i) the sale of the Westin Hotels, (ii) the retention of the Company's 20% interest in the cash flows of the Westin Hotels through the Asset Management Agreement, or (iii) the Company's relationship with Starwood. In October 1997, the loan from Starwood Capital was converted into Class A Preferred Stock of the Company. GLLC has assumed Starwood Capital's rights and obligations under that agreement. See "-- Description of Purchase
Transactions -- Description of Class A Preferred Stock" and "Principal Stockholders." The closing of the agreements with Starwood and GLLC, as assignee of Starwood Capital, and the exercise of the warrants held by GLCC occurred simultaneously with the closing of the Stock Purchase Agreement, through a transfer of the stock of the entities holding the Westin Hotels to an affiliate of Starwood. In addition, RRI US and Starwood agreed on the form of Operating Agreement and entered into the Asset Management Agreement. See "-- Description of Operating Agreements" and "-- Description of Asset Management Agreement."


     Additionally, the agreement with GLLC provides for the relationship between GLLC and Raintree Capital. This agreement provides, among other things, that (i) each of Raintree and GLLC has a right of first offer with respect to any sale of RRI US's stock by the other party, (ii) RRI US's board of directors will be comprised of one representative of GLLC, three representatives of Raintree, John McCarthy and two additional directors selected by Raintree and (iii) GLLC will have the right to consent to certain affiliated transactions prior to an initial public offering of RRI US's stock. In addition, the Company has been informed by Starwood and GLLC that Starwood and GLLC have agreed that an amount equal to GLLC's deemed share (based on its stock ownership in the Company) of any income of the Company which is attributable to the Asset Management Agreement will be paid by GLLC to Starwood, pursuant to an agreement between Starwood and GLLC.

     Description of Condominium Regimes. Prior to the closing of the Purchase Transactions, Bancomer established condominium regimes which run with the land at each of the Combined Resorts to facilitate the division of the vacation ownership and hotel businesses upon closing of the Purchase Transactions. The condominium regime at each Combined Resort divides the property into two units -- a Westin Hotel unit and a Regina Resort unit. Each unit has an interest in the common facilities at the Combined Resort. The Regina Resort and Westin Hotel units each consist primarily of buildings and grounds, pools, and other associated areas, while the common facilities primarily include roads and beach areas.


     Description of Operating Agreements. As of August 18, 1997, the Company and Starwood entered into an Operating Agreement for each of the Combined Resorts establishing the day-to-day operating relationship between the Westin Hotels and Regina Resorts, including operating standards, plans, budgets, allocation of services, expansion and construction of additional facilities, and of allocation labor and other expenses. The Company and Starwood have agreed that condominium regulations of each condominium regime relating to the Combined Resorts will be amended to incorporate each Operating Agreement (upon translation into Spanish and execution) as part of such regulations. To effect such amendments, the Company and Starwood have registered each Operating Agreement in the appropriate local Mexican public registry. Each Operating Agreement is binding on any future owners of any Westin Hotel or Regina Resort. Each Operating Agreement provides that the applicable Combined Resort must be operated as a "first class" resort and establishes a procedure by which a joint operating plan and budget will be maintained by Starwood and the Company for the applicable Combined Resort. Additionally, Starwood must provide the same services to each Regina Resort as it provides to the adjacent Westin Hotel and additional services may be contracted for, subject to the first class standard and appropriate allocation of costs between the applicable Westin Hotel and Regina Resort. The form of Operating Agreement prohibits the applicable Regina Resort from renting, selling or marketing any units on a transient basis except with respect to: (i) the provision of complimentary accommodations to prospective members that participate in marketing presentations arranged by such resort, (ii) the rental of units to wholesalers specifically targeting potential purchasers, (iii) the rental of units to persons accompanied by Members, and (iv) the rental of units to vacation ownership operators experiencing overflow in their facilities. If any Regina Resort rents or sells a unit on a transient basis not described above, then (without limiting Starwood's right to exercise any other legal or equitable remedies available to it) the Company will be subject to significant penalties. In addition, Starwood has rented 54 rooms at Los Cabos and 60 rooms at Puerto Vallarta for a one-year period ending August 18, 1998 for $1.25 million. In addition, Starwood paid the Company an aggregate finder's fee at closing of $1.95 million and the Company agreed to provide certain services to Starwood for one year. The parties have agreed to enter into negotiations in September of 1998 and in September of each subsequent year to provide for satisfactory rental terms for excess Regina Resort inventory, if any, to the Westin Hotels. There can be no assurance, however, that the Company and Starwood will agree on the number of, if any, or the rate for, rooms to be rented to Starwood.



     Description of Asset Management Agreement. In connection with Starwood's purchase of the Westin Hotels from the Company, the Company and Starwood entered into an Asset Management Agreement, which has a term of 50 years. Pursuant to this agreement, the Company retained an interest in the net cash flows of the Westin Hotels equal to 20% of the net cash flow of the Westin Hotels in excess of approximately $18.5 million per year (the "Base Amount"). After December 31, 2000, the Base Amount will decrease pursuant to a formula. The Company expects to recognize minimal, if any, revenue from the Asset Management Agreement over the next three years. The Company also is entitled to 20% of the net sale proceeds of the Westin Hotels subject to the priority return to Starwood upon a sale.

     Description of Trusts. On August 18, 1997, three separate trust agreements (the "Trust Agreements") were entered into among the Operating Subsidiaries, a subsidiary of CR Mexico and Bancomer, as trustee, pursuant to which title to the Regina Resorts was transferred to Bancomer, acting solely in its capacity as trustee. Originally, under the Trust Agreements, the Operating Subsidiaries had the right to use and exploit the vacation ownership condominium units until August 18, 2027 (the "Initial Term"), and a subsidiary of CR Mexico had the right to hold direct title to the vacation ownership condominium units after August 19, 2027 (the "Remainder Rights"). In March 1998, the Trust Agreements were modified to extend the Initial Term from 30 to 50 years. On June 30, 1998, the Company made a $10,000 payment to reacquire the Remainder Company from a charitable institution by voiding the original contribution and assigned the related proportional Remainder Interests to the purchasers of all Vacation Intervals from August 19, 1997.



     Disposition of Remainder Interest. In accordance with the Indenture, RRI US contributed the Remainder Interest to an unaffiliated charitable foundation such that RRI US is permitted to use the sale method of accounting with respect to the presentation of its consolidated financial statements under GAAP.


     Description of Bancomer Loan. The Company financed the acquisition of the Regina Resorts primarily with the proceeds of the Bancomer Loan in the approximate aggregate principal amount of approximately $83.0 million which was repaid in full on December 5, 1997.

     Description of Class A Preferred Stock. At the closing of the Purchase Transactions CR Mexico issued an aggregate of $3.75 million of non-negotiable subordinated exchangeable promissory notes to GLLC and CR Management Company. In October, 1997, GLLC and CR Management exchanged all the subordinated promissory notes for an aggregate of 37,500 shares of Class A Redeemable Convertible Preferred Stock (the "Class A Preferred"). Each share of Class A Preferred has a liquidation preference of $100 and accrues dividends from August 18, 1997, at the rate of 16.5% per year and 20% per year after August 18, 2002. Cumulated dividends accrue dividends at the rate of 12% per year. No cash dividends are required to be paid prior to an initial public offering of the RRI US's common stock or the sale of the Company. Under the Class A Preferred, upon an initial public offering or stock merger by RRI US, RRI US may force the redemption of all cumulated dividends in exchange for either cash or stock of RRI US valued at 85% of the initial public offering price or 100% of the merger consideration value, as the case may be. Furthermore, in such event, the holders of the Class A Preferred have the right to convert the liquidation preference of each share of Class A Preferred into stock of the RRI US valued at 85% of the IPO price or 100% of the merger consideration value, as the case may be.

     So long as any shares of the Class A Preferred are outstanding, no dividend is permitted to be declared or paid or set apart for payment on any other series of stock rankings on a parity with the Class A Preferred as to dividends, unless all unpaid dividends on the Class A Preferred are paid. Furthermore, if all accrued dividends on the Class A Preferred Stock have not been paid, RRI US is not permitted to declare or pay or set apart for payment any dividends or make any other distributions on its Common Stock or any other class of stock or series thereof of RRI US ranking, as to distributions in the event of a liquidation, dissolution or winding up of RRI US, voluntary or involuntary (a "Liquidation"), junior to the Class A Preferred until such dividends on the Class A Preferred and any redemption obligations due and owing under the Certificate of Designations governing the Class A Preferred (the "Certificate of Designation") have been paid. Upon any Liquidation of RRI US, the holders of the Class A Preferred are entitled to receive, out of assets of RRI US which remain after satisfaction in full of all valid claims of creditors of RRI US and which are available for payment to stockholders, and subject to the rights of the holders of any stock of RRI US ranking senior to or on a parity with the Class A Preferred in respect of distributions upon Liquidation, before any amount shall be paid to or distributed among the holders of Common Stock or any other shares ranking junior to the Class A Preferred in respect of distributions upon Liquidation, liquidating distributions per share of the Class A Preferred in the amount of $100 per share, plus an amount equal to the accrued and unpaid dividends thereon.

     The Class A Preferred has no voting rights other than those required under the Nevada General Corporation Law. It requires an 85% of vote of the Class A Preferred to amend the provisions of the Certificate of Designations. Under the Certificate of Designations, RRI US may authorize additional classes and series of preferred stock with rights senior to those of the Class A Preferred.

COMPETITION

     Although major lodging and hospitality companies such as Marriott, Disney, Hilton, Hyatt, Four Seasons and Intercontinental, as well as Westin and Signature, Fairfield and other vacation ownership only companies, have established or declared an intention to establish vacation ownership operations in the past decade, the industry remains highly fragmented, with a vast majority of North America's approximately 4,100 vacation ownership resorts being owned and operated by smaller, regional companies. The method of competition in the vacation ownership industry is a function of price, marketing and product quality. Currently none of the large international hospitality companies offer vacation intervals in Cancun, Puerto Vallarta or Los Cabos. The largest resorts with which the Company competes in those markets are Cancun Sunset Club, Hacienda del Mar Resort, and U.V.C. at Villa del Palmar. See "Risk
Factors -- Competition."

GOVERNMENT REGULATION

     General. The Mexican Ministry of Tourism (Secretaria de Turismo) is the principal regulator of the Company's activities in the tourism services area. The Company believes that it has obtained from the Mexican Ministry of Tourism, and registered in the Mexican National Tourism Registry, all material permits required for the operation of the Regina Resorts. In order to maintain registration under the Mexican National Tourism Registry, services such as restaurants and bars must be provided at the Regina Resorts. The Company expects to cause these services to be rendered by Starwood and Westin pursuant to the Operating Agreements. See "Risk Factors -- Risk of New Venture and Recent Acquisition; Lack of Prior Operating History." The Company also believes that it is in material compliance with all federal, state, local and foreign laws and regulations to which it and its Vacation Intervals marketing and sale activities are or may be subject. However, no assurance can be given that the cost of qualifying under vacation interval ownership regulations in all jurisdictions in which the Company desires to conduct sales will not be significant. Any failure to comply with applicable laws or regulations could have a material adverse effect on the Company. See "Risk Factors -- Regulation of Sales of Vacation Intervals; Other Laws."

     Environmental Matters. CR Mexico's operations are subject to Mexican federal, state and local laws and regulations relating to the protection of the environment, including those concerning water supply, wastewater, noise, soil pollution and generation and handling of hazardous waste and materials and environmental impact. The possibility exists that in the future the Company and its facilities and operations will encounter (i) newer and stricter federal, state or local environmental laws and regulations, (ii) more rigorous interpretations of existing environmental laws and regulations, and/or (iii) stricter enforcement of federal, state and local environmental law regulations.


     As a result of a diligence examination including Phase 1 reports effected in connection with the Purchase Transactions and its continuing compliance program, the Company believes that the Regina Resorts are in compliance in all material respects with all federal, state and local laws and regulations relating water, atmospheric pollution, hazardous wastes or substances. The Company has not been notified by any environmental authority or any third party, of any material noncompliance, liability or claim related to those environmental matters in connection with any of its present properties. See "Risk
Factors -- Possible Environmental Liabilities."


EMPLOYEES AND INDEPENDENT CONTRACTORS

     As of December 31, 1997, the Company employed approximately 107 full-time employees. The Company believes that its employee relations are good. The Company sells Vacation Intervals at its resorts through 648 independent sales agents and contractors. Such independent sales agents and contractors provide services to the Company under contract and are not employees of the Company. See "Risk Factors -- Independent Contractors."

INSURANCE; LEGAL PROCEEDINGS

     The Company carries comprehensive liability, fire, hurricane, storm, earthquake and business interruption insurance with respect to the Company's resorts, with policy specifications, insured limits and deductibles customarily carried for similar properties which the Company believes are adequate. There are, however, certain types of losses that are generally not insured because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, the Company could lose its capital invested in a resort, as well as the anticipated future revenues from such resort and would continue to be obligated on any mortgage indebtedness or other obligations related to the property. Any such loss could have a material adverse effect on the Company. See "Risk
Factors -- Natural Disasters; Uninsured Loss."

     The Company is currently subject to litigation with respect to claims that arose prior to August 18, 1997 respecting employment, contract, construction and commissions, disputes, among others. In the judgment of management, none of such lawsuits against the Company is likely to have a material adverse effect on the Company or its business. Moreover, pursuant to the Stock Purchase Agreement with Bancomer, the Company is entitled to indemnification for all such claims against it. In addition, the Company is subject to litigation with respect to a limited number of claims that arose on or after August 18, 1997. In the judgment of management, none of such lawsuits against the Company are likely to have a material adverse effect against the Company. See "-- Description of Purchase Transactions -- Description of Stock Purchase Agreement."

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth the names, ages and positions of the directors, executive officers and other key employees of RRI US or its Operating Subsidiaries and CR Mexico. A summary of the background and experience of each of these individuals is set forth after the table.

EXECUTIVE OFFICERS AND DIRECTORS  AGE                           POSITION
--------------------------------  ---                           --------
Douglas Y. Bech................    52   Chairman and Chairman of the Board of Directors of RRI US
                                        and Manager and Secretary of CR Mexico
John McCarthy..................    42   President, Chief Operating Officer and Director of RRI US
                                        and Chairman of the Board of Managers of CR Mexico
Robert L. Brewton..............    45   Executive Vice President -- Investments
Mario Muro.....................    51   Senior Vice President -- Operations, Sales, Marketing and
                                        Chief Operating Officer/Mexico
Gustavo Ripol..................    34   Senior Vice President -- Product Development/Mexico
George D. Stroesenreuther......    43   Senior Vice President -- Finance and Accounting of RRI US
                                        and CR Mexico
Brian R. Tucker................    35   Senior Vice President -- Corporate Planning and
                                        Development
Christopher W. Allick..........    44   Director
Christel DeHaan................    55   Director
Walker G. Harman...............    50   Director
Merrick Kleeman................    34   Director
Thomas R. Powers...............    59   Director

     Douglas Y. Bech is a founding principal of Raintree Capital Company, LLC ("Raintree Capital") and the principal partner of Raintree Capital who organized the Company and effected the Purchase Transactions. At the closing of the Purchase Transactions, Mr. Bech became Chairman (principal executive officer) and Chairman of the Board of Directors of RRI US and a manager and officer of CR Mexico. From 1994 through October 1997, Mr. Bech was a partner in the Houston office of the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. From 1993-1994, Mr. Bech was a partner in the Houston office of the law firm of Gardere & Wynne, L.L.P. Mr. Bech was associated with and a senior partner of Andrews & Kurth, L.L.P. from 1970 until 1993. Mr. Bech specialized as a lawyer in mergers and acquisitions and financial and securities transactions. Mr. Bech serves as a director of Wainoco Oil Corporation, a New York Stock Exchange company, Pride Companies, L.P., a New York Stock Exchange master limited partnership, Jetfax, Inc., a Nasdaq company, and several private companies.

     John McCarthy has been the President of the Company and a manager and officer of CR Mexico since August 1997. Mr. McCarthy has been the principal executive officer of the Regina Resorts since 1992. From 1992 until August 18, 1997, he served first as Vacation Ownership Director and beginning 1993 as Director General of Bancomer's Tourism Division. During most of this period Mr. McCarthy was responsible for development and management of the Combined Resorts as well as the sale of The Westin Regina Resorts for Bancomer. From 1983 to 1992 Mr. McCarthy held several positions in Grupo Los Remedios, a large Construction and Development Group, where among other projects, he developed The Pacifica Project in Ixtapa Mexico, where he developed, sold and operated some 6,000 vacation intervals. Mr. McCarthy's previous experience was with the Babcock International Group and the Tolteca Group where he obtained experience in Finance, Personnel, Administration and product development. He is the past President and current Secretary of the Asociacion Mexicana de Desarrolladores Turisticos (AMDETUR), the Mexican equivalent of ARDA; he is also the past Secretary and present adviser of the Consejo Nacional Empresarial Turistico, Mexico's Tourism Board. He serves on the boards of Hoteles Presidente Intercontinental Mexico (five Hotels) and Complejos Turistico Huatulco (Club Med Huatulco). Mr. McCarthy acted as an adviser on Tourism to President Zedillo during his campaign. He is the Treasurer of Brimex, a charitable foundation funded by the British Government and members of the British community for the poor, the sick and those who have suffered because of natural disasters.

     Robert L. Brewton joined the Company as Executive Vice
President -- Investments in April 1998. Prior to that time, Mr. Brewton served as Chief Investment Officer at Residential Company of America, a privately held multifamily real estate investment and management company, for more than five years.

     Mario Muro has been Senior Vice President -- Operations since the closing of the Purchase Transactions. Prior to the closing of the Purchase Transactions, Mr. Muro was Project Manager, Regional Director of Bancomer Tourism Division from 1993 to 1997. He was Director of the Los Remedios Tourism Division from 1992 to 1993, and Director of the Grand Baja Club B.C. Project from 1991 to 1992. Mr. Muro was President of the Association of Commercializers of TimeSharing in Puerto Vallarta, First President of the Association of Tourist Developers in Ixtapa Zihuatanajo and will be the President of the AMDETUR until the year 2000. Mr. Muro, who has 25-years experience in the vacation ownership and tourism industry, has developed various vacation ownership marketing techniques including theme stores, marketing through travel agencies, and the Club Regina Referral Program. Mr. Muro graduated from the Instituto Tecnologico Autonomo de Mexico, with a degree in accounting in 1970.

     Gustavo Ripol rejoined the Company in October 1997 as Senior Vice President and is responsible for product development. From 1995 to 1997, he was RCI's Marketing and Communications Director for Latin America, where he was also responsible for developing new business units in the region for the marketing, sale and implementation of vacation ownership services. In 1993 he joined Bancomer's Tourism Division as Planning Director, where he served until the end of 1994. While there he was responsible for all short, medium and long term strategic planning for both the hotel and vacation ownership business units, as well as for developing and implementing the Club Regina product and its administrative and operating infrastructure. He served in Grupo los Remedios as Manager of Planning & Systems, Director of Finance and Administration and Director of Planning and Business Development from 1987 to 1992. Mr. Ripol graduated from the Universidad Anahuac with a degree in Engineering, and received a graduate degree in Finance at the Instituto Tecnologico Autonomo de Mexico.

     George D. Stroesenreuther joined the Company in February 1998 as Senior Vice President -- Finance. From 1996 through early 1998, Mr. Stroesenreuther served as the Chief Financial Officer for Bethesda, Maryland based U S Assist, Inc., a provider of international travel related services. In this position, Mr. Stroesenreuther had financial oversight responsibility for the US business as well as numerous subsidiaries located throughout Latin America, including Mexico. Prior to working at U S Assist, Mr. Stroesenreuther was employed by Elsag Bailey Process Automation, NV in various financial positions from 1992 through 1995. Mr. Stroesenreuther received his Bachelor's degree in accounting from the University of Wisconsin and he is a licensed C.P.A.

     Brian R. Tucker has been Vice President -- Planning and Development of the Company since August 1997 and on May 6, 1998 was promoted to Senior Vice President -- Corporate Planning and Development. From 1995 through 1997, Mr. Tucker was an associate of Raintree. Prior to joining Raintree, Mr. Tucker was employed for five years at Deloitte & Touche Management Consulting Group where he advised clients in various industries concerning mergers, acquisitions and bankruptcy. Mr. Tucker also worked for British Petroleum as a drilling and production engineer for three years prior to receiving an M.B.A. from the Wharton School of Finance in 1990.

     Christopher W. Allick has been a Director of the Company since January 1998. He has been a Director and Executive Vice President of Jefferies & Company, Inc., a registered broker-dealer, since May 1993.

     Christel DeHaan has been a director of the Company since January, 1998. She currently serves as CEO of CD Enterprises, Ltd. and the Christel DeHaan Family Foundation, Inc. Ms. DeHaan co-founded Resort Condominiums International, Inc., ("RCI") the world's largest timeshare exchange company, in 1974, and became its Chairman, CEO and sole shareholder in 1989. In November, 1996 she sold RCI to Cendant Corporation (formerly known as HFS, Incorporated), and served on its Board of Directors until January, 1998. She is a founding director of the International Timeshare Foundation and was elected twice to the American Resort Development Association Board of Directors. She was appointed by President Clinton in 1995 to the White House Conference Task Force on Travel and Tourism, and was named to the British Tourism Hall of Fame in 1997. Ms. DeHaan is Chairman of the Board of Trustees of the University of Indianapolis, president of the American Pianists Association and serves on the boards of the Indiana Symphony Society and Dance Kaleidoscope.

     Walker G. Harman has been a director of the Company since 1997. Mr. Harman has been the President and Chief Executive Officer of Metro Hotels, Inc. ("Metro") since 1978, and has been its sole owner since 1985. Metro owns, develops and operates hotels and resorts including franchises such as Hilton, Radisson, Omni, Holiday Inn and Embassy Suites. Mr. Harman also owns and operates Sonny Bryan's Smokehouse, which has 11 locations in the Dallas, Texas area. Mr. Harman currently serves as a member of board of directors of the Baylor Health Care System, the Board of Regents of Baylor University, and the board of directors of the Interfaith Housing Coalition. Mr. Harman is a member of the World Presidents Organization and the American Hotel Motel Management Association and was president of the Baylor Development Council from 1993 to 1994.

     Merrick R. Kleeman has been a director of the Company since January 1998. He has been a managing director of Starwood Capital Group since 1992, responsible for acquisitions. He serves as a director of ITT Financial Educational Services, Inc., a New York Stock Exchange Company, and Starwood Financial Trust, an American Stock Exchange Company and other private companies.

     Thomas R. Powers has been a director of the Company since 1997. Mr. Powers is a founding principal of Raintree where he has been engaged since 1994. He served as Chairman, President and CEO of Transamerica Fund Management Company and its predecessor companies ("TFM") from 1976 to 1993. TFM was the investment advisor and underwriter for a complex of 21 mutual funds. In 1995, he completed a three year term as a member of the Board of Governors of the National Association of Securities Dealers where he also served on the Executive Committee as well as Chairman of the Audit Committee and the Investment Companies Committee. For almost 20 years Mr. Powers served on the Board of Governors of the Investment Company Institute, the national association of mutual funds. During that time he served on the Executive Committee and was elected Chairman in 1989 to 1990. From 1988 to 1997, Mr. Powers was a member and past Chairman of the Board of Regents of Baylor University. Mr. Powers is also a member of the Baylor University Foundation, a Trustee and member of the Finance Committee for the Memorial Healthcare System of Houston, Texas and a member and past President of the Houston Chapter of the Financial Executives Institute as well as a member of the Texas Society of C.P.A.'s and the American Institute of C.P.A.'s.

     GLLC and the Initial Purchaser each exercised the right to designate one person for appointment to the Board of Directors including Merrick Kleeman and Christopher Allick, respectively. Raintree Capital exercised its right to select two independent directors in 1998 by appointing Christel DeHaan and Christopher

Allick. See "Certain Transactions" and "Business -- Description of Purchase Transactions -- Starwood Agreements."


     Christopher Allick was appointed to RRI US's Board of Directors pursuant to an agreement by and among Jefferies, RRI US, and Messrs. Bech, Powers and McCarthy. This agreement was entered into as part of the private placement on December 5, 1997 so that Jefferies would be able to oversee its investment in the Company. See "Summary -- Private Placement and Use of Proceeds."


     RRI US's Board of Directors currently consists of seven members and is divided into three classes, one class of which is elected each year to hold office for a three-year term and until successors are elected and qualified. The terms of the initial Class A, Class B and Class C directors of the Company will expire at the 2001, 1999 and 2000 annual meetings, respectively. Thomas R. Powers and Christel DeHaan serve in Class A, Walker Harman and Merrick Kleeman in Class B and Douglas Y. Bech, John McCarthy and Christopher Allick in Class C. Successors to the directors whose terms have expired are required to be elected by stockholder vote while vacancies in unexpired terms and any additional positions created by board action are filled by action of the existing Board of Directors. The executive officers named above were elected to serve in such capacities until the next annual meeting of the Board of Directors, or until their respective successors have been duly elected and have been qualified, or until their earlier death, resignation, disqualification or removal from office. No family relationships exist among the executive officers or directors of RRI US.

DIRECTOR COMPENSATION

     Directors will not receive compensation for serving as directors prior to the earlier of January 1, 1999 or RRI US's initial public offering. After that date directors' fees customary and usual for comparable companies may be paid. Directors will be reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof incurred in their capacity as directors. See "-- 1997 Non-Employee Directors' Stock Plan."

COMMITTEES OF THE BOARD OF DIRECTORS

     It is intended that RRI US will have an Executive Committee, an Audit Committee and a Compensation Committee. Currently only the Audit Committee has been appointed. Upon its formation, the Compensation Committee will determine policies, including any based upon corporate performance, applicable to the executive officers of the Company.

     The Audit Committee reviews and reports to the Board of Directors the scope and results of audits by the Company's outside auditor. The committee also recommends the firm of certified public accountants to serve as the Company's independent public accountants, subject to nomination by the Board of Directors and approval of the stockholders, authorize all audit and other professional services rendered by the auditor and periodically review the independence of the auditor. Membership of the Audit Committee is restricted to those directors who are not active or retired officers or employees of the Company. Ms DeHaan and Messrs. Harman and Powers are members of the Audit Committee.

EXECUTIVE COMPENSATION

     RRI US was incorporated in December 1996, and conducted limited operations until August 18, 1997. Accordingly, RRI US did not pay any of its executive officers compensation until August 1997.

     The following table sets forth certain compensation information for the Company's highly compensated executive officers (the "Named Executive Officers"). Compensation information is shown for the period from August 19, 1997 to December 31, 1997.

                                                                             LONG-TERM COMPENSATION
                                                                           ---------------------------
                                      ANNUAL COMPENSATION                   SECURITIES
                                      -------------------   OTHER ANNUAL    UNDERLYING     ALL OTHER
   NAME/PRINCIPAL POSITION     YEAR   SALARY       BONUS    COMPENSATION   OPTIONS/SARS   COMPENSATION
   -----------------------     ----   -------      ------   ------------   ------------   ------------
Douglas Y Bech...............  1997   $90,000(1)                                  --
  Chairman
John McCarthy................  1997    87,179(2)                              20,000
  President
Mario Muro...................  1997    39,649(3)                               6,000
  Senior Vice President --
  Operations and Sales
Gustavo Ripol................  1997    23,687(3)              $18,000          6,000
  Senior Vice President --
  Finance and Marketing
Brian Tucker.................  1997    45,000(4)   $7,500
  Vice President -- Planning
  and Development

---------------

 (1) Mr. Bech's compensation for 1997 was paid at an annual rate of $240,000.

 (2) Mr. McCarthy's compensation for 1997 was paid at an annual rate of $250,000. See "-- Employment Agreements."

 (3) Messrs. Muro's and Ripol's base salary for 1997 was paid at an annual rate of $115,000.

 (4) Mr. Tucker's base salary for 1997 was paid at an annual rate of $120,000.

REPORT ON EXECUTIVE COMPENSATION

     This report documents the components of the Company's compensation programs for its executive officers and describes the basis on which fiscal 1997 compensation determinations were made with respect to the executive officers of the Company. All fiscal 1997 compensation decisions with respect to base salaries, annual compensation and stock option grants were made by the Board of Directors with the objectives of attracting, retaining, motivating and rewarding high caliber executive officers to manage the Company's business; inspiring executive officers to innovatively and aggressively pursue Company goals; and align the long-term interests of executive officers with those of the Company's stockholders through use of stock options.

     Base Salaries: Base salaries for each of the Company's executive officers were determined on an individual basis, taking into account compensation by industry competitors, their performance as executive officers of the Regina Resorts when owned by Bancomer prior to August 18, 1997, if applicable, and general economic conditions. Mr. McCarthy's salary was negotiated based upon his performance as an executive officer of the Regina Resorts prior to the Company's purchase thereof and the Company's desire to retain him, formalized in an employment agreement. See "-- Employment Agreements." Mr. Bech's salary was structured to be comparable to Mr. McCarthy's compensation. Mr. Muro's and Mr. Ripol's salaries were based upon their experience in the vacation ownership industry and with the Regina Resorts. Richard Counts, the acting principal accounting officer in fiscal 1997, was hired by the Company on a consulting basis for a fixed fee.

     Annual Bonus Compensation. In addition to their base salaries, each of the Company's executive officers (in addition to other key employees) was eligible to receive an annual bonus depending upon the performance of the Company and the individual.

     Stock Options. The Company uses stock options to relate the benefits received by executive officers and key employees to the amount of appreciation realized by the stockholders over comparable periods. While the Company directly granted Mr. McCarthy stock options, the other executive officers were granted stock options under the Company's 1997 Long Term Incentive Plan. See "-- 1997 Long Term Incentive Plan."

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

     The following table provides certain information regarding the number of stock options to purchase shares of the Company's Common Stock granted pursuant to the Plan to the Named Executive Officers during the year ended December 31, 1997.

                                                                                          POTENTIAL REALIZABLE
                                                                                            VALUE AT ASSUMED
                          NUMBER OF     PERCENTAGE OF                                    ANNUAL RATES OF STOCK
                          SECURITIES    TOTAL OPTIONS                                    PRICE APPRECIATION FOR
                          UNDERLYING      GRANTED IN        PER SHARE                         OPTION TERM
                           OPTIONS       FISCAL YEAR       EXERCISE OR     EXPIRATION    ----------------------
          NAME            GRANTED(1)         1997         BASE PRICE(3)       DATE          5%           10%
          ----            ----------   ----------------   --------------   ----------    ---------    ---------
John McCarthy(2)........   100,000           38%              $2.00         8/15/2007     $25,156      $63,750
Mario Muro(4)...........    30,000           11%              $5.00         8/18/2007      18,867       47,812
Gustavo Ripol(4)........    30,000           11%              $5.00        10/16/2007      18,867       47,812

---------------

(1) Except as otherwise noted, these options were issued pursuant to RRI US's 1997 Long Term Incentive Plan. See "-- 1997 Long Term Incentive Plan."

(2) Issued pursuant to an option agreement dated August 15, 1997 between RRI US and Mr. McCarthy, RRI US issued to Mr. McCarthy 100,000 stock options, 20,000 of which have vested and the remainder shall vest at the rate of 20,000 per year over four years at an option price of $2 per share.

(3) The Board of Directors determined the fair market value as of the grant date.

(4) Issued pursuant to the Company's 1997 Long-Term Incentive Plan.

AGGREGATED OPTION EXERCISED IN LAST FISCAL YEAR AND FISCAL
  YEAR-END OPTION VALUES

                                                           NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                          UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                           SHARES                      OPTIONS AT FISCAL YEAR-END*         AT FISCAL YEAR-END*
                         ACQUIRED ON       VALUE       ----------------------------    ----------------------------
        NAME             EXERCISE(#)    REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
        ----             -----------    -----------    -----------    -------------    -----------    -------------
John McCarthy........        --             --           20,000          80,000         $100,000        $400,000
Mario Muro...........        --             --            6,000          24,000         $ 12,000        $ 28,000
Gustavo Ripol........        --             --            6,000          24,000         $ 12,000        $ 28,000

---------------

* Computed based upon a fair market value of $7.00 per share on December 31, 1997 as determined by the Company.

1997 LONG TERM INCENTIVE PLAN

     No stock options were granted to, or exercised by or held by an executive officer in 1996. In August 1997, the Board of Directors of RRI US approved RRI US's 1997 Long-Term Incentive Plan (the "Plan"). The purpose of the Plan is to provide directors, officers, key employees, consultants and other service providers with additional incentives by increasing their ownership interests in RRI US. Individual awards under the Plan may take the form of one or more of:
(i) either incentive stock options or non-qualified stock options ("NQSOs"),
(ii) stock appreciation rights, (iii) restricted or deferred stock, (iv) dividend equivalents and (v) other awards not otherwise provided for, the value of which is based in whole or in part upon the value of the common stock.

     The Compensation Committee, or such other committee as the Board of Directors designates, will administer the Plan and select the individuals who will receive awards and establish the terms and conditions of those awards. The maximum number of shares of Common Stock that may be subject to outstanding awards, determined immediately after the grant of any award, may not exceed the greater of 800,000 shares or

8% of the aggregate number of shares of Common Stock outstanding at the time of such grant. Shares of Common Stock which are attributable to awards which have expired, terminated or been canceled or forfeited are available for issuance or use in connection with future awards.

     The Plan will remain in effect until terminated by the Board of Directors. The Plan may be amended by the Board of Directors without the consent of the stockholders of RRI US, except that any amendment, although effective when made, will be subject to stockholder approval if required by any federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted; provided, however, that, without the consent of any affected participant in the Plan, no such action may materially impair the rights of such participant under any award granted to him.


     There are currently options to purchase (i) 163,000 shares of the RRI US's Common Stock at a purchase price of $5.00 per share, (ii) 115,000 shares of RRI US's Common Stock at a purchase price of $7.00 per share and (iii) 100,000 shares of RRI US's Common Stock at a purchase price of $7.70 per share outstanding under the Plan.


EMPLOYMENT AGREEMENTS

     RRI US has entered into an employment agreement with John McCarthy pursuant to which he serves as the President of RRI US. The employment agreement provides for a three-year employment term commencing August 18, 1997, at the end of which it extends for successive one-year terms and contains a 2 year non-compete provision. The employment agreement provides that as compensation for all services rendered by Mr. McCarthy thereunder, he will receive an annual salary of $250,000 plus a bonus of up to 50% of his base pay. In addition to any other payments to be made to Mr. McCarthy under his employment agreement, he will be entitled to his salary for one year, earned bonuses, vested stock options and any other sums due him, if his employment is terminated thereunder for any reason other than "cause" (as defined in the employment agreement), resignation, death or disability. Mr. McCarthy is subject to a one-year non-competition agreement with RRI US.


     Additionally, RRI US has entered into an employment agreement with George
D. Stroesenreuther pursuant to which he serves as the Senior Vice
President -- Finance and Accounting of RRI US and CR Mexico. The employment agreement provides for a three-year employment term commencing February 23, 1998, at the end of which it extends for successive one-year terms. The employment agreement provides that as compensation for all services rendered by Mr. George Stroesenreuther, he will receive an annual salary of $115,000 plus a bonus of up to 50% of his base pay. In addition to any other payments to be made to Mr. Stroesenreuther under his employment agreement, he will be entitled to his salary for up to one year, earned bonuses, vested stock options and any other sums due him, if his employment is terminated thereunder for any reason other than "cause" (as defined in the employment agreement), resignation, death or disability. RRI US issued to Mr. Stroesenreuther options to purchase 30,000 shares of Common Stock, of which 3,500 have vested and 2,500 more will vest this year and the remainder shall vest at the rate of 6,000 per year for four years at an option price of $7 per share. Mr. Stroesenreuther is subject to a two-year non-competition agreement with RRI US.


1997 NON-EMPLOYEE DIRECTORS' STOCK PLAN

     RRI US's 1997 Non-Employee Directors' Stock Plan (the "Directors' Plan"), which was adopted by the Board of Directors, becomes effective upon an initial public offering of RRI US's stock. The Director Plan has reserved 200,000 shares of common stock for issuance. An option to purchase 5,000 shares of Common Stock, subject to certain adjustments, will be automatically granted to each non-employee director at the closing of the initial public offering, and thereafter at the effective date of a non-employee director's initial election to the Board of Directors. In addition, an option to purchase 5,000 shares of Common Stock, subject to certain adjustments, will be automatically granted to each non-employee director at the conclusion of each annual meeting of stockholders, unless such annual meeting is held within three months of such person's initial election as a director. All options are immediately vested, will have an exercise price per share equal to the fair market value of the Common Stock on the date of grant, and expire on the earlier of ten years from the date of grant or one year after termination of service as a director.

EXCULPATORY CHARTER PROVISION; LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     RRI US has included in its Amended and Restated Articles of Incorporation provisions to eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty; provided, however, that such provision does not eliminate liability for (i) acts or omissions not in good faith or which involve intentional misconduct, fraud, or a knowing violation of law, or (ii) violations under Section 78.300 of the NGCL concerning unlawful distributions to shareholders. However, these provisions will not limit the liability of RRI US's directors under the federal securities laws. RRI US believes that these provisions are necessary to attract and retain qualified persons as directors and officers.

                              CERTAIN TRANSACTIONS

TRANSACTIONS WITH CRMC AND AFFILIATES

     During 1997, partners (or affiliates) of CR Management Company ("CRMC"), a partnership controlled by Raintree Capital, contributed or advanced more than $4.0 million to the Company. On August 18, 1997, the Company issued to CRMC a demand promissory note for $1.15 million bearing an annual interest rate of 8% which was repaid with the proceeds of this Offering. See "Use of Proceeds." In addition, the Company has issued 30,000 shares of its Class A Preferred to CRMC in consideration of $3.0 million of the original $4.0 million in advances by CRMC. See "Business -- Description of Purchase Transactions -- Description of Class A Preferred Stock."

TRANSACTIONS WITH STARWOOD AND ITS AFFILIATES

     The Company has entered into a series of transactions with Starwood and its affiliates in connection with the Purchase Transactions including the issuance of 7,500 shares of Class A Preferred. These transactions are further described under "Business -- Description of Purchase Transactions."

INDEMNITY AGREEMENTS

     The Company has entered into indemnification agreements with each of its directors and certain of its executive officers. The indemnification agreements provide that the Company shall indemnify these individuals against certain liabilities (including settlements) and expenses actually and reasonably incurred by them in connection with any threatened or pending legal action, proceeding or investigation (other than actions brought by or in the right of the Company) to which any of them is, or is threatened to be, made a party by reason of their status as a director, officer or agent of the Company; provided that, with respect to a civil, administrative or investigative (other than criminal) action, such individual acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal proceedings, he or she had no reasonable cause to believe his or her conduct was unlawful. With respect to any action brought by or in the right of the Company, such individuals may be indemnified, to the extent not prohibited by applicable laws or as determined by a court of competent jurisdiction, against expenses actually and reasonably incurred by them in connection with such action if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Company. The agreements also require indemnification of such individuals for all reasonable expenses incurred in connection with the successful defense of any action or claim and provide for partial indemnification in the case of any partially successful defense.

                             PRINCIPAL STOCKHOLDERS


     Except as disclosed below, the following table sets forth certain information regarding the beneficial ownership of RRI US's Common Stock as of June 20, 1998 by (i) each person known by RRI US to beneficially own more than 5% of such shares, (ii) the directors of RRI US, (iii) the Named Executive Officers and (iv) all directors and executive officers as a group. Unless otherwise indicated, each person's address is 10000 Memorial Drive, Suite 480, Houston, Texas 77024.



                                                                 SHARES
                                                              BENEFICIALLY    PERCENT
                            NAME                                OWNED(1)      OF CLASS
                            ----                              ------------    --------
Douglas Y. Bech(2)..........................................   1,554,912        14.2
John McCarthy...............................................     215,367         2.0
Robert L. Brewton...........................................      28,000        *
Mario Muro..................................................      18,500        *
Gustavo Ripol...............................................       6,000        *
George Stroesenreuther......................................       4,500        *
Brian R. Tucker.............................................      94,000        *
Christopher Allick(3).......................................     972,729         9.0
Christel DeHaan.............................................     583,333         5.4
  1990 Market Tower
  10 West Market Street
  Indianapolis, IN 46204
Walker G. Harman(4).........................................   1,900,000        17.6
Merrick R. Kleeman(5).......................................   2,000,000        18.6
Thomas R. Powers(2).........................................     890,213         8.3
William T. Criswell(6)......................................   1,077,440        10.0
Bert Wollen.................................................     637,062         5.9
All directors and officers as a group (10 people)...........   7,981,420        74.1


---------------

*    Less than 1%

(1) To the Company's knowledge, such person has sole voting and investment power with respect to all Common Stock shown as beneficially owned by such person, unless otherwise indicated. Common Stock that is not outstanding but that may be acquired by a person upon exercise of options or warrants within 60 days of the date of this Prospectus are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person. However, such shares are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.

(2) Includes 30,000 of a total of 60,000 shares of Common Stock to be acquired in August 1998 from Metro Mexico Investment Partners ("MMIP").

(3) Includes currently exercisable warrants to purchase 571,429 shares of Common Stock for $7 per share and 401,300 shares of Common Stock that Jefferies & Company, Inc. ("Jefferies") holds. Mr. Allick is an Executive Vice President of Jefferies and, as such, can be deemed to have beneficial ownership of the shares Jefferies holds. Mr. Allick expressly disclaims beneficial ownership of such shares.

(4) Includes 1,900,000 shares of common stock MMIP holds. Also includes 60,000 shares of Common Stock to be acquired by Messrs. Bech and Powers in August 1998. Mr. Harman is a general partner of MMHC and as such, can be deemed to have beneficial ownership of the shares MMHC holds.

(5) Includes 2,000,000 shares of Common Stock Greenmex, LLC ("Greenmex") holds. Mr. Kleeman is an executive officer of Greenmex and, as such, can be deemed to have beneficial ownership of the shares Greenmex holds.

(6) Includes 673,400 shares of Common Stock that Criswell Associates, LLC ("CALLC") holds, subject to the claims of two other persons. Mr. Criswell has the power to vote and direct the disposition of Common Stock CALLC holds and, as such, is shown as the beneficial owner of those shares.

                               THE EXCHANGE OFFER

GENERAL

     The Issuers have filed this Prospectus to consummate the Exchange Offer as required by the Registration Rights Agreement and the Indenture and as described in the Offering Circular for the fulfillment of the Offering. In connection with the sale of the Outstanding Notes, the purchasers thereof became entitled to the benefits of certain registration rights under the Registration Rights Agreement. The Registered Notes are being offered hereunder to satisfy the obligations of the Company under the Registration Rights Agreement. See "Description of
Notes -- Registration Rights; Additional Interest."

     For each $1,000 principal amount of Outstanding Notes surrendered to the Company pursuant to the Exchange Offer, the holder of such Outstanding Notes will receive $1,000 principal amount of Registered Notes. Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Company will accept all Outstanding Notes properly tendered prior to 5:00 p.m., New York City time, on the Expiration Date. Holders may tender some or all of their Outstanding Notes pursuant to the Exchange Offer in integral multiples of $1,000 principal amount.

     Under existing interpretations of the staff of the SEC, including Exxon Capital Holdings Corporation, SEC No-Action Letter (available April 13, 1989) ("Exxon"), the Morgan Stanley & Co. Incorporated, SEC No-Action Letter (Available June 5, 1991) (the "Morgan Stanley Letter") and Mary Kay Cosmetics, Inc. ("Mary Kay"), SEC No-Action Letter (available June 5, 1991), the Company believes that the Registered Notes would in general be freely transferable after the Exchange Offer without further registration under the Securities Act by the respective holders thereof (other than a "Restricted Holder," being (i) a broker-dealer who purchased Outstanding Notes exchanged for such Registered Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities
Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Registered Notes are acquired in the ordinary course of such holder's business and such holder is not participating in, and has no arrangement with any person to participate in, the distribution (within the meaning of the Securities Act) of such Registered Notes. Eligible holders wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. Any holder of Outstanding Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Registered Notes could not rely on the interpretation by the staff of the SEC enunciated in the Morgan Stanley Letter and similar no-action letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     Each holder of Outstanding Notes who wishes to exchange Outstanding Notes for Registered Notes in the Exchange Offer will be required to make certain representations, including that (i) it is not an affiliate of the Issuers, (ii) any Registered Notes to be received by it are being acquired in the ordinary course of its business and (iii) it is not engaged in, and does not intend to engage in, and has no understanding with any person to participate in, a distribution of the Registered Notes. In addition, each Holder using the Exchange Offer to participate in a distribution of the Series B Notes hereby acknowledges and agrees that, if the resales are of Series B Notes obtained by such Holder in exchange for Series A Notes acquired directly from the Issuers or an Affiliate thereof, it (i) could not, under Commission policy as in effect on December 5, 1997, rely on the position of the Commission enunciated in the Morgan Stanley Letter as interpreted in the Commission's letter to Shearman & Sterling (available July 2, 1993) ("Shearman & Sterling"), and similar no-action letters (including, if applicable, any no-action letter obtained by the Issuers), and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K. The staff of the SEC has taken the position in no-action letters issued to third parties including Shearman & Sterling, that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Registered Notes (other than a resale of an unsold allotment from the original sale of Outstanding Notes) with this Prospectus, as it may be amended or supplemented from time to time. Under the Registration Rights Agreements, the Issuers are required to effect such exchange and to permit the resale of Registered Notes by Broker-Dealers that tendered in the Exchange Offer Outstanding Notes and that such Broker-Dealer acquired for its own account as a result of its market making activities or other trading activities (other than Outstanding Notes acquired directly from the Issuers or any of their Affiliates) being sold in accordance with the intended method or methods of distribution thereof.

     The Exchange Offer shall be deemed to have been consummated upon the earlier to occur of (i) the Company having exchanged Registered Notes for all outstanding Outstanding Notes (other than Outstanding Notes held by a Restricted Holder) pursuant to the Exchange Offer and (ii) the Company having exchanged, pursuant to the Exchange Offer, Registered Notes for all Outstanding Notes that have been tendered and not withdrawn on the date that is 30 days following the commencement of the Exchange Offer. In such event, holders of Outstanding Notes seeking liquidity in their investment would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act.

     As of the date of this Prospectus, $100 million principal amount of Outstanding Notes are issued and outstanding. In connection with the issuance of the Outstanding Notes, the Company arranged for the Outstanding Notes to be eligible for trading in the Private Offering, Resale and Trading through Automated Linkages (PORTAL) Market, the National Association of Securities Dealers' screen based, automated market trading of securities eligible for resale under Rule 144A.

     The Issuers shall be deemed to have accepted for exchange validly tendered Outstanding Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. See "-- Exchange Agent." The Exchange Agent will act as agent for the tendering holders of Outstanding Notes for the purpose of receiving Registered Notes from the Company and delivering Registered Notes to such holders. If any tendered Outstanding Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted Outstanding Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date. Holders of Outstanding Notes who tender in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Outstanding Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "-- Fees and Expenses."

     This Prospectus, together with the accompanying Letter of Transmittal, is being sent to all registered holders as of the date of this Prospectus.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" means             , 1998 unless the Company, in
its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" means the latest date to which the Exchange Offer is extended. To extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the record holders of Outstanding Notes an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offer for a specified period of time. The Company reserves the right (i) to delay acceptance of any Outstanding Notes, to extend the Exchange Offer or to terminate the Exchange Offer and to refuse to accept Outstanding Notes not previously accepted, if any of the conditions set forth herein under "-- Termination" have occurred and not have been waived by the Company (if permitted to be so waived), by giving oral or written notice of such delay, extension or termination to the Exchange Agent, and (ii) to amend the terms of the Exchange Offer in any manner it deems by it to be advantageous to the holders of the Outstanding Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Outstanding Notes of such amendment. Without limiting the manner in which the Company may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, the Company will have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE REGISTERED NOTES

     The Registered Notes will bear interest payable semi-annually on June 1 and December 1 of each year, commencing June 1, 1998. Holders of Registered Notes of record on May 15, 1998, will receive interest on June 1, 1998 from the date of issuance of the Registered Notes, plus an amount equal to the accrued interest on the Outstanding Notes from the date of issuance of the Outstanding Notes, December 5, 1997, to the date of exchange thereof. Consequently, assuming the Exchange Offer is consummated prior to the record date in respect of the June 1, 1998 interest payment for the Outstanding Notes, holders who exchange their Outstanding Notes for Registered Notes will receive the same interest payment on June 1, 1998 that they would have received had they not accepted the Exchange Offer. Interest on the Outstanding Notes accepted for exchange will cease to accrue upon issuance of the Registered Notes.

PROCEDURES FOR TENDERING

     To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile or an Agent's message, together with the Outstanding Notes and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. The tender by a holder of Outstanding Notes will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. Delivery of all documents must be made to the Exchange Agent at its address set forth herein. Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect such tender for such holders. The method of delivery of Outstanding Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No Letter of Transmittal or Outstanding Notes should be sent to the Company. Only a holder of Outstanding Notes may tender such Outstanding Notes in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Outstanding Notes are registered on the books of the Issuers or any other person who has obtained a properly completed stock power from the registered holder.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering Outstanding Notes which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that the Company may enforce such agreement against such participant.

     Any beneficial holder whose Outstanding Notes are registered in the name of such holder's broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on behalf of the registered holder. If such beneficial holder wishes to tender directly, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering his Outstanding Notes, either make appropriate arrangements to register ownership of the Outstanding Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time. If the Letter of Transmittal is signed by the record holder(s) of the Outstanding Notes tendered thereby, the signature must correspond with the name(s) written on the face of the Outstanding Notes without alteration, enlargement or any change whatsoever. If the Letter of Transmittal is signed by a participant in the Depository, the signature must correspond with the name as it appears on the security position listing as the holder of the Outstanding Notes. Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United

States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution") unless the Outstanding Notes tendered pursuant thereto are tendered (i) by a registered holder (or by a participant in the Depository whose name appears on a security position listing as the owner) who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal and the Registered Notes are being issued directly to such registered holder (or deposited into the participant's account at the Depository) or (ii) for the account of an Eligible Institution. If the Letter of Transmittal is signed by a person other than the registered holder of any Outstanding Notes listed therein, such Outstanding Notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the Outstanding Notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the Outstanding Notes. If the Letter of Transmittal or any Outstanding Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Issuers, evidence satisfactory to the Issuers of their authority to so act must be submitted with the Letter of Transmittal.

     A tender will be deemed to have been received as of the date when the tendering holder's duly signed Letter of Transmittal accompanied by Outstanding Notes (or a timely confirmation received of a book-entry transfer of Outstanding Notes into the Exchange Agent's account at the Depository with an Agent's Message) or a Notice of Guaranteed Delivery from an Eligible Institution is received by the Exchange Agent. Issuances of Registered Notes in exchange for Outstanding Notes tendered pursuant to a Notice of Guaranteed Delivery by an Eligible Institution will be made only against delivery of the Letter of Transmittal (and any other required documents) and the tendered Outstanding Notes (or a timely confirmation received of a book-entry transfer of Outstanding Notes into the Exchange Agent's account at the Depository) with the Exchange Agent.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Outstanding Notes will be determined by the Issuers in their sole discretion, which determination will be final and binding. The Issuers reserve the absolute right to reject any and all Outstanding Notes not properly tendered or any Outstanding Notes the Issuers' acceptance of which would, in the opinion of the Issuers or their counsel, be unlawful. The Issuers also reserve the absolute right to waive any conditions of the Exchange Offer or defects or irregularities in tender as to particular Outstanding Notes. The Issuers' interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes must be cured within such time as the Issuers shall determine. Neither the Issuers, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Outstanding Notes nor shall any of them incur any liability for failure to give such notification. Tenders of Outstanding Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Outstanding Notes the Exchange Agent receives that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the Exchange Agent to the tendering holder of such Outstanding Notes unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date. In addition, the Issuers reserve the right in its sole discretion to (i) purchase or make offers for any Outstanding Notes that remain outstanding subsequent to the Expiration Date, or, as set forth under"-- Termination," to terminate the Exchange Offer and (ii) to the extent permitted by applicable law, purchase Outstanding Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the Exchange Offer.

BOOK-ENTRY TRANSFER

     The Exchange Agent will establish an account with respect to the Outstanding Notes at the Depository within two business days after the date of this Prospectus, and any financial institution which is a participant in the Depository may make book-entry delivery of the Outstanding Notes by causing the Depositary to transfer such Outstanding Notes into the Exchange Agent's account in accordance with the Depositary's procedure for such transfer. Although delivery of Outstanding Notes may be effected through book-entry transfer into the

Exchange Agent's account at the Depository, and Agent's Message must be transmitted to an received by the Exchange Agent on or prior to the Expiration Date at one of its addresses set forth below under "B Exchange Agent", or the guaranteed delivery procedure described below must be complied with. DELIVERY OF DOCUMENTS TO THE DEPOSITORY DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT. All references in this Prospectus to deposit or delivery of Outstanding Notes shall be deemed to include the Depositary's book-entry delivery method.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Outstanding Notes and whose Outstanding Notes are not immediately available or who cannot deliver their Outstanding Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, or who cannot complete the procedure for book-entry transfer on a timely basis and deliver an Agent's Message, may effect a tender if: (i) the tender is made by or through an Eligible Institution; (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the Outstanding Notes, the registration number or numbers of such Outstanding Notes (if applicable), and the total principal amount of Outstanding Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five business days after the Expiration Date, the Letter of Transmittal, together with the Outstanding Notes in proper form for transfer (or a confirmation of a book-entry transfer into the Exchange Agent's account at the Depository) and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and (iii) such properly completed and executed Letter of Transmittal, together with the certificate(s) representing all tendered Outstanding Notes in proper form for transfer (or a confirmation of such a book-entry transfer) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five business days after the Expiration Date.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

     The Letter of Transmittal contains, among other things, certain terms and conditions which are summarized below and are part of the Exchange Offer.

     Each Holder who participates in the Exchange Offer will be required to represent that any Registered Notes received by it will be acquired in the ordinary course of its business, that such Holder is not participating in, and has no arrangement with any person to participate in, the distribution (within the meaning of the Securities Act) of the Registered Notes, and that such holder is not a Restricted Holder.

     Outstanding Notes tendered in exchange for Registered Notes (or a timely confirmation of a book-entry transfer of such Outstanding Notes into the Exchange Agent's account at the Depository) must be received by the Exchange Agent, with the Letter of Transmittal and any other required documents, by the Expiration Date or within the time periods set forth above pursuant to a Notice of Guaranteed Delivery from an Eligible Institution. Each holder tendering the Outstanding Notes for exchange must sell, assign and transfer the Outstanding Notes to the Exchange Agent, as agent of the Company, and will irrevocably constitute and appoint the Exchange Agent as the holder's agent and attorney-in-fact to cause the Outstanding Notes to be transferred and exchanged. The holder warrants that it has full power and authority to tender, exchange, sell, assign and transfer the Outstanding Notes and to acquire the Registered Notes issuable upon the exchange of such tendered Outstanding Notes, that the Exchange Agent, as agent of the Company, will acquire good and unencumbered title to the tendered Outstanding Notes, free and clear of all liens, restrictions, charges and encumbrances, and that the Outstanding Notes tendered for exchange are not subject to any adverse claims when accepted by the Exchange Agent, as agent of the Issuers. The holder also warrants and agrees that it will, upon request, execute and deliver any additional documents deemed by the Issuers or the Exchange Agent to be necessary or desirable to complete the exchange, sale, assignment and transfer of the Outstanding Notes. All authority conferred or agreed to be conferred in the Letter of Transmittal by the holder will survive the death, incapacity or dissolution of the holder and any obligation of the holder shall be binding upon the heirs, personal representatives, successors and assigns of such holder.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Outstanding Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date, unless previously accepted for exchange. To withdraw a tender of Outstanding Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date and prior to acceptance for exchange thereof by the Issuers. Any such notice of withdrawal must (i) specify the name of the person having deposited the Outstanding Notes to be withdrawn (the "Depositor"), (ii) identify the Outstanding Notes to be withdrawn (including, if applicable, the registration number or numbers and total principal amount of such Outstanding Notes), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Outstanding Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to permit the Trustee with respect to the Outstanding Notes to register the transfer of such Outstanding Notes into the name of the Depositor withdrawing the tender, (iv) specify the name in which any such Outstanding Notes are to be registered, if different from that of the Depositor and (v) if applicable because the Outstanding Notes have been tendered pursuant to the book-entry procedures, specify the name and number of the participant's account at the Depository to be credited, if different than that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Issuers, whose determination shall be final and binding on all parties. Any Outstanding Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Registered Notes will be issued with respect thereto unless the Outstanding Notes so withdrawn are validly retendered. Any Outstanding Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Outstanding Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

TERMINATION

     Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange any Outstanding Notes not theretofore accepted for exchange, and may terminate the Exchange Offer if it determines that the Exchange Offer violates any applicable law or interpretation of the staff of the SEC.

     If the Issuers determine that they may terminate the Exchange Offer, as set forth above, the Issuers may (i) refuse to accept any Outstanding Notes and return any Outstanding Notes that have been tendered to the holders thereof,
(ii) extend the Exchange Offer and retain all Outstanding Notes tendered prior to the Expiration of the Exchange Offer, subject to the rights of such holders of tendered Outstanding Notes to withdraw their tendered Outstanding Notes or
(iii) waive such termination event with respect to the Exchange Offer and accept all properly tendered Outstanding Notes that have not been withdrawn. If such waiver constitutes a material change in the Exchange Offer, the Company will disclose such change by means of a supplement to this Prospectus that will be distributed to each registered holder of Outstanding Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the Outstanding Notes, if the Exchange Offer would otherwise expire during such period. Holders of Outstanding Notes will have certain rights against the Company under the Registration Rights Agreement should the Company fail to consummate the Exchange Offer.

EXCHANGE AGENT

     IBJ Schroder Bank & Trust Company has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

        Mailing Address:

          IBJ Schroder Bank & Trust Company
          P. O. Box 84
          Bowling Green Station
          New York, New York 10274-0084
          Attention: Reorganization Operations Department
          Telephone: (212) 858-2103
          Facsimile: (212) 858-2611

        Hand and Overnight Delivery:

          IBJ Schroder Bank & Trust Company
          One State Street
          New York, New York 10004
          Attention: Securities Processing Window, Subcellar One, (SC-1) Telephone number for the Exchange Agent: (212) 858-2103
          Facsimile number for the Exchange Agent: (212) 858-2611.

FEES AND EXPENSES

     The Issuers will bear the expenses of soliciting tenders pursuant to the Exchange Offer. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of the Issuers and their affiliates in person, by telegraph or telephone. The Issuers will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Issuers, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Issuers may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Outstanding Notes and in handling or forwarding tenders for exchange.

     The Issuers will pay other expenses incurred in connection with the Exchange Offer including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees. The Issuers will pay all transfer taxes, if any, applicable to the exchange of Outstanding Notes pursuant to the Exchange Offer. If, however, Registered Notes or Outstanding Notes not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Outstanding Notes tendered, or if tendered Outstanding Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Outstanding Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

     No gain or loss for accounting purposes will be recognized by the Issuers upon the consummation of the Exchange Offer. The Company will amortize expenses of the Exchange Offer over the term of the Registered Notes under generally accepted accounting principles.

                              DESCRIPTION OF NOTES

GENERAL

     The Registered Notes will be issued, and the Outstanding Notes were issued, pursuant to the indenture (the "Indenture") among the Issuers and IBJ Schroder Bank & Trust Company, as trustee (the "Trustee"), dated December 5, 1997. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. Copies of the proposed form of Indenture and Registration Rights Agreement are available as set forth under "Available Information." The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions."

     The Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the Trustee will act as Paying Agent and Registrar for the Notes. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar, which currently is the Trustee's corporate trust office. The Company may change any Paying Agent and Registrar without notice to Holders of the Notes. The Company pays principal (and premium, if any) on the Notes at the Trustee's corporate office in New York, New York. In addition, in the event the Notes do not remain in book-entry form, interest may be paid at the Company's option, by wire transfer or check mailed to the registered address of the Holders as shown on the Note Register.

     Any Outstanding Notes that remain outstanding after the completion of the Exchange Offer, together with the Exchange Notes issued in connection with the Exchange Offer, are be treated as a single class of securities under the Indenture.

     The Notes are general unsecured obligations of the Issuers and rank pari passu in right of payment with all current and future unsecured senior Indebtedness of the Issuers. As of March 31, 1998 on a pro forma basis after giving effect to the Offering and the application of estimated net proceeds therefrom, to the Remainder Disposition and certain shareholder investments, the total amount of Indebtedness of RRI US and its subsidiaries that would effectively rank senior in right of payment to the obligations of the Issuers under the Notes would have been approximately $3.0 million. The Indenture permits borrowings under Credit Agreements, which borrowings may be secured by a first priority Lien on the assets of RRI US and its Subsidiaries. See "Risk Factors."

     The operations of RRI US are conducted through its Operating Subsidiaries and, therefore, the Issuers are dependent upon the cash flow of the Operating Subsidiaries to meet their obligations, including their obligations under the Notes. As of the date hereof, all of RRI US's Operating Subsidiaries are Restricted Subsidiaries. However, under certain circumstances, RRI US may designate current or future Operating Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries are not be subject to many of the restrictive covenants set forth in the Indenture, including covenants with respect to debt incurrence, liens, asset sales, dividend and payment restrictions on subsidiaries, affiliate transactions, and limitations on sales of equity interests. Unrestricted Subsidiaries may be created if the Company has the capacity to make Restricted Payments to finance their formation.

     The Notes are effectively subordinated to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Operating Subsidiaries. Any right of the Issuers to receive assets of any of the Operating Subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the Holders to participate in those assets) are effectively subordinated to the claims of that Operating Subsidiary's creditors, except to the extent that either of the Issuers is itself recognized as a creditor of such Operating Subsidiary, in which case the claims of such Issuer would still be subordinate to any security in the assets of such Operating Subsidiary and any Indebtedness of such Operating Subsidiary. See "Risk
Factors -- Holding Company Structure; Dependence on Subsidiaries; Limitations on Access to Cash Flow of the Subsidiaries."

     To the extent any provision of the Indenture requires the approval of the Board of Directors of RRI US, such requirement may be satisfied if the matter in question is approved by the Board of Directors of a Wholly Owned Restricted Subsidiary of RRI US, but only if the members of the Board of Directors of such Restricted Subsidiary are identical to the members constituting the entire Board of Directors of RRI US on the date that the applicable resolution is adopted.

PRINCIPAL, MATURITY AND INTEREST

     The Notes are limited in aggregate principal amount to $100.0 million and will mature on December 1, 2004. Interest on the Notes accrues at the rate of 13% per annum and is payable semi-annually in arrears on June 1 and December 1, commencing on June 1, 1998, to Holders of record on the immediately preceding May 15 and November 15 (whether or not a Business Day). Interest on the Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest and Liquidated Damages on the Notes is payable at the office or agency of the Issuers maintained for such purpose within the City and State of New York or, at the option of the Issuers, payment of interest and Liquidated Damages may be made by check mailed to the Holders at their respective addresses set forth in the register of Holders of Notes; provided that all payments of principal, premium, interest and Liquidated Damages with respect to Notes the Holders of which have given written wire transfer instructions to the Trustee by no later than the record date for an interest payment is required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Issuers, the Issuers' office or agency in New York is the office of the Trustee maintained for such purpose.

ADDITIONAL AMOUNTS

     Any payments made by the Issuers under or with respect to the Notes are made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge of whatever nature imposed or levied by or on behalf of Mexico or of any subdivision thereof or by any authority or agency therein or thereof having power to tax (hereinafter "Taxes"), unless either Issuer is required to withhold or deduct Taxes by law, rule or regulation or by the interpretation or administration thereof. If either Issuer is so required to withhold or deduct any amount for or on account of Taxes from any payment made under or with respect to the Notes then the Issuers will pay such additional amounts ("Additional Amounts") as may be necessary, so that the net amount received on the respective due dates of such amounts by each Holder (including Additional Amounts) after such withholding or deduction will not be less than the amount such Holder would have received if such Taxes had not been withheld or deducted.

     Notwithstanding the foregoing, no such Additional Amounts shall be payable with respect to:

          (a) any Taxes which are imposed on, or deducted or withheld from, payments made to the Holder or beneficial owner of a Note because of the existence of any present or former connection between the Holder or beneficial owner of the Notes (or between a fiduciary, settlor, beneficiary, member of, or possessor of a power over, such Holder or beneficial owner, if such Holder or beneficial owner is an estate, a trust or a partnership) and Mexico, except for a connection relating to or otherwise arising from the mere ownership of, or receipt of payment under, such Note or the exercise of rights under such Note or the Indenture (personally or through the Trustee);

          (b) any Taxes that are imposed on, or withheld or deducted from, payments made to the Holder or beneficial owner of a Note to the extent such Taxes would not have been so imposed, deducted or withheld but for the failure by such Holder or beneficial owner of such Note to comply with any certification, identification, information, documentation or other reporting requirement concerning the nationality, residence or identity of the Holder or beneficial owner of such Note if (i) such compliance is required or imposed by a statute, treaty, regulation, ruling or administrative practice to make any claim for exemption from, or reduction in the rate of, the imposition, withholding or deduction of any Taxes; and
     (ii) at least 60 days prior to the first payment date with respect to which the Issuers shall apply this clause (b), the Issuers shall have notified such Holders or beneficial owners of the Notes in writing that such Holders and beneficial owners of the Notes will be required to provide such information or documentation; provided, however, that RRI US's obligation to pay Additional Amounts shall apply and the limitation set forth in this clause (b) shall not apply if such Holder or beneficial owner of the Notes, as the case may be, satisfies the certification or reporting requirement described in this clause (b) within 30 days of the payment date unless RRI US has already irrevocably paid to the relevant taxing authority or agency the withheld or deducted amount of Tax in respect of which such Additional Amounts would have been payable;

          (c) any Taxes that would not have been imposed but for the presentation by such Holder for payment of such Holder's Note (where presentation for payment is requirement) on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for and notice thereof given to Holders to the extent required by the Indenture, whichever occurs later, but only to the extent that the Holder of such Note would have been entitled to Additional Amounts in respect of such Taxes on presenting such Note for payment on any date during such 30-day period;

          (d) any Taxes that would not have been imposed if the beneficial owner of, or person ultimately entitled to obtain an interest in, such Notes had been the Holder of such Notes; or

          (e) Taxes imposed because of any estate, inheritance, gift, sale, transfer, personal property or similar taxes, duties, assessments or charges that are payable otherwise than by withholding from a payment of (or in respect of) principal of, or interest or Liquidated Damages on, the Notes; or

          (f) any combination of (a), (b), (c), (d) or (e) above (the Taxes described in clauses (a) through (f) for which no Additional Amounts are payable are hereinafter referred to as "Excluded Taxes").

     Notwithstanding the foregoing, the limitations on the Issuers' obligation to pay Additional Amounts set forth in clause (b) above shall not apply if (i) the provision of information, certification or other evidence described in such clause (b) would be materially more onerous, in form, in procedure or in the substance of information disclosed, to a Holder or beneficial owner of a Note (taking into account any relevant differences between U.S. and Mexican law, regulation or administrative practice) than comparable information or other reporting requirements imposed under U.S. tax law, regulation or administrative practice (such as IRS Forms 1001, W-8 and W-9) or (ii) Rule 3.32.9 issued by the Secretaria de Hacienda y Credito Publico (Ministry of Finance and Public Credit) on March 31, 1998, unless the provision of the information, documentation or other evidence described in clause (b) is expressly required by statute, rule or regulation, to apply Rule 3.32.9, the Issuers cannot obtain such information, documentation or other evidence on their own through reasonable diligence and the Issuers otherwise would meet the requirements for application of Rule
3.32.9. In addition, such clause (b) shall not be construed to require that a non-Mexican pension or retirement fund or a non-Mexican financial institution or any other Holder register with the Ministry of Finance and Public Credit to establish eligibility for an exemption from or reduction of Mexican withholding tax or to require that a Holder or beneficial owner certify or provide information concerning whether it is or is not a tax-exempt pension or retirement fund.

     At least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable, if the Issuers will be obligated to pay Additional Amounts with respect to such payment, the Issuers will deliver to the relevant Trustee and the Paying Agent an Officers' Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable and will set forth such other information as is necessary to enable the Trustee or the Paying Agent, as the case may be, to pay such Additional Amounts to Holders on the payment date.

     Upon the effectiveness of the Registration Statement, CR Mexico intends to file with the Ministry of Finance and Public Credit (the "MFPC") to avail itself of the Reduced Rate Rule. In this instance the determination as to whether the filing will have been made under the MFPC's rules and regulations will be within the interpretive powers of the MFPC and therefore there can be no assurance that the MFPC will accept such filing. If the MFPC rejects such filing, absent the availability of other reduced rates, or exemptions, CR Mexico will be liable for a withholding tax of 15% of the interest payments made on the Notes. If the MFPC rejects CR Mexico's filing, CR Mexico would attempt to avail itself of the Current Tax Regulations which would require an additional administrative burden on the Noteholders (for which they are responsible) and on CR Mexico. To the extent Noteholders are not residents for tax purposes of a country which has signed a tax treaty with Mexico, CR Mexico would be liable for the 15% withholding tax with respect to the Notes held by such persons. See "Risk Factors -- Risk of Liability for Mexican Withholding Taxes" and "Taxation."


     Whenever either in the Indenture or in this Prospectus there is mentioned, in any context, the payment of principal, interest, Liquidated Damages or any other amount payable under or with respect to any Note, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

     The Issuers will provide the Trustee, within 20 business days after the receipt thereof, with an official receipt of such payment, or, if such receipt is unavailable, with documentation evidencing the payment of Mexican taxes in respect of which the Issuers have paid any Additional Amounts. Copies of such documentation will be made available to the Holders or the Paying Agent, as applicable, upon request therefor.

     In addition, the Issuers will pay any stamp, issue, registration, documentary or other similar taxes and other duties (including interest and penalties and fees payable to the RNVI) (i) payable in Mexico or the United States (or any political subdivision of either jurisdiction) in respect of the creation, issue and offering of the Notes and (ii) payable in Mexico (or any political subdivision thereof) in respect of the subsequent redemption or retirement of the Notes other than, in the case of any subsequent redemption or retirement, Excluded Taxes.

REDEMPTION

  Optional Redemption

     The Issuers may not purchase, or redeem, the Notes from the Holders of Notes prior to December 1, 2000. Thereafter, the Issuers may redeem the Notes at any time at their option, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus other charges (including accrued and unpaid interest and Liquidated Damages thereon to the applicable redemption date), if redeemed during the twelve-month period beginning on December 1 of the years indicated below:

                            YEAR                              PERCENTAGE
                            ----                              ----------
2000........................................................   107.429%
2001........................................................   105.571%
2002........................................................   103.714%
2003........................................................   101.857%

     Notwithstanding the foregoing, until December 1, 2000, either or both of the Issuers may redeem up to 35% of the aggregate principal amount of Notes originally issued under the Indenture, or $100.0 million, at a redemption price of 113% of the principal amount thereof, plus other charges (including accrued and unpaid interest and Liquidated Damages thereon, if any, to the redemption date), with the net cash proceeds of a Public Equity Offering, provided that at least $65.0 million in aggregate principal amount of Notes remain outstanding immediately after the occurrence of such redemption (excluding Notes held by RRI US and its Subsidiaries); and provided, further, that the Issuers exercise of their option for such redemption shall occur within 45 days of the date of the closing of such Public Equity Offering.

  Redemption for Tax Reasons

     The Notes may be redeemed, at the option of either or both of the Issuers, in whole but not in part, at any time, upon giving not less than 30 nor more than 60 days' notice to the Holders of the Notes, at a redemption price equal to 100% of the principal amount thereof, together with other charges (including accrued interest and Liquidated Damages, if any, to the date fixed for redemption) and Additional Amounts, if any, if the Issuers determine a change in Mexican tax law would result in increased tax payments related to interest payments under the Notes by certifying to the Trustee immediately prior to the giving of such notice (which certification shall include an Opinion of Mexican Counsel) that (i) as a result of any change in, or amendment to, the laws (or any rules or regulations promulgated thereunder) of Mexico, or any political subdivision thereof or any taxing authority thereof or therein affecting taxation, or any amendment to, change in or expiration of an official interpretation or application regarding such laws, treaties, rules or regulations which are of general applicability, which change, amendment, application, expiration or interpretation becomes effective on or after the Closing Date, either Issuer would be obligated, for reasons outside its control, to pay Additional Amounts in respect of interest payments on the Notes pursuant to the terms and conditions thereof in excess of those attributable to Mexican withholding tax on the basis of a rate of 15% imposed on interest payments, (ii) such obligation cannot be avoided by the Issuers after taking reasonable measures available to them to avoid it, and (iii) such obligation (or a separate tax obligation of equal or greater magnitude that arises from the structuring contemplated by this clause (iii)) cannot be avoided by structuring the interest payments in such manner that they are paid solely by RRI US (rather than CR Mexico); provided that (a) no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which either Issuer would be obligated to pay such Additional Amounts and (b) at the time such notice is given, the Issuers' obligation to pay such Additional Amounts remains in effect.

     Before any notice of redemption pursuant to this provision is given to the Trustee or the Holders, the Issuers shall deliver to the Trustee certain documentation describing the change in the tax law including (i) an Officers' Certificate to the effect that the Issuers' obligation to pay such Additional Amounts in respect of the Notes cannot be avoided by either or both of the Issuers taking reasonable measures available to them and (ii) an Opinion of Mexican Counsel to the effect that either or both the Issuers would be obligated to pay Additional Amounts in respect of interest payments on the Notes pursuant to the terms and conditions thereof in excess of those attributable to Mexican withholding tax on the basis of a rate of 15% imposed on interest payments to Holders because of a change, amendment, application, expiration or interpretation regarding laws, rules or regulations of the kind referred to above. The Trustee shall accept such certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent set forth in clauses
(i) and (ii) described in the preceding paragraph (subject to the proviso thereto), in which event it will be conclusive and binding on the Trustee and the Holders. Such notice of redemption, once given by the Issuers to the Trustee or Holders, is irrevocable.

  Selection and Notice

     If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder to be redeemed at its registered address. Notices of redemption may not be conditional. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

  Mandatory Redemption

     RRI US is not required to make mandatory redemption or sinking fund payments, which are typically made when an issuer does not meet financial or debt ratios or tests, with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

  Change of Control

     Upon the occurrence of a Change of Control, each Holder has the right to require the Issuers to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Issuers will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

     On the Change of Control Payment Date, the Issuers must, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Issuers. The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Issuers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The Change of Control provisions described above are applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders to require that the Issuers repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

     Any future senior Indebtedness of RRI US and its Restricted Subsidiaries may contain prohibitions of certain events that would constitute a Change of Control. In addition, the exercise by the Holders of their right to require the Issuers to repurchase the Notes could cause a default under such other senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchases on the Issuers. Finally, the Issuers' ability to pay cash to the Holders upon a repurchase may be limited by the Issuers' then existing financial resources. See "Risk Factors -- Factors Related to the Securities -- Potential Inability to Fund a Change of Control Offer."

     The Issuers are required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of RRI US and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal (as defined below), (ii) the adoption of a plan relating to the liquidation or dissolution of RRI US, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of RRI US (measured by voting power rather than number of shares) or (iv) the first day on which a majority of the members of the Board of Directors of RRI US are not Continuing Directors.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of RRI US and its Restricted Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder to require the Issuers to repurchase Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of RRI US and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of RRI US who (i) was a member of such Board of Directors on the Issue Date or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     "Principals" means Douglas Y. Bech, Thomas R. Powers and Walker G. Harman.

     "Related Party" with respect to any Principal means (A) any controlling stockholder, 80% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal or (B) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (A).

  Asset Sales

     The Indenture provides that RRI US may not, and may not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) RRI US (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 80% of the consideration therefor received by RRI US or such Restricted Subsidiary is in the form of cash or Cash Equivalents; provided that the amount of (x) any liabilities (as shown on RRI US's or such Restricted Subsidiary's most recent balance sheet), of RRI US or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed in connection with such Asset Sale by the transferee of any such assets pursuant to a novation agreement that releases RRI US or such Restricted Subsidiary from further liability and (y) any securities, notes or other obligations received by RRI US or any such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by RRI US or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

     Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Issuers may apply such Net Proceeds to (i) the acquisition of a majority of the assets of, or a majority of the Voting Stock of, another business that is a Permitted Business, (ii) the making of a capital expenditure or the acquisition of other long-term assets that are used or useful in a Permitted Business or
(iii) the payment, redemption, defeasance or other acquisition or retirement for value of senior Indebtedness of either Issuer or any Restricted Subsidiary in a manner that results in the permanent retirement of such Indebtedness and, if applicable, the permanent reduction of the related loan commitment. Pending the final application of any such Net Proceeds, the Issuers may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Issuers are required to make an offer to all Holders of Notes and, if the Company is required to do so under the terms of any other Indebtedness that ranks pari passu to the Notes, to the holders of such other senior Indebtedness (an "Asset Sale Offer"), to purchase the maximum principal amount of Notes and principal of such other senior Indebtedness on a pro rata basis that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuers may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes tendered into such Asset Sale Offer surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

     Notwithstanding anything to the contrary contained in the Indenture, RRI US or any of its Restricted Subsidiaries may engage in transactions in which (i) vacation ownership, hotel or other resort properties, parcel(s) of raw land or the Asset Management Agreement is transferred in exchange for one or more other vacation ownership, hotel or other resort properties, or (ii) one or more parcels of raw land owned by RRI US or any Subsidiary are transferred in exchange for one or more other parcels of raw land; provided that if the fair market value of the assets to be transferred by RRI US or such Restricted Subsidiary, plus the fair market value of any other consideration paid or credited by RRI US or such Restricted Subsidiary (the "Transaction Value") exceeds $1.0 million, such transaction requires approval of the Board of Directors of RRI US. In addition, each such transaction shall be valued at an amount equal to all consideration received by RRI US or such Restricted Subsidiary in such transaction, other than the assets received pursuant to such exchange (the "Other Consideration") for purposes of determining whether an Asset Sale has occurred. The Indenture requires that the Other Consideration be in the form of cash or Cash Equivalents to the extent required by clause (ii) of the first paragraph of this covenant. If the Other Consideration is of an amount and character such that such transaction constituted an Asset Sale, then the first paragraph of this covenant is applicable to any Net Proceeds of such Other Consideration.

CERTAIN COVENANTS

  Restricted Payments

     The Indenture provides that RRI US may not, and may not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of RRI US's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving RRI US or any of its Restricted Subsidiaries) or to the direct or indirect holders of RRI US's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of RRI US or to RRI US or a Restricted Subsidiary of RRI US); (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving RRI US) any Equity Interests of RRI US or any direct or indirect parent of RRI US or other Affiliate of RRI US that is not a Restricted Subsidiary of RRI US (other than any such Equity Interests owned by RRI US or any Wholly Owned Restricted Subsidiary of RRI US); (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes, except a payment of interest or principal at Stated Maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

          (b) RRI US would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; and

          (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by RRI US and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses
     (ii), (iii) and (iv) of the next succeeding paragraph), is less than the sum, without duplication, of (i) 50% of the Consolidated Net Income of RRI US for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of RRI US's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds received by RRI US since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of RRI US (other than Disqualified Stock) or from the issue or sale of Disqualified Stock or debt securities of RRI US that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of RRI US), plus (iii) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or Cash Equivalents or otherwise liquidated or repaid for cash or Cash Equivalents, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment, plus (iv) to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after the Issue Date, the lesser of (A) the fair market value of RRI US's or its Restricted Subsidiary's Investment in such Subsidiary as of the date of such redesignation or (B) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary.

     The foregoing provisions do not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of RRI US in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of RRI US) of, other Equity Interests of RRI US (other than any Disqualified Stock) or a substantially concurrent capital contribution; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; (iii) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; (iv) the payment of any dividend by a Subsidiary of RRI US to the holders of its common Equity Interests on a pro rata basis; (v) so long as no Default or Event of Default is continuing, loans made to current officers, directors and employees of RRI US or any Restricted Subsidiary thereof at any one time outstanding not to exceed $2.0 million; and (vi) repurchases of Capital Stock deemed to occur upon exercise of stock options to the extent such Capital Stock represents a portion of the price of such options.

     The amount of all Restricted Payments (other than cash) is the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by RRI US or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $5.0 million. Not later than the date of making any Restricted Payment, RRI US shall deliver to the Trustee an Officers' Certificate of each Issuer stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the Indenture as of the Issue Date.

     The Board of Directors of RRI US may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default; provided that in no event shall the business operated by RRI US or its Subsidiaries (including the planned development of a new resort at Cozumel, Mexico and additional vacation ownership units in Los Cabos, Mexico) as of the Issue Date be transferred to or held by an Unrestricted Subsidiary. For purposes of making such determination, all outstanding Investments by RRI US and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

  Incurrence of Indebtedness and Issuance of Preferred Stock

     The Indenture provides that RRI US may not, and may not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired
Debt) and that RRI US may not issue any Disqualified Stock and may not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that RRI US may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock and RRI US's Subsidiaries may incur Indebtedness or issue preferred stock if the Fixed Charge Coverage Ratio for RRI US's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 1.75 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period. The Indenture also provides that RRI US may not incur any Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of RRI US unless such Indebtedness is also contractually subordinated in right of payment to the Notes on substantially identical terms; provided, however, that no Indebtedness of RRI US shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of RRI US solely by virtue of being unsecured.

     The provisions of the first paragraph of this covenant do not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

          (i) the incurrence by RRI US or any of its Restricted Subsidiaries of Indebtedness (including the Cozumel Tranche) under Credit Agreements; provided that the aggregate principal amount of all Indebtedness (with letters of credit, guarantees, bid, surety and performance bonds or other obligations under any Credit Agreement being deemed to have a principal amount equal to the maximum potential liability of RRI US and its Restricted Subsidiaries thereunder) outstanding under all Credit Agreements after giving effect to such incurrence does not exceed an amount equal to the greater of (i) $40.0 million and (ii) 90% of the Vacation Interval Receivables of RRI US and its Restricted Subsidiaries;

          (ii) the incurrence by RRI US and CR Mexico of Indebtedness represented by the Notes;

          (iii) the incurrence by RRI US or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in a Permitted Business, in an aggregate principal amount, together with any Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (iii), not to exceed $7.5 million at any time outstanding;

          (iv) the incurrence by RRI US or any of its Restricted Subsidiaries of Indebtedness in connection with the acquisition of assets or a new Restricted Subsidiary; provided that such Indebtedness was incurred by the prior owner of such assets or such Restricted Subsidiary prior to such acquisition by RRI US or one of its Restricted Subsidiaries and was not incurred in connection with, or in contemplation of, such acquisition by RRI US or one of it Restricted Subsidiaries; and provided further that after giving effect to such acquisition, RRI US would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant;

          (v) the incurrence by RRI US or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred (a) under the first paragraph of this covenant or under clauses
     (iii), (iv) and (x) of this paragraph or (b) under clause (ii) of this paragraph, but only to the extent that the net proceeds of such Permitted Refinancing Indebtedness incurred pursuant to this clause (b) are used to refund, refinance or replace Notes that are repurchased by the Issuers under the provisions of the covenant described under the caption
     "-- Repurchase at the Option of Holders -- Change of Control";

          (vi) the incurrence by RRI US or any of its Restricted Subsidiaries of intercompany Indebtedness between or among RRI US and any of its Wholly Owned Restricted Subsidiaries; provided, however, that (i) if either Issuer is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than RRI US or a Restricted Subsidiary thereof and (B) any sale or other transfer of any such Indebtedness to a Person that is not either RRI US or a Wholly Owned Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by RRI US or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vi);

          (vii) the incurrence by RRI US or any of its Restricted Subsidiaries of Hedging Obligations incurred in the ordinary course of business for the purpose of fixing or hedging interest rate risk or currency risk and not for the purpose of speculation;

          (viii) the guarantee by RRI US or any of the Subsidiaries of Indebtedness of RRI US or a Restricted Subsidiary of CR US that was permitted to be incurred by another provision of this covenant (other than by clauses (x) or (xi) of this covenant);

          (ix) Indebtedness in respect of performance bonds, bankers' acceptances, letters of credit and surety or appeal bonds, in each case, issued in favor of governmental bodies or quasi-governmental bodies and entered into in the ordinary course of business consistent with past practice of RRI US and its Subsidiaries (or of the vacation ownership segment of the Predecessor Business), and not in connection with the borrowing of money or the obtaining of advances or credit;

          (x) the incurrence by RRI US or CR Mexico of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (x), not to exceed $7.5 million; or

          (xi) the incurrence by RRI US's Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of RRI US that was not permitted by this clause (xi).

     For purposes of determining compliance with this covenant, if an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (x) above or is entitled to be incurred pursuant to the first paragraph of this covenant, RRI US shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock is not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of RRI US as accrued.

     Notwithstanding any of the provisions of this covenant described above, RRI US may not permit any of its Operating Subsidiaries to, directly or indirectly, incur any Indebtedness in excess of $3.0 million or issue any shares of preferred stock (whether or not otherwise permitted by this covenant) until such time as the Regina Operating Subsidiaries have assumed in full the existing $86.7 million of intercompany indebtedness owed by a separate Operating Subsidiary to RRI Mexico and issued Mirror Notes in favor of RRI Mexico in respect thereof.

  Liens

     The Indenture provides that RRI US may not, and may not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens, unless all payments due under the Notes or the Indenture are equally and ratably secured with the obligations so secured, in each case, until such time as such obligations are no longer secured by a Lien.

  Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

     The Indenture provides that RRI US may not, and may not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to RRI US or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to RRI US or any of its Restricted Subsidiaries, (ii) make loans or advances to RRI US or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to RRI US or any of its Restricted Subsidiaries. However, the foregoing restrictions do not apply to encumbrances or restrictions existing under or by reason of (a) the Indenture and the Notes, (b) applicable laws, or governmental regulations or orders, (c) any instrument governing Indebtedness or Capital Stock of a Person acquired by RRI US or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred,
(d) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (e) Capital Lease Obligations or purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause
(iii) above on the property so acquired, (f) any agreement for the sale of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale, (g) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, (h) secured Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "-- Liens" that limits the right of the debtor to dispose of the assets securing such Indebtedness, (i) provisions with respect to the disposition or distribution of assets or property in joint venture agreements (or organizational documents established in connection with a joint venture) and other similar agreements entered into in the ordinary course of business, (j) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, or (k) any encumbrance or restriction pursuant to Indebtedness of Receivables Subsidiaries that is permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock."

  Merger, Consolidation, or Sale of Assets

     The Indenture provides that RRI US may not consolidate or merge with or into (whether or not RRI US is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless

(i) RRI US is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than RRI US) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than RRI US) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of RRI US under the Registration Rights Agreement, the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) except in the case of a merger of RRI US with or into a Wholly Owned Restricted Subsidiary of RRI US, RRI US or the entity or Person formed by or surviving any such consolidation or merger (if other than RRI US), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of RRI US immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock."

  Transactions with Affiliates

     The Indenture provides that RRI US may not, and may not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to RRI US or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by RRI US or such Restricted Subsidiary with an unrelated Person and (ii) RRI US delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Holders (or to RRI US and its Subsidiaries, taken as a whole) of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing. Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions: (i) any employment agreement entered into by RRI US or any of its Restricted Subsidiaries in the ordinary course of business and having terms consistent with industry practice for reasonably similar companies, (ii) transactions between or among RRI US and/or its Restricted Subsidiaries, (iii) payment of reasonable directors fees to Persons who are not otherwise Affiliates of RRI US, (iv) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "-- Restricted Payments," and (v) sales of Capital Stock (other than Disqualified Stock or preferred stock) of RRI US.

  Restrictions on Preferred Stock of Subsidiaries

     The Indenture provides that RRI US may not permit any of its Restricted Subsidiaries to issue any preferred stock, or permit any Person to own or hold an interest in any preferred stock of any such Subsidiary, except for preferred stock issued to RRI US or a Wholly Owned Restricted Subsidiary of RRI US.

  Limitation on Issuances and Sales of Equity Interests in Wholly Owned Restricted Subsidiaries

     The Indenture provides that except as contemplated in clause (viii) of the definition of Asset Sales, RRI US (i) may not, and may not permit any Wholly Owned Restricted Subsidiary of RRI US to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Wholly Owned Restricted Subsidiary of RRI US to any Person (other than RRI US or a Wholly Owned Restricted Subsidiary of RRI US), unless (a) such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Wholly Owned Restricted Subsidiary and (b) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "-- Asset Sales," (ii) may not permit any Wholly Owned Restricted Subsidiary of RRI US to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to RRI US or a Wholly Owned Restricted Subsidiary of RRI US, and (iii) may not transfer, convey, sell, lease or otherwise dispose of any Equity Interest in CR Mexico.

  Business Activities

     RRI US must, and must cause its Subsidiaries to, conduct its and their respective businesses such that RRI US and its Subsidiaries, taken as a whole, will at all times remain a Permitted Business.

  Limitations on CR Mexico

     Notwithstanding anything in the Indenture to the contrary, the Indenture provides that (i) CR Mexico must at all times continue to be a Wholly Owned Restricted Subsidiary of RRI US, (ii) CR Mexico may not consolidate or merge with or into any Person other than a Wholly Owned Restricted Subsidiary, (iii) RRI US must cause the Regina Operating Subsidiaries to (a) assume, no later than April 30, 1998, the $86.7 million of intercompany indebtedness owed to CR Mexico by a separate Operating Subsidiary and (b) issue Mirror Notes in favor of CR Mexico in respect thereof and (iv) CR Mexico must at all times maintain the Mirror Notes in aggregate principal amount equal to the amount of outstanding loans from CR Mexico to the Operating Subsidiaries (to the extent such loans have not been repaid) and must not incur or suffer to exist any Lien on the Mirror Notes; provided, however, that this clause (iv) shall cease to apply if CR Mexico merges with (and the successor entity of such merger is) a Wholly Owned Restricted Subsidiary that owns, either directly or indirectly, substantially all of the assets located in Mexico of RRI US and its Restricted Subsidiaries, taken as a whole.

  Payments for Consent

     The Indenture provides that neither RRI US nor any of its Subsidiaries may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

  Reports

     The Indenture provides that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any Notes are outstanding, the Issuers must furnish to the Holders (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K with respect to quarterly periods ending after the Issue Date if the Issuers were required to file such Forms (including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of RRI US and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of RRI US and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of RRI US) and, with respect to the annual information only, a report thereon by the Issuers' certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Issuers were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations. In addition, following the consummation of the exchange offer contemplated by the Notes Registration Rights Agreement, whether or not required by the rules and regulations of the Commission, the Issuers must file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Issuers have agreed that, for so long as any Notes remain outstanding, they must furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

  Disposition of Remainder Interest


     In accordance with the Indenture, RRI US contributed the Remainder Company to an unaffiliated charitable institution such that RRI US is permitted to use the sale method of accounting with respect to the presentation of its consolidated financial statements under GAAP.


EVENTS OF DEFAULT AND REMEDIES

     The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages or Additional Amounts with respect to, the Notes; (ii) default in payment when due of the principal of or premium, if any, on the Notes; (iii) failure by RRI US or any of its Subsidiaries to comply with the provisions described under the captions "-- Repurchase at the Option of Holders -- Change of Control" (relating to offers to repurchase Notes),
"-- Repurchase at the Option of Holders -- Asset Sales" (relating to offers to repurchase Notes), "-- Repurchase at the Option of Holders -- Restricted Payments" or "-- Incurrence of Indebtedness and Issuance of Preferred Stock";
(iv) failure by RRI US or any of its Subsidiaries for 60 days after notice to comply with any of its other covenants or agreements in the Indenture or the Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by RRI US or any of its Subsidiaries (or the payment of which is guaranteed by RRI US or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates more than the lesser of (a) the amount of stockholder's equity on RRI US's most recent quarterly balance sheet and (b) $10.0 million;
(vi) failure by RRI US or any of its Subsidiaries to pay final, non-appealable judgments (to the extent not covered by insurance for which there is no dispute as to coverage) aggregating in excess of the lesser of (a) the amount of stockholders' equity on RRI US's most recent quarterly balance sheet and (b) $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and (vii) certain events of bankruptcy or insolvency in the United States or Mexico with respect to RRI US or any of its Subsidiaries.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to RRI US, CR Mexico, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of either Issuer with the intention of avoiding payment of the premium that the Issuers would have had to pay if the Issuers then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to December 1, 2000 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of either Issuer with the intention of avoiding the prohibition on redemption of the Notes prior to December 1, 2000, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

     The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

     The Issuers are required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuers are required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     The Indenture provides that no director, officer, employee, incorporation or stockholder of either Issuer, as such, shall have any liability for any obligations of the Issuers under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. The Indenture does not limit the types of liabilities waived or specify a legal threshold when a director, officer or stockholder of either Issuer is liable. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to the outstanding Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages on such Notes when such payments are due from the trust referred to below, (ii) the Issuers' obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers' obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any failure to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as are sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest, Liquidated Damages and Additional Amounts on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens to secure such Indebtedness) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) except as contemplated by clause (iv), such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which RRI US or any of its Subsidiaries is a party or by which RRI US or any of its Subsidiaries is bound; (vi) the Issuers must have delivered to the Trustee an opinion of counsel to the effect that, assuming no intervening bankruptcy of either Issuer between the date of deposit and the 91st day following the deposit and assuming no Holder of Notes is an insider of either Issuer, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Issuers must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding creditors of RRI US or others; and (viii) the Issuers must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers are not required to transfer or exchange any Note selected for redemption. Also, the Issuers are not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed. See "Exchange Offer."

     The registered Holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption
"-- Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes, (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders") or (viii) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any Holder, the Issuers and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Issuers' obligations to Holders in the case of a merger or consolidation or sale of all or substantially all of RRI US's assets, to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of RRI US, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee is required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     On December 5, 1997, the Issuers and the Initial Purchaser entered into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the Issuers agreed, as a part of the offering process, to file with the Commission this Registration Statement on the appropriate form under the Securities Act with respect to the Registered Notes. Upon the effectiveness of this Registration Statement, the Issuers will offer to the Holders of Transfer Restricted Securities pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for Registered Notes. If (i) the Issuers are not required to file this Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any Holder of Transfer Restricted Securities notifies the Issuers prior to the 20th day following consummation of the Exchange Offer that (A) it is prohibited by law or Commission policy from participating in the Exchange Offer (other than through its own acts or omissions constituting gross negligence or willful misconduct) or (B) that it may not resell the Registered Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in this Registration Statement is not appropriate or available for such resales or (C) that it is a broker-dealer and owns Notes acquired directly from the Issuers or an affiliate of the Issuers, the Issuers will file with the Commission a Shelf Registration Statement (the "Shelf Registration Statement") to cover resales of the Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Notes Shelf Registration Statement. The Issuers must use their best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means each Note until (i) the date on which such Note has been exchanged by a Person other than a broker-dealer for a Registered Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of a Note for a Registered Note, the date on which such Registered Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in this Registration Statement, (iii) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with the Notes Shelf Registration Statement or (iv) the date on which such Note is distributed to the public pursuant to Rule 144 under the Act.

     The Registration Rights Agreement provides that (i) the Issuers must file an Exchange Offer Registration Statement with the Commission on or prior to March 31, 1998, (ii) the Issuers must use their best efforts to have this Registration Statement declared effective by the Commission on or prior to May 31, 1998, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Issuers must commence the Exchange Offer and use their best efforts to issue on or prior to 30 business days after the date on which this Registration Statement was declared effective by the Commission, Registered Notes in exchange for all Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, the Issuers must use their best efforts to file the Shelf Registration Statement with the Commission on or prior to 30 days after such filing obligation arises (provided that the Issuer shall not be obligated to file such Shelf Registration Statement earlier than March 31, 1998) and to cause the Shelf Registration Statement to be declared effective by the Commission on or prior to 90 days after such obligation arises. If (a) the Issuers fail to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), or (c) the Issuers fail to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to this Registration Statement, or (d) the Shelf Registration Statement or this Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Issuers must pay Liquidated Damages to each Holder of Notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Notes held by such Holder. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages for all Registration Defaults of $.25 per week per $1,000 principal amount of Notes. All accrued Liquidated Damages will be paid by the Issuers on each Damages Payment Date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

     Holders of Notes must make certain representations to the Issuers (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and must deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness, Disqualified Stock or preferred stock incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified

Person, and (ii) Indebtedness, Disqualified Stock or preferred stock secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control; further provided that GLLC shall not be deemed to be an Affiliate of RRI US and its Subsidiaries so long as GLLC does not own more than 20% of the Capital Stock of RRI US and does not own any Capital Stock of a Subsidiary of RRI US.

     "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) (a "Disposition") other than sales of inventory in the ordinary course of business consistent with industry practice for reasonably similar companies (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of RRI US and its Subsidiaries taken as a whole are governed by the provisions of the Indenture described above under the caption "-- Change of Control" and/or the provisions described above under the caption "-- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by RRI US or any of its Subsidiaries of Equity Interests of any of RRI US's Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $1.0 million or (b) for net proceeds in excess of $1.0 million. Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales: (i) a Disposition of assets by RRI US to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to RRI US or to another Wholly Owned Restricted Subsidiary, (ii) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to RRI US or to another Wholly Owned Restricted Subsidiary, (iii) a Restricted Payment that is permitted by the covenant described above under the caption "-- Restricted Payments," (iv) the Disposition of the Remainder Interest, (v) any Disposition of Cash Equivalents, (vi) any Disposition of defaulted Vacation Interval Receivables for collection purposes,
(vii) the grant of any Lien securing Indebtedness to the extent such Lien is granted in compliance with the covenant set forth under "-- Certain Covenants, Liens," (viii) the sale of Class B shares of CR S.A. to customers of RRI US and its Subsidiaries consistent with past practices (or similar sales of non-controlling equity interests in any Restricted Subsidiary that is formed to serve the same purpose as is served by CR S.A. on the Issue Date so long as such sales are effected for the same reasons that sales of Class B shares of CR S.A. are made as of the Issue Date); or (ix) the sales of Vacation Intervals in the ordinary course of business.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association, sociedad de responsabilidad limitada, or business entity, any and all shares, partes sociales, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better,

(iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition, (vi) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i)-(v) of this definition, (vii) Certificados de la Tesoreria de la Federacion (Cetes) or Bonos de Desarrollo del Gobierno Federal(Bondes) issued by the Mexican government and maturing not more than 365 days after the acquisition thereof, (viii) direct obligations of the Mexican government or obligations fully and unconditionally guaranteed by the Mexican government, (ix) certificates of deposit, bank promissory notes and bankers' acceptances denominated in pesos maturing not more than 365 days after the acquisition thereof and issued or guaranteed by (a) any one of the five largest banks (based on assets as of the immediately preceding December 31) organized under the laws of Mexico and (b) one or more other banks organized under the laws of Mexico, provided that the aggregate amount of certificates of deposit, bank promissory notes and banker's acceptances issued or guaranteed by any one such bank referred to in clause (b) shall not exceed $3.0 million at any one time) and, in each case, which is not under intervention by the CNBV or controlled by the Fondo Bancario de Proteccion al Ahorro or by any other governmental body or agency and (x) Mexican pesos; provided that the aggregate amount of Cash Equivalents held by RRI US and its Restricted Subsidiaries at any one time under clauses (vii), (viii), (ix) and (x) of this definition is limited to $4.0 million.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus the sum, without duplication of (i) an amount equal to any extraordinary loss plus any net loss, together with any related provisions for taxes arising on such loss, realized in connection with an Asset Sale (to the extent such losses (and provisions for taxes) were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) Consolidated Lease Expense but only to the extent such expense exceeds $0.5 million for any four quarter period of such Person and its Subsidiaries for such period, plus
(v) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, minus (vi) non-cash items increasing such Consolidated Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Subsidiary RRI US shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to RRI US or paid to CR Mexico by such Subsidiary without prior approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

     "Consolidated Lease Expense" means, with respect to any Person for any period, the aggregate rental obligations (other than Capital Lease Obligations) of such Person and its consolidated Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP payable in respect of such period under leases of real and/or personal property (net of income from subleases thereof, but including taxes, insurance, maintenance and similar expenses that the lessee is obligated to pay under the terms of such leases), whether or not such obligations are reflected as liabilities or commitments on a consolidated balance sheet of such Person and its Restricted Subsidiaries or in the notes thereto.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded and (v) the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to RRI US or one of its Subsidiaries.

     "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

     "CR S.A." means Club Regina S.A. de C.V.

     "Credit Agreements" means any credit agreement or similar facility governing Indebtedness entered into by RRI US or any Subsidiary, as any such agreement or facility may be amended, modified, refinanced or replaced from time to time (except to the extent that any such amendment, modification, refinancing or replacement would be prohibited by the terms of the Indenture).

     "Currency Agreement" means, with respect to any Person, any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or a beneficiary.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require RRI US to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that RRI US may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption
"-- Certain Covenants -- Restricted Payments."

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "fair market value" means the price that would be paid in an arm's length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

     "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests that are paid in Equity Interests of RRI US (other than Disqualified Stock) or to RRI US or a Restricted Subsidiary of RRI US, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP and (v) the Consolidated Lease Expense of such Person and its Restricted Subsidiaries for such period, but only to the extent such expense exceeds $0.5 million for any four quarter period.

     "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. If the referent Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above,
(i) acquisitions that have been made by RRI US or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and
(iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under any Interest Rate Agreement or Currency Agreement.

     "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

     "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect RRI US or any Subsidiary against fluctuation in interest rates.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to directors, officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If RRI US or any Restricted Subsidiary of RRI US sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of RRI US such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of RRI US, RRI US shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Restricted Payments."

     "Issue Date" means the date of original issuance of the Notes.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Mirror Notes" means, (i) the notes outstanding on the Issue Date that are issued by a certain Operating Subsidiary in favor of CR Mexico, representing senior obligations of such Operating Subsidiary, in aggregate principal amount equal to approximately $86.7 million, (ii) the notes to be issued in replacement of the Mirror Note specified in clause (i) pursuant to the covenant described under the caption "Certain Covenants -- Limitations on CR Mexico" and (iii) such other promissory notes issued by Operating Subsidiaries to CR Mexico in exchange for future advances from CR Mexico to such Operating Subsidiaries.

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities (other than sales of Equity Interests of a Restricted Subsidiary described in clause (viii) of the definition of Asset
Sale) by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and
(ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

     "Net Proceeds" means the aggregate cash proceeds received by RRI US or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "Non-Recourse Debt" means Indebtedness (i) as to which neither RRI US nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness, other than Indebtedness ("Non-Recourse Indebtedness"), the incurrence of which also constitutes an Investment permitted to be made under the covenant "Restricted Payments" or pursuant to clause (k) of the definition of "Permitted Investments"), (b) is directly or indirectly liable (as a guarantor or otherwise, other than pursuant to a Guarantee (a "Non-Recourse Guarantee"), the incurrence of which also constitutes an Investment permitted to be made under the covenant "Restricted Payment" or pursuant to clause (k) of the definition of "Permitted Investments"), or (c) constitutes the lender, other than pursuant to loans ("Non-Recourse Loans") that also constitute an Investment permitted to be made under the covenant entitled "Restricted Payments" or pursuant to clause (k) of the definition of "Permitted Investments"; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of RRI US or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing (and, in the case of any Non-Recourse Indebtedness, Non-Recourse Guarantee or Non-Recourse Loan, have agreed in writing) that they will not have any recourse to the stock or assets of RRI US or any of its Restricted Subsidiaries (other than the Capital Stock of one or more Unrestricted Subsidiaries).

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Officers' Certificate" means, with respect to a Person, a certificate signed by two Officers of such Person.

     "Opinion of Mexican Counsel" means a written opinion of independent Mexican counsel admitted to practice in Mexico and of recognized standing in Mexico who may be counsel to RRI US and who shall be reasonably acceptable to Trustee.

     "Permitted Business" means, at any time, any business that is primarily in the vacation ownership business.

     "Permitted Investments" means (a) any Investment in RRI US or in a Wholly Owned Restricted Subsidiary of RRI US that is engaged in a Permitted Business;
(b) any Investment in Cash Equivalents; (c) any Investment by RRI US or any Subsidiary of RRI US in a Person, if as a result of such Investment (i) such Person becomes a Wholly Owned Restricted Subsidiary of RRI US that is engaged in a business that is related, ancillary or complementary to, and supportive of, the vacation ownership business or (ii) such Person is engaged in a business that is related, ancillary or complementary to, and supportive of, the vacation ownership business and is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, RRI US or a Wholly Owned Restricted Subsidiary of RRI US that is engaged in a business that is related, ancillary or complementary to, and supportive of, the vacation ownership business; (d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales"; (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of RRI US; (f) any Investment in a Receivables Subsidiary of Vacation Interval Receivables and Related Assets in connection with a Receivables Financing; (g) accounts receivable created or acquired, and prepaid expenses arising, in the ordinary course of business; (h) the endorsements of negotiable instruments for collection or deposit in the ordinary course of business; (i) the incurrence, assumption or creation of Hedging Obligations that RRI US or a Restricted Subsidiary of RRI US enters into in the ordinary course of business; (j) a promissory note or other payment obligation in the original principal amount of up to $1.8 million to be received in connection with the disposition of the Remainder Interest; and (k) other Investments in Equity Interests of any Person engaged in a business that is related to, ancillary or complementary to, and supportive of, the vacation ownership business having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (k) that are at the time outstanding, not to exceed $7.5 million.

     "Permitted Liens" means (i) Liens securing the Credit Agreements (including the Cozumel Tranche); provided that the principal amount of Indebtedness secured by such Liens is not greater than the principal amount of Indebtedness permitted to be incurred by clause (i) of the second paragraph of the covenant entitled "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; (ii) Liens in favor of RRI US or its Wholly Owned Restricted Subsidiaries; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with RRI US or any Subsidiary of RRI US; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with RRI US; (iv) Liens on property existing at the time of acquisition thereof by RRI US or any Subsidiary of RRI US, provided that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vi) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clauses (iii), (v) (but only to the extent the Indebtedness refinanced pursuant to such clause (v) was secured by Liens), (vii) and (ix) of the second paragraph of the covenant entitled
"-- Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness; (vii) Liens existing on the Issue Date; (viii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (ix) Liens incurred in the ordinary course of business of RRI US or any Subsidiary of RRI US with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by RRI US or such Subsidiary; (x) Liens on assets of or Capital Stock of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries; (xi) Liens in favor of the Trustee under the Indenture; (xii) judgment Liens with respect to judgments that do not cause an Event of Default under clause (vi) of the provision of the Indenture described under "-- Events of Default"; and (xiii) Liens securing guarantees that are permitted to be incurred under clause (viii) of the second paragraph of the covenant described under the caption
"-- Incurrence of Indebtedness and Issuance of Preferred Stock," but only if the guarantee proposed to be secured by a Lien relates to Indebtedness which (a) would be permitted to be secured by a Lien under the terms of the Indenture and
(b) is permitted to be incurred under clauses (i), (iii), (iv), (v), (vii) and
(ix) of the second paragraph of the covenant described under the caption
"-- Incurrence of Indebtedness and Issuance of Preferred Stock."

     "Permitted Refinancing Indebtedness" means any Indebtedness of RRI US or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of RRI US or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by RRI US or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Public Equity Offering" means an underwritten public offering of common Capital Stock of RRI US registered under the Securities Act (other than a public offering registered on Form S-8 under the Securities Act).

     "Receivables Financing" means a financing by RRI US or a Restricted Subsidiary of RRI US of Vacation Interval Receivables.

     "Receivables Subsidiary" means a Subsidiary which is established for the limited purpose of acquiring and financing Vacation Interval Receivables and Related Assets.

     "Regina Operating Subsidiaries" means CR Resorts Cabo, S. de R.L. de C.V., CR Resorts Puerto Vallarta, S. de R.L. de C.V., CR Resorts Cancun, S. de R.L. de C.V. and Desarollos Turisticos Integrales Cozumel, S. de R.L. de C.V.

     "Remainder Interest" means the rights under the Trust Agreements to own the Regina Resorts after August 18, 2027.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

     "Unrestricted Subsidiary" means any Subsidiary of RRI US (other than CR Mexico or any other Subsidiary of RRI US that exists on the Issue Date) or any successor to any of them that is designated by the Board of Directors of RRI US as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with RRI US or any Restricted Subsidiary of RRI US unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to RRI US or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of RRI US; (c) is a Person with respect to which neither RRI US nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of RRI US or any of its Restricted Subsidiaries. Any such designation by the Board of Directors of RRI US shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution of RRI US giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "Certain Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of RRI US as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Certain
Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," RRI US shall be in default of such covenant). The Board of Directors of RRI US may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of RRI US of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (ii) no Default or Event of Default would be in existence following such designation.

     "Vacation Interval Receivables" means the gross receivables of RRI US and its Restricted Subsidiaries arising from sales by RRI US and its Restricted Subsidiaries of Vacation Intervals (but excluding any receivables for service or other fees in respect of such Vacation Intervals) determined on a consolidated basis in accordance with GAAP.

     Vacation Interval Receivables and Related Assets" means Vacation Interval Receivables and instruments, chattel paper, obligations, general intangibles and other similar assets, in each case relating to Vacation Interval Receivables.

     "Vacation Intervals" means, for purposes of this "Description of Notes," the right to use (whether arising by virtue of a club membership or a deeded interest in real property or otherwise) a fully-furnished vacation residence for a specified period each year or otherwise.

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares or other shares or other ownership interests required by applicable law to be held by third parties (but only to the extent of such legal requirement)) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

                         BOOK-ENTRY; DELIVERY AND FORM

     Except as set forth in the next paragraph, the Registered Notes will be issued in the form of one or more registered global Notes (collectively, the "Global Note"). The Global Note will be deposited with, or on behalf of, The Depositary Trust Company (the "Depositary"), in New York, New York, and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Note Holder").

     Notes (i) originally purchased by or transferred to Accredited Investors who are not qualified institutional buyers (as defined in "Transfer Restrictions"), or (ii) held by qualified institutional buyers which elect to take physical delivery of their certificates instead of holding their interest through the Global Note (and which are thus ineligible to trade through the Depositary) (collectively referred to herein as the "Non-Global Purchasers") will be issued, in registered certificated form ("Certificated Securities"). Upon the transfer to a qualified institutional buyer of any Certificated Security initially issued to a Non-Global Purchaser, such Certificated Security will, unless the transferee requests otherwise or the Global Note has previously been exchanged in whole for Certificated Securities, be exchanged for an interest in the Global Note, subject to the transfer restrictions set forth in the Indenture.

     The Global Note. The Issuers expect that pursuant to procedures established by the Depositary (i) upon deposit of the Global Note, the Depositary or its custodian will credit, on its internal system, portions of the Global Note which shall be comprised of the corresponding respective principal amount of the Global Note to the respective accounts of persons who have accounts with such depositary and (ii) ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the Initial Purchaser and ownership of beneficial interests in the, Global Note will be limited to persons who have accounts with the Depositary ("participants") or persons who hold interests through participants. Qualified institutional buyers may hold their interests in the Global Note directly through the Depositary if they are participants in such system, or indirectly through organizations which are participants in such system.

     So long as the Depositary, or its nominee, is the registered owner or holder of the Notes, the Depositary or such nominee will be considered the sole owner or holder of the Notes represented by the Global Note for all purposes under the Indenture. No beneficial owner of an interest in the Global Note will be able to transfer such interest except in accordance with the Depositary's applicable procedures, in addition to those provided for under the Indenture with respect to the Notes.

     Payments of the principal of, premium, if any, interest and Liquidated Damages, if any, on the Global Note will be made to the Depositary or its nominee, as the case may be, as the registered owner thereof. None of the Issuers, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interest in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     The Issuers expect that the Depositary or its nominee, upon receipt of any payment of the principal of, premium, if any, interest and Liquidated Damages, if any, on the Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of the Depositary or its nominee. The Issuers also expect that payments by participants to owners of beneficial interests in the Global Note held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in the Depository will be effected in the ordinary way in accordance with the Depositary rules and be settled in accordance with the Depository rules in same day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell Notes to persons in states which require physical delivery of such securities or to pledge such securities, such holder must transfer its interest in the Global
Note in accordance with the normal procedures of the Depository and with the procedures set forth in the Indenture.

     The Depositary has advised the Issuers that the Depositary will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the Depository interests in the Global Note are credited and only in respect to such portion of Notes, the aggregate principal amount of Notes as to which such participant or participants have given such direction. However, if there is an Event of Default under the Indenture, the Depositary will exchange the Global Note for Certificated Securities, which it will distribute to its participants.

     The Depositary has advised the Issuers as follows: the Depositary is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the Depositary's system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although the Depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of the Depository, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. None of the Issuers or the Trustee will have any responsibility for the performance by the Depositary or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     If the Depositary is at any time unwilling or unable to continue as a depository for the Global Note and a successor depository is not appointed by the Company, within 90 days, the Company will issue Certificated Securities in exchange for the Global Note.

     Certificated Securities. If the Depositary is at any time unwilling or unable to continue as a depositary for the Global Note and a successor depositary is not appointed by the Issuers, within 90 days, the Issuers will issue Certificated Securities in exchange for the Global Note.

     Same Day Settlement and Payment. The Indenture requires that payments in respect of the Notes represented by the Global Note (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available next day funds to the accounts specified by the Global Note Holder. With respect to Certificated Securities, the Issuers will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The Issuers expect that secondary trading in the Certificated Securities will also be settled in immediately available funds.

                   TRANSFER RESTRICTIONS ON OUTSTANDING NOTES

     The Outstanding Notes have not been registered under the Securities Act and may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Accordingly, the Outstanding Notes were offered and sold by the Initial Purchaser only (i) to a limited number of "qualified institutional buyers" (as defined in Rule 144A promulgated under the Securities Act) ("QIBs") in compliance with Rule 144A; and (ii) to a limited number of other institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) promulgated under the Securities Act) ("Accredited Investors") that prior to their purchase of any Notes delivered to the Initial Purchaser a letter containing certain representations and agreements.

     Each purchaser of Outstanding Notes, by its acceptance thereof, will be deemed to have acknowledged represented and agreed as follows:

          1. It is purchasing the Outstanding Notes for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is (i) a QIB, and is aware that the sale to it is being made in reliance on Rule 144A; or (ii) an Accredited Investor.

          2. It acknowledges that the Outstanding Notes have not been registered under the Securities Act and may not be offered or sold except as set forth below.

          3. It shall not resell or otherwise transfer the Outstanding Notes except (i) to the Company or any subsidiary thereof, (ii) to a QIB in compliance with Rule 144A, (iii) to an Accredited Investor that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to the Trustee, a signed letter containing certain representations and agreements relating to the restrictions on transfer of the Outstanding Notes (the form of which letter can be obtained from the Trustee), (iv) pursuant to the exemption from registration provided by Rule 144 promulgated under the Securities Act (if available), or (v) pursuant to an effective registration under the Securities Act. Each Accredited Investor that is not a QIB and that is an original purchaser of the Outstanding Notes will be required to sign an agreement to the foregoing effect.

          4. It agrees that it will give to each person to whom it transfers Outstanding Notes notice of any restrictions on transfer of Outstanding Notes.

          5. It understands that the Outstanding Note will bear a legend substantially to the following effect unless otherwise agreed by the Company and the holder thereof:

        THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A PROMULGATED UNDER THE SECURITIES ACT) OR
        (B) IT IS AN INSTITUTIONAL "ACCREDITED INVESTOR" (AS DEFINED IN RULE 501
        (a)(1), (2), (3) OR (7) PROMULGATED UNDER THE SECURITIES ACT) (AN "ACCREDITED INVESTOR"), (2) AGREES THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE ISSUER THEREOF OR ANY SUBSIDIARY THEREOF, (B) TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A PROMULGATED UNDER THE SECURITIES ACT, (C) TO AN INSTITUTIONAL ACCREDITED INVESTOR THAT, PRIOR TO SUCH TRANSFER, FURNISHED (OR HAS FURNISHED ON ITS BEHALF BY A U.S. BROKER-DEALER) TO THE TRUSTEE OR WARRANT AGENT A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE RESTRICTIONS ON TRANSFER OF THIS SECURITY), (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 PROMULGATED UNDER THE SECURITIES ACT (IF AVAILABLE) OR (E) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS

        TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS SECURITY WITHIN THREE YEARS AFTER THE ORIGINAL ISSUANCE OF THIS SECURITY, IF THE PROPOSED TRANSFEREE IS AN INSTITUTIONAL ACCREDITED INVESTOR, THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE TRUSTEE OR WARRANT AGENT AND THE ISSUER SUCH CERTIFICATIONS, WRITTEN LEGAL OPINIONS OR OTHER INFORMATION AS EITHER OF THEM MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

          6. It acknowledges that the Trustee will not be required to accept for registration of transfer any Outstanding Note acquired by it, except upon presentation of evidence satisfactory to the Company and the Trustee that the restrictions set forth herein have been complied with.

          7. It acknowledges that the Company, the Initial Purchaser and others will rely upon the truth and accuracy of the foregoing acknowledgments, representations and agreements and agrees that if any of the acknowledgments, representations or agreements deemed to have been made by its purchase of Outstanding Notes are no longer accurate, it shall promptly notify the Company and Initial Purchaser. If it is acquiring any Outstanding Notes as a fiduciary or agent for one or more investor accounts, it represents that it has sole investment discretion with respect to each such account and it has full power to make the foregoing acknowledgments, representations and agreements on behalf of each account.

     The Outstanding Notes may not be sold or transferred to, and each purchaser by its purchase of the Outstanding Notes shall be deemed to have represented and covenanted that it is not acquiring the Outstanding Notes for or on behalf of, any pension or welfare plan (as defined in Section 3 of the Employee Retirement Income Security Act of 1974 ("ERISA")), except that such a purchase for or on behalf of a pension or welfare plan shall be permitted:

          (1) to the extent such purchase is made by or on behalf of a bank collective investment fund maintained by the purchase in which no plan (together with any other plans maintained by the same employer or employee organization) has an interest in excess of 10% of the total assets in such collective investment fund and the applicable conditions of Prohibited Transaction exemption 91-38 issued by the Department of Labor are satisfied;

          (2) to the extent such purchase is made by or on behalf of an insurance company pooled separate account maintained by the purchase in which, at any time while the Outstanding Notes are outstanding, no plan (together with any other plans maintained by the same employer or employee organization) has an interest in excess of 10% of the total of all assets in such pooled separate account and the applicable conditions of Prohibited Transaction Exemption 90-1 issued by the Department of Labor are satisfied;

          (3) to the extent such purchase is made on behalf of a plan by (A) an investment advisor registered under the Investment Advisers Act of 1940 that had as of the last day of its most recent fiscal year total assets under its management and control in excess of $50,000,000 and had shareholders' or partners' equity in excess of $750,000, as shown in its most recent balance sheet prepared in accordance with generally accepted accounting principles, (B) a bank as defined in Section 202(a) of the Investment Advisers Act of 1940 with equity capital in excess of $1,000,000 as of the last day of its most recent fiscal year or (C) an insurance company which is qualified under the laws of more than on state to manage, acquire or dispose of any assets of a plan, which company had, as of the last day of its most recent fiscal year, net worth in excess of $1,000,000 and which is subject to supervision and examination by a state authority having supervision over insurance companies, in each case, such investment advisor, bank or insurance company is otherwise a qualified professional asset manager, as such term is used in the Prohibited Transaction Exemption 84-14 issued by the Department of Labor, and the assets of such plan when combined with the assets of other plans established or maintained by the same employer (or affiliate thereof) or employee organization and managed by such investment advisor, bank or insurance company, do not represent more than 20% of the total client assets managed by such investment advisor, bank or insurance company and the applicable conditions or Prohibited Transaction Exemption 84-14 are otherwise satisfied; or

          (4) to the extent such plan is a governmental plan (as defined in Section 3 of ERISA) which is not subject to the provisions of Title 1 of ERISA or Section 4975 of the Code.

     Each purchaser by its purchase of the Outstanding Notes shall also be deemed to have represented that (a) if it is an insurance company, no part of the funds to be used to purchase the Outstanding Notes to be purchased by it constitutes assets allocated to any separate account maintained by it such that the use of such funds constitutes a transaction in violation of Section 406 of ERISA or a Prohibited Transaction, as such term is defined in Section 4975 of the Code, which could be subject to, respectively, a civil penalty assessed pursuant to Section 502 of ERISA or a tax imposed by Section 4975 of the Code and (b) if it is not an insurance company, that no part of the funds to be used to purchase the Outstanding Notes to be purchased by it constitutes assets allocated to any trust, plan or account which contains the assets of any employee pension benefit plan, welfare plan or account prohibited pursuant to the preceding paragraph of these "Transfer Restrictions."

     Purchasers are advised that the Prohibited Transaction Exemptions described above do not relieve a fiduciary or other party from all prohibited transaction provisions of the Code and ERISA and from ERISA's general fiduciary responsibilities including, but not limited to, a fiduciary's obligation to discharge his or her duties solely in the interests of participants and beneficiaries.

                           DESCRIPTION OF OTHER DEBT

     The Company currently has $100.0 million of 13% Series A Senior Notes due 2004 outstanding. These notes have customary covenants contained in "high yield" indentures, including covenants relating to the incurrence of debt, the making of restricted payments, asset sales, changes of control, affiliate transactions, permitted investments and various other matters.

     The Company has received approval (subject to negotiation of final documentation) from Bancomer for the extension of a four year line of credit of $20.0 million. It is contemplated that this line of credit will require an upfront payment of a fee and is to be secured by a portion of the Vacation Interval Receivables of CR Resorts Puerto Vallarta both present and future (which at March 31, 1998, represented the majority all of the Company's Vacation Interval Receivables). The Company has also received approval (subject to negotiation of final documentation) from Bancomer for the extension of an additional line of credit totaling $6.0 million. These funds are required to be used to complete the purchase of the Villa Vera and for the costs of converting 62 units into vacation ownership units. It is contemplated that this line of credit will be secured by a mortgage trust on the Villa Vera property, and will be guaranteed by CR Resorts Puerto Vallarta. This line of credit also will require a fee to be paid to the bank before funds may be borrowed. For a further discussion of the proposed terms of such credit facilities, see "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."

                   DESCRIPTION OF CAPITAL STOCK AND WARRANTS

     The following summary description of the RRI US's capital stock does not purport to be complete and is qualified in its entirety by reference to RRI US's Amended and Restated Articles of Incorporation (the "Articles") and By-Laws.

GENERAL

     The authorized capital stock of RRI US consists of 45 million shares of Common Stock, par value $0.001 per share ("Common Stock"), of which 10,772,728 are issued and outstanding, and five million shares of Preferred Stock, par value $0.001 per share ("Preferred Stock"), of which 37,500 shares of Class A Preferred are issued and outstanding.

COMMON STOCK

     Subject to the rights of holders of Preferred Stock then outstanding, holders of Common Stock are entitled to receive such dividends as may from time to time be declared by the Board of Directors of RRI US. Holders of Common Stock are entitled to one vote per share on all matters on which the holders of Common Stock are entitled to vote. Because holders of Common Stock do not have cumulative voting rights, the holders of a majority of the shares of Common Stock represented at a meeting can select the directors, except to the extent that any future class of Preferred Stock confers the right to elect directors on the holders of such Preferred Stock. In addition, super majority voting requirements apply in respect of certain stockholder actions.

     Holders of Common Stock have no preemptive rights to subscribe for any additional securities that RRI US may issue and there are no redemption provisions or sinking fund provisions applicable to the Common Stock, nor is the Common Stock subject to calls or assessments by RRI US. All shares of Common Stock are legally issued, fully paid and nonassessable. Upon the liquidation, dissolution or winding up of RRI US, holders of the shares of Common Stock are entitled to share equally, share-for-share, in the assets available for distribution after payment to all creditors of RRI US, subject to the rights, if any, of the holders of any outstanding shares of Preferred Stock.

PREFERRED STOCK

     Pursuant to the Articles, the Board of Directors of RRI US is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock from time to time in one or more series and to establish the number of shares to be included in each such series and to fix the designation, powers, preferences, and relative participating, optional and other special rights of the shares of each such series and any qualifications, limitations or restrictions thereof. Because the Board of Directors has such power to establish the powers, preferences and rights of each series, it may afford the holders of Preferred Stock preferences, powers and rights (including voting rights) senior to the rights of the holders of Common Stock. Although RRI US has no current intention to issue shares of Preferred Stock other than the shares of Class A Preferred that have already been issued, the issuance of such shares, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal.

     For a description of the 37,500 shares Class A Preferred outstanding, see "Business -- Description of Purchase Transactions -- Description of Class A Preferred Stock."

PROVISIONS HAVING POSSIBLE ANTI-TAKEOVER EFFECTS

     The Articles and the Bylaws of RRI US contain provisions that could have an anti-takeover effect. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions which may involve an actual or threatened change of control of RRI US. The provisions are designed to reduce the vulnerability of RRI US to an unsolicited proposal for a takeover of RRI US that does not contemplate the acquisition of all of its outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of RRI US. The provisions are also intended to discourage certain tactics that may be used in proxy contests. Set forth below is a description of such provisions in the Articles and the Bylaws. The Board of Directors has no current plant to formulate or effect additional measures that could have an anti-takeover effect.

     Pursuant to the Articles, directors, other than those, if any, elected by the holders of Preferred Stock, can be removed from office by the affirmative vote of the holders of 66 2/3% of the voting power of the then outstanding shares of capital stock entitled to vote thereon ("Voting Stock"). Vacancies on the Board of Directors may be filled by the remaining directors without stockholder approval.

     The Articles provide for the Board of Directors to be divided into three classes, with staggered three-year terms. As a result, only one class of directors will be elected at each annual meeting of stockholders of RRI US with the other classes continuing for the remainder of their respective three-year term. The classification of the Board of Directors makes it more difficult to replace the Board of Directors as well as for another party to obtain control of the RRI US by replacing the Board of Directors. Since the Board of Directors has the power to retain and discharge officers of RRI US, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

     RRI US is subject to the provisions of Sections 78.411 -- 78.444 of the NGCL. In general, Section 78.439 prohibits a publicly-held Nevada corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions) the business combination in which the person became an interested stockholder is approved in a prescribed manner. A "business combination" generally includes, without limitation, a merger, assets or stock sale, or a transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" generally is a person who, together with affiliates and associates, owns (or within three years prior, did own) 10% or more of the corporation's outstanding voting stock.

     The Articles provide that, except as otherwise provided for with respect to the rights of holders of Preferred Stock, no action that is required or permitted to be taken by the stockholders of RRI US at any annual or special meeting of the stockholders may be effected by written consent of the stockholders in lieu of a meeting of stockholders, unless the action to be effected by written consent of the stockholders and the taking of such action by such written consent has been expressly approved in advance by the Board of Directors. This provision makes it difficult for stockholders to initiate or effect an action by written consent, and thereby effect an action opposed by the Board of Directors. The Articles and Bylaws also provide that special meetings of stockholders may be called only by the Chairman of the Board of RRI US or a majority of the Board of Directors of RRI US. In addition, the Bylaws set forth an advance notice procedure with regard to business to be brought before an annual meeting of stockholders of RRI US.

     The Articles further provide that the Board of Directors, by a majority vote, may adopt, alter, amend or repeal provisions of the Bylaws. However, stockholders may only adopt, alter, amend or repeal provisions of the Bylaws by a vote of 66 2/3% or more of the combined voting power of the then outstanding Voting Stock. In addition, the Articles provide that whenever any vote of Voting Stock is required by law to amend, alter, repeal or rescind (a "Change") any provision of the Articles, then, in addition to any affirmative vote required by law and any vote of the holders of Preferred Stock, a Change must be approved by at least a majority of the then-outstanding shares of Voting Stock, voting together as a single class; provided, however, that (i) the affirmative vote of 66 2/3% or more of the combined voting power of the then-outstanding shares of Voting Stock is required to Change certain provisions of the Articles, including the provisions referred to above relating to interested stockholder transactions, the filling of vacancies on the Board of Directors, the removal of directors, the limitations on stockholder action by written consent, the calling of special meetings by stockholders and the approval of amendments to RRI US's Bylaws (unless such Change was first approved by at least two-thirds of the then-authorized number of directors) and (ii) if at such time there exists one or more interested stockholders, such Change must also be approved by the affirmative vote of the holders of at least a majority of the combined voting power of the outstanding shares of Voting Stock beneficially owned by persons other than the interested stockholder or any affiliate or associate thereof.

     Before a change of control of RRI US may occur, the Articles require a stockholder vote. Any Business Combination requires the affirmative vote of the holders of shares representing at least 66 2/3% of the outstanding shares of capital stock of RRI US entitled to vote on the election of directors. The provisions of the previous sentence do not apply to any Business Combination if
(1) the Business Combination is approved by majority of the Continuing Directors; or (2) the Business Combination is with another corporation, a majority of the outstanding shares of stock of which is owned of record or beneficially, directly or indirectly, by RRI US or its subsidiaries and none of which is owned by a Related Person; or (3) the form of consideration and minimum price requirements described below are satisfied: (i) in a Business Combination, the cash or consideration to be paid to RRI US's stockholders is either cash or the same type of consideration used by the Related Person in acquiring the largest portion of its shares of RRI US's voting capital stock prior to the first public announcement of the proposed Business Combination; and (ii) the fair market value per share of such payments to RRI US's stockholders in a Business Combination is at least equal in value to the higher of

(x) the highest per share price (including brokerage commissions, soliciting dealers' fees, dealer-manager compensation and other expenses, and as appropriately adjusted to take account of stock splits, reverse stock splits, stock dividends and similar transactions) paid or agreed to be paid by the Related Person to acquire any shares of RRI US's voting capital stock during the two years prior to the first public announcement of the proposed Business Combination (the "Announcement Date") or in the transaction in which the Related Person first became a Related Person (the date of such transaction herein referred to as the "Determination Date"), whichever is higher, or (y) the fair market value per share of the Common Stock on the Announcement Date or on the Determination Date, whichever is higher.

     Pursuant to the Articles, the Board of Directors is also authorized to issue shares of "blank check" preferred stock that may have the effect of discouraging an unsolicited acquisition proposal.

SHAREHOLDERS AGREEMENT

     In January 1998, RRI US and stockholders of RRI US entered into a shareholders agreement (the "Shareholders Agreement"), which the Board of Directors of RRI US had approved in January 1998. The Shareholders Agreement has terms and conditions related to affiliated transactions, management of the Company and transfers of Common Stock by the holders of such stock that are subject to such agreement. The Shareholders Agreement terminates upon the occurrence of any of the following: (i) upon the written agreement of certain of the parties to the Shareholders Agreement, (ii) the date RRI US closes a firm underwritten, public offering of its voting equity securities, (iii) the bankruptcy or insolvency of RRI US or (iv) the merger, consolidation or sale of all or substantially all assets of RRI US with or to an unaffiliated third party.

REGISTRATION RIGHTS AGREEMENT

     In January 1998, RRI US and stockholders of RRI US entered into a registration rights agreement (the "Registration Rights Agreement"), which the Board of Directors of RRI US had approved in January 1998. The Registration Rights Agreement grants stockholders "piggyback" registration rights, terminating two years after the initial public offering of RRI US's Common Stock, which contain the customary terms and conditions and exceptions including an underwriters' cutback. The Registration Rights Agreement also grants the stockholders demand registration rights whereby one demand to register such stockholders' shares may be made after 180 days after an initial public offering of RRI US's Common Stock, which demand could be initiated by a vote of 51% of the outstanding shares of Common Stock of RRI US that are subject to the Registration Rights Agreement. The terms of such agreement not related to registration rights will terminate upon an initial public offering of the Common Stock.

WARRANTS

     The Warrants were issued pursuant to a Warrant Agreement (the "Warrant Agreement"), dated December 5, 1997, between RRI US and IBJ Schroder Bank & Trust Company, as warrant agent (the "Warrant Agent"). A copy of the form of Warrant Agreement is available to prospective investors as provided under "Available Information." The following summary of certain provisions of the Warrant Agreement does not purport to be complete and is qualified in its entirety by reference to the Warrant Agreement, including the definitions therein of certain terms used below.

     General. Each Warrant, when exercised, entitles the holder thereof to receive fully paid and non-assessable shares of Common Stock of RRI US, par value $.001 per share (the "Warrant Shares") at an exercise price of $.01 per share, subject to adjustment (the "Exercise Price"). The Exercise Price and the number of Warrant Shares are both subject to adjustment in certain cases referred to below. The Warrants entitle the holders thereof to purchase in the aggregate 1,869,962 Warrant Shares, representing approximately 15% of RRI US's Common Stock on a fully diluted basis as of the consummation of the Private Offering (without giving effect to the Initial Purchaser Warrants and the Stock Payment). See "Private Offering."

     The Warrants are exercisable at any time on or after the earlier to occur of (i) June 30, 2000, (ii) the occurrence of a Change of Control and (iii) the date that is 180 days after the consummation of a Public

Equity Offering (the "Exercise Commencement Date"). Notwithstanding the foregoing, if the Company consummates a Public Equity Offering prior to June 30, 2000, the Exercise Commencement Date shall be the earlier of the occurrence of a Change of Control or the date that is 180 days after the consummation of such Public Equity Offering. Unless exercised, the Warrants will automatically expire on December 1, 2004 (the "Expiration Date"). RRI US will give notice of expiration not less than 90 and not more than 120 days prior to the Expiration Date to the registered holders of the then outstanding Warrants. If RRI US fails to give such notice, the Warrants will not expire until 90 days after RRI US gives such notice.

     The Warrants may be exercised by surrendering to RRI US the warrant certificates evidencing the Warrants to be exercised with the accompanying form of election to purchase properly completed and executed, together with payment of the Exercise Price. Payment of the Exercise Price may be made (i) in the form of cash or by certified or official bank check payable to the order of RRI US,
(ii) by tendering Notes having a principal amount at the time of tender equal to the Exercise Price, (iii) by tendering Warrants having a fair market value equal to the Exercise Price, or (iv) any combination of cash, Notes or Warrants. Upon surrender of the Warrant certificate and payment of the Exercise Price, RRI US will deliver or cause to be delivered, to or upon the written order of such holder, stock certificates representing the number of whole Warrant Shares to which such holder is entitled. If less than all of the Warrants evidenced by a warrant certificate are to be exercised, a new warrant certificate will be issued for the remaining number of Warrants.

     No fractional Warrant Shares will be issued upon exercise of the Warrants. RRI US will pay to the holder of the Warrant at the time of exercise an amount in cash equal to the current market value of any such fractional Warrant Share less a corresponding fraction of the Exercise Price.

     The holders of the Warrants have no right to vote on matters submitted to the stockholders of RRI US and have no right to receive dividends. The holders of the Warrants are not entitled to share in the assets of RRI US in the event of the liquidation, dissolution or winding up of RRI US. In the event a bankruptcy or reorganization is commenced by or against RRI US, a bankruptcy court may hold that unexercised Warrants are executory contracts which may be subject to rejection by RRI US with approval of the bankruptcy court, and the holders of the Warrants may, even if sufficient funds are available, receive nothing or a lesser amount as a result of any such bankruptcy case than they would be entitled to if they had exercised their Warrants prior to the commencement of any such case.

     In the event of taxable distribution to holders of Common Stock that results in an adjustment to the number of Warrant Shares or other consideration for which a Warrant may be exercised, the holders of the Warrants may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. See "Taxation -- United States Federal Income Tax Considerations."

     Adjustments. The number of Warrant Shares purchasable upon exercise of Warrants and the Exercise Price are subject to adjustment in certain events including: (i) the issuance by RRI US of dividends (and other distributions) on its Common Stock payable in Common Stock, (ii) subdivisions, combinations and reclassifications of Common Stock, (iii) the issuance to all holders of Common Stock of rights, options or warrants entitling them to subscribe for Common Stock or securities convertible into, or exchangeable or exercisable for, Common Stock within 60 days after the record date for such issuance of rights, options or warrants at an offering price (or with an initial conversion, exchange or exercise price plus such offering price) which is less than the current market price per share (as defined) of Common Stock, (iv) the distribution to all holders of Common Stock of any of RRI US's assets (including cash), debt securities, preferred stock or any rights or warrants to purchase any such securities (excluding those rights and warrants referred to in clause (iii) above), (v) the issuance of shares of Common Stock for a consideration per share less than the current market price per share (excluding securities issued in transactions referred to in clauses (i) through (iv) above), (vi) the issuance of securities convertible into or for Common Stock for a conversion or exchange price less than the current market price for a share of Common Stock (excluding securities issued in transactions referred to in clauses (iii) or (iv) above), and (vii) certain other events that could have the effect of depriving holders of the Warrants of the benefit of all or a portion of the purchase rights evidenced by the Warrants.

     No adjustment in the Exercise Price is required unless such adjustment would require an increase or decrease of at least 1% in the Exercise Price; provided, however, that any adjustment that is not made will be carried forward and taken into account in any subsequent adjustment. In addition, RRI US may at any time reduce the Exercise Price to any amount (but not less than the par value of the Common Stock) for any period of time (but not less than 20 business days) deemed appropriate by the Board of Directors of RRI US.

     In the case of certain consolidations or mergers of RRI US, or the sale of all or substantially all of the assets of RRI US to another corporation, each Warrant will thereafter be exercisable for the right to receive the kind and amount of shares of stock or other securities or property to which such holder would have been entitled as a result of such consolidation, merger or sale had the Warrants been exercised immediately prior thereto.

     Amendment. From time to time, RRI US and the Warrant Agent, without the consent of the holders of the Warrants, may amend or supplement the Warrant Agreement for certain purposes, including curing defects or inconsistencies or making any change that does not materially adversely affect the rights of any holder. Any amendment or supplement to the Warrant Agreement that has a material adverse effect on the interests of the holders of the Warrants will require the written consent of the holders of a majority of the then outstanding Warrants (excluding Warrants held by RRI US or any of its Affiliates). The consent of each holder of the Warrants affected will be required for any amendment pursuant to which the Exercise Price would be increased or the number of Warrant Shares purchasable upon exercise of Warrants would be decreased (other than pursuant to adjustments provided in the Warrant Agreement).

     Reservation of Shares. RRI US has authorized and reserved for issuance and will at all times keep available such number of Warrant Shares as will be issuable upon the exercise of all outstanding Warrants. Such shares of Common Stock, when paid for and issued, will be duly and validly issued, fully paid and non-assessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issuance thereof.

     Registration Rights; Liquidated Damages. Subject to applicable federal and state securities laws, RRI US is required under the terms of a warrant shares registration rights agreement (the "Warrant Shares Registration Rights Agreement") to file and use its best efforts to make effective by the Exercise Commencement Date a shelf registration statement (the "Warrant Shares Shelf Registration Statement") on the appropriate form covering the issuance of the Warrant Shares upon the exercise of Warrants and to keep such registration statement effective for a period of 180 days; provided, however, that RRI US shall not be required to make effective the Warrant Shares Shelf Registration Statement until the date that is one year after the Issue Date, and any holders desiring to exercise their Warrants prior to such date (to the extent they are permitted to do so under the terms of the Warrant Agreement) will be able to effect such exercise only if an exemption from the registration requirements of the Securities Act is available to such holders. In addition, RRI US, under certain circumstances, is required under the terms of the Warrant Shares Registration Rights Agreement to file and use its best efforts to make effective a shelf registration statement on an appropriate form under the Securities Act covering the resale of Warrant Shares upon the exercise of the Warrants by broker-dealers. Holders of the Initial Purchaser Warrants are entitled to registration rights under the Warrant Shares Registration Rights Agreement.

     If RRI US does not comply with its registration obligations under the Warrant Shares Registration Rights Agreement, it is required to pay liquidated damages to holders of the Warrants under certain circumstances. Notwithstanding the foregoing, in no event shall the Warrant Shares Registration Statement be filed prior to the date on which the Exchange Offer Registration Statement is declared effective.

     Purchasers of Units will be able to exercise the Warrants only if a registration statement relating to the Warrant Shares underlying the Warrants is then in effect or if the exercise of such Warrant is exempt from registration requirements of the Act and only if such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of the Warrants reside. RRI US is unable to issue Warrant Shares to those persons desiring to exercise their Warrants if a registration statement covering the securities issuable upon the exercise of the Warrants is not effective (unless the sale and issue of shares upon the exercise of such Warrant is exempt from the registration requirements of the Act) or if such securities are not qualified or exempt from qualification in the states in which the holders of the Warrants reside.

     In addition, if RRI US proposes after the Exercise Commencement Date to register any of its Common Stock under the Securities Act, either for its own account or for the account of other security holders, the holders of the Warrants and the Warrant Shares are entitled to notice of the registration and are entitled to include, at RRI US's sole expense (excluding underwriter discounts), all or any portion of their Warrants and/or Warrant Shares therein, subject to pro rata cut-back provisions in the event that the managing underwriter in any underwritten offering determines that the inclusion of such Warrants and/or Warrant Shares and any other securities entitled to piggyback registration rights would adversely affect the offering being registered.

                                    TAXATION

     The following summary is based on tax laws of the United States and Mexico as in effect on the date of this Prospectus, and is subject to changes in United States or Mexican law, including changes that could have retroactive effect for US Federal Income Tax purposes. The following summary does not take into account or discuss the tax laws of any country other than the United States or Mexico and does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase the Notes. Prospective purchasers in all jurisdictions are advised to consult their own tax advisors as to the United States, Mexican or other tax consequences of the purchase, ownership and disposition of the Securities.

     A Convention for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion With Respect to Taxes on Income and Protocols thereto (collectively, the "Tax Treaty") between the United States and Mexico is currently in effect. The material provisions of the Tax Treaty that may affect the taxation of certain U.S. Holders are summarized under "Mexican Tax Considerations." Mexico has entered into and is negotiating other similar tax treaties with several other countries. Accordingly, prospective non-U.S. purchasers of the Notes should consult their own tax advisors as to the tax consequences, if any, of such treaties.

MEXICAN TAX CONSIDERATIONS


     Interest. Under Mexico's Income Tax Law, payments of interest made by CR Mexico in respect of the Notes (including payments of principal in excess of the issue price of such Notes, which, under Mexican law are deemed to be interest) to a Holder that is not resident in Mexico (as described below) for tax purposes (a "non-resident Holder"), will generally be subject to a Mexican withholding tax assessed at a rate of 15% because the Notes are registered in the Special Section of the Mexican National Registry of Securities and Intermediaries (the "Special Section of the Registry") maintained by the Mexican National Banking and Securities Commission. Pursuant to current legislation and until December 31, 1998, such rate has been reduced to 4.9% (the "Reduced Rate") for payments of interest made to a non-resident Holder, if (i) the Notes are registered in the Special Section of the Registry, (ii) the non-resident Holder is the effective beneficiary of the interest paid, (iii) such non-resident Holder resides in a country with which Mexico has entered a treaty for the avoidance of double taxation which is in effect, and (iv) all the requirements specified in such treaty for the application of lower tax rates therein set-forth are satisfied (collectively, the "Reduced Rate Requirement").



     Under Administrative Rule 3.32.9 (the "Reduced Rate Rule") which Rule is expected to be effective until March 31, 1999, payments of interest made on securities such as the Notes to non-residents of Mexico, regardless of the place of residence or the tax regime applicable to said non-resident ultimate beneficiary of the interest, will be subject to withholding taxes imposed at the Reduced Rate, if (i) such securities are registered in the Special Section of the Registry and copies of approval of such registration and other information in the offering of such securities are provided to the Ministry of Finance and Public Credit, (ii) the issuer timely files with the Ministry of Finance and Public Credit (the "MFPC"), information relating to the offering of such securities, (iii) the issuer quarterly files with the MFPC, information regarding interest paid in the immediately preceding quarter, representing that no party related to the issuer (as such terms are detailed in the Reduced Rate
Rule), jointly or individually, directly or indirectly, is the effective beneficiary of more than 5% of the aggregate amount of each such interest payment, and (iv) the issuer maintains records which evidence compliance with item (iii) above. No assurances can be given that the Reduced Rate Rule will be in force during 1999 and beyond, or that an equivalent rule will be issued and become effective. Under such circumstance, the 15% tax rate described above should be applicable since the Reduced Rate would be in effect until December 31, 1998.


     Under the Tax Treaty, unless the Reduced Rate Requirements or the Reduced Rate Rule has been complied with, the Mexican withholding tax rate applicable to interest payments on the Notes made to U.S. Holders (as defined below) which are eligible for benefits under the Tax Treaty, generally will be limited to either
(i) 15% generally or (ii) 10% if the Notes are considered to be "regularly and substantially traded on a recognized securities market" within the meaning of the Tax Treaty (which 10% rate will be reduced to 4.9% beginning on January 1, 1999 (the "Treaty Rate")). From 1999 and beyond, prospective purchasers should consult their tax advisors as to the possible application of the Treaty Rate.

     Payments of interest made by CR Mexico with respect to the Notes to non-Mexican pension or retirement funds will be exempt from Mexican withholding taxes, provided that any such fund is (i) duly incorporated pursuant to the laws of its country of origin, (ii) exempt from income tax in such country, (iii) registered with the Ministry of Finance and Public Credit for that purpose and
(iv) if Mexican pensions or retirement funds are reciprocally exempt from the payment of withholding taxes in the jurisdiction of incorporation, of any such fund.

     The Issuers have agreed, subject to specified exceptions and limitations, to pay Additional Amounts to the Holders of the Notes in respect of the Mexican withholding taxes mentioned above. If the Issuers pay Additional Amounts in respect of such Mexican withholding taxes, any refunds of such Additional Amounts will generally be for the account of the Company. See "Description of Notes -- Additional Amounts."

     Holders or beneficial owners of Notes may be requested, subject to specified exceptions and limitations, to provide certain information or documentation necessary to enable the Issuers to establish the appropriate Mexican withholding tax rate applicable to such Holder or beneficial owners. If the specified information or documentation concerning the Holder or beneficial owners when requested, is not provided on a timely basis, the obligations of the Issuers to pay Additional Amounts will be limited as set forth under "Description of Notes -- Additional Amounts."


     Upon the effectiveness of the Registration Statement, CR Mexico intends to file with the MFPC to avail itself of the Reduced Rate Rule. In this instance the determination as to whether the filing will have been made under the MFPC's rules and regulations will be within the interpretive powers of the MFPC and therefore there can be no assurance that the MFPC will accept such filing. If the MFPC rejects such filing, absent the availability of other reduced rates or exemptions, CR Mexico will be liable for a withholding tax of 15% of the interest payments made on the Notes. If the MFPC rejects CR Mexico's filing, CR Mexico would attempt to avail itself of the Current Tax Regulations which would require an additional administrative burden on the Noteholders (for which they are responsible) and on CR Mexico. To the extent Noteholders are not residents for tax purposes of a country which has signed a tax treaty with Mexico, CR Mexico would be liable for the 15% withholding tax with respect to the Notes held by such persons. As a consequence, Santamarina y Steta, S.C., Mexican counsel to the Company, is not able to opine as to whether interest payments on the Notes will be subject to a 15% or 4.9% withholding tax rate. See "Risk Factors -- Risk of Liability for Mexican Withholding Taxes" and "Taxation."


     Principal. Under existing Mexican law and regulations, a non-resident Holder will not be subject to any Mexican taxes in respect of payments of principal made by the Issuers in connection with the Notes.

     Taxation of the Capital Gains. The sale or other disposition of Notes by a non-resident Holder will not be subject to Mexican taxes.

     Other Mexican Taxes. A non-resident Holder will not be liable for estate, gift, inheritance or similar taxes with respect to its holdings of the Notes. There are no Mexican stamp, issue, registration or similar taxes payable by a non-resident Holder with respect to the Notes.

     Tax Definitions. For purposes of Mexican taxation, an individual is a resident of Mexico if he or she has established his or her residence in Mexico, unless he or she has resided in another country for more than 183 days, whether consecutive or not, during a calendar year and can demonstrate that he or she became a resident of that other country for tax purposes. A Mexican national is presumed to be a resident of Mexico unless he or she demonstrates the contrary. A legal entity is a resident of Mexico if it is incorporated under Mexican law. If a foreign legal entity or individual is deemed to have a permanent establishment or fixed base in Mexico for tax purposes, all income attributable to such permanent establishment or fixed base will be subject to Mexican taxes, in accordance with applicable tax laws.


     The legal conclusions expressed in this summary are based upon current provisions of Mexican Income Tax Law ("Ley del Impuesto Sobre la Renta"), Administrative Tax Regulations ("Resolucion Miscelanea Fiscal Para 1988"), the Convention for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income and Protocols thereto and any other applicable Mexican regulation, all as in effect as of the date of this Prospectus, all of which are subject to change, and based on, among other things the assumption that RRI US and CR Mexico have acted, and will act, in accordance with the facts stated herein and in compliance with the Indenture, the opinion of Santamarina y Steta to the Company. There can be no assurance that the Ministry of Finance and Public Credit ("Secretaria de Hacienda y Credito Publico") will not take a contrary view with respect to any matter involving Mexican tax aspects relating to the Notes. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein.


UNITED STATES FEDERAL INCOME TAXATION CONSIDERATIONS

     The following is a summary of the principal U.S. Federal income tax consequences of the acquisition, ownership and disposition of Notes by a U.S. holder thereof. For purposes of this summary, a "U.S. Holder" is a holder of Notes who is a citizen or resident of the United States, a corporation or partnership organized in or under the laws of the United States or any political subdivision thereof or therein, an estate the income of which is subject to U.S. Federal income taxation regardless of its source or a trust (i) the administration over which a U.S. court can exercise primary supervision and (ii) all of the substantial decisions of which one or more U.S. persons have the authority to control. This summary does not address any U.S. Federal income tax consequences of the acquisition, ownership and disposition of Notes by any holder of Notes that is not a U.S. Holder, and any such prospective holder should consult its tax advisor with respect to such tax consequences. This summary applies only to Notes held as capital assets and does not address aspects of U.S. Federal income taxation that may be applicable to holders that are subject to special tax rules, such as insurance companies, tax-exempt organizations, banks or dealers in securities or currencies or to holders that will hold a Note as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for U.S. Federal income tax purposes or that have a "functional currency" other than the U.S. dollar. In addition, this summary assumes that a U.S. holder will not elect to treat a Note and a hedge or combination of hedges with respect thereto as an integrated transaction for U.S. Federal income tax purposes. Each prospective purchaser should consult its tax advisor with respect to the U.S. Federal, state, local and foreign tax consequences of acquiring, holding and disposing of Notes.

     Allocation of Purchase Price Among Notes and Warrants. For U.S. federal income tax purposes, each Unit was treated as an investment unit, consisting of a Note and a Warrant. The issue price of the Unit was the first price at which a substantial portion of the Units were sold in the Offering (excluding sales to bond houses, brokers or similar persons acting in the capacity of underwriter, placement agent or wholesaler). The issue price of each Unit was required to be allocated between the Notes and Warrants based upon their relative fair market values. That allocation will be used to determine the U.S. holders' initial tax basis in the Notes, and (as described below) the issue price of the Notes. Based on the estimate of the relative fair market values of the Notes and Warrants on the date the Offering was priced, the Company has determined that $906.50 of the issue price of each Unit is allocable to the Note and $93.50 of such price is allocable to the Warrant comprising each Unit. The Company's allocation will not be binding on the IRS, which may challenge such allocation. However, a U.S. Holder is bound by the Company's allocation, unless a disclosure statement is attached to the timely filed U.S. federal income tax return of the U.S. Holder for its taxable year in which it acquires the Units.

     The legal conclusions expressed in this summary are based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations ("Regulations"), judicial authority and administrative rulings and practice, all as in effect as of the date of this Prospectus, and all of which are subject to change, either prospectively or retroactively and have been prepared based on advice of tax counsel to the Company. There can be no assurance that the Internal Revenue Service (the "Service") will not take a contrary view, and no rulings from the Service have been or will be sought with respect to any matter involving the tax aspects of the purchase, ownership or exchange or other disposition of the Exchange Notes. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders.

     Exchange Offer. Akin, Gump, Strauss, Hauer & Feld, L.L.P. ("Akin Gump") has opined that an exchange of Outstanding Notes for Registered Notes pursuant to the Exchange Offer will not constitute a material modification of the terms of the Outstanding Notes. Thus, pursuant to the Exchange Offer U.S. holders of the Notes should not recognize taxable gain or loss upon the exchange of the Notes for the Registered Notes. For purposes of determining gain or loss upon the subsequent sale or exchange of the Notes, a Holder's basis in the Notes should be the same as such Holder's basis in the Registered Notes exchanged therefor. In addition, Holders should be considered to have held the Notes from the time of the original acquisition of the Registered Notes.


     Effect of Change of Control. Upon a Change of Control, the Company is required to offer to redeem all outstanding Notes for a price equal to 101% of the principal amount thereof plus accrued and unpaid interest. Under the Regulations, such Change of Control redemption requirements will not affect the yield or maturity date of the Notes unless, based on all the facts and circumstances of the Issue Date, it was more likely than not that a Change of Control giving rise to the redemption would occur. The Company will not treat the Change of Control redemption provisions of the Notes as affecting the calculation of the yield to maturity of any Note.

     Optional Redemption. The Company, at its option, may redeem part or all of the Notes at any time on or after December 1, 2000, at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption. In addition, the Company may, at its option, redeem up to 35% of the aggregate principal amount of the Notes at a redemption price equal to 113% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, from the net cash proceeds of a Public Equity Offering, provided that at least $65.0 million in principal amount of the Notes remains outstanding. The Regulations provide that, for purposes of calculating yield and maturity, an issuer will be treated as exercising any such option if its exercise would lower the yield of the debt instrument. A redemption of Notes at the optional redemption prices, however, would increase the effective yield of the debt instrument as calculated from the Issue Date. The Company does not currently intend to exercise such options with respect to the Notes and, in accordance with the Regulations, as of the Issue Date, the optional redemption provisions will not be taken in account in calculating the yield to maturity of the Notes.

     Original Issue Discount. The Notes will be issued with original issue discount ("OID") for U.S. federal income tax purposes. The amount of OID on a Note will equal the excess of the principal amount due at maturity on the Note over its "issue price." The "issue price" of a Note will be that portion of the issue price of the Unit that is allocable to the Note under the rules described in "-- Allocation of Purchase Among Notes and Warrants," above.

     Each U.S. Holder (whether reporting on the cash or accrual basis of accounting for tax purposes) will be required to include in taxable income for any particular taxable year the daily portion of the OID described in the preceding paragraph that accrues on the Note for each day during the taxable year on which such U.S. Holder holds the Note, and in advance of the receipt of the cash to which such OID is attributable. The daily portion is determined by allocating to each day of an accrual period (generally, in the case of the Notes, the initial period beginning on the Issue Date and ending on June 1, 1998 and each subsequent six-month period thereafter ending on June 1 and December 1) a pro rata portion of the OID allocable to such accrual period. The amount of OID allocable to an accrual period equals the excess of (i) the product of the "adjusted issue price" of the Note at the beginning of the accrual period and the Note's "yield to maturity" over (ii) the amount of any stated interest payments allocable to such accrual period. The "yield to maturity" of the Notes is the discount rate that, when applied to all payments due under the Notes (including stated interest payments), results in a present value equal to the issue price of the Notes. The "adjusted issue price" of a Note at the beginning of an accrual period will equal its issue price, increased by the aggregate amount of OID that has accrued on the Note in all prior accrual periods, and decreased by any principal payments made on the Note during all prior accrual periods.

     Interest. Stated interest paid on a Note will be includible in a U.S. Holder's gross income as ordinary interest income in accordance with U.S. Holder's usual method of tax accounting. If Liquidated Damages are paid, although not free from doubt, such payment should be taxable to a U.S. Holder as ordinary income at the time it accrues or is received in accordance with such holder's regular method of accounting. It is possible, however, that the Internal Revenue Service may take a different position, in which case the timing and amount of income inclusion may be different. For purposes of the following discussion, the term "interest" includes Liquidated Damages.

     Although not free from doubt, interest (including any OID and market discount for the same accrued period) paid by CR Mexico with respect to the Notes will likely be treated as foreign source income for U.S. Federal income tax purposes. If interest (including any OID and market discount for the same accrued period) on the Notes is paid by RRI US, although not free from doubt, it will likely be treated as U.S. source income, unless RRI US meets the Active Foreign Business Test. The "Active Foreign Business Test" is met if at least 80% of the gross income of RRI US and its direct or indirect subsidiaries during a certain testing period is non-U.S. source income attributable to the active conduct of a trade or business outside the United States. Because of the factual nature of the Active Foreign Business Test, it cannot be predicted with certainty whether or not such test would be met in the future. Each holder of a
Note is urged to consult its own tax advisor regarding the sourcing of the interest paid by RRI US or CR Mexico, as the case may be.

     Market Discount. If a U.S. Holder purchases a Note for less than the stated redemption price at maturity (the sum of all payments on the Note other than qualified stated interest), the difference is considered "market discount," unless such difference is de minimis. A discount will be considered de minimis if it is less than one-fourth ( 1/4) of one percent of the Note Issue Price multiplied by the number of complete years to maturity (after the Holder acquires the Note). Under the market discount rules, any gain realized by the U.S. Holder on a taxable disposition of a Note having "market discount," as well as on any partial principal payment made with respect to such Note, will be treated as ordinary income to the extent of the then "accrued market discount" of the Note. An overview of the rules concerning the calculation of "accrued market discount" is set forth in the paragraph immediately below. In addition, the U.S. Holder of such Note may be required to defer the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry a Note.

     Any market discount will accrue ratably from the date of acquisition to the maturity date of the Note, unless the U.S. Holder elects, irrevocably, to accrue market discount on a constant interest rate method. The constant interest rate method generally accrues interest at times and in amounts equivalent to the result which would have occurred had the market discount been original issue discount computed from the U.S. Holder's acquisition of the Note through the maturity date. The election to accrue market discount on a constant interest rate method is irrevocable but may be made separately as to each Note held by the U.S. Holder. Accrual of market discount will not cause the accrued amounts to be included currently in a U.S. Holder's taxable income, in the absence of a disposition of, or principal payment on, the Note. However, a U.S. Holder of a Note may elect to include market discount in income currently as it accrues on either a ratable or constant interest rate method. In such event, interest expense relating to the acquisition of a Note which would otherwise be deferred would be currently deductible to the extent otherwise permitted by the Code. The election to include market discount in income currently, once made, applies to all market discount obligations acquired by such holder on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the Internal Revenue Service. Accrued market discount which is included in a U.S. Holder's gross income will increase the adjusted tax basis of the Note in the hands of the U.S. Holder.

     Amortization of Bond Premium. If a subsequent U.S. Holder acquires a Note for an amount which is greater than the amount payment at maturity, such holder will be considered to have purchased such Note with "amortizable bond premium" equal to the amount of such excess. The U.S. Holder may elect to amortize the premium, using a constant yield method employing six-month compounding, over the period from the acquisition date to the maturity date of the Note. The "amount payable at maturity" will be determined as of an earlier call date, using the call price payable on such earlier date, if the combination of such earlier date and call price will produce a smaller amortizable bond premium than would result from using the scheduled maturity date and its amount payable. If an earlier call date is used and the Note is not called, the Note will be treated as having matured on such earlier call date and then as having been reissued on such date for the amount so payable. Amortized amounts may be offset only against interest payments due under the Note and will reduce the U.S. Holder's adjusted tax basis in the Note to the extent so used.

     Once made, an election to amortize and offset interest on bonds, such as the Notes, will apply to all bonds in respect of which the election was made that were owned by the taxpayer on the first day of the taxable year to which the election relates and to all bonds of such class or classes subsequently acquired by such taxpayer. Such election may only be revoked with the consent of the Service. If a U.S. Holder of a Note does not elect to amortize the premium, the premium will decrease the gain or increase the loss which would otherwise be recognized upon disposition of the Note.

     Sale, Exchange or Retirement. Upon the sale, exchange or retirement of a Note, a U.S. Holder will recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, exchange or retirement (other than amounts attributable to accrued but unpaid interest or OID) and the U.S. Holder's adjusted tax basis in such Note. A U.S. Holder's adjusted tax basis in a Note generally will equal the issue price of such Note, increased by any OID on the Notes previously included in such Holder's income, and reduced by any payments (other than payments of qualified stated interest) previously made on such Note. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the Note has been held for more than one year at the time of such sale, exchange or retirement. Long-term capital gain realized by an individual U.S. Holder is generally subject to a maximum tax rate of 28% in respect of property held for more than one year and to the maximum rate of 20% in respect of property held in excess of 18 months. Any gain on a sale, exchange or retirement of a Note generally will be treated as U.S. source income. It is currently unclear whether any loss realized by a U.S. Holder would be treated as U.S. source or foreign source.

     Effect of Mexican Withholding Taxes. As described above under "-- Mexican Tax Considerations," the payment of interest by CR Mexico with respect to the Notes currently will be subject to a Mexican withholding tax. U.S. Holders of Notes will be required for U.S. Federal income tax purposes to include in their U.S. taxable income (in accordance with their usual method of tax accounting) the amount of all Mexican taxes being withheld by the Issuers, along with payments of interest with respect to the Notes. In addition, the Additional Amounts that the Issuers are required to pay in respect of such Mexican withholding taxes must also be included in the U.S. Holder's taxable income (in accordance with its usual method of tax accounting). Mexican withholding taxes paid by the Issuers on behalf of a U.S. Holder will be eligible for credit against such U.S. Holder's U.S. Federal income tax liability, subject to generally applicable limitations and, at the election of the U.S. Holder, for deduction in computing such U.S. Holder's taxable income. For purposes of computing the foreign tax credit, interest paid on a Note generally will constitute "passive income" or, in the case of certain holders, "financial services income," unless Mexican withholding taxes are imposed at a rate of 5% or more, in which case interest paid on a Note generally will be considered "high withholding tax interest." U.S. Holders are urged to consult their tax advisors regarding the effect of Mexican withholding taxes and of the payment of Additional Amounts on the amounts includible in the U.S. taxable income, as described above, and the availability and the amount of any tax credit attributable to such Mexican taxes.

     Tax Treatment of Warrants. A. U.S. Holder will recognize gain or loss upon the sale, redemption, lapse or other taxable disposition of a Warrant in an amount equal to the difference between the amount of cash and the fair market value of other property received (if any) by the U.S. Holder and the U.S. Holder's tax basis in the Warrant. A U.S. Holder's tax basis in a Warrant will equal that portion of the issue price of the unit that is allocated to the Warrant under the rules described in "-- Allocation of Purchase Price Among Notes and Warrants," above.

     The cash exercise of a Warrant will not be taxable to the exercising U.S. Holder, except with respect to cash, if any, received in lieu of a fractional share. Although the law is not entirely clear, the surrender of one or more Warrants in payment of the exercise price of another Warrant will likely result in taxable gain or loss to the U.S. Holder in an amount equal to the difference between (i) the amount of the exercise price so paid and (ii) the U.S. Holder's tax basis in the Warrants used to pay the exercise price. A U.S. Holder will have a tax basis in the shares of Common Stock received upon exercise of a Warrant which equals such U.S. Holder's tax basis in the warrant exercised, plus the amount of cash and the U.S. Holder's tax basis in any Warrants used to pay the exercise price, plus the amount of gain (or minus the amount of loss) recognized by the U.S. Holder on any Warrants used to pay the exercise price, as adjusted for cash (if any) received in lieu of a fractional share. A U.S. holder will have a holding period in shares of Common Stock acquired upon exercise of a Warrant which commences on the day after the date of exercise of the Warrant.

     An adjustment to the exercise price or conversion ratio of the Warrants, or the failure to make such adjustments, may in certain circumstances result in constructive distributions to the holders of the Warrants which could be taxable as dividends under Section 305 of the Code. In such event, a holder's tax basis in the Warrant would be increased by the amount of any such dividend.

     If the exercise price of the Warrants is a nominal amount, it may be possible that the Warrants will be considered to be constructively exercised for federal income tax purposes on the day on which the Warrants first become exercisable or possibly on the day of issuance. In that event, (i) no gain or loss will be recognized to a holder on such deemed exercise or upon actual exercise of the Warrants; (ii) the adjusted basis of the common stock deemed received for federal income tax purposes on the constructive exercise of the Warrants will be equal to the adjusted basis in the Warrants until the Warrants are actually exercised (and the exercise price paid) at which time such basis would be increased by the exercise price of the Warrants; and (iii) the holding period of the Common Stock deemed received for federal income tax purposes on the constructive exercise of the Warrants will begin on the day following the day of such constructive exercise.

     U.S. Backup Withholding Tax and Information Reporting. A 31% backup withholding tax and information reporting requirement applies to certain payments of principal of, and interest on, an obligation and to proceeds of the sale or redemption of an obligation, to certain non-corporate U.S. Holders. The payor will be required to withhold 31% of any such payment on a Note within the United States to a U.S. Holder (other than an "exempt recipient," such as a corporation) if such U.S. Holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, such backup withholding requirements.

     THE FOREGOING DISCUSSION OF U.S. OR MEXICAN TAXES IS FOR GENERAL INFORMATION AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE NOTEHOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO THE PROSPECTIVE NOTEHOLDER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR NON-U.S. INCOME TAX LAWS AND ANY RECENT OR PROSPECTIVE CHANGES IN APPLICABLE TAX LAWS.

                                 LEGAL MATTERS

     Certain legal matters regarding the Notes will be passed upon for the Issuers by Akin, Gump, Strauss, Hauer & Feld, L.L.P., Houston, Texas. Julien R. Smythe, an associate of Akin, Gump, Strauss, Hauer & Feld, L.L.P. owns 10,000 shares of RRI US Common Stock. Certain other matters in connection with Mexican law will be passed upon by Santamarina y Steta, S.C. for the Issuers.

                                    EXPERTS

     The consolidated balance sheets of Raintree Resorts International, Inc. as of December 31, 1997 and August 18, 1997 and the consolidated statements of operations, shareholders' investment and cash flows for the year ended December 31, 1997, for the period from January 1, 1997 through August 18, 1997 and for the period August 19, through December 31, 1997; the consolidated balance sheets of CR Resorts Capital, S. de R.L. de C.V. at December 31, 1997 and August 18, 1997 and the consolidated statements of income and retained earnings and cash flows for the period August 19, 1997 through December 31, 1997; the statements of operations and cash flows of Desarrollos Turisticos Bancomer, S.A. de C.V. and Subsidiaries for the years ended December 31, 1996 and 1995; and the statements of operations and cash flows of Desarrollos Turisticos Bancomer, S.A. de C.V. and Subsidiaries for the period from January 1, 1997 to August 18, 1997, appearing in this Registration Statement have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----

RAINTREE RESORTS INTERNATIONAL, INC.
  Report of Independent Certified Public Accountants........   F-2
  Consolidated Balance Sheets as of August 18, 1997,
     December 31, 1997 and March 31, 1998 (unaudited).......   F-3
  Consolidated Statements of Operations for the period
     January 1, 1997 through August 18, 1997, for the period
     August 19, 1997 through December 31, 1997, for the year
     ended December 31, 1997 and for the three months ended
     March 31, 1998 (unaudited).............................   F-4
  Consolidated Statements of Shareholders' Investment for
     the period January 1, 1997 through August 18, 1997, for
     the period August 19, 1997 through December 31, 1997
     and for the three months ended March 31, 1998
     (unaudited)............................................   F-5
  Consolidated Statements of Cash Flows for the period
     January 1, 1997 through August 18, 1997, for the period
     August 19, 1997 through December 31, 1997 for the year
     ended December 31, 1997 and for the three months ended
     March 31, 1998 (unaudited).............................   F-6
  Notes to Consolidated Financial Statements................   F-7

CR RESORTS CAPITAL, S. DE R.L. DE C.V. (A FINANCE
  SUBSIDIARY)
  Report of Independent Certified Public Accountants........  F-20
  Consolidated Balance Sheets as of August 18, 1997,
     December 31, 1997 and March 31, 1998 (unaudited).......  F-21
  Consolidated Statements of Income and Retained Earnings
     for the period August 19, 1997 through December 31,
     1997 and for the three months ended March 31, 1998
     (unaudited)............................................  F-22
  Consolidated Statements of Cash Flows for the period
     August 19, 1997 through December 31, 1997 and for the
     three months ended March 31, 1998 (unaudited)..........  F-23
  Notes to Consolidated Financial Statements................  F-24

FINANCIAL STATEMENTS OF PREDECESSOR BUSINESS -- DESARROLLOS
  TURISTICOS BANCOMER, S.A. DE C.V. AND SUBSIDIARIES
  Report of Independent Certified Public Accountants........  F-28
  Consolidated Statements of Operations for the years ended
     December 31, 1995, 1996 and for the three months ended
     March 31, 1997 (unaudited).............................  F-29
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1995 and 1996 and for the three months
     ended March 31, 1997 (unaudited).......................  F-30
  Notes to Consolidated Financial Statements................  F-31
  Report of Independent Certified Public Accountants........  F-36
  Consolidated Statement of Operations for the Period
     January 1, 1997 through August 18, 1997................  F-37
  Consolidated Statement of Cash Flows for the Period
     January 1, 1997 through August 18, 1997................  F-38
  Notes to Consolidated Financial Statements................  F-39

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Shareholders
Raintree Resorts International, Inc.

     We have audited the accompanying consolidated balance sheets of Raintree Resorts International, Inc. (formerly Club Regina Resorts, Inc.) and subsidiaries (the Company) as of December 31, 1997 and August 18, 1997 and the related consolidated statements of operations, shareholders' investment and cash flows for the year ended December 31, 1997, for the period January 1, 1997 through August 18, 1997 and for the period August 19, 1997 through December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Raintree Resorts International, Inc. and subsidiaries at December 31, 1997 and August 18, 1997, and the consolidated results of their operations and their cash flows for the year ended December 31, 1997, for the period January 1, 1997 through August 18, 1997 and for the period August 19, 1997 through December 31, 1997 in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP
Miami, Florida
March 20, 1998 except for
  the second and third paragraphs
  of Note 10 as to which the

  date is March 27, 1998 and
  the fifth and sixth paragraphs
  of Note 10 as to which
  the dates are June 30, 1998
  and July 1, 1998, respectively

                      RAINTREE RESORTS INTERNATIONAL, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                       AUGUST 18,      DECEMBER 31,    MARCH 31,
                                                          1997             1997           1998
                                                     ---------------   ------------   ------------
                                                                                      (UNAUDITED)
ASSETS
Cash and cash equivalents..........................    $ 2,055,799     $  8,994,591   $ 10,775,364
Vacation interval receivables and other trade
  receivables, net.................................     37,180,278       39,951,550     47,756,154
Reimbursements receivable from Starwood Lodging
  Corporation for shared acquisition costs.........      1,300,000        1,876,956      1,124,005
Inventories........................................        806,519          964,301        966,264
Refundable Mexican taxes...........................        742,227        3,716,381      4,775,179
Office furniture and equipment.....................        776,240        1,518,194      2,127,337
Land held for vacation ownership development.......     12,237,328       12,279,821     13,159,821
Investment in a 50% held company...................      2,486,956        2,474,947      2,474,947
Cost of unsold vacation ownership intervals and
  related club memberships.........................     33,804,862       31,611,780     28,489,385
Retained interest in hotel cash flows..............      4,000,000        4,000,000      4,000,000
Deferred loan costs, net of accumulated
  amortization of $0, $440,348 and $724,943,
  respectively.....................................             --        7,900,315      7,615,720
Prepaid and other assets...........................        359,201        1,575,085      1,729,205
                                                       -----------     ------------   ------------
Total assets                                           $95,749,410     $116,863,921   $124,993,381
                                                       ===========     ============   ============
LIABILITIES AND SHAREHOLDERS' INVESTMENT (DEFICIT)
LIABILITIES
Accounts payable and accrued liabilities...........    $ 3,412,477     $  7,654,211   $ 11,407,339
Payable to a bank..................................     82,953,633        1,000,000      1,000,000
Senior Notes Payable, due 2004, net of unamortized
  original issue discount of $0, $9,220,025 and
  $8,886,773, respectively.........................             --       90,779,975     91,113,227
Notes payable to shareholder.......................      1,150,000               --             --
Mexican taxes payable..............................      2,945,873        1,319,079      3,009,407
Unearned services fees.............................      1,852,852        3,058,883      4,745,315
Subordinated notes payable to shareholders.........      3,750,000               --             --
                                                       -----------     ------------   ------------
Total liabilities..................................     96,064,835      103,812,148    111,275,288
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' INVESTMENT (DEFICIT)
Common stock, par value $.001, 45,000,000 shares
  authorized, shares issued and outstanding
  10,100,000 at August 18, 1997 and 10,701,000 at
  December 31, 1997 and March 31, 1998,
  respectively.....................................         10,100           10,701         10,701
Preferred stock, par value $.001, 5,000,000 shares
  authorized, shares issued and outstanding
  37,500...........................................             --               38             38
Paid-in capital....................................          4,275        7,045,885      7,045,885
Common stock warrants to purchase 1,869,962 common
  shares...........................................             --        9,331,110      9,331,110
Accumulated deficit................................       (329,800)      (3,335,961)    (2,669,641)
                                                       -----------     ------------   ------------
Total shareholders' investment (deficit)...........       (315,425)      13,051,773     13,718,093
                                                       -----------     ------------   ------------
Total liabilities and shareholders' investment
  (deficit)........................................    $95,749,410     $116,863,921   $124,993,381
                                                       ===========     ============   ============

                            See accompanying notes.

                      RAINTREE RESORTS INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                         JANUARY 1, 1997    AUGUST 19, 1997        YEAR       THREE MONTHS
                                             THROUGH            THROUGH           ENDED          ENDED
                                           AUGUST 18,        DECEMBER 31,      DECEMBER 31,    MARCH 31,
                                              1997               1997              1997           1998
                                         ---------------   -----------------   ------------   ------------
                                                                                              (UNAUDITED)
REVENUES:
Vacation interval sales................                       $18,513,499      $18,513,499    $14,125,633
Rental and service fee income..........                         5,129,427        5,129,427      2,493,420
Interest income on vacation interval
  receivables..........................                           994,897          994,897      1,193,395
Other interest income..................                           731,873          731,873        273,054
Other income...........................                           184,596          184,596        626,824
                                                              -----------      -----------    -----------
          Total revenues...............                        25,554,292       25,554,292     18,712,326
COST AND OPERATING EXPENSES:
Cost of vacation interval sales........                         4,941,161        4,941,161      3,146,748
Provision for doubtful accounts........                         2,348,960        2,348,960      1,224,935
Advertising, sales and marketing.......                         6,367,571        6,367,571      4,614,552
Operating, general and
  administrative.......................     $ 253,510           7,987,142        8,240,652      4,911,748
Financing Expenses:
  Interest.............................        76,290           3,649,986        3,726,276      3,336,928
  Amortization of deferred loan
     costs.............................                           551,433          551,433        284,595
Depreciation...........................                            60,540           60,540         79,589
                                            ---------         -----------      -----------    -----------
          Total costs and operating
            expenses...................       329,800          25,906,793       26,236,593     17,599,095
                                            ---------         -----------      -----------    -----------
(Loss) income from operations..........      (329,800)           (352,501)        (682,301)     1,113,231
Exchange losses, net...................                          (991,879)        (991,879)      (150,111)
                                            ---------         -----------      -----------    -----------
(Loss) income before taxes.............      (329,800)         (1,344,380)      (1,674,180)       963,120
U.S. Income taxes......................            --                  --               --             --
Foreign taxes..........................                         1,661,781        1,661,781        296,800
                                            ---------         -----------      -----------    -----------
Net (loss) income before preferred
  dividends............................      (329,800)         (3,006,161)      (3,335,961)       666,320
Preferred stock dividends..............                           232,031          232,031       (154,688)
                                            ---------         -----------      -----------    -----------
(Loss) income attributable to common
  shareholders.........................     $(329,800)        $(3,238,192)     $(3,567,992)   $   511,632
                                            =========         ===========      ===========    ===========
Earnings (loss) per share:
  Basic................................                                        $      (.40)   $       .05
                                                                               ===========    ===========
  Diluted..............................                                        $      (.40)   $       .04
                                                                               ===========    ===========
Weighted average number of common
  shares:
  Basic................................                                          8,840,751     10,701,000
                                                                               ===========    ===========
  Diluted..............................                                          8,840,751     12,668,105
                                                                               ===========    ===========

                            See accompanying notes.

                      RAINTREE RESORTS INTERNATIONAL, INC.

               CONSOLIDATED STATEMENTS OF SHAREHOLDERS INVESTMENT

                                                                       WARRANTS                       TOTAL
                                                         ADDITIONAL   TO PURCHASE                 SHAREHOLDERS'
                                   COMMON    PREFERRED    PAID-IN       COMMON      ACCUMULATED    INVESTMENT
                                    STOCK      STOCK      CAPITAL        STOCK        DEFICIT       (DEFICIT)
                                   -------   ---------   ----------   -----------   -----------   -------------
Issue 8,100,000 common shares....  $ 8,100               $    4,275                                $    12,375
Issue 2,000,000 common shares on
  August 18, 1997 to a subsidiary
  of Starwood Capital in
  connection with the Purchase
  Transactions...................    2,000                                                               2,000
  Net loss for the period January
     1, 1997 through August 18,
     1997........................                                                   $  (329,800)      (329,800)
                                   -------    ------     ----------   ----------    -----------    -----------
Balance, August 18, 1997.........   10,100                    4,275                    (329,800)      (315,425)
  Issue 37,500 preferred shares
     in exchange for shareholder
     loans of $3,750,000.........             $   38      3,749,962                                  3,750,000
  Issue 200,000 common shares for
     cash........................      200                  999,800                                  1,000,000
  Issue 258,450 common shares in
     connection with Senior note
     offering, net of issue
     costs.......................      258                1,291,991                                  1,292,249
  Issue 142,850 common shares as
     consideration for purchase
     transaction fees............      143                  999,857                                  1,000,000
  Issue warrants to purchase
     1,869,962 common shares, and
     related issue costs.........                                     $9,331,110                     9,331,110
  Net loss for the period August
     18, 1997 through December
     31, 1997....................                                                    (3,006,161)    (3,006,161)
                                   -------    ------     ----------   ----------    -----------    -----------
Balance, December 31, 1997.......   10,701        38      7,045,885    9,331,110     (3,335,961)    13,051,773
  Net income for the three months
     ended March 31, 1998
     (unaudited).................                                                       666,320        666,320
                                   -------    ------     ----------   ----------    -----------    -----------
Balance, March 31, 1998
  (unaudited)....................  $10,701    $   38     $7,045,885   $9,331,110    $(2,669,641)   $13,718,093
                                   =======    ======     ==========   ==========    ===========    ===========

                            See accompanying notes.

                      RAINTREE RESORTS INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                             THREE
                                                              JANUARY 1,     AUGUST 19,                     MONTHS
                                                               THROUGH        THROUGH       YEAR ENDED       ENDED
                                                              AUGUST 18,    DECEMBER 31,   DECEMBER 31,    MARCH 31,
                                                                 1997           1997           1997          1998
                                                             ------------   ------------   ------------   -----------
                                                                                                          (UNAUDITED)
OPERATING ACTIVITIES
  Net (loss) income........................................  $   (329,800)  $(3,006,161)   $ (3,335,961)  $   666,320
  Adjustment to reconcile net (loss) income to net cash
    used in operating activities:
    Depreciation and amortization..........................                     611,973         611,973       697,436
    Provision for doubtful accounts........................                   2,348,960       2,348,960     1,224,935
    Equity loss in investment..............................                      12,009          12,009            --
  Changes in other operating assets and liabilities:
    Vacation interval receivables and other trade
      receivables..........................................                  (5,120,232)     (5,120,232)   (9,029,539)
    Reimbursement receivable from Starwood Lodging Corp....                    (576,956)       (576,956)      752,951
    Inventories............................................                    (157,782)       (157,782)       (1,963)
    Refundable Mexican taxes...............................                  (2,974,154)     (2,974,154)   (1,058,798)
    Cost of unsold vacation ownership intervals and related
      club memberships.....................................                   2,193,082       2,193,082     3,122,395
    Prepaid and other assets...............................                  (1,215,884)     (1,215,884)     (154,120)
    Accounts payable and accrued liabilities...............                   4,241,734       4,241,734     3,753,128
    Mexican taxes payable..................................                  (1,626,794)     (1,626,794)    1,690,328
    Unearned services fees.................................                   1,206,031       1,206,031     1,686,432
                                                             ------------   ------------   ------------   -----------
Net cash (used in) provided by operating activities........      (329,800)   (4,064,174)     (4,393,974)    3,349,505
INVESTING ACTIVITIES
  Purchase of Vacation Ownership business, net of cash
    acquired...............................................   (85,482,409)                  (85,482,409)
  Land held for vacation ownership development.............                     (42,493)        (42,493)     (880,000)
  Additions to office furniture, equipment and new
    leasehold improvements.................................                    (802,494)       (802,494)     (688,732)
                                                             ------------   ------------   ------------   -----------
  Net cash used in investing activities....................   (85,482,409)     (844,987)    (86,327,396)   (1,568,732)
FINANCING ACTIVITIES
  Capital contributions....................................        14,375     1,000,000       1,014,375
  Proceeds from shareholder loans..........................     4,900,000                     4,900,000
  Proceeds from issuance of notes payable to a bank in
    connection with the Purchase Transactions..............    82,953,633                    82,953,633
  Additional bank loan.....................................                   1,000,000       1,000,000
  Repayment of bank loan...................................                 (82,953,633)    (82,953,633)
  Issuance of Senior Notes, less related expenses..........                  93,951,586      93,951,586
  Repayment of shareholder loans...........................                  (1,150,000)     (1,150,000)
                                                             ------------   ------------   ------------   -----------
  Net cash provided by financing activities................    87,868,008    11,847,953      99,715,961
  Increase in cash and cash equivalents....................     2,055,799     6,938,792       8,994,591     1,780,773
  Cash and cash equivalents, at beginning of the period....            --     2,055,799              --     8,994,591
                                                             ------------   ------------   ------------   -----------
Cash and cash equivalents at end of the period.............  $  2,055,799   $ 8,994,591    $  8,994,591   $10,775,364
                                                             ============   ============   ============   ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid during the period for interest.................                                $  2,782,000
                                                                                           ============
  Cash paid during the period for taxes....................                                $    316,000
                                                                                           ============
NON-CASH INVESTING ACTIVITIES
  Issuance of warrants in conjunction with debt offering...                                $  9,331,110
                                                                                           ============
  Issuance of common stock in conjunction with debt
    offering...............................................                                $  1,292,249
                                                                                           ============
  Issuance of common stock in settlement of financial
    advisory fees..........................................                                $  1,000,000
                                                                                           ============
  Conversion of shareholder loans to preferred stock.......                                $  3,750,000
                                                                                           ============

                            See accompanying notes.

                      RAINTREE RESORTS INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             DECEMBER 31, 1997 AND
                           MARCH 31, 1998 (UNAUDITED)

1. ORGANIZATION

     On August 18, 1997, Raintree Resorts International, Inc. (formerly Club Regina Resorts, Inc.) (the "Company" and "Ultimate Parent"), which was incorporated in August 1996, purchased all of the stock of Desarrollos Turisticos Regina S. de R.L. de C.V. and its subsidiaries (the "Predecessor Business"). In summary, the Company acquired net vacation ownership assets of approximately $86.8 million from a Mexican bank (Bancomer) using shareholder loans of approximately $3.8 million and seller financing of approximately $83 million. The initial allocation of the purchase price was to the following net assets (in millions):

Vacation interval receivables and other trade receivables...  $37.2..
Land held for Vacation Ownership development................   12.2
Cost of unsold Vacation Ownership intervals and employee
  housing, etc..............................................   33.8
Investment in a 50% held company............................    2.5
Cash and other assets.......................................    6.0
Retained interests in hotel cash flows......................    4.0
                                                              -----
Total assets................................................   95.7
Less working liabilities assumed............................   (8.9)
                                                              -----
Net purchase price..........................................  $86.8
                                                              =====

     Contemporaneous with the purchase, the real property of the Predecessor Business was segregated into condominium regimes so that the Regina Resorts and Westin Hotels would be able to be owned by separate companies. The Westin Hotels were then sold by the Company to SLT Realty Limited Partnership, an affiliate of Starwood Lodging Trust and Starwood Lodging Corporation (collectively "Starwood") for $133.5 million on August 18, 1997. No gain or loss was recognized on the sale. These transactions are referred to herein as the Purchase Transactions.

     As a result of the Purchase Transactions, the Company now owns and operates three luxury Mexican vacation ownership resorts in Cancun, Puerto Vallarta and Cabo San Lucas, Mexico. The Company's principal operations consist of (1) acquiring vacation ownership resorts, (2) marketing and selling vacation ownership intervals, (3) providing consumer financing for the purchase of vacation ownership intervals at its resorts and (4) managing the operations of its resorts. Prior to August 18, 1997 the Company did not have significant operations or revenues. Accordingly, the financial statements present results of operations for the year ended December 31, 1997, the period from January 1, 1997 through August 18, 1997 and the period from August 19, 1997 through December 31, 1997. Prior to April 1997 the Company was inactive.

     The following unaudited pro forma consolidated results of operations for the year ended December 31, 1997 assume the acquisition occurred as of January 1, 1997 (in thousands):

Net revenues................................................  $68,663
Net loss....................................................  $(2,643)
Net loss attributable to common shareholders................  $(3,262)
Basic and diluted loss per common share.....................  $  (.37)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and all of its wholly owned subsidiaries. All significant intercompany balances have been eliminated in consolidation. The Company

                      RAINTREE RESORTS INTERNATIONAL, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) reports its 50% interest in a company which owns and rents housing to both employees of the Company and employees of Starwood, using the equity method of accounting. Summarized financial information of the 50% owned company at December 31, 1997 and for the period August 19, 1997 through December 31, 1997 is as follows (in thousands):

Total assets................................................  $11,488
Total liabilities...........................................       83
Revenue.....................................................      288
Net loss....................................................       45

QUARTERLY FINANCIAL STATEMENTS

     The unaudited quarterly condensed consolidated financial statements at March 31, 1998 and for the three months then ended do not include all disclosures provided in the December 31, 1997 consolidated financial statements. These quarterly statements should be read in conjunction with the accompanying audited consolidated financial statements and the footnotes thereto. Results for the three months ended March 31, 1998 are not necessarily indicative of the results to be expected for the year ending December 31, 1998. However, the accompanying consolidated financial statements for the three months ended March 31, 1998 reflect all adjustments which are, in the opinion of management, of a normal and recurring nature necessary for a fair presentation of the financial position, results of operations and cash flows of the Company. Unless otherwise stated, all information subsequent to December 31, 1997 is unaudited.

TRANSLATION OF FOREIGN CURRENCY

     The Company maintains its Mexican accounting records and prepares its financial statements for its Mexican subsidiaries in Mexican Pesos. The balance sheet accounts of the Mexican subsidiaries have been remeasured into U.S. dollars in accordance with Statement of Financial Accounting Standards (SFAS) No. 52, Foreign Currency Translation since Mexico has been deemed to be a highly inflationary economy for purposes of applying SFAS No. 52. The Company's stated sales prices are dollar denominated as are a significant amount of its Vacation Interval contracts receivable. Additionally, the Company's debt is US Dollar denominated. Accordingly, the Mexican Pesos are translated to US Dollars for financial reporting purposes in using the US Dollar as the functional currency and exchange gains and losses as well as translation gains and losses are reported in income and expense. The resulting net exchange and translation loss for the period August 19, 1997 through December 31, 1997 was $991,879. This net loss was primarily related to the change in the exchange rate of the Peso to the U.S. dollar during the period August 18, 1997 through December 31, 1997 as follows:

                       EXCHANGE RATES                         PESOS        U.S. DOLLAR
                       --------------                         -----        -----------
August 18, 1997.............................................  7.766    =      $1.00
December 31, 1997...........................................  8.083    =      $1.00
March 31, 1998..............................................  8.517    =      $1.00

     On May 20, 1998 the exchange rate had declined to 8.632 Pesos per $1.00 and this additional decline in the Peso has resulted in additional net exchange losses which will be reported in the quarter ended June 30, 1998. The future valuation of the Peso related to the U.S. dollar cannot be determined, estimated or projected.

CASH AND CASH EQUIVALENTS

     The Company considers demand accounts and short-term investments with maturities of three months or less when purchased to be cash equivalents.

                      RAINTREE RESORTS INTERNATIONAL, INC.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
VACATION INTERVAL CONTRACTS RECEIVABLE AND CONCENTRATION OF GEOGRAPHIC AND CREDIT RISK

     As of December 31, 1997, substantially all of the Company's Vacation Ownership contracts receivable relate to sales of a special Class B shares of Club Regina, S.A. de C.V. (a Mexican subsidiary owned and controlled by the Company) which entitles the owner of such Class B shares, upon payment of a service fee, a defined right to use Vacation Ownership facilities at the Company's Regina Resorts. While the Company does not obtain collateral for such Vacation Ownership contracts, the Company does not believe it has significant credit risk with regard to its vacation ownership contracts receivable, because in the instance of uncollectibility of a contract, the Company retains the right to recover and resell the underlying defaulted Vacation Interval. Historically, the Predecessor Business was able to resell such intervals at prices in excess of the defaulted receivable balances. Management believes the allowance for uncollectible accounts is adequate to cover probable losses inherent in the contracts receivable portfolio at December 31, 1997.

     The Company estimates that at December 31, 1997 approximately 64% of all of the Vacation Interval receivables were U.S. dollar denominated, 32% of all Vacation Interval receivables were denominated in UDIs, an obligation denominated in pesos which is adjusted for Mexican inflation, and 4% of all Vacation Interval receivables were denominated in Mexican pesos.

     A significant portion of the Company's customers reside in Mexico and all of the Company's sales offices are currently located in Mexico. Any economic downturn in Mexico, which has a history of economic instability, could have a material adverse effect on the Company's business, results of operations and financial condition.

FAIR MARKET VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of Vacation Interval receivables and other trade receivables, reimbursements receivable from Starwood for shared acquisition costs, notes payable to a bank, and notes payable to shareholders approximate their estimated fair market value because of the short-term maturity of those instruments and/or because they bear market interest rates as of December 31, 1997 and March 31, 1998. The carrying value of the Senior Notes, due to their recent issue, also approximate their fair value.

INVENTORIES

     Inventories, which include supplies, other consumables, and items held for sale in the Company's retail shops are stated at the lower of cost (FIFO method) or estimated market.

OFFICE FURNITURE AND EQUIPMENT

     Office furniture and equipment is stated at cost and is related to assets used by the Company in its administration and marketing functions and is depreciated using the straight line method over the estimated useful lives of five to seven years.

COSTS OF UNSOLD VACATION OWNERSHIP INTERVALS AND RELATED CLUB MEMBERSHIPS

     The Company is the beneficiary of trusts which hold fee simple title to the vacation ownership facilities at the three Regina Resorts. The Company reports its allocated acquisition costs related to these trust rights to use these facilities, to the extent that such Vacation Intervals were unsold, within the balance sheet as "cost of unsold Vacation Intervals and related club memberships." At December 31, 1997 and March 31, 1998 the Company holds rights for 12,566 and 11,349 Vacation Intervals, respectively.

     On August 18, 1997, the Company acquired the trust rights to use the vacation ownership facilities at the three Regina Resorts including the separate trust rights that cover the rights to use such facilities in the year

                      RAINTREE RESORTS INTERNATIONAL, INC.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
2027 and thereafter which are referred to as the "Remainder Interests." These trust rights have been amended to provide that the Company's three Regina Resorts hold the rights to use the related facilities through August 18, 2047. The amended separate trust rights that take effect after this date were contributed by the Company to a Mexican corporation and all of the outstanding stock of that corporation was contributed to a charitable foundation pursuant to an agreement with the foundation executed on December 31, 1997. An expense of $10,000 has been recorded as a result of the contribution equal to the carrying value of the residual interests on the date of contribution.

     In accordance with FAS 121, Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed Of, trust rights are carried at the lower of carrying amount or fair value less cost to sell. Fair value is estimated by discounting estimated future net cash flow from the sale of such rights.

RETAINED INTERESTS IN HOTEL CASH FLOWS

     In connection with the August 18, 1997 Purchase Transactions discussed in
Note 1, the Company sold the Westin Hotels to Starwood but retained an economic interest in the Hotel which is defined by a agreement under which Starwood will pay the Company 20% of future cash flows, as defined, over a 50 year period. The Company allocated $4.0 million of its net purchase price to this agreement based on the estimated present value of expected payments arising from the agreement. The Company estimates that it will begin receiving amounts under this agreement in 2001. The Company will carefully monitor the expected cash flow based on the reported results of the hotel operations and will record an impairment loss if the carrying value of this asset should exceed the expected future cash payments.

DEFERRED LOAN COSTS

     The costs incurred in connection with the issue of the Senior Notes, due 2004, have been deferred in the balance sheets and are being amortized over the seven year term of the Senior Notes using the interest method.

REVENUE RECOGNITION

     The Company recognizes sales of vacation intervals on an accrual basis after a binding sales contract has been executed and a 15% minimum down payment has been received. For transactions that do not qualify for accrual method of accounting, all revenue is deferred using the deposit method.

ADVERTISING EXPENSE

     The Company expenses advertising costs as incurred.

EARNINGS (LOSS) PER SHARE

     Basic earnings (loss) per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share also includes the assumed conversion of all securities, such as options, warrants, convertible debt and convertible preferred stock, if dilutive.

     The following is a reconciliation of the numerator and denominator for basic and diluted earnings per share:

                      RAINTREE RESORTS INTERNATIONAL, INC.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

                                                                             THREE MONTHS
                                                               YEAR ENDED       ENDED
                                                              DECEMBER 31,    MARCH 31,
                                                                  1997           1998
                                                              ------------   ------------
Numerator - Basic and Diluted:
  Income (loss) attributable to common shareholders.........  $(3,567,992)   $   511,632
                                                              ===========    ===========
Denominator:
  Basic - weighted average number of common shares..........    8,840,751     10,701,000
  Adjustments:
     Warrants associated with Senior Notes..................           --      1,869,962
     Common stock options...................................           --         97,143
                                                              -----------    -----------
  Diluted...................................................    8,840,751     12,668,105
                                                              ===========    ===========
Earnings (loss) per share
  Basic.....................................................  $      (.40)   $       .05
                                                              ===========    ===========
  Diluted...................................................  $      (.40)   $       .04
                                                              ===========    ===========

     The assumed conversion of the Company's Preferred Stock is not included in the calculation of diluted earnings per share since it is antidilutive and since it is only convertible upon the consummation of an initial public offering.

LAND HELD FOR VACATION OWNERSHIP DEVELOPMENT

     The Company owns parcel of undeveloped beachfront property located in Cozumel, Mexico. In addition the Company has a letter of intent to purchase a parcel of land adjacent to its Regina Resort located in Cabo San Lucas, Mexico. The Company plans to construct additional vacation ownership facilities on these parcels of land. Although preliminary architectural and engineering planning has commenced, no commitments have been made as of March 20, 1998 regarding these planned expansion projects. Interest of $400,000 and $480,000 during the year ended December 31, 1997 and the three months ended March 31, 1998, respectively, has been capitalized related to these developmental properties.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CURRENCY FLUCTUATIONS

     The Company's operations are currently located in Mexico. The Peso, the currency of Mexico, has fluctuated in value relative to the U.S. dollar in recent years. On December 31, 1997, and March 31, 1998 the exchange rate of Pesos to U.S. dollars was 8.0833 Pesos equal to one U.S. dollar and 8.517 Pesos equal to one U.S. dollar, respectively. The future valuation of the Peso related to the U.S. dollar cannot be determined, estimated or projected.

STOCK BASED COMPENSATION

     The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares, as determined by the Board of Directors, at the date of grant. The Company

                      RAINTREE RESORTS INTERNATIONAL, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) accounts for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and, accordingly, recognizes no compensation expense for the stock option grants.

3. VACATION INTERVAL RECEIVABLES AND OTHER TRADE RECEIVABLES

     Vacation Interval receivables and other trade receivables were as follows:

                                                       AUGUST 18, 1997    DECEMBER 31, 1997
                                                       ---------------    -----------------
Vacation Interval receivables........................    $38,652,202         $43,968,564
Service fee receivables..............................        999,906           1,382,458
Other trade receivables..............................      3,078,170           1,646,111
Less -- allowances for uncollectible accounts........     (5,550,000)         (7,045,583)
                                                         -----------         -----------
          Total......................................    $37,180,278         $39,951,550
                                                         ===========         ===========

     The weighted average interest rate earned on Vacation Interval receivables is in excess of 14%. These receivables are collected in monthly installments over periods ranging from 12 months to 7 years. Approximately 66% of Vacation Interval receivables at December 31, 1997 were U.S. dollar denominated.

     The following table reflects the principal maturities of Vacation Interval receivables as of December 31, 1997:

PERIOD ENDED DECEMBER 31:
------------------------------------------------------------
1998........................................................    $ 8,197,000
1999........................................................      9,871,000
2000........................................................      9,807,000
2001........................................................      8,425,000
Thereafter..................................................      7,668,564
                                                                -----------
                                                                $43,968,564
                                                                ===========

     The activity in the Vacation Interval receivables and other trade receivables allowance for doubtful accounts for the year ended December 31, 1997 is as follows:

Amount recorded in connection with Purchase Transaction.....  $ 5,500,000
Adjustment to purchase price allocation.....................      850,000
Provision charged to expense................................    2,348,680
Receivables charged off.....................................     (190,000)
Cancellation of contracts...................................   (1,463,097)
                                                              -----------
Balance, December 31, 1997..................................  $ 7,045,583
                                                              ===========

4. SENIOR NOTES PAYABLE, DUE 2004

     On December 5, 1997, the Company and its indirect wholly-owned Mexican financial subsidiary jointly issued $100,000,000 of Senior Notes due December 1, 2004. In connection with this offering the Company incurred deferred loan costs of $8,340,663. The Company also issued warrants to the Noteholders to purchase 1,869,962 common shares. The estimated fair market value of the warrants on the date that the warrants were issued was $4.99 per warrant or $9,331,110 in total. This amount was recorded as an increase in shareholders' investment and original issue discount in the Company's balance sheet. The original issue discount is being amortized to expense over the warrant exercise period of 84 months. A portion of net proceeds ($82,953,633)

                      RAINTREE RESORTS INTERNATIONAL, INC.

4. SENIOR NOTES PAYABLE, DUE 2004 -- (CONTINUED) was used to repay the outstanding loans and related accrued interest payable to the Company's lender bank (Bancomer).

     The Senior Notes are payable in US Dollars and bear interest at 13% per annum with interest payable semi-annually on June 1st and December 1st. The Notes are general unsecured obligations of the Issuers.

     The indenture pursuant to which the Notes were issued (the "Indenture") contains certain covenants that, among other things, limit the ability of the Issuers to incur certain additional Indebtedness and issue preferred stock, pay dividends or make other distributions, repurchase Equity Interests (as defined) or subordinated Indebtedness, create certain liens, enter into certain transactions with affiliates, sell assets of the Issuers, issue or sell Equity interests of the Companies subsidiaries, or enter into certain mergers and consolidations. In addition, under certain circumstances, the Issuers will be required to offer to purchase Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, with the proceeds of certain Asset Sales (as defined).

     Any payments (interest or principal) in respect of the Notes will be made free and clear of and without any withholding or deduction for or on account of any present or future taxes, duties, levies, imposts, assessments or other governmental charges of whatever nature imposed or levied by or on behalf of Mexico or any subdivision thereof or by any authority or agency therein or thereof having power to tax ("Taxes"), unless such taxes are required by law, rule or regulation or by the interpretation or administration thereof to be withheld or deducted, in which case, subject to certain exceptions, the Issuers will pay such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by holders (the "Holders") of the Notes (including Additional Amounts) after such withholding or deduction will not be less than the amount that would have been received in the absence of such withholding or deduction.

5. NOTES PAYABLE TO A BANK

     See Note 11 regarding lines of credit arrangements entered into subsequent to December 31, 1997. The note payable to a bank at December 31, 1997 represented a $1,000,000 loan with interest payable at 11% per annum which was initially due on January 19, 1998 and has been extended to April 19, 1998.

     Notes payable to a bank at August 18, 1997 consisted of the following. These notes were fully repaid on December 5, 1997 from the net proceeds of the Senior Note Offering which is discussed in Note 4.

TRANCHE A:
Promissory note payable, denominated in U.S. dollars,
  interest payable quarterly at 11% with quarterly principal payments beginning in March, 1998 based on the rates at
  which down payments are made on Vacation Intervals and
  Vacation Interval receivables payments are collected, with the remaining balance, if any, payable on August 18,
  2003......................................................  $45,000,000
TRANCHE B:
Promissory note payable, denominated in U.S. dollars,
  interest payable quarterly at 10% through August 18, 1999
  and thereafter at 11% with quarterly principal payments
  beginning in March, 1998 based on the rates at which down
  payments are made on Vacation Intervals and Vacation
  Interval receivables payments are collected, with the
  remaining balance, if any, payable on August 18, 2003.....   17,453,633

                      RAINTREE RESORTS INTERNATIONAL, INC.

5. NOTES PAYABLE TO A BANK -- (CONTINUED)

TRANCHE C:
Promissory note payable, denominated in U.S. dollars,
  interest payable quarterly at 10%, due in August 1999,
  secured by the Company's property in Cozumel with a
  carrying value of $12,000,000 and the stock of one of the
  Company's subsidiaries which holds this property..........    8,000,000
TRANCHE D:
Promissory note payable, denominated in U.S. dollars,
  interest payable quarterly at 10%, due December 18,
  1998......................................................   12,500,000
                                                              -----------
Total.......................................................  $82,953,633
                                                              ===========

     Tranches A, B and D were collateralized by the rights in the trusts which own the land on which effectively all the Company's operations are located, as discussed above. The debt agreements also included restrictive covenants relating to, among other things, maximum leverage, minimum net worth, and payments of dividends.

     Substantially all office furniture and equipment and inventories as well as the shares of the Company's subsidiaries collateralized these bank loans.

6. RELATED PARTY TRANSACTIONS AND AGREEMENTS

OTHER NOTES PAYABLE

     At August 18, 1997, the Company had a $1,150,000 note payable to C.R. Management Company (a shareholder) which accrued interest at 8%. The note plus accrued interest was paid in full in December 1997.

AGREEMENTS

     In connection with the Purchase Transactions, the Company and Starwood entered into various operating agreements related to the joint operation and ownership of certain common facilities at the Combined Resorts. Starwood has rented specified rooms at two of the Company's Regina Resorts for a one-year period ending August 18, 1998 for $1,250,000 which is being recognized into income along with related fees of $1,950,000 over the term of the agreements. The operating agreements provide for certain operating standards at the Combined Resorts and prohibit the Company from renting vacant vacation ownership units on a transient basis. The Company will be liable for significant penalties should it violate certain provisions of these operating agreements.

     In connection with the sale of the Westin Hotels to Starwood as discussed in Note 1, the Company entered into an agreement with Starwood which provided the Company with a retained economic interest in the future cash flows of the hotels in excess of defined levels. This agreement provides, among other things, for the Company to receive 20% of the cash flow, as defined, including cash flow from any future refinancing and/ or sale of the hotel facilities. The Company is to provide certain strategic advisory services to Starwood which will involve minimal cost to the Company. The Company has allocated a value of $4,000,000 to this retained interest in the balance sheet (under the caption Retained interest in hotel cash flows) based on discounted estimated future cash flows to be received by the Company.

7. SHAREHOLDERS' (DEFICIT) INVESTMENT AND A SUBSEQUENT EXCHANGE OF SHAREHOLDER LOANS FOR PREFERRED STOCK

                      RAINTREE RESORTS INTERNATIONAL, INC.

PREFERRED STOCK


     On May 20, 1997, the Company obtained a loan from Starwood Capital of $750,000 which included warrants for the issuance of 2,000,000 shares of common stock at no exercise price. The Company determined that the value of the warrants on the date of issue was nominal. Accordingly, no debt discount was recorded in connection with the borrowing. The Company had obtained additional shareholder loans of $3,000,000 which were subordinated to other indebtedness and provided for interest to accrue at the annual rate of 16.5%. On October 29, 1997, the shareholders waived all interest and exchanged the $3,750,000 of total shareholder loans for 37,500 shares of Class A Preferred Stock which provide for preferential annual dividends of $618,750 (16.5% of $3,750,000), accruing from and after August 18, 1997. The dividend rate shall be 20% after August 18, 2002. Cumulated dividends accrue dividends at the rate of 12% per year. Cumulative unpaid dividends totalled $232,031 and 368,719 at December 31, 1997 and March 31, 1998, respectively. No cash dividends are required to be paid prior to an initial public offering of the Company's common stock or the sale of the Company. Under the Class A Preferred, upon an initial public offering or stock merger by the Company, the Company may force the redemption of all cumulated dividends in exchange for either cash or stock of the Company valued at 85% of the IPO price or 100% of the merger consideration value, as the case may be. Furthermore, in such event, the holders of the Class A Preferred have the right to convert the liquidation preference of each share of Class A Preferred into stock of the Company valued at 85% of the IPO price or 100% of the merger consideration value, as the case may be.


     So long as any shares of the Class A Preferred are outstanding, no dividend is permitted to be declared or paid or set apart for payment on any other series of stock ranking on a parity with the Class A Preferred as to dividends, unless all unpaid dividends on the Class A Preferred are paid. Furthermore, if all accrued dividends on the Class A Preferred Stock have not been paid, the Company is not permitted to declare or pay or set apart for payment any dividends or make any other distributions on its Common Stock or any other class of stock or series thereof of the Company ranking, as to distributions in the event of a liquidation, dissolution or winding up of the Company, voluntary or involuntary (a "Liquidation"), junior to the Class A Preferred until such dividends on the Class A Preferred and any redemption obligations due and owing under the Certificate of Designations governing the Class A Preferred (the "Certificate of Designation") have been paid. Upon any Liquidation of the Company, the holders of the Class A Preferred are entitled to receive, out of assets of the Company which remain after satisfaction in full of all valid claims of creditors of the Company and which are available for payment to stockholders, and subject to the rights of the holders of any stock of the Company ranking senior to or on a parity with the Class A Preferred in respect of distributions upon Liquidation, before any amount shall be paid to or distributed among the holders of Common Stock or any other shares ranking junior to the Class A Preferred in respect of distributions upon Liquidation, liquidating distributions per share of the Class A Preferred in the amount of $100 per share, plus an amount equal to the accrued and unpaid dividends thereon. Preferred shares also provide that dividends will accrue monthly whether paid currently or not. Dividends may be paid by the Company, at its option in shares of common stock. The Class A Preferred Stock is redeemable at the Company's option and is convertible at the holders option into shares of common stock.

1997 LONG TERM INCENTIVE PLAN

     On August 18, 1997, the Board of Directors and the Company's stockholders approved the Company's 1997 Long Term Incentive Plan (the Plan). The purpose of the Plan is to provide directors, officers, key employees, consultants and other service providers with additional incentives by increasing their ownership interest in the Company. Individual awards under the Plan may take the form of one or more of (i) either incentive stock options or non-qualified stock options; (ii) stock appreciation rights; (iii) restricted or deferred stock;
(iv) dividend equivalents and (v) other awards not otherwise provided for, the value of which is based in whole or in part upon the value of the common stock.

                      RAINTREE RESORTS INTERNATIONAL, INC.

7. SHAREHOLDERS' (DEFICIT) INVESTMENT AND A SUBSEQUENT EXCHANGE OF SHAREHOLDER LOANS FOR PREFERRED STOCK -- (CONTINUED)
     The maximum number of shares of common stock that may be subject to outstanding awards, determined immediately after the grant of any award, may not exceed the greater of 808,000 shares or 8% of the aggregate number of shares of common stock outstanding.

     As of December 31, 1997, stock options covering 163,000 common shares had been granted under this plan with an exercise price of $5.00 to $7.00 per common share representing the fair value, as determined by the Board of Directors, at the date of grant. These options are generally exercisable over a period of ten years from the date of grant.

1997 NON-EMPLOYEE DIRECTORS' STOCK PLAN

     The Company's 1997 Non-Employee Directors' Stock Plan, which was adopted by the Board of Directors provided for an automatic annual grant to each non-employee director of an option to purchase 5,000 shares at each annual meeting of shareholders thereafter at which such director is re-elected or remains a director, unless such annual meeting is held within three months of such person's initial election as a director. All options will have an exercise price per share equal to the fair market value of the Common Stock, as determined by the Board of Directors, on the date of grant and are immediately vested and expire on the earlier of ten years from the date of grant or one year after termination of service as a director.

     As of December 31, 1997 and March 31, 1998, no options had been granted under this plan.

OTHER


     On August 15, 1997, the Company issued stock options covering 100,000 shares of Common Stock to the Company's president at an agreed upon exercise price of $2 per share, which management believes was not less than the estimated fair market value of the common stock on the date of grant. A total of 20,000 of these options vested immediately; the remainder vest at the rate of 20,000 per year for four years.


     As allowed by Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" (FAS 123), the Company has elected to continue to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) in accounting for its stock option plans. Under APB 25, the Company does not recognize compensation expense on the issuance of its stock options because the option terms are fixed and the exercise price equals the market price of the underlying stock on the grant date. As required by FAS 123, the Company has determined the pro forma information as if the Company had accounted for stock options granted since January 1, 1995, under the fair value method of FAS 123. The Black-Scholes option pricing model was used with the following weighted-average assumptions; risk-free interest rate of 7%; dividend yield of 0%; expected Common Stock market price volatility factor of .001; and a weighted-average expected life of the options of five years. The weighted-average fair value of options granted in 1997 was not material. Therefore, the pro forma effect of these options on operations basic and diluted earnings per share was not material.

     In connection with the Senior Note Offering, the Company agreed to issue Initial Purchaser Warrants to the Initial Purchaser. The number of shares of Common Stock to be issued upon exercise of the Initial Purchaser Warrants will be determined pursuant to a formula. Such formula currently results in the Initial Purchaser having a warrant to purchase 571,429 shares of Common Stock with an exercise price of $7.00 per share.

                      RAINTREE RESORTS INTERNATIONAL, INC.

8. INCOME TAXES

     The Company, a Nevada corporation, will file an annual U.S. Federal income tax return. The Company incurred net losses for the period ended December 31, 1997 in Mexico as well as the United States. Accordingly no provision for income taxes was made during 1997.

     For the period ended December 31, 1997, the Mexican subsidiaries of the Company will file separate Mexican income tax returns. An application has been made to file certain of the income tax returns of the Company's Mexican operations on a consolidated basis beginning in 1998.

     In connection with the Purchase Transactions of August 18, 1997, the Company and Starwood were allocated a portion of the net operating losses of the Predecessor Businesses. The Company anticipates that it has received approximately $60 million of Mexican net operating losses, which will begin to expire in the year 2000 as follows: 2000 -- $2,500,000, 2001 -- $9,000,000,
2002 -- $14,300,000, 2003 -- $33,600,000, and the remainder through the year
2005. For financial statement purposes, a valuation allowance of $20 million has been recognized to offset the estimated $20 million of deferred tax assets related to those carryforwards.

     The U.S. Federal income tax regulations may, under certain circumstances cause income transactions in Mexico to give rise to U.S. income taxes. Subject to an adjustment for foreign tax credits. The Company's Mexican operations subsequent to August 18, 1997 have resulted in cumulative losses and no provision for U.S. income taxes is necessary for the periods ended December 31, 1997 and March 31, 1998.

9. CONTINGENCIES AND COMMITMENTS

     As of November 17, 1994, Club Regina, S.A. de C.V., currently a wholly owned subsidiary of the Company, applied to the Mexican tax authorities to reconfirm that the sale of Class B shares, which give a Member, after paying an annual service fee, the right to use certain Vacation Intervals, is a tax free event with respect to Mexican value added taxes. On February 9, 1995, the tax authorities concluded that the Predecessor Businesses should pay Mexican value added tax regarding its sales of Class B shares. On February 19, 1997, the attorneys for the Company received an informal letter from the Quinta Sala Regional Metropolitana de la Federacion (the Fifth Federal Metropolitan Regional Tax Court) stating that the Company was not required to pay Mexican value added taxes on sales of Class B shares. Consistent with this letter, the Company did not collect and remit value added taxes on the sale of Class B shares. In December, 1997, amendments to Mexico's value added tax laws were enacted which subject sales of vacation intervals such as those sold by the Company to a value added tax of approximately 10% in Cancun and Los Cabos and 15% in other Mexican locations.

     The Company is subject to various claims arising in the ordinary course of business, and is a party to various legal proceedings which constitute ordinary routine litigation incidental to the Company's business. In the opinion of management, all such matters are either adequately covered by insurance or are not expected to have a material adverse effect on the Company.

     The Company has agreed to pay an investment banking firm a fee for general financial advice of $125,000 monthly for the period August 1997 through June 15, 1998. This fee has been charged to expense in the periods that the services were rendered and at December 31, 1997 the remaining prepaid financial advisory fee of $687,500 was included in prepaid assets.

     The agreement with the investment banking firm provides that if the Company completes an initial public offering of its common stock, the Company will be required to issue to that firm warrants to purchase 400,000 shares of the common stock of the Company. The warrants will have a term of 5 years and an exercise price of 120% of the initial public offering price.

                      RAINTREE RESORTS INTERNATIONAL, INC.

9. CONTINGENCIES AND COMMITMENTS -- (CONTINUED)
     The Company leases administrative and sales office space and certain equipment under noncancellable lease agreements. Total rent expense for the year ended December 31, 1997 was approximately 317,000. These operating leases expire in various years in the future. Some of these leases may be renewed. Future minimum payments under all of the Company's noncancellable operating leases with initial terms of one year or more were as follows at December 31, 1997:

1998........................................................  $1,649,834
1999........................................................   1,242,473
2000........................................................   1,003,072
2001........................................................     566,890
2002........................................................     521,146
                                                              ----------
Total.......................................................  $4,983,415
                                                              ==========

10. SUBSEQUENT EVENTS

ACQUISITIONS -- The Company has executed a letter of intent to acquire the land and facilities of the Villa Vera Hotel & Racquet Club (the "Villa Vera") for $4.5 million. The Villa Vera is in Acapulco, Mexico and has 74 hotel units, 57 of which the Company plans to convert into vacation ownership units that should increase the Company's inventory by approximately 4,000 Vacation Intervals. These Vacation Intervals are expected to be priced on average slightly lower than the Company's intervals at the current Regina Resorts. The Company estimates this conversion will cost $2.5 million. Closing of this acquisition is expected in May 1998. The Villa Vera has been operating on a limited basis during the year ended December 31, 1997 and its unaudited revenues and net loss for 1997 were approximately $400,000 and $400,000 respectively.

LINES OF CREDIT -- On March 27, 1998, the Company received approval from Bancomer of a new $20 million line of credit which would expire March 2002. This line of credit is subject to negotiation of final documentation. Under the approved line of credit, all borrowings and interest will be payable in U.S. dollars. Loans under the line will be secured by a portion of the present and future accounts receivable of an indirect wholly-owned subsidiary (CR Resorts Puerto Vallarta). In order to activate the approved line of credit, the Company will be required to pay the bank a one time fee for this line of credit.

LOAN -- The Company has also received approval from Bancomer for credit of $6.0 million loan. This approved loan would require that borrowings be used to complete the purchase of the Villa Vera and for the conversion cost of 62 units into vacation ownership units. This loan will be secured by a Mortgage Trust on the Villa Vera property and by a guarantee of an indirect wholly-owned subsidiary (CR Resorts Puerto Vallarta). In order to activate the approved loan, the Company will be required to pay the bank a one time nominal fee for this loan.

AMENDMENT TO MEXICAN VALUE ADDED TAX LAW -- In December 1997, the Mexican Value Added Tax Law was amended to make all vacation ownership operations, regardless of the structure subject to the Value Added Tax, effective January 1, 1998. This would have caused a new Company member to pay 10 to 15% more for each vacation interval depending on the sales location. In response to these events, the Company decreased its Vacation Interval prices on an average of five percent to compensate in part for the tax charged to the customer. The Company will benefit, however, from the fact that the Company is now able to recover all of the Value Added Tax paid as part of the marketing efforts to sell the Vacation Intervals. The Company believes that because of these changes in the tax law it will be able to reduce foreign tax expenses equivalent to six percent of the revenue from the sale of Vacation Intervals.


ACQUISITION OF REMAINDER COMPANY-- On June 30, 1998, a subsidiary of the Company made a $10,000 payment to reacquire the Remainder Company from a charitable institution by voiding the original

                      RAINTREE RESORTS INTERNATIONAL, INC.

contribution, and assigned the related proportional Remainder Interests to the purchasers of all Vacation Intervals from August 19, 1997.



NEW PRODUCT STRUCTURE -- Effective July 1, 1998, the Company put into effect a new product structure to sell its Vacation Intervals under a right-to-use membership sold by either the Los Cabos or Cancun based subsidiaries entitling owners to a 50-year contractual right to use Vacation Interval units. This right includes the right to participate either in (i) an extension of the contractual right to use if practicable under Mexican law or (ii) the proceeds from the sale of the Los Cabos, Cancun and Puerto Vallarta Resorts in 2047. From March 13, 1998 through June 30, 1998, the Company had in effect a new product structure to sell its Vacation Intervals under a right-of-use membership sold by either the Los Cabos or the Cancun based subsidiaries, thus subject to a rate of 10% for the Value Added Tax. This new membership has a term of 50 years instead of the 30 years which applied under the prior marketing structure. On the same date, an increase in the prices of the Vacation Intervals of 8.8 percent on average was announced. In the opinion of management, these changes in product structure and the actions taken to adjust prices will enable the Company to offset the loss of revenue resulting from price adjustments following the Value Added Tax law changes.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Shareholder
CR Resorts Capital, S. de R.L. de C.V.

     We have audited the accompanying consolidated balance sheets of CR Resorts Capital, S. de R.L. de C.V. (Capital) as of December 31, 1997 and August 18, 1997 and the related consolidated statements of income and retained earnings and cash flows for the period August 19, 1997 (inception) through December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CR Resorts Capital, S. de R.L. de C.V. at December 31, 1997 and August 18, 1997 and the consolidated results of their operations and their cash flows for the period August 19, 1997 (inception) through December 31, 1997 in conformity with generally accepted accounting principles.

                                          LOGO
Miami, Florida
March 20, 1998,

  except for the first and second
  paragraphs of Note 6
  as to which the date is
  March 27, 1998 and the
  last paragraph of Note 6
  as to which the date is
  June 30, 1998

                CR RESORTS CAPITAL, S. DE R.L. DE C.V. (CAPITAL)
                      (A WHOLLY OWNED FINANCE SUBSIDIARY)

                          CONSOLIDATED BALANCE SHEETS

                                                      AUGUST 18,    DECEMBER 31,    MARCH 31,
                                                         1997           1997           1998
                                                      -----------   ------------   ------------
                                                                                   (UNAUDITED)
ASSETS
  Cash..............................................  $       385   $      8,010   $      5,226
  Loans and related accrued interest receivable from
     affiliates.....................................   86,703,633     91,960,716     97,329,351
  Assets held for sale representing Remainder
     Interests......................................    1,600,000             --             --
  Deferred loan costs, net of accumulated
     amortization of $58,446 and $266,782 at
     December 31, 1997 and March 31, 1998,
     respectively...................................           --      7,113,570      6,905,019
  Other assets......................................           --         99,111        106,040
                                                      -----------   ------------   ------------
Total assets........................................  $88,304,018   $ 99,181,407   $104,345,636
                                                      ===========   ============   ============
LIABILITIES AND SHAREHOLDER'S INVESTMENT
  Accrued expenses..................................  $        --   $     32,107   $         --
  Due to Raintree Resorts International, Inc.
     (Ultimate Parent)..............................           --     15,564,508     17,299,081
  Notes payable to a bank...........................   82,953,633      1,000,000      1,000,000
  Senior Notes due 2004, bearing interest at 13%,
     net of unamortized original issue discount of
     $8,298,023 and $7,998,095 at December 31, 1997
     and March 31, 1998, respectively...............           --     81,701,977     82,001,905
  Accrued interest payable..........................           --        881,110      3,915,251
  Notes payable to Shareholders of Raintree Resorts
     International, Inc.............................    3,750,000             --             --
  Note payable to Capital's parent..................    1,600,000             --             --
                                                      -----------   ------------   ------------
Total liabilities...................................   88,303,633     99,179,902    104,216,237
SHAREHOLDER'S INVESTMENT
  Capital stock.....................................          385            385            385
  Retained earnings.................................           --          1,320        129,014
                                                      -----------   ------------   ------------
          Total shareholder's investment............          385          1,705        129,399
                                                      -----------   ------------   ------------
Total liabilities and shareholder's investment......  $88,304,018   $ 99,181,407   $104,345,636
                                                      ===========   ============   ============

                            See accompanying notes.

                CR RESORTS CAPITAL, S. DE R.L. DE C.V. (CAPITAL)
                      (A WHOLLY OWNED FINANCE SUBSIDIARY)

            CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                               FOR THE PERIOD        FOR THE
                                                               AUGUST 19, 1997     THREE MONTHS
                                                                   THROUGH            ENDED
                                                              DECEMBER 31, 1997   MARCH 31, 1998
                                                              -----------------   --------------
                                                                                   (UNAUDITED)
Revenues, representing interest and related fees charged to
  affiliates................................................     $4,033,454         $4,088,259
EXPENSES:
  Interest expense on bank loans and Senior Redeemable
     Notes..................................................      3,794,187          3,431,410
  Interest expense on notes payable to the Ultimate
     Parent.................................................        109,359             92,261
  Amortization of deferred loan costs.......................         58,446            208,551
  General and administrative, including $50,000 of
     management fees charged by an affiliate for accounting
     and administrative services for the periods ended
     December 31, 1997 and March 31, 1998...................         60,256             49,026
  Exchange and translation loss, net........................          9,886            179,317
                                                                 ----------         ----------
                                                                  4,032,134          3,960,565
                                                                 ----------         ----------
  Net income................................................          1,320            127,694
  Retained earnings at beginning of period..................             --              1,320
                                                                 ----------         ----------
  Retained earnings at end of period........................     $    1,320         $  129,014
                                                                 ==========         ==========

                            See accompanying notes.

               C.R. RESORTS CAPITAL, S. DE R.L. DE C.V. (CAPITAL)
                      (A WHOLLY OWNED FINANCE SUBSIDIARY)

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                              FOR THE PERIOD FROM
                                                                AUGUST 19, 1997       FOR THE THREE
                                                                    THROUGH            MONTHS ENDED
                                                               DECEMBER 31, 1997      MARCH 31, 1998
                                                              --------------------    --------------
                                                                                       (UNAUDITED)
OPERATING ACTIVITIES
  Net income for the period.................................      $      1,320         $    127,694
  Adjustments to reconcile net income to net cash used in
     operating activities:
     Amortization and accretion of debt discount............           158,442              508,479
  Changes in operating assets and liabilities
  Other assets..............................................           (99,111)              (6,929)
  Due to affiliates.........................................         3,416,509            1,734,573
  Due from affiliates.......................................        (5,257,083)          (5,368,635)
  Accrued expenses and accrued interest.....................           913,217            3,002,034
                                                                  ------------         ------------
  Net cash used in operating activities.....................          (866,706)              (2,784)
INVESTING ACTIVITIES
  Loans to affiliates.......................................       (86,703,633)
                                                                  ------------
Cash used in investing activities...........................       (86,703,633)
FINANCING ACTIVITIES
  Capital contributions.....................................               385
  Proceeds from shareholder loans and loans from
     affiliates.............................................         3,750,000
  Proceeds from issuance of notes payable to a bank in
     connection with the Purchase Transactions..............        82,953,633
  Repayment of Bank loans...................................       (82,953,633)
  Proceeds from issue of $90,000,000 of Senior Notes........        86,400,000
  Payments for debt issuance costs..........................        (3,572,036)
  Proceeds from a bank loan.................................         1,000,000
                                                                  ------------
  Net cash provided by financing activities.................        87,578,349
  Cash of beginning of period...............................                                  8,010
                                                                  ------------         ------------
Cash at end of period.......................................      $      8,010         $      5,226
                                                                  ============         ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid during the period for interest..................      $  2,913,077
                                                                  ============
NON-CASH FINANCING ACTIVITIES
  Increase in due to affiliate resulting from debt
     discount...............................................      $  8,397,999
                                                                  ============

                            See accompanying notes.

                     CR RESORTS CAPITAL, S. DE R.L. DE C.V.
                      (A WHOLLY OWNED FINANCE SUBSIDIARY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                DECEMBER 31, 1997 AND MARCH 31, 1998 (UNAUDITED)

1. ORGANIZATION

     CR Resorts Capital, S. de R.L. de C.V. (Capital), which is 100% owned by Canarias Future SRL, a wholly-owned subsidiary of Raintree Resorts International, Inc. (formerly Club Regina Resorts, Inc.) (the Ultimate Parent), was formed in August, 1997 for purposes of obtaining financing of the Ultimate Parent's Mexican operations.

     On August 18, 1997, the Ultimate Parent purchased all of the stock of Desarrollos Turisticos Regina S. de R.L. de C.V. and its subsidiaries (the Predecessor Businesses). Contemporaneous with the purchase, the real property was segregated into condominium regimes so that the Regina Resorts and Westin Hotels would be able to be owned by separate companies. The Westin Hotels were then sold to SLT Realty Limited Partnership, an affiliate of Starwood Capital Group, L.L.C. (Starwood). These transactions are referred to herein as the Purchase Transactions.

     On August 18, 1997, Capital obtained bank loans aggregating $82,953,633 as well as other related party loans which were used to make loans to the operating subsidiaries of the Ultimate Parent. See Note 4.

     On December 5, 1997, Capital and its Ultimate Parent jointly issued $100,000,000 of Senior Notes due December 1, 2004 and Capital recorded $90,000,000 of such debt along with the related deferred loan costs of $7,506,597. The Ultimate Parent also issued warrants to the Noteholders to purchase 1,869,962 common shares. These warrants were estimated to have a value of $4.99 per warrant or $9,331,110 in total. This amount was recorded as an increase in shareholders' investment by the Ultimate Parent and as original issue discount in the amount of $8,397,999 on Capital's balance sheet. The original issue discount is being amortized to expense over the warrant exercise period of 84 months. Substantially, all of the net proceeds of the Senior Note offering were used to repay the outstanding loans and related accrued interest payable by Capital to its lender bank (Bancomer).

     The Senior Notes are payable in US Dollars and bear interest at 13% with interest payable semi-annually on June 1st and December 1st. The Notes are general unsecured obligations of the Issuers.

     The indenture pursuant to which the Notes were issued (the "Indenture") contains certain covenants that, among other things, limit the ability of the Issuers to incur additional Indebtedness and issue preferred stock, pay dividends or make other distributions, repurchase Equity Interests (as defined) or Subordinated Indebtedness, create certain liens, enter into certain transactions with affiliates, sell assets of the Issuers, issue or sell Equity Interests of the Ultimate Parent's subsidiaries, or enter into certain mergers and consolidations. In addition, under certain circumstances, the Issuers will be required to offer to purchase the Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, with the proceeds of certain Asset Sales (as defined).

     Any payments (interest or principal) in respect of the Notes will be made free and clear of and without any withholding or deduction for or on account of any present or future taxes, duties, levies, imposts, assessments or other governmental charges of whatever nature imposed or levied by or on behalf of Mexico or any subdivision thereof or by any authority or agency therein or thereof having power to tax ("Taxes"), unless such Taxes are required by law, rule or regulation or by the interpretation or administration thereof to be withheld or deducted, in which case, subject to certain exceptions, the Issuers will pay such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by holders (the "Holders") of the Notes (including Additional Amounts) after such withholding or deduction will not be less than the amount that would have been received in the absence of such withholding or deduction.

                     CR RESORTS CAPITAL, S. DE R.L. DE C.V.
                      (A WHOLLY OWNED FINANCE SUBSIDIARY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DEFERRED LOAN COSTS

     The costs incurred in connection with the issue of the Senior Notes, due 2004, have been deferred in the balance sheets and are being amortized over the seven year term of these Senior Notes using the interest method.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION AND TRANSLATION POLICY

     The consolidated balance sheet at August 18, 1997 includes the accounts of Capital and its wholly owned subsidiary. As of December 31, 1997, Capital's subsidiary, which held the amended trust rights to use the Regina Resort facilities after August 18, 2047, was contributed to a charitable foundation and its remaining net book value ($10,000) was charged to general and administrative expense. All significant intercompany balances have been eliminated in consolidation. The accounts of Capital are maintained in Mexican Pesos which are translated to US Dollars for financial reporting purposes in accordance with Statement of Financial Accounting Standards No. 52 Foreign Currency Translation using the US Dollar as the functional currency. Exchange gains and losses as well as translation gains and losses are reported in income and expense. The resulting net gain for the period August 19, 1997 through December 31, 1997 and for the three months ended March 31, 1998 was approximately $9,900 and $179,300, respectively.

QUARTERLY FINANCIAL STATEMENTS

     The unaudited condensed consolidated financial statements at March 31, 1998 and for the three months ended then ended do not include all disclosures provided in the December 31, 1997 consolidated financial statements. These financial statements should be read in conjunction with the accompanying audited consolidated financial statements and the footnotes thereto. Results for the three months ended March 31, 1998 are not necessarily indicative of the results to be expected for the year ending December 31, 1998. However, the accompanying financial statements reflect all adjustments which are, in the opinion of management, of a normal and recurring nature necessary for a fair presentation of the financial position and results of operations and cash flows of the Company. Unless otherwise stated, all information subsequent to December 31, 1997 is unaudited.

3. LOANS RECEIVABLE FROM AFFILIATES

     Loans receivable from Affiliates are payable in US Dollars upon demand and bear interest at 16%.

     Loans receivable from affiliates and associated interest income are eliminated in the consolidation of Capital into the consolidated financial statements of the Ultimate Parent.

                     CR RESORTS CAPITAL, S. DE R.L. DE C.V.
                      (A WHOLLY OWNED FINANCE SUBSIDIARY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

4. NOTES PAYABLE TO A BANK

     The note payable to a bank at December 31, 1997 represented a $1,000,000 loan with interest at 11% per annum which was initially due on January 19, 1998 and has been extended to April 19, 1998. This note and the related interest is payable in U.S. dollars.

     Notes payable to a bank at August 18, 1997 consisted of the following. These loans were paid in full on December 5, 1997 from the proceeds of the Senior Note Offering.

TRANCHE A:
Promissory note payable, denominated in U.S. dollars,
  interest payable quarterly at 11% with quarterly principal payments based on the rates at which down payments are
  made on the Ultimate Parent's Vacation Intervals and
  Vacation Interval receivables collections are received by
  the Company, maturing on August 18, 2003..................  $45,000,000
TRANCHE B:
Promissory note payable, denominated in U.S. dollars,
  interest payable quarterly at 10% through August 18, 1999, and thereafter at 11% with quarterly principal payments of principal payments based on the rates at which down
  payments are made on the Ultimate Parent's Vacation
  Intervals and Vacation Interval receivables collections
  are received by the Company, maturing on August 18,
  2003......................................................   17,453,633
TRANCHE C:
Promissory note payable, denominated in U.S. dollars,
  interest payable quarterly at 10%, due in August 1999,
  secured by the Company's property in Cozumel with a
  carrying value of $12,000,000 and the stock of one of the
  Company's subsidiaries, which holds this property.........    8,000,000
TRANCHE D:
Promissory note payable, denominated in U.S. dollars,
  interest payable quarterly at 10%, due December 18,
  1998(B)...................................................   12,500,000
                                                              -----------
                                                              $82,953,633
                                                              ===========

5. NOTES PAYABLE TO RELATED PARTIES

     At both August 18, 1997, December 31, 1997 and March 31, 1998, Capital had $3.75 million of notes payable to the Ultimate Parent which bear interest at 16% and are payable upon demand. At August 18, 1997 Capital had $1,600,000 of notes payable to its immediate parent which financed Capital's initial investment in the Remainder Interests. On December 31, 1997, this loan had been liquidated and the restated Remainder Interests, which value was reduced to $10,000 due to the changes in the trusts which delayed the Remainder Interests effective date by 20 years, were contributed to an unaffiliated charitable foundation.

     Notes payable to related parties and the associated interest expense are all payable in U.S. dollars and have been eliminated in the consolidation of Capital into the consolidated financial statements of the Ultimate Parent.

6. SUBSEQUENT EVENTS

     On March 27, 1998, Capital received approval from Bancomer, of a new $20 million line of credit which would expire March 2002. This line is subject to negotiation of final documentation. Under the approved line of credit all borrowings and interest under the line will be payable in U.S. dollars. Loans under the line will be

                     CR RESORTS CAPITAL, S. DE R.L. DE C.V.
                      (A WHOLLY OWNED FINANCE SUBSIDIARY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

6. SUBSEQUENT EVENTS -- (CONTINUED)
secured by a portion of the present and future accounts receivable of an indirect wholly-owned subsidiary, CR Resorts Puerto Vallarta, S. de R.L. de C.V. ("CRPV"). In order to activate the approved line of credit, the Company will be required to pay the bank a one time nominal fee for this line of credit.

     Capital has also received approval from Bancomer for a $6.0 million loan. This approved loan would require that borrowings be used to complete the purchase of the Villa Vera Hotel & Racquet Club (Villa Vera) for $4.5 million and finance a portion of the conversion cost of some of the hotel units into 37 vacation ownership units. This loan will be secured by a Mortgage Trust on the Villa Vera property and by a guarantee of CRPV. In order to activate the approved loan, Capital will be required to pay the bank a one time nominal fee for this loan.


     On June 30, 1998, Capital made a $10,000 payment to reacquire the Remainder Company from a charitable institution by voiding the original contribution, and assigned the related proportional Remainder Interests to the purchasers of all Vacation Intervals from August 19, 1997.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Desarrollos Turisticos Bancomer, S.A. de C.V.
Mexico City

     We have audited the accompanying consolidated statements of operations and cash flows of Desarrollos Turisticos Bancomer, S.A. de C.V. and Subsidiaries (the "Company"), for the years ended December 31, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated statements of operations and cash flows referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Desarrollos Turisticos Bancomer, S.A. de C.V. and Subsidiaries for the years ended December 31, 1996 and 1995 in conformity with generally accepted accounting principles.


                                                  /s/ERNST & YOUNG LLP


Houston, Texas
June 5, 1997, except for Note 8
  as to which the date is August 18, 1997

         DESARROLLOS TURISTICOS BANCOMER, S.A. DE C.V. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                          YEAR ENDED DECEMBER 31,      THREE MONTHS
                                                          ------------------------        ENDED
                                                             1995          1996       MARCH 31, 1997
                                                          ----------    ----------    --------------
                                                                                       (UNAUDITED)
Revenue:
Vacation interval sales.................................   $ 25,034      $ 37,263        $14,150
Less: amounts deferred to future periods................    (24,461)      (36,435)       (13,984)
Add: amounts recognized from prior sales................      1,131         2,039            660
                                                           --------      --------        -------
                                                              1,704         2,867            826
Interest income on contracts receivable.................      1,839         3,294          1,385
Rental of unsold units..................................      2,043         2,898          2,130
Maintenance fee income..................................      2,062         2,599          1,713
Other...................................................        690           760            225
                                                           --------      --------        -------
          Total revenue.................................      8,338        12,418          6,279
Operating expenses:
Commissions paid to salespeople.........................      4,919         7,108          2,474
Less amounts deferred to future periods.................     (4,824)       (5,807)        (2,047)
Add amounts recognized from prior sales.................        178           303            126
Maintenance of unsold units.............................        189           188             47
                                                           --------      --------        -------
          Operating expenses, net.......................        462         1,792            600
                                                           --------      --------        -------
Gross profit............................................      7,876        10,626          5,679
                                                           --------      --------        -------
Advertising, sales, and marketing.......................      4,128         3,829          1,681
General and administrative..............................      6,637         5,400          2,696
Maintenance.............................................      2,994         3,610          1,384
Interest expense........................................      3,884         3,108          1,480
                                                           --------      --------        -------
Exchange losses (gains), net............................      2,464          (351)            75
          Loss from continuing operations before
            taxes.......................................    (12,231)       (4,970)        (1,637)
Income taxes............................................         79            --             --
Other taxes.............................................      3,277         3,312            538
                                                           --------      --------        -------
          Net (loss) income from continuing
            operations..................................    (15,587)       (8,282)        (2,175)
Discontinued hotel operations:
(Loss) income from operations (less tax expense of
  $1,321 in 1996 and $1,938 in 1995 and $676 for the
  three months ended March 31, 1997)....................     (1,592)        6,537          5,228
                                                           --------      --------        -------
          Net (loss) income.............................   $(17,179)     $ (1,745)       $ 3,053
                                                           ========      ========        =======

                            See accompanying notes.

         DESARROLLOS TURISTICOS BANCOMER, S.A. DE C.V. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                       THREE MONTHS
                                                             YEAR ENDED DECEMBER 31,      ENDED
                                                             -----------------------    MARCH 31,
                                                                1995         1996          1997
                                                             ----------    ---------   ------------
                                                                                       (UNAUDITED)
OPERATING ACTIVITIES
Net (loss) income..........................................   $(17,179)     $(1,745)     $ 3,053
Changes in operating assets and liabilities:
  Accounts receivable......................................      2,971       (1,508)        (437)
  Contracts receivable.....................................     (9,328)      (7,024)      (3,705)
  Inventory................................................        142         (154)        (272)
  Taxes to be recovered....................................        728       (1,299)
  Deferred costs...........................................     (2,010)      (5,504)      (1,921)
  Other assets.............................................      1,713         (714)      (3,069)
  Accounts payable.........................................     (1,579)         218        2,594
  Reservations deposits....................................        423           59        2,425
  Other liabilities........................................      7,346       (2,271)         344
  Unearned deposits........................................         --        1,030       (1,030)
  Deferred revenue.........................................     12,435       31,100       11,201
  Assets/liabilities of discontinued hotel operations......      3,723       (4,824)      (5,707)
                                                              --------      -------      -------
Net cash (used in) provided by operating activities........       (615)       7,364        3,476
INVESTING ACTIVITIES
(Acquisition) sale of property, plant, and equipment.......      4,489       (2,565)        (261)
FINANCING ACTIVITIES
Proceeds from (payments on) notes payable to related
  parties..................................................     (3,216)      50,112       (1,514)
Distribution to stockholders...............................         --      (54,620)          --
                                                              --------      -------      -------
Net cash used in financing activities......................     (3,216)      (4,508)      (1,514)
Increase in cash and cash equivalents......................        658          291        1,701
Cash and cash equivalents at beginning of period...........      1,614        2,272        2,563
                                                              --------      -------      -------
Cash and cash equivalents at end of period.................   $  2,272      $ 2,563      $ 4,264
                                                              ========      =======      =======
SUPPLEMENTAL DISCLOSURES
Interest paid..............................................   $ 10,640      $ 7,725      $   718
Income and asset taxes paid................................   $  3,048      $ 2,138      $ 1,331
                                                              ========      =======      =======

                            See accompanying notes.

         DESARROLLOS TURISTICOS BANCOMER, S.A. DE C.V. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Prior to August 18, 1997, Desarrollos Turisticos Bancomer, S.A. de C.V. (the "Company"), was a wholly owned subsidiary of Bancomer, S.A. de C.V. ("Bancomer"), a Mexican banking and financial services institution. The Company owns and operates certain hospitality assets of Bancomer, which comprise primarily deluxe resort hotels and vacation ownership properties in Cancun, Puerto Vallarta, and Cabo San Lucas, Mexico. The Company's principal operations consist of (1) developing and acquiring hotel and vacation ownership resorts,
(2) marketing and selling vacation intervals at its resorts, (3) providing consumer financing for the purchase of vacation intervals at its resorts, and
(4) managing the operations of its resorts.

     The consolidated financial statements include the accounts of Desarrollos Turisticos Bancomer, S.A. de C.V., and all of its majority owned subsidiaries, which are listed below:

          Club Regina, S.A. de C.V.

          Servicios Turisticos Integrales Cobamex, S.A. de C.V.

          Corporacion Habitacional Mexicana, S.A. de C.V.

          Corporacion Mexitur, S.A. de C.V.

          Promotora y Desarrolladora Pacifico, S.A. de C.V.

          Promotora Turistica Nizuc, S.A. de C.V.

          Desarrollos Turisticos Integrales Cabo San Lucas, S.A. de C.V.

          Desarrollos Turisticos Integrales de Cozumel, S.A. de C.V.

     All significant intercompany balances and transactions have been eliminated.

TRANSLATION OF FOREIGN CURRENCY

     The Company maintains its accounting records and prepares its financial statements for domestic purposes in Mexican pesos. The balance sheet accounts of the Mexican subsidiaries have been remeasured into U.S. dollars in accordance with Statement of Financial Accounting Standards (SFAS) No. 52, Foreign Currency Translation. The Company's stated sales prices are dollar denominated as are a significant amount of its Vacation Interval contracts receivable. Additionally, the Company's debt is US Dollar denominated. Accordingly, the Mexican Pesos are translated to US Dollars for financial reporting purposes in using the US Dollar as the functional currency and exchange gains and losses as well as translation gains and losses are reported in income and expense. Accordingly, exchange (losses) gains of $(2,464) and $351 for the years ended December 31, 1995 and 1996 have been included in income and expense.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

QUARTERLY FINANCIAL STATEMENTS

     The unaudited quarterly consolidated financial statements for the three months ended March 31, 1997 do not include all disclosures provided in the December 31, 1996 consolidated financial statements. These quarterly statements should be read in conjunction with the accompanying audited consolidated financial

         DESARROLLOS TURISTICOS BANCOMER, S.A. DE C.V. AND SUBSIDIARIES statements and the footnotes thereto. Results for the 1997 quarterly period are not necessarily indicative of the results to be expected for the year ending December 31, 1997. However, the accompanying consolidated financial statements for the three months ended March 31, 1997 reflect all adjustments which are, in the opinion of management, of a normal and recurring nature necessary for a fair presentation of the financial position results of operations of the Company. Unless otherwise stated, all information subsequent to December 31, 1996 is unaudited.

CONTRACTS RECEIVABLE AND CONCENTRATION OF CREDIT RISK

     Substantially all contracts receivable relate to sales of vacation ownership interests. While the Company does not obtain collateral for such contracts, the Company does not believe it has significant concentrations of credit risk in its contracts receivable because in the instance of uncollectibility of a contract, the Company retains the right to recover and resell the defaulted interval. Historically, the Company has been able to resell such intervals at prices in excess of the defaulted receivable balances.

     A significant portion of the Company's customers reside in Mexico and the Company intends to continue to conduct business in Mexico. All of the Company's sales offices are currently located in Mexico and any economic downturn in Mexico, which has a history of economic instability, could have a material adverse effect on the Company's business, results of operations and financial condition.

REVENUE RECOGNITION

     The Company sells shares of Class B stock in a majority-owned subsidiary to vacation ownership buyers. The rights associated with the Class B shares allow the buyers to use a specified type of accommodation (one-bedroom, two-bedroom, etc.) during a specified season at any of the Company's resorts on a first-come, first-serve basis annually for approximately thirty years. The sales price of such Class B shares is recognized under operating lease accounting and therefore, ratably over the thirty-year right to use period and the costs of selling the Class B shares, which include brokerage commissions, commissions to sales personnel, and marketing costs directly associated with successful sales, are deferred and recognized ratably over the right-to-use period.

     Interest income from contracts receivable is recognized when received.

     Maintenance fees are billed to Class B shareholders annually and recognized as earned over 12 months. Maintenance expenses are recognized when incurred.

     A provision for uncollectible contracts receivable is accrued for contracts which become more than 180 days past due. Deferred revenue related to contracts cancelled in any year subsequent to the year of sale is recognized to the extent of cumulative cash collections in excess of costs. Deferred costs are recognized in their entirety.

ADVERTISING EXPENSE

     Advertising costs, which include solicitations of prospective timeshare buyers, are expensed as incurred to the extent they cannot be directly associated with a successful sale of Class B shares to a timeshare buyer. Advertising expenses for the years 1995 and 1996 totaled $4,098, and $4,398, respectively, and are included in advertising, sales and marketing expenses.

2. CONTRACTS RECEIVABLE AND CREDIT LOSSES

     Contracts receivables are originated when vacation ownership buyers elect to finance their purchases through the Company. The Company requires a minimum 15% down payment; a majority of purchasers are citizens of the United States and Canada. Vacation ownership contracts receivable bear interest from 14% to

         DESARROLLOS TURISTICOS BANCOMER, S.A. DE C.V. AND SUBSIDIARIES

15% and are collected in monthly installments over periods ranging from 12 months to 7 years. Approximately 71% of timeshare contracts receivable were U.S. dollar-denominated at December 31, 1996.

     Changes in the allowance for uncollectible accounts for the years ended December 31 were as follows:

                                                               1995       1996
                                                              -------    -------
Balance at beginning of year................................  $ 6,710    $ 3,014
Provisions for uncollectible accounts.......................    1,242      2,895
Cancellations and write-offs of uncollectible accounts......   (4,938)    (4,134)
                                                              -------    -------
Balance at end of year......................................  $ 3,014    $ 1,775
                                                              =======    =======

     Because the Company collects non-refundable cash from vacation ownership buyers in excess of deferred profit, and because the Company has historically been able to resell vacation ownership intervals at prices in excess of canceled receivable balances, the Company does not provide for credit losses related to doubtful contracts.

3. IMPAIRMENT LOSS

     During the last quarter of 1994, management approved and committed to a plan to dispose of the hotel and timeshare assets of the Company. Based on the issuance of SFAS 121, Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed of, in March 1995, the Company concluded that the assets should be classified as held for sale and valued at the lower of cost or fair value less costs to sell. An impairment loss of $130,000 was recorded in December of 1994 to reflect the estimated sales proceeds less costs to sell. No depreciation expense was provided from the period from the adoption of the plan of disposal through March 31, 1997.

     The Company was the beneficiary of certain trusts established to retain title to beachfront property in accordance with Mexican law. The property held in trust consists of the real estate upon which the Company has constructed hotels and vacation ownership buildings in Cancun, Puerto Vallarta, and Cabo San Lucas. The trusts are for an original term of 33 years and expire from 2017 through 2023. The Trusts can be renewed for an additional thirty years.

4. INCOME TAXES

     The subsidiaries of the Company generally file separate Mexican income tax returns. Because operations of the Company and each of its subsidiaries have resulted in losses, only nominal amounts of income taxes have become payable.

     The Company pays the greater of its income tax liability or a tax on net assets. The amount of asset tax paid in excess of income taxes is available to reduce future income tax payments.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are deferred timeshare revenue and costs, inventories, and tax loss carryforwards.

         DESARROLLOS TURISTICOS BANCOMER, S.A. DE C.V. AND SUBSIDIARIES

     Net deferred tax assets at December 31, 1996 and 1995 are as follows:

                                                                1995        1996
                                                              ---------   ---------
Deferred costs..............................................  $  (3,500)  $  (5,200)
Inventories.................................................     (1,500)     (1,800)
Deferred revenue............................................     16,000      26,000
Net operating losses........................................    100,000      99,000
                                                              ---------   ---------
Net deferred taxes before valuation allowance...............    111,000     118,000
Valuation allowance.........................................   (111,000)   (118,000)
                                                              ---------   ---------
Net deferred tax assets.....................................  $      --   $      --
                                                              =========   =========

5. RELATED PARTY TRANSACTIONS

     The Company's shareholder is the principal owner or has substantial ownership interests in other entities with which the Company transacts business. The following table summarizes transactions with related parties:

                                                               1995       1996
                                                              -------    -------
Liabilities:
  Notes payable.............................................  $67,736    $119,016
  Accounts payable..........................................  $   340    $    --
  Interest payable..........................................  $ 1,168    $ 2,264
Expenses:
  Interest expense..........................................  $10,357    $ 8,287
  Lease expense.............................................  $   148    $   161
  Fees......................................................  $    --    $    --

6. COMMITMENTS

     Certain subsidiaries of the Company entered into an operation and administrative agreement with Westin Mexico, S.A. de C.V. ("Westin"), through December 2003. The Company believes it has the right to terminate the agreement pursuant to provisions related to change of control of Westin, but has not asserted that right. Under the agreement, the subsidiaries are obligated to pay certain cost and expense reimbursements related to promotion, marketing, reservations, and sales.

     Additionally, the subsidiaries are obligated to pay 0.9% of total operating revenues for technical services provided by Westin. Technical services expense was $867 and $367 for the years ended December 31, 1996 and 1995, respectively.

     Additionally, Westin is entitled to management fees based on a percentage of the total operating revenues of the hotels (ranging from 1% to 2% over the life of the contract), as well as additional fees for maintaining certain percentages related to gross margin operations (calculated as a percentage of total operating revenues and ranging from 2.5% to 6%). Management fees were $422 and $764 and gross margin fees were $281 and $437 for the years ended December 31, 1995 and 1996, respectively.

7. CONTINGENCIES

     The Company is subject to various claims arising in the ordinary course of business, and is a party to various legal proceedings which constitute litigation incidental to the Company's business. In the opinion of management, all such matters are either adequately covered by insurance or are not expected to have a material adverse effect on the Company.

         DESARROLLOS TURISTICOS BANCOMER, S.A. DE C.V. AND SUBSIDIARIES

8. SALE OF COMPANY

     On August 18, 1997, Bancomer sold its interest in the Company to Raintree Resorts International, Inc. (formerly Club Regina Resorts, Inc.). In connection with such sale, the Bancomer affiliate provided financing to Raintree Resorts International Inc.

9. DISCONTINUED OPERATIONS

     Contemporaneously with the acquisition of the Company, Raintree Resorts International, Inc. sold the hotel operations. Accordingly, the Company's hotel segment has been presented as discontinued operations in accordance with APB No. 30 for all periods presented.

     Information relating to the discontinued hotel operations for the years ended December 31, 1995 and 1996 and for the three months ended March 31, 1997 are as follows (in thousands):

                                                                                       THREE
                                                                                      MONTHS
                                                                                       ENDED
                                                                                     MARCH 31,
                                                               1995       1996         1997
                                                              -------    -------    -----------
                                                                                    (UNAUDITED)
Revenue:
  Rooms.....................................................  $20,937    $27,328     $ 10,387
  Food and beverage.........................................   10,884     13,606        4,856
  Other department..........................................    2,519      3,950        1,108
  Miscellaneous.............................................      536        178           35
                                                              -------    -------     --------
          Total revenues....................................   34,876     45,062       16,386
Expenses:
  Rooms.....................................................    3,995      4,904        1,456
  Food and beverage.........................................    6,499      7,547        2,420
  Other department..........................................    1,014      1,894          306
  Advertising, sales and marketing..........................    4,398      4,099          848
  General and administrative................................    5,971      7,340        1,717
  Maintenance...............................................    5,292      5,411        2,010
  Interest expense..........................................    6,473      5,179        1,687
  Other expense.............................................      888        830           38
                                                              -------    -------     --------
  Income before taxes.......................................      346      7,858        5,904
  Income taxes..............................................       --         --           --
  Other taxes...............................................    1,938      1,321          676
                                                              -------    -------     --------
          Net (loss) income.................................  $(1,592)   $ 6,537     $  5,228
                                                              =======    =======     ========

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Desarrollos Turisticos Bancomer, S.A. de C.V.
Mexico City

     We have audited the accompanying consolidated statements of operations and cash flows of Desarrollos Turisticos Bancomer, S.A. de C.V. and Subsidiaries (the "Company"), for the period January 1, 1997 through August 18, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated statements of operations and cash flows referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Desarrollos Turisticos Bancomer, S.A. de C.V. and Subsidiaries for the period from January 1, 1997 through August 18, 1997 in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP


Miami, Florida

March 20, 1998

         DESARROLLOS TURISTICOS BANCOMER, S.A. DE C.V. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                                                              JANUARY 1, 1997
                                                                  THROUGH
                                                              AUGUST 18, 1997
                                                              ----------------
Revenues:
Vacation interval sales.....................................      $ 31,479
Less: amounts deferred to future periods....................       (30,653)
Add: amounts recognized from prior sales....................         1,650
                                                                  --------
                                                                     2,476
                                                                  --------
Interest income on contracts receivable.....................         3,277
Rental of unsold units......................................         4,560
Maintenance fee income......................................         2,461
Other.......................................................         1,329
                                                                  --------
          Total revenue.....................................        14,103
Operating expenses:
  Commissions paid to salespeople...........................         5,512
  Less amounts deferred to future periods...................        (5,413)
  Add amounts recognized from prior sales...................           313
  Maintenance of unsold units...............................           110
                                                                  --------
          Total operating expenses, net.....................           522
                                                                  --------
Gross profit................................................        13,581
                                                                  --------
Advertising, sales, and marketing...........................         4,899
General and administrative..................................         4,504
Maintenance.................................................         4,559
Interest expense............................................         2,827
Exchange loss...............................................            74
                                                                  --------
          Loss from continuing operations before taxes......        (3,282)
Asset taxes.................................................
Other taxes.................................................         1,756
                                                                  --------
          Net loss from continuing operations...............        (5,038)
          Discontinued hotel operations.....................
          Net income of discontinued hotel operations (less
          tax expense of $2,938)............................         2,302
          Net loss..........................................      $ (2,736)
                                                                  ========

                            See accompanying notes.

         DESARROLLOS TURISTICOS BANCOMER, S.A. DE C.V. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                              JANUARY 1, 1997
                                                                  THROUGH
                                                              AUGUST 18, 1997
                                                              ----------------
OPERATING ACTIVITIES
Net loss....................................................      $ (2,736)
Adjustments to reconcile net loss to net cash provided by
  operating activities -- changes in operating assets and
  liabilities:
  Accounts receivable.......................................        (1,194)
  Contracts receivable......................................        (9,547)
  Inventory.................................................          (411)
  Taxes to be recovered.....................................           692
  Deferred costs............................................        (5,100)
  Other assets..............................................           (39)
  Accounts payable..........................................         2,075
  Reservations deposits.....................................         1,602
  Other liabilities.........................................            (6)
  Unearned deposits.........................................        (1,030)
  Deferred revenue..........................................        26,269
                                                                  --------
  Assets/liabilities of discontinued hotel operations,
     net....................................................        (1,338)
                                                                  --------
Net cash provided by operating activities...................         9,237
INVESTING ACTIVITIES
Acquisition of property, plant, and equipment...............          (849)
FINANCING ACTIVITIES
Proceeds from notes payable to related parties..............         1,727
Distribution to stockholders................................       (11,000)
                                                                  --------
Net cash used in financing activities.......................        (9,273)
                                                                  --------
Decrease in cash and cash equivalents.......................          (885)
Cash and cash equivalents at beginning of period............         2,563
                                                                  --------
Cash and cash equivalents at end of period..................      $  1,678
                                                                  ========
SUPPLEMENTAL DISCLOSURES
Interest paid...............................................      $  7,197
                                                                  ========
Income and asset taxes paid.................................      $  1,752
                                                                  ========
Non-cash financing activity:
  Conversion of debt to equity..............................      $120,743
                                                                  ========

                            See accompanying notes.

         DESARROLLOS TURISTICOS BANCOMER, S.A. DE C.V. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                AUGUST 18, 1997

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Prior to August 18, 1997, Desarrollos Turisticos Bancomer, S.A. de C.V. (the "Company"), was a wholly owned subsidiary of Bancomer, S.A. de C.V. ("Bancomer"), a Mexican banking and financial services institution. The Company owns and operates certain hospitality assets of Bancomer, which comprise primarily deluxe resort hotels and vacation ownership properties in Cancun, Puerto Vallarta, and Cabo San Lucas, Mexico. The Company's principal operations consist of (1) developing and acquiring hotel and vacation ownership resorts,
(2) marketing and selling vacation intervals at its resorts, (3) providing consumer financing for the purchase of vacation intervals at its resorts, and
(4) managing the operations of its resorts.

     The consolidated financial statements include the accounts of Desarrollos Turisticos Bancomer, S.A. de C.V., and all of its majority owned subsidiaries, which are listed below:

          Club Regina, S.A. de C.V.

          Servicios Turisticos Integrales Cobamex, S.A. de C.V.

          Corporacion Habitacional Mexicana, S.A. de C.V.

          Corporacion Mexitur, S.A. de C.V.

          Promotora y Desarrolladora Pacifico, S.A. de C.V.

          Promotora Turistica Nizuc, S.A. de C.V.

          Desarrollos Turisticos Integrales Cabo San Lucas, S.A. de C.V.

          Desarrollos Turisticos Integrales de Cozumel, S.A. de C.V.

     All significant intercompany balances and transactions have been eliminated.

TRANSLATION OF FOREIGN CURRENCY

     The Company maintains its accounting records and prepares its financial statements for domestic purposes in Mexican pesos. The balance sheet accounts of the Mexican subsidiaries have been remeasured into U.S. dollars in accordance with Statement of Financial Accounting Standards (SFAS) No. 52, Foreign Currency Translation. The Company's stated sales prices are dollar denominated as are a significant amount of its Vacation Interval contracts receivable. Additionally, the Company's debt is US Dollar denominated. Accordingly, the Mexican Pesos are translated to US Dollars for financial reporting purposes in using the US Dollar as the functional currency and exchange gains and losses as well as translation gains and losses are reported in income and expense.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONTRACTS RECEIVABLE AND CONCENTRATION OF CREDIT RISK

     Substantially all contracts receivable relate to sales of vacation ownership interests. While the Company does not obtain collateral for such contracts, the Company does not believe it has significant concentrations of credit risk in its contracts receivable because in the instance of uncollectibility of a contract, the Company

         DESARROLLOS TURISTICOS BANCOMER, S.A. DE C.V. AND SUBSIDIARIES retains the right to recover and resell the defaulted interval. Historically, the Company has been able to resell such intervals at prices in excess of the defaulted receivable balances.

     A significant portion of the Company's customers reside in Mexico and the Company intends to continue to conduct business in Mexico. All of the Company's sales offices are currently located in Mexico and any economic downturn in Mexico, which has a history of economic instability, could have a material adverse effect on the Company's business, results of operations and financial condition.

REVENUE RECOGNITION

  Revenue

     The Company sells shares of Class B stock in a majority-owned subsidiary to vacation ownership buyers. The rights associated with the Class B shares allow the buyers to use a specified type of accommodation (one-bedroom, two-bedroom, etc.) during a specified season at any of the Company's resorts on a first-come, first-serve basis annually for approximately thirty years. The sales price of such Class B shares is recognized under operating lease accounting and therefore ratably over the thirty-year right to use period and the costs of selling the Class B shares, which include brokerage commissions, commissions to sales personnel, and marketing costs directly associated with successful sales, are deferred and recognized ratably over the right-to-use period.

     Interest income from contracts receivable is recognized when received.

     Maintenance fees are billed to Class B shareholders annually and recognized as earned over 12 months. Maintenance expenses are recognized when incurred.

     A provision for uncollectible contracts receivable is accrued for contracts which become more than 180 days past due. Deferred revenue related to contracts cancelled in any year subsequent to the year of sale is recognized to the extent of cumulative cash collections in excess of costs. Deferred costs are recognized in their entirety.

ADVERTISING EXPENSE

     Advertising costs, which include solicitations of prospective timeshare buyers, are expensed as incurred to the extent they cannot be directly associated with a successful sale of Class B shares to a timeshare buyer. Advertising expenses in the period January 1, 1997 through August 18, 1997 totaled $2,965, and are included in advertising, sales and marketing expenses.

2. CONTRACTS RECEIVABLE AND CREDIT LOSSES

     Vacation ownership contracts receivables are originated when vacation ownership buyers elect to finance their purchases through the Company. The Company requires a minimum 15% down payment; a majority of purchasers are citizens of the United States and Canada. Vacation ownership contracts receivable bear interest from 14% to 15% and are collected in monthly installments over periods ranging from 12 months to 7 years. Approximately 66% of timeshare contracts receivable were U.S. dollar-denominated at August 18, 1997.

     Because the Company collects non-refundable cash from vacation ownership buyers in excess of deferred profit, and because the Company has historically been able to resell vacation ownership intervals at prices in excess of canceled receivable balances, the Company does not provide for credit losses related to doubtful contracts.

         DESARROLLOS TURISTICOS BANCOMER, S.A. DE C.V. AND SUBSIDIARIES

3. RELATED IMPAIRMENT LOSS

     During the last quarter of 1994, management approved and committed to a plan to dispose of the hotel and timeshare assets of the Company. Based on the issuance of SFAS 121, Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed of, in March 1995, the Company concluded that the assets should be classified as held for sale and valued at the lower of cost or fair value less costs to sell. An impairment loss of $130,000 was recorded in December of 1994 to reflect the estimated sales proceeds less costs to sell. No depreciation expense was provided from the period from the adoption of the plan of disposal through the date of sale.

4. INCOME TAXES

     The subsidiaries of the Company generally file separate Mexican income tax returns. Because operations of the Company and each of its subsidiaries have resulted in losses, only nominal amounts of income taxes have become payable.

     The Company pays the greater of its income tax liability or a tax on net assets. The amount of asset tax paid in excess of income taxes is available to reduce future income tax payments.

5. RELATED PARTY TRANSACTIONS

     The Company's shareholder is the principal owner or has substantial ownership interests in other entities with which the Company transacts business. The following table summarizes transactions with related parties for the period January 1, 1997 through August 18, 1997:

Expenses for the period:
  Interest expense..........................................  $  7,539
  Lease expense.............................................  $    244

6. COMMITMENTS

     Certain subsidiaries of the Company entered into an operation and administrative agreement with Westin Mexico, S.A. de C.V. ("Westin"), through December 2003. The Company believes it has the right to terminate the agreement pursuant to provisions related to change of control of Westin, but has not asserted that right. Under the agreement, the subsidiaries are obligated to pay certain cost and expense reimbursements related to promotion, marketing, reservations, and sales.

     Additionally, the subsidiaries are obligated to pay 0.9% of total operating revenues for technical services provided by Westin. Technical services expense was $1,564 for the period.

     Additionally, Westin is entitled to management fees based on a percentage of the total operating revenues of the hotels (ranging from 1% to 2% over the life of the contract), as well as additional fees for maintaining certain percentages related to gross margin operations (calculated as a percentage of total operating revenues and ranging from 2.5% to 6%). Management fees were $756 and gross margin fees were $1,564 for the period, respectively.

7. CONTINGENCIES

     The Company is subject to various claims arising in the ordinary course of business, and is a party to various legal proceedings which constitute litigation incidental to the Company's business. In the opinion of management, all such matters are either adequately covered by insurance or are not expected to have a material adverse effect on the Company.

         DESARROLLOS TURISTICOS BANCOMER, S.A. DE C.V. AND SUBSIDIARIES

8. SALE OF COMPANY

     On the close of business on August 18, 1997, Bancomer sold its interest in the Company to Raintree Resorts International, Inc. (formerly Club Regina Resorts, Inc.) In connection with such sale, the Bancomer affiliate provided financing to Raintree Resorts International.

9. DISCONTINUED OPERATIONS

     Contemporaneously with the acquisition of the Company, Raintree Resorts International, Inc. (formerly Club Regina Resorts, Inc.) sold the hotel operations. Accordingly, the Company's hotel segment has been presented as discontinued operations in accordance with APB No. 30 for all periods presented.

     Information relating to the discontinued hotel operations for the seven and one half month period ended August 18, 1997 are as follows:

Revenues:
  Rooms.....................................................  $ 20,832
  Food and beverage.........................................    11,342
  Other department..........................................     2,297
  Miscellaneous.............................................       242
                                                              --------
          Total revenues....................................    34,713
Expenses:
  Rooms.....................................................     2,952
  Food and beverage.........................................     6,068
  Other department..........................................       746
  Advertising, sales and marketing..........................     2,964
  General and administrative................................     6,311
  Maintenance...............................................     4,818
  Interest expense..........................................     4,712
  Other expense.............................................       819
  Exchange loss.............................................        83
                                                              --------
  Income before taxes.......................................     5,240
  Income taxes..............................................
  Other taxes...............................................     2,938
                                                              --------
          Net income........................................  $  2,302
                                                              ========

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE ISSUERS OR THE INITIAL PURCHASER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE ISSUERS SINCE SUCH DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                           PAGE
                                           ----
Available Information....................   iii
Enforceability of Civil or Criminal
  Liabilities............................    iv
Summary..................................     1
Risk Factors.............................    20
Exchange Rates...........................    32
Private Placement........................    33
Use of Proceeds..........................    33
Capitalization...........................    34
Unaudited Pro Forma Financial Data.......    35
Selected Combined Historical Financial
  Data...................................    37
Historical Financial Data................    40
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations.............................    43
Business.................................    55
Management...............................    70
Certain Transactions.....................    76
Principal Stockholders...................    78
The Exchange Offer.......................    79
Description of Notes.....................    86
Book-Entry; Delivery and Form............   114
Transfer Restrictions on Outstanding
  Notes..................................   116
Description of Other Debt................   118
Description of Capital Stock and
  Warrants...............................   118
Taxation.................................   125
Legal Matters............................   132
Experts..................................   132
Index to Financial Statements............   F-1

                                  $100,000,000
                 13% REDEEMABLE SERIES B SENIOR NOTES DUE 2004

                                RAINTREE RESORTS
                              INTERNATIONAL, INC.

                              CR RESORTS CAPITAL,
                              S. DE R. L. DE C. V.
                              --------------------

                                   PROSPECTUS
                              --------------------
                                           , 1998

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company is empowered by Section 78.751 of the Nevada General Corporation Law (the "NGCL"), subject to the procedures and limitations stated therein, to indemnify any person who was or is a party or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director or officer, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In accordance with Section 78.751, the Company must indemnify a director or officer to the extent that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under the articles of incorporation, or any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The bylaws of the Company provide for indemnification by the Company of its directors and officers to the fullest extent permitted by the NGCL. In addition, the Company has provided in its Articles of Incorporation that, to the fullest extent permitted by applicable law, no director or officer shall be personally liable to the Company or stockholder for damages for breach of fiduciary duty as a director or officer, except for act or omissions that involve intentional misconduct, fraud, or a knowing violation of law or the payment of dividends in violation of Section 78.300 of the NGCL.

     The Company intends to obtain an insurance policy providing for indemnification of officers and directors of the Company and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions. The Company has entered into separate indemnification agreements with each of its directors which may require the Company, among other things, to indemnify such directors against certain liabilities that may arise by reason of their status or service as directors to the maximum extent permitted under Nevada law.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits:

     The following instruments and documents are included as Exhibits to this Registration Statement.

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
          1.1*           -- Purchase Agreement, dated November 26, 1997, among the
                            Issuers and the Initial Purchaser.
          3.1*           -- Amended and Restated Articles of Incorporation of
                            Raintree Resorts International, Inc., formerly known as
                            Club Regina Resorts, Inc. ("RRI US"), dated August 12,
                            1997.
          3.2*           -- Articles of Incorporation of C.R. Resorts Capital, S. de
                            R.L. de C.V., dated August 11, 1997 (English Translation
                            which includes by-laws).
          3.3*           -- By-Laws of Raintree Resorts International, Inc., formerly known as Club Regina Resorts, Inc., effective April 15,
                            1997.
          3.4*           -- Certificate of Designations of Class A Redeemable
                            Convertible Preferred Stock of RRI US.

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
          3.5*           -- Certificate of Amendment to the Amended and Restated
                            Articles of Incorporation of Club Regina Resorts, Inc.,
                            changing the name to Raintree Resorts International,
                            Inc., dated May 12, 1998.
          4.1*           -- Indenture (including Forms of Registered Note and
                            Outstanding Note), dated December 5, 1997, among the
                            Issuers and IBJ Schroder Bank & Trust Company.
          4.2*           -- Series B Warrant Agreement (including form of warrant), dated December 5, 1997, between RRI US and Jefferies &
                            Company, Inc. (Initial Purchaser).
          4.3*           -- Warrant Agreement (including form of warrant), dated
                            December 5, 1997, between RRI US and the Warrant Agent.
          5.1*           -- Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
          5.2*           -- Opinion of Santamarina y Steta, S.C.
          8.1(           -- Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
          8.2(           -- Opinion of Santamarina y Steta, S.C.
         10.1*           -- Second Amended and Restated Stock Purchase Agreement,
                            dated August 18, 1997, by and among Bancomer, RRI US,
                            Desarrollos Turisticos Bancomer, S.A. de C.V. and CR
                            Hotel Acquisition Company, L.L.C.
         10.2*           -- Cross Indemnity Agreement, dated August 18, 1997 by and among Bancomer, RRI US and others named therein.
         10.3*           -- Post-Closing Agreement, dated August 19 ,1997, by and
                            among Bancomer, RRI US and others named therein.
         10.4*           -- Asset Management Agreement, dated August 18, 1997, by and among Starwood Lodging Corporation and RRI US.
         10.5*           -- Form of Operating Agreement by and among Starwood and
                            subsidiaries of RRI US (English translation).
         10.6*           -- Warrant Shares Registration Rights Agreement, dated
                            December 5, 1997, between RRI US and the Initial
                            Purchaser.
         10.7*           -- A/B Exchange Registration Rights Agreement, dated
                            December 5, 1997, among the Issuers and the Initial
                            Purchaser.
         10.8*           -- Series B Warrant Registration Rights Agreement, dated
                            December 5, 1997, between RRI US and the Initial
                            Purchaser.
         10.9*           -- 1997 Non-Employee Directors' Stock Option Plan.
         10.10*          -- Form of Indemnity Agreement.
         10.11*          -- Form of Registration Rights Agreement, by and among RRI
                            US and stockholders of RRI US.
         10.12*          -- Form of Shareholders Agreement, by and among RRI US and stockholders of RRI US.
         10.13*          -- 1997 Long-Term Incentive Plan.
         10.14*          -- Tax Allocation Agreement dated August 18, 1997, by and
                            among Starwood Lodging Corporation and RRI US.
         10.15*          -- Agreement dated May 20, 1996 by and among Starwood
                            Capital Group, L.L.C., RRI US and Raintree Capital
                            Company, LLC.
         10.16*          -- Agreement dated May 20, 1996 by and among SLT Realty
                            Limited Partnership, RRI US and Raintree Capital Company,
                            LLC.
         12.1*           -- Statements re Computation of Ratios.

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
         21.1*           -- List of Subsidiaries of RRI US.
         23.1*           -- Consent of Akin, Gump (included in Exhibit 5.1).
         23.2*           -- Consent of Santamarina y Steta, S.C. (included in Exhibit
                            5.2).
         23.3(           -- Consent of Ernst & Young LLP.
         25.1*           -- Statement of Eligibility and Qualification on Form T-1
                            under the Trust Indenture Act of 1939, made by the
                            Trustee under the Indenture.
         25.2*           -- Report of Financial Condition of Trustee (included as
                            Exhibit T-1.6 to Statement of Eligibility filed as
                            Exhibit -- 25.1).
         27.1*           -- Financial Data Schedule.
         99.1*           -- Form of Letter of Transmittal for Exchange Offer.


---------------

* previously filed

( filed herewith

(b) Financial Statement Schedules:

     None. All Schedules are omitted because the required information is not present in amounts sufficient to require submission of the Schedule or because the information required is included in the financial statements or notes thereto.

ITEM 22. UNDERTAKINGS

     A. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     B. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     C. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrants have duly caused this Registration Statement or Amendment to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on July 2, 1998.


                                          RAINTREE RESORTS INTERNATIONAL, INC.

                                          By:      /s/ DOUGLAS Y. BECH
                                            ------------------------------------
                                                      Douglas Y. Bech
                                                          Chairman

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or Amendment has been signed by the following persons in the capacities and on the dates indicated.


                      SIGNATURE                                       TITLE                    DATE
                      ---------                                       -----                    ----

                 /s/ DOUGLAS Y. BECH                     Chairman (principal executive      July 2, 1998
-----------------------------------------------------      officer)
                   Douglas Y. Bech

                          *                              President and Chief Operating      July 2, 1998
-----------------------------------------------------      Officer
                    John McCarthy

                          *                              Senior Vice President -- Finance   July 2, 1998
-----------------------------------------------------      and Accounting (principal
               George Stroesenreuther                      accounting officer)

                          *                              Director                           July 2, 1998
-----------------------------------------------------
                 Christopher Allick

                          *                              Director                           July 2, 1998
-----------------------------------------------------
                   Christel DeHaan

                          *                              Director                           July 2, 1998
-----------------------------------------------------
                    Walker Harman

                          *                              Director                           July 2, 1998
-----------------------------------------------------
                   Merrick Kleeman

                          *                              Director                           July 2, 1998
-----------------------------------------------------
                    Thomas Powers

              *By: /s/ DOUGLAS Y. BECH
  -------------------------------------------------
                  (Douglas Y. Bech)
      (Attorney-in-fact for persons indicated)

                                            CR RESORTS CAPITAL, S. DE R.L. DE
                                            C.V.

                                            By:     /s/ DOUGLAS Y. BECH
                                              ----------------------------------
                                                  Douglas Y. Bech, Secretary

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or Amendment has been signed by the following persons in the capacities and on the dates indicated.


                      SIGNATURE                                      TITLE                    DATE
                      ---------                                      -----                    ----

                          *                            Chairman of the Board of Managers  July 2, 1998
-----------------------------------------------------    (principal executive officer)
                    John McCarthy

                 /s/ DOUGLAS Y. BECH                   Secretary and Manager              July 2, 1998
-----------------------------------------------------
                   Douglas Y. Bech

                          *                            Senior Vice President -- Finance   July 2, 1998
-----------------------------------------------------    and Accounting (principal
               George Stroesenreuther                    accounting officer)

              *By: /s/ DOUGLAS Y. BECH
  -------------------------------------------------
                  (Douglas Y. Bech)
      (Attorney-in-fact for persons indicated)

                                 EXHIBIT INDEX


        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
          1.1*           -- Purchase Agreement, dated November 26, 1997, among the
                            Issuers and the Initial Purchaser.
          3.1*           -- Amended and Restated Articles of Incorporation of
                            Raintree Resorts International, Inc., formerly known as
                            Club Regina Resorts, Inc. ("RRI US"), dated August 12,
                            1997.
          3.2*           -- Articles of Incorporation of CR Resorts Capital, S. de
                            R.L. de C.V., dated August 11, 1997 (English Translation
                            which includes by-laws).
          3.3*           -- By-Laws of Raintree Resorts International, Inc. formerly known as Club Regina Resorts, Inc., effective April 15,
                            1997.
          3.4*           -- Certificate of Designations of Class A Redeemable
                            Convertible Preferred Stock of RRI US.
          3.5*           -- Certificate of Amendment to the Amended and Restated
                            Articles of Incorporation of Club Regina Resorts, Inc.,
                            changing the name to Raintree Resorts International,
                            Inc., dated May 12, 1998.
          4.1*           -- Indenture (including Forms of Registered Note and
                            Outstanding Note), dated December 5, 1997, among the
                            Issuers and IBJ Schroder Bank & Trust Company.
          4.2*           -- Series B Warrant Agreement (including form of warrant), dated December 5, 1997, between RRI US and Jefferies &
                            Company, Inc. (Initial Purchaser).
          4.3*           -- Warrant Agreement (including form of warrant), dated
                            December 5, 1997, between RRI US and the Warrant Agent.
          5.1*           -- Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
          5.2*           -- Opinion of Santamarina y Steta, S.C.
          8.1(           -- Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
          8.2(           -- Opinion of Santamarina y Steta, S.C.
         10.1*           -- Second Amended and Restated Stock Purchase Agreement,
                            dated August 18, 1997, by and among Bancomer, RRI US,
                            Desarrollos Turisticos Bancomer, S.A. de C.V. and CR
                            Hotel Acquisition Company, L.L.C.
         10.2*           -- Cross Indemnity Agreement, dated August 18, 1997 by and among Bancomer, RRI US and others named therein.
         10.3*           -- Post-Closing Agreement, dated August 19 ,1997, by and
                            among Bancomer, RRI US and others named therein.
         10.4*           -- Asset Management Agreement, dated August 18, 1997, by and among Starwood Lodging Corporation and RRI US.
         10.5*           -- Form of Operating Agreement by and among Starwood and
                            subsidiaries of RRI US (English translation).
         10.6*           -- Warrant Shares Registration Rights Agreement, dated
                            December 5, 1997, between RRI US and the Initial
                            Purchaser.
         10.7*           -- A/B Exchange Registration Rights Agreement, dated
                            December 5, 1997, among the Issuers and the Initial
                            Purchaser.
         10.8*           -- Series B Warrant Registration Rights Agreement, dated
                            December 5, 1997, between RRI US and the Initial
                            Purchaser.
         10.9*           -- 1997 Non-Employee Directors' Stock Option Plan.
         10.10*          -- Form of Indemnity Agreement.

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
         10.11*          -- Form of Registration Rights Agreement, by and among RRI
                            US and stockholders of RRI US.
         10.12*          -- Form of Shareholders Agreement, by and among RRI US and stockholders of RRI US.
         10.13*          -- 1997 Long-Term Incentive Plan.
         10.14*          -- Tax Allocation Agreement dated August 18, 1997, by and
                            among Starwood Lodging Corporation and RRI US.
         10.15*          -- Agreement dated May 20, 1996 by and among Starwood
                            Capital Group, L.L.C., RRI US and Raintree Capital
                            Company, LLC.
         10.16*          -- Agreement dated May 20, 1996 by and among SLT Realty
                            Limited Partnership, RRI US and Raintree Capital Company,
                            LLC.
         12.1*           -- Statements re Computation of Ratios.
         21.1*           -- List of Subsidiaries of RRI US.
         23.1*           -- Consent of Akin, Gump (included in Exhibit 5.1).
         23.2*           -- Consent of Santamarina y Steta, S.C. (included in Exhibit
                            5.2).
         23.3(           -- Consent of Ernst & Young LLP.
         25.1*           -- Statement of Eligibility and Qualification on Form T-1
                            under the Trust Indenture Act of 1939, made by the
                            Trustee under the Indenture.
         25.2*           -- Report of Financial Condition of Trustee (included as
                            Exhibit T-1.6 to Statement of Eligibility filed as
                            Exhibit -- 25.1).
         27.1*           -- Financial Data Schedule.
         99.1*           -- Form of Letter of Transmittal for Exchange Offer.


---------------

* previously filed

( filed herewith